Exhibit 10.21
Execution Version
BT Triple Crown Merger Co., Inc.
(to be merged with and into
Clear Channel Communications, Inc.)
$980,000,000
10.75% Senior Cash Pay Notes due 2016
$1,330,000,000
11.00%/11.75% Senior Toggle Notes due 2016
PURCHASE AGREEMENT
May 13, 2008
DEUTSCHE BANK SECURITIES INC.
MORGAN STANLEY & CO. INCORPORATED
CITIGROUP GLOBAL MARKETS INC.
CREDIT SUISSE SECURITIES (USA) LLC
GREENWICH CAPITAL MARKETS, INC.
WACHOVIA CAPITAL MARKETS, LLC
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005
Ladies and Gentlemen:
          BT Triple Crown Merger Co., Inc., a Delaware corporation (“Merger Sub”), proposes to sell to the several parties named in Schedule I hereto (each an “Initial Purchaser” and together, the “Initial Purchasers”) $980,000,000 aggregate principal amount of its 10.75% senior cash pay notes due 2016 (the “Senior Cash Pay Notes”) and $1,330,000,000 aggregate principal amount of its 11.00%/11.75% senior toggle notes due 2016 (the “Senior Toggle Notes” and, together with the Senior Cash Pay Notes, the “Notes”). The Notes will be issued by Clear Channel Communications, Inc., a Texas corporation (the “Company”), pursuant to an indenture (the “Indenture”), to be dated as of the Closing Date (as defined below), containing the terms set forth in the “Description of Notes” attached as Exhibit A hereto (and such other provisions substantially in the form of the Indenture, dated as of October 26, 2006, among West Corporation, the guarantors signatory thereto and The Bank of New York, the Indenture, dated as of October 31, 2006, among Michaels Stores, Inc., the guarantors signatory thereto and Wells Fargo Bank, National Association, or otherwise usual and customary in recent high yield indentures for the sponsors of the portfolio companies under those indentures (the “Sponsors”), in each case, as determined by

Merger Sub in its sole judgment), among the Company, Law Debenture Trust Company of New York, as trustee (the “Trustee”), and Deutsche Bank Trust Company Americas, as paying agent and registrar (“Paying Agent”), or such other Trustee and/or Paying Agent as may be selected by the Company.
          The Notes will be initially guaranteed (the “Guarantees” and, together with the Notes, the “Securities”) by each of the wholly-owned domestic subsidiaries of the Company which are guarantors under the Senior Secured Credit Facilities (collectively, the “Guarantors”) on an unsecured basis and will be subordinated only to the Guarantors’ guarantees under the Senior Secured Credit Facilities. The Securities will be offered and sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Act”), in reliance on exemptions therefrom.
          The Securities are being issued and sold as part of the financing necessary to effect the Transactions (as defined below), including the merger (the “Merger”) of Merger Sub with and into the Company, with the Company as the surviving entity. The Merger will be effected pursuant to an agreement and plan of merger (the “Merger Agreement”), dated as of November 16, 2006, as amended on April 18, 2007, May 17, 2007 and the date hereof, among Merger Sub, B Triple Crown Finco, LLC, a Delaware limited liability company, T Triple Crown Finco, LLC, a Delaware limited liability company, CC Media Holdings, Inc. (formerly known as BT Triple Crown Capital Holdings III, Inc.), a Delaware corporation, and the Company. For the purposes of this Agreement, the term “Transactions” has the same meaning given to such term in the Senior Secured Credit Agreements.
          Substantially concurrently with the consummation of the Merger, the Company shall become party to this Purchase Agreement (this “Agreement”) pursuant to a joinder agreement substantially in the form of the joinder agreement attached as Annex A hereto (the “Joinder Agreement”). The representations, warranties and agreements of the Company shall become effective on and as of the Merger, and the representations, warranties and agreements of the Guarantors shall become effective on and as of the execution by the Guarantors of a joinder to this Agreement, substantially in the form of the Joinder Agreement (but if specified to be given as of a prior specified date, shall be given as of such date). Certain other terms used herein are defined in Section 16 hereof.
          1. Representations and Warranties. As of the date hereof, Merger Sub, the Company and the Guarantors jointly and severally represent and warrant to each of the Initial Purchasers as follows (in the case of any representation or warranty made by Merger Sub regarding the Company or any Guarantor, any such representation or warranty shall be to the knowledge of Merger Sub, and in the case of any representation or warranty made by the Company and the Guarantors regarding Merger Sub, any such representation or warranty shall be to the knowledge of the Company and such Guarantors; capitalized terms used in this Section 1 and not otherwise defined in this Agreement shall have the meanings assigned thereto in the Senior Secured Credit Agreements):
     (a) Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 4 and their compliance with the agreements set forth therein, none of Merger Sub, the Company, any Guarantor, nor any of their respective subsidiaries or their respective Affiliates, nor any person acting on their behalf, has, directly or indirectly, made offers or sales of, or solicited offers to buy, any security under circumstances that would require the registration of the Securities under the Act.
     (b) Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 4 and their compliance with the agreements set forth therein, none of Merger Sub, the Company, any Guarantor, nor any of their respective subsidiaries nor any of their respective Affiliates, nor any person acting on their behalf, has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities or (ii) engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and Merger Sub, the Company and the Guarantors and each of their respective subsidiaries and each of their respective Affiliates and each person acting on their behalf has complied with the offering restrictions requirement of Regulation S. Any sale of the Securities by Merger Sub pursuant to Regulation S is not part of a plan or scheme to evade the registration provisions of the Act.
     (c) The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.
     (d) Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 4 and their compliance with the agreements set forth therein, no registration of the Securities under the Act is required for the offer and sale of the Securities to the Initial Purchasers or by the Initial Purchasers to the initial purchasers therefrom, in each case in the manner contemplated herein, and it is not necessary to qualify the Indenture under the Trust Indenture Act. The Indenture, as of the Closing Date, will conform in all material respects to the requirements of the Trust Indenture Act.
     (e) None of Merger Sub, the Company, any Guarantor or any of their respective subsidiaries is or, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as contemplated by the Merger Agreement, will be an “investment company” as defined in the Investment Company Act and the rules and regulations promulgated thereunder.
     (f) None of Merger Sub, the Company, any Guarantor or any of their respective subsidiaries has paid or agreed to pay to any person any compensation for soliciting another to purchase any Securities (except as contemplated in this Agreement).
     (g) None of Merger Sub, the Company, any Guarantor nor any of their respective subsidiaries or their respective Affiliates has taken or will take, directly or indirectly, any action designed to or that has constituted or that would reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of Merger Sub or the Company or any of their respective subsidiaries to facilitate the sale or resale of the Securities.

     (h) None of Merger Sub, the Company or any Guarantor is engaged nor will it engage principally in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any issuance of Securities will be used for any purpose that violates Regulation U.
          Any certificate signed by any officer of Merger Sub, the Company or the Guarantors and delivered to the Initial Purchasers or counsel for the Initial Purchasers in connection with the offering of the Securities and, when issued, the Guarantees shall be deemed a joint and several representation and warranty by each of Merger Sub, the Company and the Guarantors as to matters covered thereby, to each Initial Purchaser.
          2. Purchase and Sale. Merger Sub (subject to the terms and conditions and in reliance upon the representations and warranties herein set forth) agrees to issue and sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from Merger Sub, at a purchase price of (A) 98.0% of the principal amount thereof, the principal amount of Senior Cash Pay Notes set forth opposite such Initial Purchaser’s name in Schedule I hereto and (B) 98.0% of the principal amount thereof, the principal amount of Senior Toggle Notes set forth opposite such Initial Purchaser’s name in Schedule I hereto.
          3. Delivery and Payment. Delivery of and payment for the Securities shall be made at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York 10036, on the date on which the conditions set forth in Section 6 of this Agreement are satisfied, which date and time may be postponed by agreement between the Initial Purchasers and Merger Sub (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). Delivery of the Senior Cash Pay Notes and the Senior Toggle Notes shall be made to the Initial Purchasers for the respective accounts of the several Initial Purchasers against payment by the several Initial Purchasers through the Initial Purchasers of the purchase price thereof in accordance with the Settlement Agreement, or if the Settlement Agreement does not specify payment instructions for the Senior Cash Pay Notes and Senior Toggle Notes, upon the order of Merger Sub or the Company. Delivery of the Senior Cash Pay Notes and the Senior Toggle Notes shall be made through the facilities of The Depository Trust Company unless the Initial Purchasers shall otherwise instruct.
          4. Offering by Initial Purchasers.
          (a) Each Initial Purchaser acknowledges that the Securities have not been and will not be registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.
          (b) Each Initial Purchaser, severally and not jointly, represents and warrants to and agrees with Merger Sub and the Company that:
     (i) it has not offered or sold, and will not offer or sell, any Securities within the United States or to, or for the account or benefit of, U.S. persons (x) as part of their distribution at any time or (y) otherwise until 40 days after the later of the commencement of the offering and the Closing Date except:
          (A) to those persons whom it reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Act) or if any such person is buying for one or more institutional accounts for which such person is acting as a fiduciary or agent, only when such person has represented to it that each such account is a qualified institutional buyer to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A and, in each case, in transactions in accordance with Rule 144A or
          (B) in accordance with Rule 903 of Regulation S;
     (ii) neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States or in any manner involving a public offering within the meaning of Section 4(2) of the Act;
     (iii) in connection with each sale pursuant to Section 4(b)(i)(A), it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale is being made in reliance on Rule 144A;
     (iv) neither it, nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities;
     (v) it has not entered and will not enter into any contractual arrangement with any distributor (within the meaning of Regulation S) with respect to the distribution of the Securities, except with its Affiliates or with the prior written consent of Merger Sub;
     (vi) it and its Affiliates and any person acting on its behalf have complied and will comply with the offering restrictions requirement of Regulation S;
     (vii) at or prior to the confirmation of sale of Securities sold in reliance of Regulation S (other than a sale of Securities pursuant to Section 4(b)(i)(A) of this Agreement), it shall have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period (within the meaning of Regulation S) a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the date of closing of the offering, except in either case in accordance with

Regulation S or Rule 144A under the Act. Terms used in this paragraph have the meanings given to them by Regulation S”; and
     (viii) it is an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D).
          5. Agreements. Merger Sub and, after the Closing Date, the Company and the Guarantors, jointly and severally agree, in each case, with each Initial Purchaser as follows:
     (a) Within five Business Days following the Closing Date, the Company and each of the Guarantors will use commercially reasonable efforts to enter into a Registration Rights Agreement with the Initial Purchasers substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”).
     (b) Within five Business Days following the Closing Date (unless otherwise agreed to by each of the Guarantors, the Company and the Initial Purchasers), the Company and each of the Guarantors will use commercially reasonable efforts to deliver opinions and advice letters, as the case may be, of (i) Ropes & Gray LLP, counsel for Merger Sub, the Company and those Guarantors organized or incorporated in the state of Delaware, California and Massachusetts, substantially in the form of Exhibit C hereto, (ii) Texas counsel to the Company and Guarantors, substantially in the form of Exhibit D hereto, (iii) Colorado counsel to the Guarantors, substantially in the form of Exhibit E hereto, (iv) Florida and New Jersey counsel to the Guarantors, substantially in the form of Exhibit F hereto, (v) Nevada counsel to the Guarantors, substantially in the form of Exhibit G hereto, (vi) Colorado counsel to the Guarantors, substantially in the form of Exhibit H hereto, (vii) Washington counsel to the Guarantors, substantially in the form of Exhibit I hereto, and (viii) special regulatory counsel to the Company, substantially in the form of Exhibit J hereto and, in each case, with appropriate modifications to reflect the structure and terms of the Transactions; provided that it is understood by the parties that the drafts are subject to change should the Company or Merger Sub elect to engage local or FCC counsel which differ from those set forth on Exhibit D through J.
     (c) Within five Business Days following the Closing Date (unless otherwise agreed to by each of the Guarantors and the Initial Purchasers), each of the Guarantors shall have entered into the Joinder Agreement, and the Initial Purchasers shall have received counterparts, conformed as executed, thereof.
     (d) Within five Business Days following the Closing Date (unless otherwise agreed to by each of the Guarantors and the Initial Purchasers), each of the Guarantors shall have entered into a supplemental indenture to the Indenture, and the Initial Purchasers shall have received counterparts, conformed as executed, thereof.
     (e) During the period from the Closing Date until two years after the Closing Date, the Company will not, and will not permit any of its Affiliates to, resell any Securities that have been acquired by any of them except for Securities resold in a transaction registered under the Act.

     (f) Merger Sub and any person acting on its behalf will not, and up to the Closing Date, Merger Sub will use its commercially reasonable efforts to cause the Company and the Guarantors not to, make offers or sales of any security (as defined in the Act), or solicit offers to buy any security, under circumstances that could be integrated with the sale of the Securities in a manner that would reasonably be expected to require the registration of the Securities under the Act.
     (g) Except in connection with the Exchange Offer (as defined in the Registration Rights Agreement) or the Shelf Registration Statement (as defined in the Registration Rights Agreement), Merger Sub, the Company, the Guarantors and any person acting on their behalf will not engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States.
     (h) So long as any of the Securities are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, Merger Sub, the Company, the Guarantors and their respective subsidiaries will, unless they become subject to and comply with Section 13 or 15(d) of the Exchange Act or file the periodic reports contemplated by such provisions pursuant to the terms of the Indenture, provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act (it being acknowledged and agreed that, prior to the first date on which information is required to be provided under the Indenture, the information of the type and scope contained in the Draft Offering Memorandum (as defined in Section 15 hereof) is sufficient for this purpose). This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.
     (i) Merger Sub, the Company, the Guarantors and any person acting on their behalf will not engage in any directed selling efforts with respect to the Securities, and each of them will comply with the offering restrictions requirement of Regulation S. Terms used in this paragraph have the meanings given to them by Regulation S.
     (j) Merger Sub and the Company will cooperate with the Initial Purchasers and use their commercially reasonable efforts to (i) permit the Senior Cash Pay Notes and the Senior Toggle Notes to be designated PORTAL Market securities in accordance with the rules and regulations adopted by the NASD relating to trading in the PORTAL Market and (ii) permit the Senior Cash Pay Notes and the Senior Toggle Notes to be eligible for clearance and settlement through The Depository Trust Company.
     (k) The Company (which is permitted to consummate its pending tender offer), its Affiliates (apart from Clear Media Limited, which is permitted to issue equity and debt securities, including conversion and puts of such securities, Clear Channel Outdoor Holdings, Inc. and its subsidiaries, which are permitted to issue up to $400 million aggregate principal amount of public debt, and AMFM Operating Inc., which is permitted to consummate its pending tender offer, and the Sponsors and their Affiliates (other than the Company and its subsidiaries)) and the Guarantors will not, for a period of 90 days following the Closing Date, without the prior written consent of DBSI, offer, sell or contract to sell, pledge or otherwise dispose of (or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company, any of the Guarantors or any of their respective Affiliates (other than the Sponsors and their Affiliates (other than the Company and its subsidiaries)) or any person in privity with the Company, any of the Guarantors or any of their respective Affiliates), directly or indirectly, or announce the offering of, any capital markets debt securities issued or guaranteed by the Company or any of the Guarantors (other than the Securities and the Guarantees).
     (l) If the Closing Date occurs, Merger Sub, the Company and the Guarantors, jointly and severally, agree to pay the costs and expenses relating to the following matters: (i) the fees of the Trustee (and its counsel); (ii) the preparation, printing or reproduction of any customary offering memorandum (including the Offering Memorandum referred to in Section 15 hereof) and any amendment or supplement thereto; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of any offering memorandum, and all amendments or supplements thereto, as may be reasonably requested for use in connection with the offering and sale of the Securities; (iv) any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (v) the printing (or reproduction) and delivery of any blue sky memorandum to investors in connection with the offering of the Securities; (vi) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states and any other jurisdictions specified pursuant to Section 5(e) (including filing fees and the reasonable fees and expenses of counsel for the Initial Purchasers relating to such registration and qualification); (vii) admitting the Securities for trading in the PORTAL Market and the approval of the Securities for book-entry transfer by The Depository Trust Company; (viii) the transportation and other expenses incurred by or on behalf of representatives of Merger Sub in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) to Merger Sub and the Company; (x) the rating of the Securities by rating agencies; and (xi) all other costs and expenses incident to the performance by Merger Sub and the Company of their obligations hereunder; provided, however, that except as specifically provided in this paragraph (h), the Initial Purchasers shall pay their own costs and expenses in connection with presentations for prospective purchasers of the Securities.
     (m) Merger Sub, the Company and the Guarantors acknowledge and agree that the Initial Purchasers are acting solely in the capacity of an arm’s length contractual counterparty to Merger Sub, the Company and the Guarantors with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, Merger Sub, the Company, any of the Guarantors or any other person. Additionally, no Initial

Purchaser is advising Merger Sub, the Company, any of the Guarantors or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. Merger Sub, the Company and the Guarantors shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Initial Purchasers shall have no responsibility or liability to Merger Sub, the Company or any of the Guarantors with respect thereto. Any review by the Initial Purchasers of Merger Sub, the Company and the Guarantors, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Initial Purchasers and shall not be on behalf of Merger Sub, the Company or any of the Guarantors.
          6. Conditions to the Obligations of the Initial Purchasers. The obligations of the Initial Purchasers to purchase the Securities shall be subject to the following conditions:
     (a) At the Closing Date, the Company, the Trustee and the Paying Agent shall have entered into the Indenture and the Initial Purchasers shall have received counterparts, conformed as executed, thereof.
     (b) At the Closing Date, the Company shall have entered into the Joinder Agreement, and the Initial Purchasers shall have received counterparts, conformed as executed, thereof.
     (c) Prior to or substantially simultaneously with the issuance of the Securities on the Closing Date, the Merger shall be consummated pursuant to the Merger Agreement; provided that none of the following provisions of the Merger Agreement shall have been amended or waived in any respect materially adverse to the Initial Purchasers without the prior written consent of the Initial Purchasers, not to be unreasonably withheld: Sections 2.01, 2.03, 3.01, 6.01(c) (but only to the extent such amendment or waiver would have been required if the reference therein to $100 million were replaced with $200 million), 6.01(e), 6.01(f) (but only to the extent such amendment or waiver would have been required if Clear Media Limited and its subsidiaries were excluded from such provision), 6.01(g), 6.01(n), 6.01(r), 6.01(t) (to the extent relating to any of the foregoing), 6.13(b), 7.01 or 7.02 (except to the extent any condition set forth therein is not satisfied solely as a result of a breach of any of the foregoing provisions of Article VI of the Merger Agreement).
     (d) Prior to or substantially simultaneously with the issuance of the Securities on the Closing Date, the Equity Contribution (as defined in the Senior Secured Credit Agreements) shall have been consummated.
          The documents required to be delivered by this Section 6 will be available for inspection at the office of Ropes & Gray LLP, at 1211 Avenue of the Americas, New York, New York 10036, on the Business Day prior to the Closing Date.
          7. Indemnification and Contribution.

          (a) Merger Sub, the Company and the Guarantors jointly and severally agree to indemnify and hold harmless each Initial Purchaser, the directors, officers and Affiliates of each Initial Purchaser and each person who controls any Initial Purchaser within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Offering Memorandum (as defined in Section 15 hereof), Recorded Road Show, Issuer Written Communication or any other written information used by or on behalf of the Company in connection with the offer or sale of the Securities, or in any amendment or supplement thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agree (subject to the limitations set forth in the provisos to this sentence) to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Merger Sub, the Company and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in any Offering Memorandum, Recorded Road Show, Issuer Written Communication or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to Merger Sub, the Company or the Guarantors by any Initial Purchaser specifically for inclusion therein. This indemnity agreement will be in addition to any liability that Merger Sub, the Company and the Guarantors may otherwise have. Merger Sub, the Company and the Guarantors shall not be liable under this Section 7 to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by Merger Sub, the Company or such Guarantor, as applicable, which consent shall not be unreasonably withheld.
          (b) Each Initial Purchaser severally, and not jointly, agrees to indemnify and hold harmless (i) as of the date hereof, Merger Sub, the Company and the Guarantors, (ii) each person, if any, who controls (within the meaning of either the Act or the Exchange Act) Merger Sub, the Company or any of the Guarantors, and (iii) the directors, officers, members, managers and partners, as the case may be, of Merger Sub, the Company and the Guarantors, to the same extent as the foregoing indemnity from Merger Sub, the Company and the Guarantors to each Initial Purchaser, but only with reference to written information relating to such Initial Purchaser furnished to Merger Sub by such Initial Purchaser in writing specifically for inclusion in any Offering Memorandum (or in any amendment or supplement thereto) (it being understood and agreed that the such information includes the third sentence of the third paragraph, the third sentence of the seventh paragraph and the eight paragraph under the heading “Private Placement” in the Draft Offering Memorandum). This indemnity agreement will be in addition to any liability that any Initial Purchaser may otherwise have.

          (c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights or defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above, except as provided in paragraph (d) below. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest (based on the advice of counsel to the indemnified person); (ii) such action includes both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded (based on the advice of counsel to the indemnified person) that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. It is understood and agreed that the indemnifying person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified persons. Any such separate firm for any Initial Purchaser, its Affiliates, directors and officers and any control persons of such Initial Purchaser shall be designated in writing by DBSI, and any such separate firm for Merger Sub, the Company or any of the Guarantors and any control persons of Merger Sub, the Company or any of the Guarantors shall be designated in writing by Merger Sub, the Company or such Guarantor, as the case may be. In the event that any Initial Purchaser, its Affiliates, directors and officers or any control persons of such Initial Purchaser are Indemnified Persons collectively entitled, in connection with a proceeding in a single jurisdiction, to the payment of fees and expenses of a single separate firm under this Section 7(c), and any such Initial Purchaser, its Affiliates, directors and officers or any control persons of such Initial Purchaser cannot agree to a mutually acceptable separate firm to act as counsel thereto, then such separate firm for all such Indemnified Persons shall be designated in writing by DBSI. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include any statement as to, or any admission of, fault, culpability or failure to act by or on behalf of any indemnified party.
          (d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 7 is unavailable to or insufficient to hold harmless an indemnified party for any reason (other than by virtue of the failure of an indemnified party to notify the indemnifying party of its right to indemnification pursuant to subsection (a) or (b) above, where such failure materially prejudices the indemnifying party (through the forfeiture of substantial rights or defenses)), Merger Sub, the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which Merger Sub, the Company or any Guarantor and one or more of the Initial Purchasers may be subject in such proportion as is appropriate to reflect the relative benefits received by Merger Sub, the Company and the Guarantors, on the one hand, and by the Initial Purchasers, on the other hand, from the offering of the Securities; provided, however, that in no case shall any Initial Purchaser be responsible for any amount in excess of the purchase discount or commission applicable to the Securities related to the Losses purchased by such Initial Purchaser hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason or not permitted by applicable law, Merger Sub, the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of Merger Sub, the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by Merger Sub, the Company and the Guarantors shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by them, and benefits received by the Initial Purchasers shall be deemed to be equal to the total purchase discounts and commissions. Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by Merger Sub, the Company or any Guarantor, on the one hand, or the Initial Purchasers, on the other hand, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission and any other equitable considerations appropriate in the circumstances. Merger Sub, the Company, the Guarantors and the Initial Purchasers agree that it would not be just and equitable if the amount of such contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint. For purposes of this Section 7, each person, if any, who controls an Initial Purchaser within the meaning of either the Act or the Exchange Act and each director, officer, employee, Affiliate and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls Merger Sub, the Company or any Guarantor within the meaning of either the Act or the Exchange Act and the respective officers, directors, members, managers and partners of Merger Sub, the Company and the Guarantors shall have the same rights to contribution as Merger Sub, the Company and the Guarantors, subject in each case to the applicable terms and conditions of this paragraph (d).
          8. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of Merger Sub, the Company and the Guarantors or, with respect to Sections 5(c), (d) and Section 15, their respective officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers or Merger Sub, the Company and the Guarantors, or any of the indemnified persons referred to in Section 7 hereof, and will survive delivery of and payment for the Securities. The provisions of Section 7 hereof shall survive the termination or cancellation of this Agreement.
          9. Termination. This Agreement shall automatically terminate if the Closing Date shall not have occurred at or prior to 11:59 p.m., New York City time, on the earliest of (w) the 20th Business Day following the receipt of the Requisite Shareholder Approval (as defined in the Merger Agreement), (x) the 20th Business Day following the failure to obtain the Requisite Shareholder Approval at a duly held Shareholders’ Meeting (as defined in the Merger Agreement) after giving effect to all adjournments and postponements thereof, (y) five Business Days following the termination of the Merger Agreement or (z) December 31, 2008 (the “Termination Date”); provided, however, that if (A) the Requisite Shareholder Approval is obtained and (B) any regulatory approval required in connection with the consummation of the Merger has not been obtained (or has lapsed and not been renewed) or any waiting period under applicable antitrust laws has not expired (or has restarted and such new period has not expired), then the Termination Date shall automatically be extended until the 20th Business Day following receipt of all such approvals (or renewals), but in no event later than March 31, 2009, provided further, that, if as of the Termination Date there is a dispute among any of the parties to the Escrow Agreement with respect to the disposition of any Escrow Funds (as defined in the Escrow Agreement) pursuant to the Escrow Agreement, Merger Sub may, by written notice to the Initial Purchasers, extend the Termination Date until the fifth Business Day after the final resolution of such dispute by a court of competent jurisdiction or mutual resolution by the parties to such dispute; provided, however, that the Termination Date with respect to any Initial Purchaser shall occur on the date such Initial Purchaser withdraws its portion of the Escrow Funds pursuant to Section 5(f) of the Escrow Agreement.
          10. Notices. All communications hereunder will be in writing and effective only on receipt and, if sent to the Initial Purchasers, will be mailed, delivered or faxed to Deutsche Bank Securities Inc. (fax no. (212) 797-4564 and confirmed to 60 Wall Street, New York, New York. 10005), Attention: Legal Department; or, if sent to Merger Sub, the Company or the Guarantors, will be mailed, delivered or faxed c/o Clear Channel Communications, Inc. (fax no. (210) 832-3121), Attention: General Counsel. Merger Sub, the Company and the Guarantors, shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Initial Purchasers by DBSI.

          11. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and at and after the Closing Date, after giving effect to the Joinder Agreement, Merger Sub and the Company and their respective successors and the indemnified persons referred to in Section 7 hereof and their respective successors, and, except as expressly set forth in Section 5(h) hereof, no other person will have any right or obligation hereunder. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor merely by reason of such purchase.
          12. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York. The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.
          13. Counterparts. This Agreement may be signed in one or more counterparts (which may be delivered in original form or facsimile or “pdf” file thereof), each of which when so executed shall constitute an original and all of which together shall constitute one and the same agreement.
          14. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.
          15. Post-Closing Agreement to Cooperate; Ongoing Compliance of Finalized Offering Memorandum; Securities Notices.
          (a) After the Closing Date, if requested by Initial Purchasers holding a majority in principal amount of the Securities held by all Initial Purchasers then outstanding (the “Requisite Initial Purchasers”) the Company will:
     (i) subject to section (c) below, use commercially reasonable efforts to, within twenty (20) Business Days from the date of such request (the “Delivery Date”), update the draft offering memorandum circulated to the Initial Purchasers on the date hereof (the “Draft Offering Memorandum”) attached as Exhibit K hereto (as so finalized, amended, supplemented or updated from time to time in accordance with the terms hereof and of the Settlement Agreement, the “Offering Memorandum”) in a form customary for a Rule 144A offering, for the time during the Company’s fiscal year during which such offering is to be made;
     (ii) use commercially reasonable efforts to provide the Initial Purchasers on the Delivery Date:
     (A) opinions and advice letters, as the case may be, consistent with those set forth in Section 5(b) of this Agreement; and
     (B) a “comfort” letter dated as of the Delivery Date (or, in the event professional standards preclude Ernst & Young LLP, from delivering a comfort letter, an agreed upon procedures letter will be substituted therefor) with respect to the Company and its subsidiaries and the Offering Memorandum from Ernst &

Young LLP, independent registered public accountants for the Company and addressed to the Initial Purchasers, such letter or letters to be in the forms previously negotiated with Ernst & Young LLP (as appropriately updated);
     (iii) use commercially reasonable efforts to assist the Initial Purchasers in their marketing efforts for the resale of the Securities by, or by using commercially reasonable efforts to cause it material subsidiaries to, to the extent not unreasonably interfering with the (A) provide to the Initial Purchasers and their counsel all information reasonably requested by the Initial Purchasers and their counsel to update due diligence to the Delivery Date or such later dates as the Initial Purchasers shall reasonably request in connection with an offer and resale of the Securities (a “Sale Date”) and (B) participate in conference calls with prospective investors; provided that such assistance does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries or otherwise impair, in any material respect, the ability of any officer or executive of the Company or its subsidiaries to carry out their duties to the Company and its subsidiaries;
     (iv) use commercially reasonable efforts to (A) register or qualify the Securities under the state securities laws or blue sky laws of such U.S. jurisdictions as any Initial Purchaser reasonably requests no later than the initial Sale Date, (B) take any and all other actions as may be reasonably necessary to enable each Initial Purchaser to consummate the disposition thereof in private transactions in such jurisdictions; provided, however, that the Company shall not be required for any such purpose to (1) qualify as a foreign corporation in any jurisdiction wherein it would not otherwise be required to qualify but for the requirements of this Section 15, (2) consent to general service of process in any such jurisdiction or (3) make any changes to its certificate of incorporation, by-laws or other organizational document, or any agreement between it and any of its equityholders, and (C) if not previously obtained, obtain (1) CUSIP numbers for the Securities as necessary, (2) approval by the Nasdaq Stock Market for the Securities to be designated as PORTAL-eligible securities (it being understood that the Initial Purchasers shall assist the Company in obtaining such approval) and (3) eligibility for the Securities to clear and settle through The Depository Trust Company;
     (v) use commercially reasonable efforts to furnish to each Initial Purchaser and to counsel for the Initial Purchasers, without charge, as many copies of the Offering Memorandum and any amendments and supplements thereto as they may reasonably request; provided that the Initial Purchasers shall not be entitled to use such Offering Memorandum delivered pursuant to this clause (v) at such time as (i) the financial information contained therein no longer complies with the applicable requirements of Regulation S-X or (ii) the Company has delivered a notice pursuant to section (c) below;
     (vi) not make any amendment or supplement to the Offering Memorandum or otherwise distribute or refer to any written communications (as defined in Rule 405 of the Act) that constitute an offer to sell or a solicitation of an offer to buy the Securities (any such communication by Merger Sub, the Company or the Guarantors, an “Issuer Written Communication”) that shall be reasonably disapproved by DBSI after reasonable notice thereof; and

     (vii) if at any time any event occurs prior to the completion of the sale of the Securities by the Initial Purchasers (as determined by Deutsche Bank Securities Inc. (“DBSI”)) as a result of which the Offering Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing, not misleading, or if it should be necessary to amend or supplement the Offering Memorandum to comply with applicable law in the opinion of counsel for the Initial Purchasers and counsel for the Company, promptly (i) notify the Initial Purchasers upon actual knowledge of any such event; (ii) subject to the provisions of this Section 15, use commercially reasonable efforts to prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) use commercially reasonable efforts to supply any supplemented or amended Offering Memorandum to the several Initial Purchasers and counsel for the Initial Purchasers without charge in such quantities as they may reasonably request.
          (b) In addition to section (a) above, the Requisite Initial Purchasers may request in writing that the Company cooperate in the resale of the Securities by performing the agreements set forth in clauses (a)(i)-(vii) above on one (1) additional occasion (a “Securities Notice”) (it being understood that the reference to a Sale Date, as applicable in section (a) above shall be deemed to mean the 20th Business Day after the delivery of a Securities Notice). The Securities Notice shall provide for a marketing period not to exceed five (5) consecutive Business Days (each such period a “Marketing Period”) on no more than one occasion.
          (c) The Company may delay the Delivery Date or delay the initiation of the Securities Notice by providing notice (each such notice, a “blackout notice”) to the Initial Purchasers and may suspend use of the Offering Memorandum by the Initial Purchasers for a reasonable period of time not to exceed 45 days in any three-month period and 90 days in any twelve-month period if (x) such action is required by applicable law or (y) such action is taken by the Company in good faith and for business reasons (not including avoidance of the Company’s obligations hereunder), including material business developments or the acquisition or divestiture of assets or interference with the ongoing operations. The Company shall promptly inform the Initial Purchaser of the cessation of any “blackout notice.”
          (d) The provisions set forth in this Section 15 shall terminate on the earlier of (i) such time as the Company and the Guarantors have fulfilled their obligations under the Registration Rights Agreement to have a shelf registration statement declared effective by the Commission registering the Securities held by the Initial Purchasers and (ii) one year from the date hereof.
          16. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.
          “Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D.

          “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which commercial banking institutions or trust companies are authorized or required by law to close in New York City.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Commission” shall mean the Securities and Exchange Commission.
          “Escrow Agreement” shall mean the Escrow Agreement, dated as of the date hereof, among Merger Sub, the financial institutions and the other parties thereto.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
          “Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.
          “NASD” shall mean the National Association of Securities Dealers, Inc.
          “PORTAL” shall mean the Private Offerings, Resales and Trading through Automated Linkages system of the NASD.
          “Regulation D” shall mean Regulation D under the Act.
          “Regulation S” shall mean Regulation S under the Act.
          “Senior Secured Credit Agreements” shall mean (i) the cash-flow based Credit Agreement, dated as of the date hereof, among Merger Sub, as Parent Borrower, the Subsidiary Co-Borrowers party thereto, the Foreign Subsidiary Revolving Borrowers party thereto, Clear Channel Capital I, LLC (upon consummation of the Merger), as Holdings, Citibank, N.A., as Administrative Agent, the other Lenders party thereto and the other agents named therein, and (ii) the receivables-based Credit Agreement, dated as of the date hereof, among Merger Sub, as Parent Borrower, the Subsidiary Borrowers party thereto, Clear Channel Capital I, LLC (upon consummation of the Merger), as Holdings, Citibank, N.A., as Administrative Agent, the other Lenders party thereto and the other agents named therein, each as may be amended, modified, or supplemented from time to time.
          “Senior Secured Credit Facilities” shall mean those facilities contemplated in the Senior Secured Credit Agreements.
          “Settlement Agreement” shall mean the settlement agreement dated the date hereof among the Company, Merger Sub, the Initial Purchasers and the other parties thereto.
          “Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between Merger Sub and the several Initial Purchasers.

Very truly yours, BT TRIPLE CROWN MERGER CO., INC.
By:	/s/ John Connaughton
	Name:	John Connaughton
Title:

[Purchase Agreement]

The foregoing Agreement is hereby confirmed
and accepted as of the date first above written.

DEUTSCHE BANK SECURITIES INC.

By:	/s/ David Flannery

	Name:	David Flannery
	Title:	Managing Director

By:	/s/ Scott Sartorios

	Name:	Scott Sartorios
	Title:	Director
[Purchase Agreement]

The foregoing Agreement is hereby confirmed
and accepted as of the date first above written.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Henry F. D’Alessandro

	Name:	Henry F. D’Alessandro
	Title:	Managing Director
[Purchase Agreement]

The foregoing Agreement is hereby confirmed
and accepted as of the date first above written.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Ross A. MacIntyre

	Name:	Ross A. MacIntyre
	Title:	Managing Director
[Purchase Agreement]

The foregoing Agreement is hereby confirmed
and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ SoVonna Day-Gions

	Name:	SoVonna Day-Gions
	Title:	Managing Director
[Purchase Agreement]

The foregoing Agreement is hereby confirmed
and accepted as of the date first above written.

GREENWICH CAPITAL MARKETS, INC.

By:	/s/ Michael F. Newcomb II

	Name:	Michael F. Newcomb II
	Title:	Managing Director
[Purchase Agreement]

The foregoing Agreement is hereby confirmed
and accepted as of the date first above written.

WACHOVIA CAPITAL MARKETS, LLC

By:	/s/ James Jefferies

	Name:	James Jefferies
	Title:	Managing Director
[Purchase Agreement]

SCHEDULE I

	Principal Amount
	of Senior Cash	Principal Amount of
	Pay Notes To Be	Senior Toggle Notes
Initial Purchasers	Purchased	To Be Purchased
Deutsche Bank Securities Inc.	183,750,000.00	249,375,000.00
Morgan Stanley & Co. Incorporated	183,751,000.00	249,375,000.00
Citigroup Global Markets Inc.	183,750,000.00	249,375,000.00
Credit Suisse Securities (USA) LLC.	142,913,000.00	193,954,000.00
Greenwich Capital Markets, Inc.	142,913,000.00	193,954,000.00
Wachovia Capital Markets, LLC.	142,923,000.00	193,967,000.00

Total	$980,000,000.00	$1,330,000,000.00

[Purchase Agreement]

EXHIBIT A
DESCRIPTION OF THE NOTES
General
     Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the term “Issuer” refers to BT Triple Crown Merger Co., Inc. (the “merger sub”) and, following the merger (the “merger”) of the merger sub with and into Clear Channel Communications, Inc. (“Clear Channel”), to only Clear Channel as the surviving corporation in the merger and not to any of its Subsidiaries, and (ii) the terms “we,” “our” and “us” each refer to the Issuer, its successors and their respective consolidated Subsidiaries, assuming completion of the merger.
     The Issuer will issue $2,310,000,000 of notes, consisting of $980,000,000 aggregate principal amount of 10.75% senior cash pay notes due 2016 (the “Senior Cash Pay Notes”) and $1,330,000,000 aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016 (together with any PIK Notes (as defined under “Principal, Maturity and Interest”) issued in respect thereof, the “Senior Toggle Notes” and, together with the Senior Cash Pay Notes, the “Notes”). The Issuer will issue the Notes under an indenture to be dated as of the Issue Date (the “Indenture”) among the Issuer, Law Debenture Trust Company of New York, as trustee (the “Trustee”), and Deutsche Bank Trust Company Americas, as paying agent (the “Paying Agent”) and registrar. The Notes will be issued in private transactions that are not subject to the registration requirements of the Securities Act. The terms of the Indenture include those stated therein and will include those made part thereof by reference to the Trust Indenture Act. The Senior Cash Pay Notes and the Senior Toggle Notes will each be issued as a separate class, but, except as otherwise provided below, will be treated as a single class for all purposes of the Indenture.
     The following description is only a summary of the material provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the provisions of that agreement, including the definitions therein of certain terms used below. We urge you to read the Indenture because that agreement, not this description, defines your rights as Holders of the Notes.
Brief Description of Notes
     The Notes:
•	will be unsecured senior obligations of the Issuer;

•	will be pari passu in right of payment with all existing and future unsubordinated Indebtedness (including the Senior Credit Facilities and the Existing Senior Notes);

•	will be effectively subordinated to all existing and future Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Indebtedness (including the Senior Credit Facilities);

•	will be senior in right of payment to all Subordinated Indebtedness of the Issuer;

•	will be initially guaranteed by Holdings and each of the Issuer’s Restricted Subsidiaries that guarantee the General Credit Facilities (i) on an unsecured senior subordinated basis with respect to such Guarantor’s guarantee under Designated Senior Indebtedness and (ii) on a senior unsecured basis with respect to all of the applicable Guarantor’s existing and future unsecured senior debt other than such Guarantor’s guarantee under Designated Senior Indebtedness; and

•	will be subject to registration with the SEC pursuant to the Registration Rights Agreement.
Guarantees
     The Guarantors, as primary obligors and not merely as sureties, will initially jointly and severally irrevocably and unconditionally guarantee, on an unsecured senior subordinated basis solely with respect to any Designated Senior Indebtedness, and on an unsecured senior basis in all other instances, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture or a supplemental indenture.
     Holdings and each Restricted Subsidiary that is a Domestic Subsidiary that guarantees the General Credit Facilities will initially guarantee the Notes, subject to release as provided below and in the ABL Facility. Each Guarantor’s Guarantees of the Notes will be a general unsecured obligation of such Guarantor, will be subordinated to such

162

EXHIBIT A
Guarantor’s guarantee under any Designated Senior Indebtedness, will be pari passu in right of payment with all other existing and future unsubordinated Indebtedness of such Guarantor, and will be effectively subordinated to all secured Indebtedness of each such entity to the extent of the value of the assets securing such Indebtedness and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. The Notes will be structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Issuer that do not guarantee the Notes.
     Not all of the Issuer’s Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute or contribute, as the case may be, any of their assets to a Guarantor. None of the Issuer’s Foreign Subsidiaries, non-Wholly-Owned Subsidiaries, special purpose Subsidiaries, Securitization Subsidiaries, any Receivables Subsidiary or any other Subsidiary that does not guarantee the General Credit Facilities will guarantee the Notes. On a pro forma basis after giving effect to the Transactions, the non-guarantor Subsidiaries would have accounted for approximately $3.4 billion, or 49%, of our total net revenue, approximately $1.1 billion, or 46%, of our EBITDA (as such term is described and used in “Offering Memorandum Summary”) and approximately $983 million, or 43%, of our Adjusted EBITDA (as such term is described and used in “Offering Memorandum Summary”), in each case, for the last twelve months ended March 31, 2008, and approximately $12.7 billion, or 44%, of our total assets as of March 31, 2008. On a historical basis without giving pro forma effect to the Transactions, the non-guarantor Subsidiaries accounted for approximately 38% of our total assets as of March 31, 2008. The difference between the historical percentage and the pro forma percentage of total assets principally relates to the creation of significant goodwill and intangibles in connection with the application of purchase accounting for the Transactions. On a pro forma basis after giving effect to the Transactions, as of March 31, 2008, the non-guarantor Subsidiaries would have had $5.3 billion of total balance sheet liabilities (including trade payables) to which the Notes would have been structurally subordinated.
     The obligations of each Restricted Guarantor under its Guarantee will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law.
     Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.
     If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero.
     Each Guarantee by a Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:
     (1)(a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor which sale, exchange or transfer is made in a manner in compliance with the applicable provisions of the Indenture;
     (b) the release or discharge of the guarantee by such Guarantor of the General Credit Facilities or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;
     (c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or
     (d) the Issuer exercising its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in a manner not in violation of the terms of the Indenture; and
     (2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

163

EXHIBIT A
Ranking
     The payment of the principal of, premium, if any, and interest on the Notes by the Issuer will rank pari passu in right of payment to all unsubordinated Indebtedness of the Issuer, including the obligations of the Issuer under the Senior Credit Facilities.
     The payment of any Guarantee of the Notes will be subordinated to obligations of such Guarantor under its Designated Senior Indebtedness and will rank pari passu in right of payment to all other unsubordinated indebtedness of the relevant Guarantor.
     Each Guarantor’s obligations under its Guarantees of the Notes are subordinated to the obligations of that Guarantor under its Designated Senior Indebtedness. As such, the rights of Holders to receive payment pursuant to such Guarantee will be subordinated in right of payment to the rights of the holders of such Guarantor’s Designated Senior Indebtedness.
     Although the Indenture will contain limitations on the amount of additional Indebtedness that the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Designated Senior Indebtedness. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”
     No Guarantor is permitted to make any payment or distribution of any kind or character with respect to its Obligations under its Guarantee of the Notes if either of the following occurs (a “Payment Default”):
     (1) any Obligation on any Designated Senior Indebtedness of such Guarantor is not paid in full in cash when due; or
     (2) any other default on Designated Senior Indebtedness of such Guarantor occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;
unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, each Guarantor is permitted to make a payment or distribution under its Guarantee of the Notes if the Issuer and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.
     During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, no Guarantor is permitted to make any payment or distribution of any kind or character with respect to its Obligations under its Guarantee of the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuer) of written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:
     (1) by written notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice;
     (2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or
     (3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.
     Notwithstanding the provisions described above (but subject to the subordination provisions of the immediately succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representatives of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness or a Payment Default has occurred and is continuing, each Guarantor is permitted to make any payment or distribution of any kind or character with respect to its Obligations under its Guarantee of the Notes after the end of such Payment Blockage Period. The Guarantees shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of Non-Payment Defaults with respect to Designated Senior Indebtedness during such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the Guarantees are in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect.

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Notwithstanding the foregoing, however, no Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to any Designated Senior Indebtedness and that was the basis for the initiation of such Payment Blockage Period will be, or be made, the basis for a subsequent Payment Blockage Period unless such default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of such initial Payment Blockage Period, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a
Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).
     In connection with the Guarantees, in the event of any payment or distribution of the assets of a Guarantor upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to such Guarantor or its property:
     (1) the holders of Designated Senior Indebtedness of such Guarantor will be entitled to receive payment in full in cash of such Designated Senior Indebtedness before the Holders of the Notes are entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or related to, such Guarantor’s Guarantee of the Notes; and
     (2) until the Designated Senior Indebtedness of such Guarantor is paid in full in cash, any payment or distribution to which Holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Designated Senior Indebtedness as their interests may appear.
     If a distribution is made to Holders of the Notes that, due to the subordination provisions, should not have been made to them, such Holders of the Notes are required to hold it in trust for the holders of Designated Senior Indebtedness of the applicable Guarantor and pay it over to them as their interests may appear.
     The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Issuer to pay cash interest or principal (including any accretion) with respect to the Notes when due by their terms. If payment of the Notes is accelerated because of an Event of Default, the Guarantors must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration, provided that any failure to give such notice shall have no effect whatsoever on the subordination provisions described herein. If any Designated Senior Indebtedness of a Guarantor is outstanding, such Guarantor may not make any payment or distribution under its Guarantee of the Notes until five Business Days after the Representatives of all the issuers of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may make any payment or distribution under its Guarantee of the Notes only if the Indenture otherwise permits payment at that time.
     A Holder by its acceptance of Notes agrees to be bound by the provisions described in this section and authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee its attorney-in-fact for such purpose.
     By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Guarantor who are holders of Designated Senior Indebtedness of such Guarantor may recover more, ratably, than the Holders of the Notes, and creditors who are not holders of Designated Senior Indebtedness may recover less, ratably, than holders of Designated Senior Indebtedness and may recover more, ratably, than the Holders of the Notes.
     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of government securities held in trust by the Trustee for the payment of principal (including any accretion) of and interest on the Notes pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge,” if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions and the respective deposit in the trust was otherwise made in accordance with such provisions.
     The Notes will be effectively subordinated to all of the existing and future Secured Indebtedness of the Issuer and each Guarantor to the extent of the value of the assets securing such Indebtedness.
     Although the Indenture will contain limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be unsubordinated Indebtedness. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

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EXHIBIT A
Paying Agent and Registrar for the Notes
     The Issuer will maintain one or more Paying Agents for each series of Notes. The initial Paying Agent for each series of Notes will be Deutsche Bank Trust Company Americas.
     The Issuer will also maintain a registrar in respect of each series of Notes, initially Deutsche Bank Trust Company Americas. If the Issuer fails to appoint a registrar the Trustee will act as such. The registrar for each series of Notes will maintain a register reflecting ownership of that series of Notes outstanding from time to time and will make payments on and facilitate transfer of those Notes on behalf of the Issuer.
     The Issuer may change the Paying Agents or the registrars without prior notice to the Holders. The Issuer, any Restricted Subsidiary or any Subsidiaries of a Restricted Subsidiary may act as a Paying Agent or registrar.
Transfer and Exchange
     A Holder may transfer or exchange Notes in accordance with the Indenture. Any registrar or the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
Principal, Maturity and Interest
     The Issuer will issue $2,310,000,000 of Notes, consisting of $980,000,000 in aggregate principal amount of Senior Cash Pay Notes and $1,330,000,000 in aggregate principal amount of Senior Toggle Notes. The Notes will mature on      , 2016. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional Notes from time to time after this offering under the Indenture (“Additional Notes”). In addition, in connection with the payment of PIK Interest or Partial PIK Interest in respect of the Senior Toggle Notes, the Issuer is entitled to, without the consent of the Holders, increase the outstanding principal amount of the Senior Toggle Notes or issue additional Senior Toggle Notes (the “PIK Notes”) under the Indenture on the same terms and conditions as the Senior Toggle Notes offered hereby (in each case, a “PIK Payment”). The Notes offered by the Issuer and any Additional Notes and PIK Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes and any PIK Notes that are actually issued and references to “principal amount” of the Notes include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment.
     Interest will accrue on the Notes from the Issue Date, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually using a 360-day year comprised of twelve 30-day months to Holders of record at the close of business on the               or            immediately preceding the interest payment date, on            and                 of each year, commencing      , 2008. If a payment date is not on a Business Day at the place of payment, payment may be made at the place on the next succeeding Business Day and no interest will accrue for the intervening period.
     For any interest payment period, the Issuer may, at its option, elect to pay interest on the Senior Toggle Notes:
•	entirely in cash (“Cash Interest”);

•	entirely by increasing the principal amount of the outstanding Senior Toggle Notes or by issuing PIK Notes (“PIK Interest”); or

•	on 50% of the outstanding principal amount of the Senior Toggle Notes in cash and on 50% of the principal amount by increasing the principal amount of the outstanding Senior Toggle Notes or by issuing PIK Notes (“Partial PIK Interest”).
     The Issuer must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee and the Paying Agent no later than 10 business days prior to the beginning of such interest period. The Trustee or the Paying Agent shall promptly deliver a corresponding notice to the Holders. In the absence of such an election for any interest period, interest on the Senior Toggle Notes shall be payable according to the election for the previous interest

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EXHIBIT A
period. Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of Notes as described under “Optional Redemption” or “Repurchase at the Option of Holders” shall be made solely in cash.
     Cash Interest on the Senior Toggle Notes will accrue at a rate of 11.00% per annum and be payable in cash. PIK Interest on the Senior Toggle Notes will accrue at a rate of 11.75% per annum and be payable (x) with respect to Senior Toggle Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of any outstanding global Senior Toggle Notes by an amount equal to the amount of PIK Interest or Partial PIK Interest, as applicable, for the applicable interest period (rounded up to the nearest whole dollar) (or, if necessary, pursuant to the requirements of the depositary or otherwise, to authenticate new global notes executed by the Issuer with such increased principal amounts) and (y) with respect to Senior Toggle Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest or Partial PIK Interest, as applicable, for the applicable period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Issuer, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the registrar of Holders. In the event that the Issuer elects to pay Partial PIK Interest for any interest period, each Holder will be entitled to receive Cash Interest in respect of 50% of the principal amount of the Senior Toggle Notes held by such Holder on the relevant record date and Partial PIK Interest in respect of 50% of the principal amount of the Senior Toggle Notes held by such Holder on the relevant record date. Following an increase in the principal amount of the outstanding global Senior Toggle Notes as a result of a PIK Payment or Partial PIK Payment, the global Senior Toggle Notes will bear interest on such increased principal amount from and after the date of such PIK Payment or Partial PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Senior Toggle Notes issued pursuant to a PIK Payment will mature on      , 2016 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Senior Toggle Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description PIK on the face of such PIK Note.
     Interest on the Senior Cash Pay Notes will accrue at a rate of 10.75% per annum and be payable in cash.
     Special Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement for the Notes. Any Special Interest on the Notes will be payable in the same form elected by the Issuer for payment of interest for the applicable interest payment period. All references to the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Special Interest pursuant to the Registration Rights Agreement for the Notes.
     Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of Cash Interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and Cash Interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Paying Agent maintained for such purpose.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
     On      , 2015 (the “Special Redemption Date”), the Issuer will be required to redeem for cash a portion (the “Special Redemption Amount”) of Senior Toggle Notes equal to the product of (x) $30.0 million and (y) the lesser of (i) one and (ii) a fraction the numerator of which is the aggregate principal amount outstanding on the Special Redemption Date of the Senior Toggle Notes for United States federal income tax purposes and the denominator of which is $1,330,000,000, as determined by the Issuer in good faith and rounded to the nearest $2,000 (such redemption, the “Special Redemption”). The redemption price for each portion of a Senior Toggle Note so redeemed pursuant to the Special Redemption will equal 100% of the principal amount of such portion plus any accrued and unpaid interest thereon to the Special Redemption Date.
     Except for the Special Redemption of any portion of the Senior Toggle Notes as described in the immediately preceding paragraph, the Issuer is not required to make any sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.

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EXHIBIT A
Optional Redemption
Senior Cash Pay Notes
     At any time prior to      , 2012, the Senior Cash Pay Notes may be redeemed or purchased (by the Issuer or any other Person), in whole or in part, upon notice as described under “Selection and Notice,” at a redemption price equal to 100% of the principal amount of Senior Cash Pay Notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest to the Redemption Date, subject to the rights of Holders of Senior Cash Pay Notes on the relevant record date to receive interest due on the relevant interest payment date. The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person.
     On and after      , 2012, the Senior Cash Pay Notes may be redeemed or purchased (by the Issuer or any other Person), at the Issuer’s option, in whole or in part, upon notice as described under “Selection and Notice,” at any time and from time to time at the redemption prices set forth below. The Issuer may provide in such notice that the payment of the redemption price and the performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. The Senior Cash Pay Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the Senior Cash Pay Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record of Senior Cash Pay Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on                   of each of the years indicated below:

Year	Percentage

2012	105.375%
2013	102.688%
2014 and thereafter	100.000%
     In addition, until      , 2011, the Issuer may, at its option, on one or more occasions, redeem up to 40% of the then outstanding aggregate principal amount of Senior Cash Pay Notes at a redemption price equal to 110.750% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer; provided that at least 50% of the sum of the aggregate principal amount of Senior Cash Pay Notes originally issued under the Indenture and any Additional Notes that are Senior Cash Pay Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.
     The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect thereto may be performed by another Person. Notice of any redemption upon any Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.
     The Trustee or the Paying Agent shall select the Notes to be purchased in the manner described under “Selection and Notice.”
Senior Toggle Notes
     At any time prior to      , 2012, the Senior Toggle Notes may be redeemed or purchased (by the Issuer or any other Person), in whole or in part, upon notice as described under “Selection and Notice,” at a redemption price equal to 100% of the principal amount of Senior Toggle Notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest to the Redemption Date, subject to the rights of Holders of Senior Toggle Notes on the relevant record date to receive interest due on the relevant interest payment date. The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person.

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EXHIBIT A
     On and after      , 2012, the Senior Toggle Notes may be redeemed or purchased (by the Issuer or any other Person), at the Issuer’s option, in whole or in part, upon notice as described under “Selection and Notice,” at any time and from time to time at the redemption prices set forth below. The Issuer may provide in such notice that the payment of the redemption price and the performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. The Senior Toggle Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the Senior Toggle Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record of Senior Toggle Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on of each of the years indicated below:

Year	Percentage

2012	105.500%
2013	102.750%
2014 and thereafter	100.000%
     In addition, until      , 2011, the Issuer may, at its option, on one or more occasions, redeem up to 40% of the then outstanding aggregate principal amount of Senior Toggle Notes (and any PIK Notes issued in respect thereof) at a redemption price equal to 111.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer; provided that at least 50% of the sum of the aggregate principal amount of Senior Toggle Notes originally issued under the Indenture and any Additional Notes that are Senior Toggle Notes issued under the Indenture after the Issue Date (but excluding PIK Notes) remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.
     At the end of any “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the Issue Date (each, a “Mandatory Deferrable Interest Payment Date”), the Issuer may make cash payments on the Senior Toggle Notes then outstanding in an aggregate amount of up to the Mandatory Deferrable Interest Payment Amount (each such payment, a “Mandatory Deferrable Interest Payment”). Any such payments will be made in proportion to the then outstanding principal amounts of such Senior Toggle Notes. The “Mandatory Deferrable Interest Payment Amount” shall mean, as of each Mandatory Deferrable Interest Payment Date, the excess, if any, of (i) the aggregate amount of accrued and unpaid interest and all accrued but unpaid “original issue discount” (as defined in Section 1273(a)(1) of the Code) with respect to the Senior Toggle Notes then outstanding, over (ii) an amount equal to the product of (A) the aggregate “issue price” (as defined in Sections 1273(b) and 1274(a) of the Code) of the Senior Toggle Notes then outstanding multiplied by (B) the “yield to maturity” (as defined in the Treasury Regulation Section 1.1272-1(b)(1)(i)) of the Senior Toggle Notes.
     The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect thereto may be performed by another Person. Notice of any redemption upon any Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.
     The Trustee or the Paying Agent shall select the Notes to be purchased in the manner described under “Selection and Notice.”
Repurchase at the Option of Holders
Change of Control
     The Notes will provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of

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EXHIBIT A
Notes to the address of such Holder appearing in the security register with a copy to the Trustee, or otherwise in accordance with the procedures of DTC, with the following information:
     (1) that a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders—Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;
     (2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);
     (3) that any Note not properly tendered will remain outstanding and continue to accrue interest;
     (4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;
     (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
     (6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the Paying Agent receives, not later than the close of business on the fifth Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;
     (7) that the Holders whose Notes are being repurchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to a minimum of $2,000 or an integral multiple of $1,000 in principal amount; provided, however, that if PIK Notes are issued or PIK Interest is paid, the principal amount of such unpurchased portion may equal a minimum of $1.00 or an integral multiple of $1.00;
     (8) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and
     (9) the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow.
     The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes by the Issuer pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.
     On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,
     (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,
     (2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and
     (3) deliver, or cause to be delivered, to the Trustee for cancellation (and delivery to the Paying Agent) the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.
     The Senior Credit Facilities will, and future credit agreements or other agreements to which the Issuer becomes a party may, provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts

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EXHIBIT A
outstanding under our Senior Credit Facilities being declared due and payable and cause a Receivables Facility to be wound down.
     Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.
     The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, dispositions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.
     We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
     The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.
     Except as described in clause (11) of the second paragraph under “Amendment, Supplement and Waiver,” the provisions in the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified at any time with the written consent of the Holders of a majority in principal amount of the then outstanding Notes under the Indenture.
Asset Sales
     The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:
     (1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and
     (2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:
     (a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or that are owed to the Issuer or a Restricted Subsidiary, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

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     (b) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and
     (c) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $300.0 million at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value shall be deemed to be cash for purposes of this provision and for no other purpose.
     Within 18 months after the receipt of any Net Proceeds of any Asset Sale by the Issuer or any Restricted Subsidiary, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,
     (1) to permanently reduce:
     (a) Obligations under the Senior Credit Facilities and to correspondingly reduce commitments with respect thereto;
     (b) Obligations under Pari Passu Indebtedness (as defined below) that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;
     (c) Obligations under (i) Notes (to the extent such purchases are at or above 100% of the principal amount thereof) or (ii) any other Pari Passu Indebtedness of the Issuer or a Restricted Guarantor (and to correspondingly reduce commitments with respect thereto); provided that the Issuer shall equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase a pro rata amount of Notes at 100% of the principal amount thereof, plus accrued but unpaid interest; or
     (d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary; or
     (2) to (a) make an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) acquire properties, (c) make capital expenditures or (d) acquire other assets that, in the case of each of clauses (a), (b), (c) and (d) are either (x) used or useful in a Similar Business or (y) replace the businesses, properties and/or assets that are the subject of such Asset Sale;
     provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within the later of 18 months after receipt of such Net Proceeds and 180 days following such commitment; provided that if such commitment is cancelled or terminated after the later of such 18 month or 180 day period for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.
     Any Net Proceeds from any Asset Sale described in the preceding paragraph that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds with respect to the Notes exceeds $100.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu in right of payment with such Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of such Notes and the maximum aggregate principal amount (or accreted value, if less) of such Pari Passu Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000, or if PIK Notes are issued or PIK Interest is paid, a minimum of $1.00 and an integral multiple of $1.00, (in each case in aggregate principal amount) that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value, if applicable) plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess

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Proceeds exceed $100.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee or otherwise in accordance with the procedures of DTC. The Issuer, in its sole discretion, may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 18 month period (or such longer period provided above) or with respect to Excess Proceeds of $100.0 million or less.
     To the extent that the aggregate principal amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds with respect to the Notes, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of Notes and the aggregate principal amount (or accreted value, if applicable) of the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds with respect to the Notes, the Trustee or the Paying Agent shall select the Notes and the Issuer or the agent for such Pari Passu Indebtedness will select such other Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of the Notes and such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
     Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility, including under any Senior Credit Facility, or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.
     The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.
     Except as described in clause (11) of the second paragraph under “Amendment, Supplement and Waiver,” the provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the then outstanding Notes.
Selection and Notice
     If the Issuer is redeeming less than all of a series of Notes at any time, the Trustee or the Paying Agent will select the Notes of such series to be redeemed (a) if such Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason by lot or by such other method as the Trustee or the Paying Agent shall deem appropriate.
     Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to (x) each Holder of Notes to be redeemed at such Holder’s registered address, (y) to the Trustee to forward to each Holder of Notes to be redeemed at such Holder’s registered address, or (z) otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.
     The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Certain Covenants
     Set forth below are summaries of certain covenants that will be contained in the Indenture.

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Limitation on Restricted Payments
     The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:
     (1) declare or pay any dividend or make any distribution or any payment having the effect thereof on account of the Issuer’s or any Restricted Subsidiary’s Equity Interests (in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger or consolidation other than:
     (a) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or
     (b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary of the Issuer, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;
     (2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;
     (3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness other than:
     (a) Indebtedness permitted under clause (8) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or
     (b) the purchase, repurchase or other acquisition of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or
     (4) make any Restricted Investment

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     (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
     (1) no Default shall have occurred and be continuing or would occur as a consequence thereof;
     (2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and
     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (c) thereof only), (6)(c) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):
     (a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on the first day of the fiscal quarter commencing after the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus
     (b) 100% of the aggregate net proceeds (including cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property) received by the Issuer or a Restricted Subsidiary since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:
     (i)(A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received from the sale of:
     (x) Equity Interests to members of management, directors or consultants of the Issuer, its Restricted Subsidiaries and any direct or indirect parent company of the Issuer, after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and
     (y) Designated Preferred Stock; and
     (B) to the extent such proceeds or other property are actually contributed to the capital of the Issuer or any Restricted Subsidiary, Equity Interests of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or
     (ii) debt of the Issuer or any Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Issuer or a direct or indirect parent company of the Issuer;
provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities sold to the Issuer or a Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus
     (c) 100% of the aggregate amount of net proceeds (including cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property) contributed to the capital of the Issuer following the Issue Date (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, (ii) by a Restricted Subsidiary and (iii) from any Excluded Contributions); plus

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     (d) 100% of the aggregate amount of proceeds (including cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property) received by the Issuer or a Restricted Subsidiary by means of:
     (i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case with respect to Restricted Investments made after the Issue Date; or
     (ii) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a dividend or distribution from an Unrestricted Subsidiary after the Issue Date; plus
     (e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Issuer in good faith or if such fair market value may exceed $100.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent such Investment constituted a Permitted Investment.
     The foregoing provisions will not prohibit:
     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;
     (2)(a) the redemption, repurchase, retirement or other acquisition of any (i) Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or any Restricted Subsidiary or (ii) Equity Interests of any direct or indirect parent company of the Issuer, in the case of each of clause (i) and (ii), in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to the Issuer or a Restricted Subsidiary) of, Equity Interests of the Issuer, or any direct or indirect parent company of the Issuer to the extent contributed to the capital of the Issuer or any Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Issuer or a Restricted Subsidiary) of the Refunding Capital Stock, and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6)(a) or (b) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;
     (3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Restricted Subsidiary, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:
     (a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, exchanged, acquired or retired and any fees and expenses incurred in connection with such redemption, repurchase, exchange, acquisition or retirement and the issuance of such new Indebtedness;
     (b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, exchanged, acquired or retired for value;

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     (c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, exchanged, acquired or retired; and
     (d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;
     (4) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director, officer or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any direct or indirect parent company of the Issuer in connection with any such repurchase, retirement or acquisition), or any stock subscription or shareholder agreement, including any Equity Interest rolled over by management of the Issuer or any direct or indirect parent company of the Issuer in connection with the Transactions; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $50.0 million with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $75.0 million in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed:
     (a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the capital of the Issuer, Equity Interests of any of the direct or indirect parent companies of the Issuer, in each case to employees, directors, officers or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date (other than Equity Interests the proceeds of which are used to fund the Transactions), to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus
     (b) the cash proceeds of key man life insurance policies received by the Issuer (or by any direct or indirect parent company to the extent actually contributed in cash to the Issuer) or any of its Restricted Subsidiaries after the Issue Date; less
     (c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);
and provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from employees, directors, officers or consultants of the Issuer, any of its Subsidiaries or its direct or indirect parent companies in connection with a repurchase of Equity Interests of the Issuer or any of the Issuer’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;
     (5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
     (6)(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date, provided that the amount of dividends paid pursuant to this clause (a) shall not exceed the aggregate amount of cash actually received by the Issuer or a Restricted Subsidiary from the issuance of such Designated Preferred Stock;
     (b) a Restricted Payment to a direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of Restricted Payments paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the capital of the Issuer from the sale of such Designated Preferred Stock; or
     (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;
provided, however, that, in the case of each of (a), (b) and (c) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock

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that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
     (7) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
     (8) the declaration and payment of dividends on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public Equity Offering of such common stock after the Issue Date, of up to 6% per annum of the net cash proceeds received by (or, in the case of a Restricted Payment to a direct or indirect parent entity, contributed to the capital of) the Issuer in or from any such public Equity Offering;
     (9) Restricted Payments that are made with Excluded Contributions;
     (10) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed $400.0 million;
     (11) distributions or payments of Receivables Fees and Securitization Fees;
     (12) any Restricted Payment used to fund or effect the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”, and any payments to holders of Equity Interests of the Issuer (immediately prior to giving effect to the Transactions) in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto;
     (13) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;
     (14) the declaration and payment of dividends or the payment of other distributions by the Issuer or a Restricted Subsidiary to, or the making of loans or advances to, any of the Issuer’s direct or indirect parent companies in amounts required for any direct or indirect parent companies to pay, in each case without duplication,
     (a) franchise taxes and other fees, taxes and expenses required to maintain their legal existence;
     (b) federal, foreign, state and local income or franchise and similar taxes; provided that, in each fiscal year, the amount of such payments shall not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of federal, foreign, state and local income or franchise taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate for such fiscal year (and to the extent of any amounts actually received in cash from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries);
     (c) customary salary, bonus and other benefits payable to directors, officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;
     (d) general operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;
     (e) amounts payable to the Investors pursuant to the Sponsor Management Agreement;
     (f) fees and expenses other than to Affiliates of the Issuer related to (i) any equity or debt offering of such parent entity (whether or not successful) and (ii) any Investment otherwise permitted under this covenant (whether or not successful);

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     (g) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any direct or indirect parent of the Issuer; and
     (h) to finance Investments otherwise permitted to be made pursuant to this covenant; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment; (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (2) the merger of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by the covenant “—Merger, Consolidation or Sale of All or Substantially All Assets” below) in order to consummate such Investment; (C) such direct or indirect parent company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with the Indenture; (D) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (3) of the preceding paragraph; and (E) such Investment shall be deemed to be made by the Issuer or a Restricted Subsidiary by another provision of this covenant (other than pursuant to clause (10) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof);
     (15) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries;
     (16) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets”; provided that as a result of such consolidation, merger or transfer of assets, the Issuer shall make a Change of Control Offer and that all Notes tendered by Holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;
     (17) any Restricted Payments relating to a Securitization Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Qualified Securitization Financing; and
     (18) purchase Equity Interests of CCO not owned by the Issuer or its Restricted Subsidiaries (whether by tender offer, open market purchase, merger or otherwise);
     provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (10), (15) and (17), no Default shall have occurred and be continuing or would occur as a consequence thereof.
     As of the Issue Date, all of the Subsidiaries of the Issuer will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to this covenant or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.
     Notwithstanding the foregoing provisions of this covenant, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, pay any cash dividend or make any cash distribution on, or in respect of, the Issuer’s Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Issuer or any direct or indirect parent of the Issuer for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of any direct or indirect parent of the Issuer for cash from, the Investors, or guarantee any Indebtedness of any Affiliate of the Issuer for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Issuer, in each case by means of utilization of the cumulative Restricted Payment credit provided by the first paragraph of this covenant, or the exceptions provided by clauses (1) or (10) of the second paragraph of this covenant or clause (12) of the definition of “Permitted Investments,” unless the most recent interest payment made by the Issuer was a Cash Interest payment and the Issuer has not made a PIK Election with respect to the next interest payment due and, in each case, such payment is otherwise in compliance with this covenant.

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Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock
     The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer and the Restricted Guarantors will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer and the Restricted Guarantors may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 7.5 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available; provided, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $750.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this paragraph at such time.
     The foregoing limitations will not apply to:
     (1) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $16,770,638,000 outstanding at any one time, less the aggregate amount of proceeds received from the sale of any Securitization Assets made since the Issue Date;
     (2) the incurrence by the Issuer and any Restricted Guarantor of Indebtedness represented by the Notes (including any PIK Notes and any Guarantee, but excluding any Additional Notes);
     (3) the incurrence by the Issuer and any Restricted Guarantor of Indebtedness represented by the Exchange Notes and related guarantees of the Exchange Notes to be issued in exchange for the Notes (including any PIK Notes but excluding any Additional Notes) and Guarantees pursuant to the Registration Rights Agreement;
     (4) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));
     (5) Indebtedness (including Capitalized Lease Obligations) incurred or Disqualified Stock and Preferred Stock issued by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness incurred and Disqualified Stock and/or Preferred Stock issued and outstanding under this clause (5), not to exceed $150.0 million at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;
     (6) Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;
     (7) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of FIN 45 or in respect of acquired contingencies and contingent consideration recorded under FAS 141(R)) of the Issuer or

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any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (7));
     (8) Indebtedness of the Issuer to a Restricted Subsidiary or a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that any such Indebtedness (other than pursuant to the CCU Mirror Note) owing by the Issuer or a Guarantor to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes or the Guarantee of the Notes, as the case may be; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);
     (9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or a Restricted Subsidiary or pursuant to any pledge of such Preferred Stock constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);
     (10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this covenant, exchange rate risk or commodity pricing risk;
     (11) obligations in respect of self-insurance, customs, stay, performance, bid, appeal and surety bonds and completion guarantees and other obligations of a like nature provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;
     (12) Indebtedness or Disqualified Stock of the Issuer or any Restricted Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor in an aggregate principal amount or liquidation preference equal to 200.0% of the net cash proceeds received by the Issuer and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of the covenant described under “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of the covenant described under”—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) ; provided, however, that any amounts in excess of 100.0% shall be Subordinated Indebtedness of the Issuer or any Restricted Subsidiary that has a Stated Maturity that is no earlier than 90 days after the Stated Maturity of the Notes or Disqualified Stock or Preferred Stock of any Restricted Subsidiary that has a Stated Maturity that is no earlier than 90 days after the Stated Maturity of the Notes, and (b) Indebtedness or Disqualified Stock of the Issuer or a Restricted Guarantor not otherwise permitted hereunder, and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $1,000.0 million (it being understood that any Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));
     (13) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness or issuance by the Issuer or any Restricted Subsidiary of Disqualified Stock or Preferred Stock which serves to extend, replace, refund, refinance, renew or defease:
     (a) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (2), (3), (4), (5), (12)(a) and (14) below, or

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     (b) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease the Indebtedness, Disqualified Stock or Preferred Stock described in clause (a) above, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
     (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (except by virtue of prepayment of such Indebtedness),

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     (B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and
     (C) shall not include:
     (i) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;
     (ii) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Guarantor; or
     (iii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;
and provided further that subclauses (A) and (B) of this clause (13) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness under a Credit Facility;
     (14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, either:
     (i) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of this covenant, or
     (ii) the Consolidated Leverage Ratio is less than the Consolidated Leverage Ratio immediately prior to such acquisition or merger;
     (15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;
     (16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;
     (17)(a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or
     (b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such Restricted Subsidiary shall comply with the covenant described below under “Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;
     (18) Indebtedness of Foreign Subsidiaries of the Issuer in an amount not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (18) $250.0 million (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (18));
     (19) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, current or former officers, directors, employees and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer, a Restricted Subsidiary or any of their respective direct or

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indirect parent companies to the extent described in clause (4) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;
     (20) cash management obligations and Indebtedness in respect of netting services, employee credit card programs and similar arrangements in connection with cash management and deposit accounts; and
     (21) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business.
For purposes of determining compliance with this covenant:
     (1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (21) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph; and
     (2) at the time of incurrence or any reclassification thereafter, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.
     Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this covenant.
     For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not (i) exceed the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.
     The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP.
     The Issuer will not, and will not permit any Restricted Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Issuer or such Restricted Guarantor (other than Indebtedness constituting Designated Senior Indebtedness), as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Restricted Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Restricted Guarantor, as the case may be. The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) unsubordinated Indebtedness as subordinated or junior to any other unsubordinated Indebtedness merely because it has a junior priority with respect to the same collateral.

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Limitation on Modification of Existing Senior Notes
     The Issuer will not, and will not permit any of its Restricted Subsidiaries to, amend any of the Existing Senior Notes or the Existing Senior Notes Indenture, or any supplemental indenture in respect thereof, to create, incur or assume any Lien that secures any of the Existing Senior Notes other than to the extent permitted by the Senior Credit Facilities as in effect on the Issue Date.
Limitation on Layering
     The Issuer will not permit any Restricted Guarantor to, directly or indirectly, incur any Indebtedness that is subordinate in right of payment to any Designated Senior Indebtedness of such Restricted Guarantor, as the case may be, unless such Indebtedness is either:
     (1) equal in right of payment with the such Restricted Guarantor’s Guarantee of the Notes; or
     (2) expressly subordinated in right of payment to such Restricted Guarantor’s Guarantee of the Notes.
     The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) unsubordinated Indebtedness as subordinated or junior to any other unsubordinated Indebtedness merely because it has a junior priority with respect to the same collateral.
Liens
     The Issuer will not, and will not permit any Restricted Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or any Restricted Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:
     (1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or
     (2) in all other cases, the Notes or the Guarantees are equally and ratably secured.
     The foregoing shall not apply to (a) Liens securing the Notes (including PIK Notes) and the related Guarantees or the Exchange Notes (including PIK Notes issued in respect thereof) and related guarantees, (b) Liens securing Obligations under any Indebtedness and related guarantees under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (c) Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing Obligations permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 6.75 to 1.0.
     Any Lien created for the benefit of the Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clauses (1) and (2) above.
Merger, Consolidation or Sale of All or Substantially All Assets
     The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), and may not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:
     (1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the

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“Successor Company”); provided that in the case where the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;
     (2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;
     (3) immediately after such transaction, no Default exists;
     (4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, (a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (b) the Consolidated Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or less than such Consolidated Leverage Ratio immediately prior to such transaction;
     (5) each Restricted Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and
     (6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.
     The Successor Company will succeed to, and be substituted for the Issuer under the Indenture and the Notes, as applicable. Notwithstanding the foregoing, clauses (2), (3), (4), (5) and (6) above shall not apply to the Transactions (including the merger). Notwithstanding the foregoing clauses (3) and (4),
     (1) the Issuer or any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer or a Restricted Guarantor; and
     (2) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reorganizing the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.
     Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a guarantor, no Restricted Guarantor will, and the Issuer will not permit any Restricted Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or such Restricted Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:
     (1)(a) such Restricted Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Restricted Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the jurisdiction of organization of such Restricted Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Restricted Guarantor or such Person, as the case may be, being herein called the “Successor Person”);
     (b) the Successor Person, if other than such Restricted Guarantor, expressly assumes all the obligations of such Restricted Guarantor under the Indenture and such Restricted Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
     (c) immediately after such transaction, no Default exists; and
     (d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or
     (2) the transaction complies with clauses (1) and (2) of the first paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

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     In the case of clause (1) above, the Successor Person will succeed to, and be substituted for, such Restricted Guarantor under the Indenture and such Restricted Guarantor’s Guarantee. Notwithstanding the foregoing, any Restricted Guarantor may (1) merge or consolidate with or into or wind up into or transfer all or part of its properties and assets to another Restricted Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (3) convert into (which may be effected by merger with a Restricted Subsidiary that has substantially no assets and liabilities) a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Restricted Guarantor (which may be effected by merger so long as the survivor thereof is a Restricted Guarantor).
Transactions with Affiliates
     The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20.0 million, unless:
     (1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and
     (2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $40.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.
The foregoing provisions will not apply to the following:
     (1) transactions between or among the Issuer or any of its Restricted Subsidiaries;
     (2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Investments constituting Permitted Investments;
     (3) the payment of management, consulting, monitoring, transaction, advisory and termination fees and related expenses and indemnities, directly or indirectly, to the Investors, in each case pursuant to the Sponsor Management Agreement;
     (4) the payment of reasonable and customary fees and compensation consistent with past practice or industry practices paid to, and indemnities provided on behalf of, employees, officers, directors or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;
     (5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;
     (6) any agreement as in effect as of the Issue Date (other than the Sponsor Management Agreement), or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);
     (7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any

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material respect in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole;
     (8) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;
     (9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party;
     (10) the issuance of Equity Interests (other than Disqualified Stock) by the Issuer or a Restricted Subsidiary;
     (11) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Receivables Facility or any Qualified Securitization Financing;
     (12) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith or as otherwise permitted by the Indenture;
     (13) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, severance arrangements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of the Issuer in good faith; and
     (14) Investments by the Investors in debt securities of the Issuer or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities.
Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
     The Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:
     (1)(a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or
     (b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;
     (2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or
     (3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:
     (a) contractual encumbrances or restrictions in effect on the Issue Date, including without limitation, pursuant to the Existing Senior Notes;
     (b)(x) the Senior Credit Facilities and the related documentation, (y) the Indenture, the Notes and the Guarantees and (z) the Exchange Notes and the related indenture and guarantees;
     (c) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;
     (d) applicable law or any applicable rule, regulation or order;
     (e) any agreement or other instrument of a Person acquired by or merged, consolidated or amalgamated with or into the Issuer or any Restricted Subsidiary thereof in existence at the time of such acquisition, merger,

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consolidation or amalgamation (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so assumed;
     (f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of (i) the Issuer or (ii) a Restricted Subsidiary, pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;
     (g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;
     (h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
     (i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
     (j) customary provisions in any joint venture agreement or other similar agreement relating solely to such joint venture;
     (k) customary provisions contained in any lease, sublease, license, sublicense or similar agreement, including with respect to intellectual property, and other agreements, in each case, entered into in the ordinary course of business;
     (l) any encumbrances or restrictions created in connection with any Receivables Facility or Qualified Securitization Financing that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility or Qualified Securitization Financing; and
     (m) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Limitation on Guarantees of Indebtedness by Restricted Subsidiaries
     The Issuer will not permit any Restricted Subsidiary that is a Wholly-Owned Subsidiary of the Issuer (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor, a Foreign Subsidiary or a Securitization Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any Restricted Guarantor unless:
     (1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Restricted Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or a related Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Restricted Guarantor’s related Guarantee; and
     (2) such Restricted Subsidiary shall within 30 days deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee;
provided, that this covenant shall not be applicable to (i) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (ii) guarantees of any Qualified Securitization Financing by any Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a

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Restricted Guarantor to become a Restricted Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day periods described above.
Reports and Other Information
     Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require the Issuer to file with the SEC from and after the Issue Date no later than 15 days after the periods set forth below,
     (1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;
     (2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;
     (3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on
Form 8-K, or any successor or comparable form; and
     (4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;
in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case within 5 days after the time the Issuer would have been required to file such information with the SEC as required pursuant to the first sentence of this paragraph. To the extent any such information is not furnished within the time periods specified above and such information is subsequently furnished (including upon becoming publicly available, by filing such information with the SEC), the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided, that such cure shall not otherwise affect the rights of the Holders under “Events of Default and Remedies” if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
     In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Notes, the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.
     Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement in accordance with the terms of the Registration Rights Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.
Events of Default and Remedies
     The Indenture will provide that each of the following is an Event of Default:
     (1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;
     (2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

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     (3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;
     (4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:
     (a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and
     (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $100.0 million or more at any one time outstanding;
     (5) failure by the Issuer or any Significant Party to pay final non-appealable judgments aggregating in excess of $100.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 90 days after such judgments become final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
     (6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Party;
     (7) failure of any Person required by the terms of the Indenture to be a Guarantor as of the Issue Date to execute a supplemental indenture to the Indenture within five (5) Business Days following the Issue Date; or
     (8) the Guarantee of any Significant Party shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Party, as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.
     If any Event of Default (other than of a type specified in clause (6) above) occurs with respect to the Issuer and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.
     Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Issuer, all outstanding Notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.
     The Indenture will provide that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:
     (1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or
     (2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

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     (3) the default that is the basis for such Event of Default has been cured.
     Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:
     (1) such Holder has previously given the Trustee notice that an Event of Default is continuing;
     (2) Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;
     (3) Holders of the Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;
     (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

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     (5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
     Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the then total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.
     The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
     No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Legal Defeasance and Covenant Defeasance
     The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have each Guarantor’s obligations discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:
     (1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;
     (2) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
     (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and
     (4) the Legal Defeasance provisions of the Indenture.
     In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.
     In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:
     (1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal amount of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal amount, premium, if any, or interest on such Notes, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;
     (2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

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     (a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or
     (b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to such other Indebtedness, and in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;
     (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any Senior Credit Facility or any other material agreement or instrument governing Indebtedness (other than the Indenture) to which, the Issuer or any Restricted Guarantor is a party or by which the Issuer or any Restricted Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);
     (6) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Restricted Guarantor or others; and
     (7) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.
Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:
     (1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or
     (2)(a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption thereof, as the case may be;
     (b) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and in each case, the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or

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violation of, or constitute a default under any Senior Credit Facility or any other material agreement or instrument governing Indebtedness (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);
     (c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and
     (d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
     In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Amendment, Supplement and Waiver
     Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, other than Notes beneficially owned by the Issuer or its Affiliates, including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes, and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes); provided that if any amendment, waiver or other modification would only affect the Senior Cash Pay Notes or the Senior Toggle Notes, only the consent of the holders of at least a majority in principal amount of the then outstanding Senior Cash Pay Notes or Senior Toggle Notes (and not the consent of at least a majority in principal amount of all of the then outstanding Notes), as the case may be, shall be required.
     The Indenture will provide that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:
     (1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;
     (2) reduce the principal amount of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under “Repurchase at the Option of Holders”);
     (3) reduce the rate of or change the time for payment of interest on any Note;
     (4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration) or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;
     (5) make any Note payable in money other than that stated therein;
     (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;
     (7) make any change in these amendment and waiver provisions;
     (8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;
     (9) make any change to the ranking of the Notes that would adversely affect the Holders; or
     (10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Party in any manner adverse to the Holders of the Notes; or

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     (11) after the Issuer’s obligation to purchase Notes arises thereunder, amend, change or modify in any respect materially adverse to the Holders of the Notes the obligations of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated or, after such Change or Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto in a manner that is materially adverse to the Holders of the Notes.
     Notwithstanding the foregoing, the Issuer and the Trustee may amend or supplement the Indenture and the Notes and the Issuer, the Trustee and the Guarantors may amend or supplement any Guarantee issued under the Indenture, in each case, without the consent of any Holder;
     (1) to cure any ambiguity, omission, mistake, defect or inconsistency;
     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;
     (3) to comply with the covenant relating to mergers, consolidations and sales of assets;
     (4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;
     (5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;
     (6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;
     (7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
     (8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;
     (9) to add a Guarantor under the Indenture;
     (10) to conform the text of the Indenture or the Guarantees or the Notes issued thereunder to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes;
     (11) to provide for the issuance of Exchange Notes or private exchange notes, which are identical to Exchange Notes except that they are not freely transferable; or
     (12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.
     However, no amendment to, or waiver of, the subordination provisions of the Indenture with respect to the Guarantees (or the component definitions used therein), if adverse to the interests of the holders of the Designated Senior Indebtedness of the Guarantors, may be made without the consent of the holders of a majority of such Designated Senior Indebtedness (or their Representative).
     The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
Notices
     Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.
Concerning the Trustee
     The Indenture will contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

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     The Indenture will provide that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Governing Law
     The Indenture, the Notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.
Certain Definitions
     Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.
     “ABL Facility” means the asset-based revolving Credit Facility provided under the Credit Agreement to be entered into as of the Issue Date by and among the Issuer, the co-borrowers party thereto, the guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as Administrative Agent, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount that may be borrowed thereunder or alters the maturity of the loans thereunder or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or other agent, lender or group of lenders or investors.
     “Acquired Indebtedness” means, with respect to any specified Person,
     (1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and
     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
     “Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:
     (a) 1.0% of the principal amount of such Note on such Redemption Date; and
     (b) the excess, if any, of (i) the present value at such Redemption Date of (A) the redemption price of such Note at           , 2012 (such redemption price being set forth in the table appearing above under “Optional Redemption”), plus (B) all required remaining interest payments (calculated based on the cash interest rate) due on such Note through           , 2012 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (ii) the principal amount of such Note on such Redemption Date.

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     “Asset Sale” means:
     (1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or
     (2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions;
in each case, other than:
     (a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or assets in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;
     (b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants— Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;
     (c) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments” or the making of any Permitted Investment;
     (d) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $50.0 million;
     (e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;
     (f) to the extent allowable under Section 1031 of the Code, any exchange of like property or assets (excluding any boot thereon) for use in a Similar Business;
     (g) the sale, lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;
     (h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
     (i) foreclosures, condemnation, expropriation or any similar action with respect to assets or the granting of Liens not prohibited by the Indenture;
     (j) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Receivables Facility or any Qualified Securitization Financing;
     (k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;
     (l) sales of accounts receivable in connection with the collection or compromise thereof;
     (m) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;
     (n) voluntary terminations of Hedging Obligations;
     (o) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;
     (p) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

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     (q) the unwinding of any Hedging Obligations; and
     (r) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law.
     “Business Day” means each day which is not a Legal Holiday.
     “Capital Stock” means:
     (1) in the case of a corporation, corporate stock or shares in the capital of such corporation;
     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;
     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
     “Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.
     “Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its Restricted Subsidiaries.
     “Cash Equivalents” means:
     (1) United States dollars;
     (2)(a) Canadian dollars, pounds sterling, euro, or any national currency of any participating member state of the EMU; or
     (b) in the case of the Issuer or a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
     (3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;
     (4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;
     (5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;
     (6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;
     (7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

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     (8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;
     (9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;
     (10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and
     (11) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (10) above.
     Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

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     “Cash Interest” has the meaning set forth under “Principal, Maturity and Interest.”
     “CCO” means Clear Channel Outdoor Holdings, Inc., a Delaware corporation.
     “CCU Mirror Note” means the Revolving Promissory Note dated as of November 10, 2005 between the Issuer, as maker, and CCO, as payee.
     “Change of Control” means the occurrence of any of the following after the Issue Date (and excluding, for the avoidance of doubt, the Transactions):
     (1) the sale, lease or transfer, in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or
     (2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Holder) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.
     “Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
     “Consolidated Indebtedness” means, as of any date of determination, the sum, without duplication, of (1) the total amount of Indebtedness of the Issuer and its Restricted Subsidiaries set forth on the Issuer’s consolidated balance sheet (excluding any letters of credit except to the extent of unreimbursed amounts drawn thereunder), plus (2) the greater of the aggregate liquidation value and maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Issuer and the Restricted Guarantors and all Preferred Stock of its Restricted Subsidiaries that are not Guarantors, in each case, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
     (1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting, as the case may be, in connection with the Transactions or any acquisition, (u) penalties and interest relating to taxes, (v) any Special Interest, any “special interest” with respect to other securities and any liquidated damages for failure to timely comply with registration rights obligations, (w) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility or Qualified Securitization Financing and (z) any accretion of accrued interest on discounted liabilities); plus

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     (2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less
     (3) interest income of such Person and its Restricted Subsidiaries for such period.
     For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
     “Consolidated Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the Issuer and its Restricted Subsidiaries on such date, to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.
     In the event that the Issuer or any Restricted Subsidiary (i) incurs, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Ratio Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.
     For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (other than the Specified Assets (as defined in the Senior Credit Facilities as in effect on the Issue Date)) (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Ratio Calculation Date, and other operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Ratio Calculation Date shall be calculated on a pro forma basis as set forth below assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation (other than the Specified Assets (as defined in the Senior Credit Facilities as in effect on the Issue Date)) or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto in the manner set forth below for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.
     For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, amalgamation, merger or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized); provided, that actions to realize such cost savings and operating expense reductions are taken within 12 months after the date of such Investment, acquisition, amalgamation, merger or consolidation.
     For the purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.
     “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

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     (1) any net after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses related thereto) or expenses and Transaction Expenses incurred within 180 days of the Issue Date shall be excluded,
     (2) the cumulative effect of a change in accounting principles during such period shall be excluded,
     (3) any net after-tax effect of income (loss) from disposed or discontinued operations (other than the Specified Assets (as defined in the Senior Credit Facilities as in effect on the Issue Date) to the extent included in discontinued operations prior to consummation of the disposition thereof) and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,
     (4) any net after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,
     (5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is the Issuer or a Restricted Subsidiary in respect of such period,
     (6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,
     (7) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,
     (8) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;
     (9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;
     (10) any non-cash compensation charge or expense, including any such charge or expense arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of the Issuer or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;
     (11) accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded; and
     (12) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence with a deduction for any amount so added back to the extent not so reimbursed within 365 days, expenses with respect to liability or casualty events or business interruption shall be excluded.

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Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.
     “Consolidated Secured Debt Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the Issuer and its Restricted Subsidiaries on such date that is secured by Liens to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.
     In the event that the Issuer or any Restricted Subsidiary (i) incurs, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Secured Debt Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Secured Debt Ratio is made (the “Consolidated Secured Debt Ratio Calculation Date”), then the Consolidated Secured Debt Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.
     For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (other than the Specified Assets (as defined in the Senior Credit Facilities as in effect on the Issue Date)) (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Secured Debt Ratio Calculation Date, and other operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Secured Debt Ratio Calculation Date shall be calculated on a pro forma basis as set forth below assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation (other than the Specified Assets (as defined in the Senior Credit Facilities as in effect on the Issue Date)) or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Secured Debt Ratio shall be calculated giving pro forma effect thereto in the manner set forth below for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.
     For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, amalgamation, merger or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized); provided, that actions to realize such cost savings and operating expense reductions are taken within 12 months after the date of such Investment, acquisition, amalgamation, merger or consolidation.
     “Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
     (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,
     (2) to advance or supply funds

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     (a) for the purchase or payment of any such primary obligation, or
     (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or
     (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

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     “Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.
     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
     “Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.
     “Designated Preferred Stock” means Preferred Stock of the Issuer, a Restricted Subsidiary or any direct or indirect parent corporation of the Issuer (in each case other than Disqualified Stock) that is issued for cash (other than to the Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Certain Covenants—Limitation on Restricted Payments” covenant.
     “Designated Senior Indebtedness” means:
     (1) all Indebtedness of any Guarantor under its guarantee of (i) the Senior Credit Facilities permitted to be incurred pursuant to clause (1) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” plus (ii) the amount of Indebtedness permitted to be incurred pursuant to clause (12)(b) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” plus (iii) the amount of additional Indebtedness permitted to be incurred by such Guarantor under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” that is also permitted to be and is secured by a Lien pursuant to (A) the Consolidated Secured Debt Ratio test set forth in clause (c) of the second paragraph under “Certain Covenants—Liens” or (B) clause (20) of the definition of Permitted Liens (in each case plus interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;
     (2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); and
     (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2); provided, however, that Designated Senior Indebtedness shall not include:
     (a) any obligation of such Person to the Issuer or any of its Subsidiaries;
     (b) any liability for federal, state, local or other taxes owed or owing by such Person;

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     (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business; provided that obligations incurred pursuant to the Credit Facilities shall not be excluded pursuant to this clause (c);
     (d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or
     (e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.
     “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations; provided further that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Immediate Family Members), of the Issuer, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Issuer or a Restricted Subsidiary has an Investment, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement or any distributor equity plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries.
     “Domestic Subsidiary” means any Subsidiary of the Issuer that is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.
     “EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period
     (1) increased (without duplication) by:
     (a) provision for taxes based on income or profits or capital gains, including, without limitation, federal, state, franchise and similar taxes, foreign withholding taxes and foreign unreimbursed value added taxes of such Person and such Subsidiaries paid or accrued during such period, including penalties and interest related to such taxes or arising from any tax examinations, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; provided that the aggregate amount of unreimbursed value added taxes to be added back for any four consecutive quarter period shall not exceed $2.0 million; plus
     (b) Fixed Charges of such Person and such Subsidiaries for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) fees payable in respect of letters of credit and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus
     (c) Consolidated Depreciation and Amortization Expense of such Person and such Subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus
     (d) any fees, expenses or charges related to any Equity Offering, Investment, acquisition, Asset Sale, disposition, recapitalization, the incurrence, repayment or refinancing of Indebtedness permitted to be incurred by the Indenture (including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with FAS 141(R) and gains or losses associated with FIN 45)), or the offering, amendment or modification of any debt instrument, including (i) the offering, any amendment or other modification of the Notes, Exchange Notes or the Senior Credit Facilities and any amendment or modification of the Existing Senior Notes and (ii) commissions,

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discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus
     (e)(x) Transaction Expenses to the extent deducted (and not added back) in computing Consolidated Net Income, (y) the amount of any severance, relocation costs, curtailments or modifications to pension and post-retirement employee benefit plans and (z) any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions after the Issue Date, costs related to the closure and/or consolidation of facilities, retention charges, systems establishment costs, conversion costs and excess pension charges and consulting fees incurred in connection with any of the foregoing; provided, that the aggregate amount added back pursuant to subclause (z) of this clause (e) shall not exceed 10% of the LTM Cost Base in any four consecutive four quarter period; plus
     (f) any other non-cash charges, including any (i) write-offs or write-downs, (ii) equity-based awards compensation expense, (iii) losses on sales, disposals or abandonment of, or any impairment charges or asset write-off related to, intangible assets, long-lived assets and investments in debt and equity securities, (iv) all losses from investments recorded using the equity method and (v) other non-cash charges, non-cash expenses or non-cash losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus
     (g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus
     (h) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in computing Consolidated Net Income; plus
     (i) the amount of cost savings projected by the Issuer in good faith to be realized as a result of specified actions taken during such period or expected to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that (A) such amounts are reasonably identifiable and factually supportable, (B) such actions are taken, committed to be taken or expected to be taken within 18 months after the Issue Date, (C) no cost savings shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges that are otherwise added back in computing EBITDA with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $100,000,000 for any period consisting of four consecutive quarters; plus
     (j) to the extent no Default or Event of Default has occurred and is continuing, the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates” deducted (and not added back) in computing Consolidated Net Income; plus
     (k) any costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Restricted Guarantor or net cash proceeds of an issuance of Equity Interest of the Issuer or a Restricted Guarantor (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”;
     (2) decreased by (without duplication) (a) any non-cash gains increasing Consolidated Net Income of such Person and such Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (b) the minority interest income consisting of subsidiary losses attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary to the extent such minority interest income is included in Consolidated Net Income; and

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     (3) increased or decreased by (without duplication):
     (a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,
     (b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).
     “EMU” means economic and monetary union as contemplated in the Treaty on European Union.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
     “Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or of a direct or indirect parent of the Issuer (excluding Disqualified Stock), other than:
     (1) public offerings with respect to any such Person’s common stock registered on Form S-8;
     (2) issuances to the Issuer or any Subsidiary of the Issuer; and
     (3) any such public or private sale that constitutes an Excluded Contribution.
     “euro” means the single currency of participating member states of the EMU.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Exchange Notes” means new notes of the Issuer issued in exchange for the Notes pursuant to, or as contemplated by, the Registration Rights Agreement.
     “Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by or contributed to the Issuer from,
     (1) contributions to its common equity capital, and
     (2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,
in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clauses (3)(b) and 3(c) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”
     “Existing Senior Notes” means the Issuer’s 4.625% Senior Notes Due 2008, 6.625% Senior Notes Due 2008, 4.25% Senior Notes Due 2009, 4.5% Senior Notes Due 2010, 6.25% Senior Notes Due 2011, 4.4% Senior Notes Due 2011, 5.0% Senior Notes Due 2012, 5.75% Senior Notes Due 2013, 5.5% Senior Notes Due 2014, 4.9% Senior Notes Due 2015, 5.5% Senior Notes Due 2016, 6.875% Senior Debentures Due 2018 and 7.25% Debentures Due 2027.
     “Existing Senior Notes Indenture” means the Senior Indenture dated as of October 1, 1997 between the Issuer and The Bank of New York, as trustee, as the same may have been amended or supplemented as of the Issue Date.
     “Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:
     (1) Consolidated Interest Expense of such Person and Restricted Subsidiaries for such period; plus
     (2) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Preferred Stock of the Issuer or a Restricted Subsidiary during such period; plus

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     (3) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Issuer or a Restricted Subsidiary during such period.
     “Foreign Subsidiary” means any Subsidiary that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, and any Restricted Subsidiary of such Foreign Subsidiary.
     “GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.
     “General Credit Facilities” means the term and revolving credit facilities under the Credit Agreement to be entered into as of the Issue Date by and among the Issuer, the subsidiary guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as Administrative Agent, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount that may be borrowed thereunder or alters the maturity of the loans thereunder or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or other agent, lender or group of lenders or investors.
     “Government Securities” means securities that are:
     (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or
     (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
     “guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
     “Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture and the Notes.
     “Guaranteed Leverage Ratio” means, as of the date of determination, the ratio of (a) Designated Senior Indebtedness of the Guarantors, to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.
     In the event that any Guarantor (i) incurs, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Guaranteed Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Guaranteed Leverage Ratio is made (the “Guaranteed Leverage Ratio Calculation Date“), then the Guaranteed Leverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.
     For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (other than the Specified Assets (as defined in the Senior Credit Facilities as in effect on the Issue Date)) (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Guaranteed

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Leverage Ratio Calculation Date, and other operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Guaranteed Leverage Ratio Calculation Date shall be calculated on a pro forma basis as set forth below assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation (other than the Specified Assets (as defined in the Senior Credit Facilities as in effect on the Issue Date)) or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Guaranteed Leverage Ratio shall be calculated giving pro forma effect thereto in the manner set forth below for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.
     For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, amalgamation, merger or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized; provided, that actions to realize such cost savings and operating expense reductions are taken within 12 months after the date of such Investment, acquisition, amalgamation, merger or consolidation).
     “Guarantor” means, each Person that Guarantees the Notes in accordance with the terms of the Indenture.
     “Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.
     “Holder” means the Person in whose name a Note is registered on the registrar’s books.
     “Holdings” means Clear Channel Capital I, LLC.
     “Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
     “Indebtedness” means, with respect to any Person, without duplication:
     (1) any indebtedness (including principal and premium) of such Person, whether or not contingent:
     (a) in respect of borrowed money;
     (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);
     (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) liabilities accrued in the ordinary course of business and (iii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or
     (d) representing any Hedging Obligations;

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if and to the extent that any of the foregoing Indebtedness (other than letters of credit (other than commercial letters of credit) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
     (2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and
     (3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;
provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business and (b) obligations under or in respect of Receivables Facilities or any Qualified Securitization Financing.
     “Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.
     “Initial Purchasers” means Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Greenwich Capital Markets, Inc. and Wachovia Capital Markets, LLC.
     “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.
     “Investment Grade Securities” means:
     (1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);
     (2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and the Subsidiaries of the Issuer;
     (3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and
     (4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.
     “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and commission, travel and similar advances to directors, officers, employees and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:
     (1) “Investments” shall include the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:
     (a) the Issuer’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less
     (b) the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and
     (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.

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     “Investors” means Thomas H. Lee Partners L.P. and Bain Capital LLC, each of their respective Affiliates and any investment funds advised or managed by any of the foregoing, but not including, however, any portfolio companies of any of the foregoing.
     “Issue Date” means the date that the Transactions are consummated.
     “Issuer” has the meaning set forth in the first paragraph under “General.”
     “Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.
     “Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.
     “LTM Cost Base” means, for any consecutive four quarter period, the sum of (a) direct operating expenses, (b) selling, general and administrative expenses and (c) corporate expenses, in each case excluding depreciation and amortization, of the Issuer and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
     “Net Income” means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries that are Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
     “Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on unsubordinated Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and in the case of any Asset Sale by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, a portion of the aggregate cash proceeds equal to the portion of the outstanding Equity Interests of such non-Wholly-Owned Subsidiary owned by Persons other than the Issuer and any other Restricted Subsidiary (to the extent such proceeds are committed to be distributed to such Persons).
     “Obligations” means any principal (including any accretion), interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
     “Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.
     “Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

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     “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.
     “Partial PIK Interest” has the meaning set forth under “Principal, Maturity and Interest.”
     “Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person.
     “Permitted Holder” means any of the Investors and members of management of the Issuer (or its direct parent or CC Media Holdings, Inc.) who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that (x) in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies and (y) for purposes of this definition, the amount of Equity Interests held by members of management who qualify as “Permitted Holders” shall never exceed the amount of Equity Interests held by such members of management on the Issue Date. Any person or group whose acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the covenant described under “Repurchase at the Option of Holders—Change of Control” (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the covenant described under “Repurchase at the Option of Holders—Change of Control”) will thereafter, together with its Affiliates, constitute an additional Permitted Holder.
     “Permitted Investments” means:
     (1) any Investment in the Issuer or any of its Restricted Subsidiaries;
     (2) any Investment in cash and Cash Equivalents or Investment Grade Securities;
     (3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:
     (a) such Person becomes a Restricted Subsidiary; or
     (b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;
     (4) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the first paragraph “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;
     (5) any Investment existing on the Issue Date or made pursuant to a binding commitment in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (y) as otherwise permitted under the Indenture;
     (6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:
     (a) in exchange for any other Investment, accounts receivable or notes receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment, accounts receivable or notes receivable; or
     (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

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     (7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
     (8) any Investment the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described under “Certain Covenants—Limitation on Restricted Payments”;
     (9) Indebtedness (including any guarantee thereof) permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
     (10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);
     (11) any Investment consisting of a purchase or other acquisition of inventory, supplies, material or equipment;
     (12) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of $600.0 million and 2.00% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
     (13) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Receivables Facility;
     (14) advances to, or guarantees of Indebtedness of, employees, directors, officers and consultants not in excess of $20.0 million outstanding at any one time, in the aggregate;
     (15) loans and advances to officers, directors and employees consistent with industry practice or past practice, as well as for moving expenses and other similar expenses incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof;
     (16) Investments in the ordinary course of business consisting of endorsements for collection or deposit;
     (17) Investments by the Issuer or any of its Restricted Subsidiaries in any other Person pursuant to a “local marketing agreement” or similar arrangement relating to a station owned or licensed by such Person;
     (18) any performance guarantee and Contingent Obligations in the ordinary course of business and the creation of liens on the assets of the Issuer or any Restricted Subsidiary in compliance with the covenant described under “Certain Covenants—Liens”;
     (19) any purchase or repurchase of the Notes; and
     (20) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (20) that are at that time outstanding, not to exceed $200.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).
     “Permitted Liens” means, with respect to any Person:
     (1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax and other social security laws or similar legislation (including in respect of deductibles, self insured retention amounts and premiums and adjustments thereto) or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;
     (2) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which

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such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
     (3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently pursued, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property that the Issuer or any Subsidiary thereof has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;
     (4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;
     (5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;
     (6) Liens securing obligations under Indebtedness permitted to be incurred pursuant to clause (5), (12)(b) or (18) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that Liens securing obligations under Indebtedness permitted to be incurred pursuant to clause (18) extend only to the assets or Equity Interests of Foreign Subsidiaries;
     (7) Liens existing on the Issue Date;
     (8) Liens existing on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries;
     (9) Liens existing on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of an amalgamation, merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided further that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;
     (10) Liens securing obligations under Indebtedness or other obligations of the Issuer or a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
     (11) Liens securing Hedging Obligations permitted to be incurred under the Indenture;
     (12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
     (13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;
     (14) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;
     (15) Liens in favor of the Issuer or any Guarantor;

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     (16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;
     (17) Liens on (x) accounts receivable and related assets incurred in connection with a Receivables Facility, and (y) any Securitization Assets and related assets incurred in connection with a Qualified Securitization Financing;
     (18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), and (9); provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the obligations under Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;
     (19) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;
     (20) other Liens securing Indebtedness or other obligations which do not exceed $50.0 million in the aggregate at any one time outstanding
     (21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;
     (22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

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     (23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
     (24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under the Indenture; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
     (25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
     (26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;
     (27) Liens securing the Existing Senior Notes to the extent permitted by the Senior Credit Facilities as in effect on the Issue Date;
     (28) Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender under any Senior Credit Facility or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;
     (29) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any Restricted Subsidiary thereof or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;
     (30) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;
     (31) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted; and
     (32) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business.
     For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on and the costs in respect of such Indebtedness.
     “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
     “Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
     “Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuer in good faith.
     “Qualified Securitization Financing” means any transaction or series of transactions that may be entered into by Holdings, the Issuer or any of its Restricted Subsidiaries pursuant to which such Person may sell, convey or otherwise transfer to (A) one or more Securitization Subsidiaries or (B) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of CCO or any of its Subsidiaries (other than any

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EXHIBIT A
assets that have been transferred or contributed to CCO or its Subsidiaries by the Issuer or any other Restricted Subsidiary of the Issuer) that are customarily granted in connection with asset securitization transactions similar to the Qualified Securitization Financing entered into of a Securitization Subsidiary that meets the following conditions: (a) the board of directors of the Issuer shall have determined in good faith that such Qualified Securitization Financing (including the terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Securitization Subsidiary, (b) all sales, transfers and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value, (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms (as determined in good faith by the Issuer), (d) after giving pro forma effect to such Qualified Securitization Financing, (x) the Consolidated Leverage Ratio of the Issuer would be (A) less than 8.0 to 1.0 and (B) lower than the Consolidated Leverage Ratio of the Issuer immediately prior to giving pro forma effect to such Qualified Securitization Financing and (y) the Guaranteed Leverage Ratio of the Issuer would be (A) less than 6.5 to 1.0 and (B) lower than the Guaranteed Leverage Ratio of the Issuer immediately prior to giving pro forma effect to such Qualified Securitization Financing, (e) the proceeds from such sale will be used by the Issuer to permanently reduce Obligations under the Senior Credit Facilities and to correspondingly reduce commitments with respect thereto and (f) the Issuer shall have received an Officer’s Certificate of the Issuer certifying that all of the requirements of clauses (a) through (e) have been satisfied.
     “Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.
     “Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells their accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.
     “Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.
     “Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.
     “Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes, dated the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers and any similar registration rights agreements with respect to any Additional Notes.
     “Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
     “Representative” means any trustee, agent or representative (if any) for an issue of Designated Senior Indebtedness of a Guarantor.
     “Restricted Guarantor” means a Guarantor that is a Restricted Subsidiary.
     “Restricted Investment” means an Investment other than a Permitted Investment.
     “Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”
     “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

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     “Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.
     “SEC ” means the U.S. Securities and Exchange Commission.
     “Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Securitization Assets” means any properties, assets and revenue streams associated with the Americas Outdoor Advertising segment of the Issuer and its Subsidiaries, and any other assets related thereto, subject to a Qualified Securitization Financing and the proceeds thereof.
     “Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Financing.
     “Securitization Subsidiary” means a Restricted Subsidiary or direct Wholly-Owned Subsidiary of Holdings (other than the Issuer) to which the Issuer or any of its Restricted Subsidiaries sells, conveys or otherwise transfers Securitization Assets and related assets that engages in no activities other than in connection with the ownership and financing of Securitization Assets, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Issuer or such other Person as provided below as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Issuer or any other Subsidiary of Holdings, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Issuer or any other Subsidiary of the Issuer, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Issuer or any other Subsidiary of the Issuer, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings, the Issuer or any other Subsidiary of the Issuer, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to Holdings, the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer and (c) to which none of Holdings, the Issuer or any other Subsidiary of the Issuer, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
     “Senior Credit Facilities” means (i) any ABL Facility and (ii) the General Credit Facilities.
     “Significant Party” means any Guarantor or Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.
     “Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.
     “Special Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.
     “Sponsor Management Agreement” means the management agreement between certain management companies associated with the Investors and the Issuer and/or any direct or indirect parent company, in substantially the form delivered to the Initial Purchasers prior to the Issue Date and as amended, supplemented, amended and restated, replaced or otherwise modified from time to time; provided, however, that the terms of any such amendment, supplement, amendment and restatement or replacement agreement are not, taken as a whole, less favorable to the holders of the Notes in any material respect than the original agreement in effect on the Issue Date.
     “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Holdings (or any direct or indirect parent company of Holdings) or any of its Subsidiaries that the Issuer has determined in good faith to be customary in a securitization financing.

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     “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

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     “Subordinated Indebtedness” means:
     (1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes; and
     (2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.
     “Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
     “Total Assets” means total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Issuer and its Restricted Subsidiaries as may be expressly stated.
     “Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any of its Subsidiaries in connection with the Transactions.
     “Transactions” means the “Transactions” as defined in the Senior Credit Facilities as in effect on the Issue Date.
     “Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to      , 2012; provided, however, that if the period from the Redemption Date to      , 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
     “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).
     “Unrestricted Subsidiary” means:
     (1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and
     (2) any Subsidiary of an Unrestricted Subsidiary.
     The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Restricted Subsidiary of the Issuer (other than solely any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that
     (1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;
     (2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and
     (3) each of:
     (a) the Subsidiary to be so designated; and
     (b) its Subsidiaries
     has not at the time of designation, and does not thereafter, incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

222

EXHIBIT A
     The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:
     (1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or
     (2) the Consolidated Leverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or less than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation.
     Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.
     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:
     (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by
     (2) the sum of all such payments.
     “Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

223

EXHIBIT B
CLEAR CHANNEL COMMUNICATIONS, INC.
REGISTRATION RIGHTS AGREEMENT
$980,000,000 Senior Cash Pay Notes due 2016
$1,330,000,000 Senior Toggle Notes due 2016
[                         ], 2008
DEUTSCHE BANK SECURITIES INC.
MORGAN STANLEY & CO. INCORPORATED
CITIGROUP GLOBAL MARKETS INC.
CREDIT SUISSE SECURITIES (USA) LLC
GREENWICH CAPITAL MARKETS, INC.
WACHOVIA CAPITAL MARKETS, LLC
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005
Ladies and Gentlemen:
          BT Triple Crown Merger Co., Inc., a Delaware corporation (“Merger Sub”) proposes to sell to certain purchasers (the “Initial Purchasers”), for whom you (the “Representatives”) are acting as representatives, their 10.75% Senior Cash Pay Notes due 2016 in the principal amount of $980,000,000 (the “Senior Cash Pay Notes”) and their 11.00%/11.75% Senior Toggle Notes due 2016 in the principal amount of $1,330,000,000 (the “Senior Toggle Notes” and together with the Senior Cash Pay Notes, the “Senior Notes”), upon the terms set forth in the Purchase Agreement among Merger Sub and the Representatives dated May 13, 2008 (the “Purchase Agreement”) relating to the initial placement of the Senior Notes and related guarantees (as described below) (the “Initial Placement”). The Senior Notes will be issued by Clear Channel Communications, Inc., a Texas corporation (the “Company”), pursuant to an indenture, to be dated on or about [                ], 2008 (the “Indenture”), among the Company, Law Debenture Trust Company of New York, as trustee (the “Trustee”), and Deutsche Bank Trust Company Americas, as paying agent and registrar (the “Paying Agent”), or such other Trustee and/or Paying Agent as may be selected by the Company, as supplemented by the supplemental indenture executed by the Guarantors (as defined below). To induce the Initial Purchasers to enter into the Purchase Agreement and to satisfy a condition to your obligations thereunder, the Issuers (as defined below) agree with you for your benefit and the benefit of the holders from time to time of the Securities (as defined below) (including the Initial Purchasers) (each a “Holder” and, collectively, the “Holders”), as follows:
          The Senior Notes will be unconditionally guaranteed by the guarantors listed in Annex A hereto (the “Guarantors” and, together with Merger Sub and the Company, the “Issuers”) on an unsecured basis and will be subordinated only to the Guarantors’ guarantees of the

Senior Secured Credit Facilities (as defined in the Purchase Agreement) and as further described in the Offering Memorandum (as defined below). The Senior Cash Pay Notes, together with the related guarantees (the “Senior Cash Pay Guarantees”), to be resold by the Initial Purchasers to certain purchasers, are referred to herein as the “Senior Cash Pay Securities.” The Senior Toggle Notes, together with the related guarantees (the “Senior Toggle Guarantees”), to be resold by the Initial Purchasers to certain purchasers, are referred to herein as the “Senior Toggle Securities” and, together with the Senior Cash Pay Securities, the “Securities.”
          1. Definitions. Capitalized terms used herein without definition shall have their respective meanings set forth in the Purchase Agreement. As used in this Agreement, the following capitalized defined terms shall have the following meanings:
          “Affiliate” shall have the meaning specified in Rule 405 under the Act and the terms “controlling” and “controlled” shall have meanings correlative thereto.
          “Agreement” shall mean this Registration Rights Agreement.
          “broker-dealer” shall mean any broker or dealer registered as such under the Exchange Act.
          “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.
          “Class” shall mean all Senior Cash Pay Securities and New Securities issued in exchange for Senior Cash Pay Securities or all Senior Toggle Securities and New Securities issued in exchange for Senior Toggle Securities, as appropriate.
          “Closing Date” shall mean the date of the first issuance of the Securities (determined without regard to any reopening of the Indenture that may occur).
          “Commission” shall mean the Securities and Exchange Commission.
          “Company” shall have the meaning set forth in the preamble hereto.
          “Conduct Rules” shall mean the Conduct Rules and the By-Laws of the Financial Industry Regulatory Authority.
          “Effective Time” shall mean in the case of (i) an Exchange Registration, the time and date as of which the Commission declares the Exchange Registration Statement effective or as of which the Exchange Registration Statement otherwise becomes effective pursuant to the Securities Act and (ii) a Shelf Registration, the time and date as of which the Commission declares the Shelf Registration Statement effective or as of which the Shelf Registration Statement otherwise becomes effective pursuant to the Securities Act.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

          “Exchange Offer Registration Period” shall mean the 180-day period following the consummation of a Registered Exchange Offer, exclusive of any period during which any stop order shall be in effect suspending the effectiveness of the Exchange Offer Registration Statement relating to such Registered Exchange Offer.
          “Exchange Offer Registration Statement” shall mean a registration statement of the Issuers on an appropriate form under the Act with respect to a Registered Exchange Offer, all amendments and supplements to such registration statement, including post-effective amendments thereto, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.
          “Exchanging Dealer” shall mean any Holder (which may include any Initial Purchaser) that is a broker-dealer and elects to exchange for New Securities any Securities that it acquired for its own account as a result of market-making activities or other trading activities (but not directly from any Issuer or any Affiliate of any Issuer) for New Securities.
          “Freely Tradable” means, with respect to a Security, a Security that at any time of determination (i) may be sold to the public in accordance with Rule 144 under the Securities Act (“Rule 144”) by a person that is not an “affiliate” (as defined in Rule 144) of the Issuers where no conditions of Rule 144 are then applicable (other than the holding period requirement in paragraph (d) of Rule 144, so long as such holding period requirement is satisfied at such time of determination) and (ii) does not bear any restrictive legends relating to the Securities Act.
          “Guarantees” shall have the meaning set forth in the preamble hereto.
          “Guarantors” shall have the meaning set forth in the preamble hereto.
          “Holder” shall have the meaning set forth in the preamble hereto.
          “Indenture” shall have the meaning set forth in the preamble hereto.
          “Initial Placement” shall have the meaning set forth in the preamble hereto.
          “Initial Purchasers” shall have the meaning set forth in the preamble hereto.
          “Issuers” shall have the meaning set forth in the preamble hereto.
          “Losses” shall have the meaning set forth in Section 6(d) hereof.
          “Majority Holders” shall mean, with respect to any Class on any date, Holders of a majority of the aggregate principal amount of such Class of Securities registered under a Registration Statement.
          “Managing Underwriters” shall mean the investment banker or investment bankers and manager or managers that administer an underwritten offering, if any, under a Registration Statement.

          “New Securities” shall mean debt securities of the Company and guarantees by the Guarantors, in each case identical in all material respects to the Senior Cash Pay Securities or the Senior Toggle Securities, as applicable (except that the transfer restrictions shall be modified or eliminated, as appropriate), to be issued under the Indenture in connection with sales or exchanges effected pursuant to this Agreement.
          “Offering Memorandum” shall mean the offering memorandum required to be delivered pursuant to the Purchase Agreement, relating to the offer and sale of the Senior Notes and related guarantees, including any and all exhibits thereto and any information incorporated by reference therein as of such date.
          “Prospectus” shall mean the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A under the Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Securities or the New Securities covered by such Registration Statement, and all amendments and supplements thereto, including any and all exhibits thereto and any information incorporated by reference therein.
          “Purchase Agreement” shall have the meaning set forth in the preamble hereto.
          “Registered Exchange Offer” shall mean the proposed offer of the Issuers to issue and deliver to the Holders of either Class of Securities that are not prohibited by any law or policy of the Commission from participating in such offer, in exchange for such Securities, a like aggregate principal amount of New Securities of such Class.
          “Registrable Securities” shall mean the Securities; provided that, with respect to either Class of Securities, the Securities of such Class shall cease to be Registrable Securities on the earliest to occur of (i) the date on which a Registration Statement with respect to such Securities has become effective under the Securities Act and such Securities have been exchanged or disposed of pursuant to such Registration Statement, (ii) the date on which such Securities cease to be outstanding or (iii) the date on which such Securities are Freely Tradable.
          “Registration Default” shall have the meaning set forth in Section 8 hereof.
          “Registration Statement” shall mean any Exchange Offer Registration Statement or Shelf Registration Statement that covers either Class of Securities or New Securities, as applicable, pursuant to the provisions of this Agreement, any amendments and supplements to such registration statement, including post-effective amendments (in each case including the Prospectus contained therein), all exhibits thereto and all material incorporated by reference therein.
          “Securities” shall have the meaning set forth in the preamble hereto.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
          “Senior Cash Pay Notes” shall have the meaning set forth in the preamble hereto.

          “Senior Cash Pay Securities” shall have the meaning set forth in the preamble hereto.
          “Senior Notes” shall have the meaning set forth in the preamble hereto.
          “Senior Secured Credit Facilities” shall have the meaning set forth in the preamble hereto.
          “Senior Toggle Notes” shall have the meaning set forth in the preamble hereto.
          “Senior Toggle Securities” shall have the meaning set forth in the preamble hereto.
          “Shelf Registration” shall mean a registration effected pursuant to Section 3 hereof.
          “Shelf Registration Period” has the meaning set forth in Section 3(b)(ii) hereof.
          “Shelf Registration Statement” shall mean a “shelf” registration statement of the Company pursuant to the provisions of Section 3 hereof which covers some or all of either Class of the Securities or New Securities, as applicable, on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission, amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.
          “Trustee” shall have the meaning set forth in the preamble hereto.
          “Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.
          “Underwriter” shall mean any underwriter of Securities in connection with an offering thereof under a Shelf Registration Statement.
          2. Registered Exchange Offer.
          (a) The Issuers shall use their commercially reasonable efforts to prepare and file with the Commission the Exchange Offer Registration Statements with respect to each Registered Exchange Offer. The Issuers shall use their commercially reasonable efforts to cause the Exchange Offer Registration Statements to become effective under the Securities Act within 300 days of the Closing Date.
          (b) Upon the effectiveness of the applicable Exchange Offer Registration Statement, the Issuers shall promptly commence the Registered Exchange Offer, with respect to the Class of Securities registered pursuant to such Exchange Offer Registration Statement, it being the objective of such Registered Exchange Offer to enable each Holder electing to exchange Securities of such Class for New Securities of that Class (assuming that such Holder is not an Affiliate of any Issuer, acquires the New Securities in the ordinary course of such Holder’s business, has no arrangements with any person to participate in the distribution of the New Securities and is not prohibited by any law or policy of the Commission from participating in the Registered Exchange Offer) to trade such New Securities from and after their receipt without any limitations or restrictions under the Securities Act and without material restrictions under the securities laws of a substantial proportion of the several states of the United States.
          (c) In connection with a Registered Exchange Offer of a Class of Securities, the Issuers shall:
     (i) mail to each Holder of such Class a copy of the Prospectus forming part of the Exchange Offer Registration Statement, together with an appropriate letter of transmittal and related documents;
     (ii) keep the Registered Exchange Offer open for not less than 20 Business Days after the date notice thereof is mailed to such Holders (or, in each case, longer if required by applicable law);
     (iii) use their commercially reasonable efforts to keep the Exchange Offer Registration Statement continuously effective under the Securities Act, supplemented and amended as required, under the Securities Act to ensure that it is available for sales of New Securities of such Class by Exchanging Dealers during the applicable Exchange Offer Registration Period;
     (iv) utilize the services of a depositary for the Registered Exchange Offer with an address in the Borough of Manhattan in New York City, which may be the Trustee or an Affiliate of the Trustee;
     (v) permit such Holders to withdraw tendered Securities of such Class at any time prior to the close of business, New York time, on the last Business Day on which the Registered Exchange Offer is open;
     (vi) prior to effectiveness of the related Exchange Offer Registration Statement, provide a supplemental letter to the Commission (A) stating that the Issuers are conducting such Registered Exchange Offer in reliance on the position of the Commission in Exxon Capital Holdings Corporation (pub. avail. May 13, 1988), and Morgan Stanley and Co., Inc. (pub. avail. June 5, 1991); and (B) including a representation that the Issuers have not entered into any arrangement or understanding with any person to distribute the New Securities to be received in such Registered Exchange Offer and that, to the best of Issuers’ information and belief, each Holder participating in such Registered Exchange Offer is acquiring the New Securities in the ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Securities; and
     (vii) comply in all material respects with all applicable laws.

          (d) As soon as practicable after the close of a Registered Exchange Offer of a Class of Securities, the Issuers shall:
     (i) accept for exchange all Securities of such Class tendered and not validly withdrawn pursuant to the Registered Exchange Offer;
     (ii) deliver to the Trustee for cancellation in accordance with Section 4(s) all Securities so accepted for exchange; and
     (iii) cause the Trustee promptly to authenticate and deliver to each Holder of Securities a principal amount of New Securities of such Class equal to the principal amount of the Securities of such Class of such Holder so accepted for exchange.
          (e) Each Holder hereby acknowledges and agrees that any broker-dealer and any such Holder using a Registered Exchange Offer to participate in a distribution of New Securities (x) could not under Commission policy as in effect on the date of this Agreement rely on the position of the Commission in Exxon Capital Holdings Corporation (pub. avail. May 13, 1988) and Morgan Stanley and Co., Inc. (pub. avail. June 5, 1991), as interpreted in the Commission’s letter to Shearman & Sterling dated July 2, 1993 and similar no-action letters; and (y) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction, which must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act if the resales are of New Securities obtained by such Holder in exchange for Securities acquired by such Holder directly from the Issuers or their Affiliates. Accordingly, each Holder participating in a Registered Exchange Offer shall be required to represent to the Issuers that, at the time of the consummation of such Registered Exchange Offer:
     (i) any New Securities to be received by such Holder will be acquired in the ordinary course of business;
     (ii) such Holder will have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the applicable Securities or the applicable New Securities;
     (iii) such Holder is not an Affiliate of any of the Issuers;
     (iv) if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the applicable New Securities; and
     (v) if such Holder is a broker-dealer that will receive New Securities for its own account in exchange for any Securities that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such New Securities.

          (f) If any Initial Purchaser determines that it is not eligible to participate in a Registered Exchange Offer with respect to the exchange of Securities of either Class constituting any portion of an unsold allotment, at the request of such Initial Purchaser, the Issuers shall issue and deliver to such Initial Purchaser or the person purchasing New Securities of such Class registered under a Shelf Registration Statement as contemplated by Section 3 hereof from such Initial Purchaser, in exchange for such Securities, a like principal amount of New Securities. The Issuers shall use their commercially reasonable efforts to cause the CUSIP Service Bureau to issue the same CUSIP number for such New Securities as for New Securities of such Class issued pursuant to a Registered Exchange Offer.
          (g) Interest on each New Security issued pursuant to a Registered Exchange Offer will accrue (i) from the later of (A) the last interest payment date on which interest was paid on the Securities surrendered in exchange therefor and (B) if the Securities are surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date, or (ii) if no interest has been paid on the Securities, from the Closing Date.
          (h) The obligations of the Issuers under a Registered Exchange Offer shall be subject to the conditions that (i) such Registered Exchange Offer does not violate applicable law or any applicable interpretation of the staff of the Commission; (ii) no action or proceeding shall have been instituted in any court or by any governmental agency which might materially impair the ability of the Issuers to proceed with such Registered Exchange Offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to the Issuers and (iii) all governmental approvals required for the consummation of such Registered Exchange Offer by the Issuers shall have been obtained. Notwithstanding anything to the contrary set forth above in this Section 2, the requirements to commence and complete a Registered Exchange Offer shall terminate at such time as all of the Securities are Freely Tradable.
          3. Shelf Registration.
          (a) If an Exchange Offer Registration Statement with respect to either Class of Securities is required to be filed and declared effective pursuant to Section 2(a) above, and (i) due to any change in law or currently prevailing interpretations thereof by the Commission’s staff, the Issuers determine upon advice of their outside counsel that they are not permitted to effect a Registered Exchange Offer with respect to such Class of Securities as contemplated by Section 2 hereof; (ii) for any other reason a Registered Exchange Offer with respect to such Class of Securities is not consummated within 300 days of the date hereof; (iii) any Initial Purchaser so requests with respect to Securities of either Class that are not eligible to be exchanged for New Securities of such Class in the applicable Registered Exchange Offer and that are held by it following consummation of such Registered Exchange Offer; or (iv) in the case of any Initial Purchaser that participates in a Registered Exchange Offer or acquires New Securities pursuant to Section 2(f) hereof, which Initial Purchaser does not receive Freely Tradable New Securities in exchange for Securities constituting any portion of an unsold allotment (it being understood that (x) the requirement that an Initial Purchaser must deliver a Prospectus containing the information required by Item 507 or 508 of Regulation S-K under the Securities Act in connection with sales of New Securities acquired in exchange for such Securities shall result in such

New Securities being not Freely Tradable; and (y) the requirement that an Exchanging Dealer must deliver a Prospectus in connection with sales of New Securities acquired in a Registered Exchange Offer in exchange for Securities acquired as a result of market-making activities or other trading activities shall not result in such New Securities being not Freely Tradable), the Issuers shall effect a Shelf Registration Statement with respect to such Class in accordance with subsection (b) below.
          (b) If a Shelf Registration Statement with respect to any Class of Securities is required to be filed and declared effective pursuant to this Section 3, (i) the Issuers shall as promptly as practicable (but in no event more than 45 days after so required or requested pursuant to this Section 3), file with the Commission and shall use their commercially reasonable efforts to cause to be declared effective under the Securities Act within 300 days after so required or requested, a Shelf Registration Statement relating to the offer and sale of the applicable Class of Securities or the New Securities, as applicable (which may be an “automatic shelf registration statement” as defined in Rule 405 of the Securities Act (an “Automatic Shelf Registration Statement”), if the filing satisfies all relevant requirements for qualification as an Automatic Shelf Registration Statement), by the Holders thereof from time to time in accordance with the methods of distribution elected by such Holders and set forth in such Shelf Registration Statement; provided, however, that no Holder (other than an Initial Purchaser) shall be entitled to have the Securities or New Securities, as applicable, held by it covered by such Shelf Registration Statement unless such Holder agrees in writing to be bound by all of the provisions of this Agreement applicable to such Holder; and provided, further, that with respect to New Securities received by an Initial Purchaser in exchange for Securities constituting any portion of an unsold allotment, the Issuers may, if permitted by current interpretations by the Commission’s staff, file a post-effective amendment to the applicable Exchange Offer Registration Statement containing the information required by Item 507 or 508 of Regulation S-K, as applicable, in satisfaction of its obligations under this subsection with respect thereto, and any such Exchange Offer Registration Statement, as so amended, shall be referred to herein as, and governed by the provisions herein applicable to, a Shelf Registration Statement.
          (c) Subject to Section 4(k), the Issuers shall use their commercially reasonable efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended as required by the Securities Act, until the earliest of (A) the first anniversary of the Closing Date; (B) the date upon which all the Securities or New Securities, as applicable, covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement; or (C) the date upon which all the Securities or New Securities, as applicable, of such Class, covered by such Shelf Registration Statement become Freely Tradable (the “Shelf Registration Period”). The Issuers shall be deemed not to have used their commercially reasonable efforts to keep a Shelf Registration Statement effective during the applicable Shelf Registration Period if they voluntarily take any action that would result in Holders of Securities or New Securities, as applicable, covered thereby not being able to offer and sell such Securities or New Securities, as applicable, at any time during the Shelf Registration Period, unless such action is (x) required by applicable law or otherwise undertaken by the Issuers in good faith and for valid business reasons (not including avoidance of the Issuers’ obligations hereunder), including the acquisition or divestiture of assets or a financing, and (y) permitted pursuant to Section 4(k)(ii) hereof. Notwithstanding anything to the contrary set forth in this Section 3, the requirements to file a Shelf Registration Statement providing for the sale of all Registrable Securities of a particular Class and to have such Shelf Registration Statement become effective and remain effective shall terminate at such time as all of the Securities of such Class are Freely Tradable.
          (d) The Issuers shall cause each Shelf Registration Statement and the related Prospectus and any amendment or supplement thereto, as of the effective date of the Shelf Registration Statement or such amendment or supplement, (A) to comply in all material respects with the applicable requirements of the Securities Act; and (B) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.
          4. Additional Registration Procedures. In connection with any Shelf Registration Statement with respect to any Class of Securities and, to the extent applicable, any Exchange Offer Registration Statement, the following provisions shall apply.
          (a) The Issuers shall:
     (i) furnish, in each case if requested in writing, to each of the Representatives, in the case of an Exchange Offer Registration Statement, and to counsel for the Holders of Registrable Securities of the applicable Class in the case of a Shelf Registration Statement, not less than five Business Days prior to the filing thereof with the Commission, a copy of any Exchange Offer Registration Statement, as applicable, and any Shelf Registration Statement, and each amendment thereof and each amendment or supplement, if any, to the Prospectus included therein and shall use their commercially reasonable efforts to reflect in each such document, when so filed with the Commission, such comments as the Representatives reasonably propose;
     (ii) include the information set forth in Annex B hereto on the facing page of the Exchange Offer Registration Statement, in Annex C hereto in the forepart of the Exchange Offer Registration Statement in a section setting forth details of the Registered Exchange Offer, in Annex D hereto in the underwriting or plan of distribution section of the Prospectus contained in the Exchange Offer Registration Statement, and in Annex E hereto in the letter of transmittal delivered pursuant to the Registered Exchange Offer;
     (iii) if requested by an Initial Purchaser, include the information required by Item 507 or 508 of Regulation S-K, as applicable, in the Prospectus contained in the Exchange Offer Registration Statement; and
     (iv) in the case of a Shelf Registration Statement, include the names of the Holders that propose to sell Securities pursuant to the Shelf Registration Statement as selling security holders.
          (b) The Issuers shall ensure that:

     (i) any Registration Statement and any amendment thereto and any Prospectus forming part thereof and any amendment or supplement thereto complies in all material respects with the Securities Act; and
     (ii) any Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, it being understood that, with respect to the information about Holders in any Shelf Registration Statement, the Issuers will be relying solely on responses provided by Holders to a notice and questionnaire.
          (c) The Issuers shall advise the Representatives and, to the extent the Issuers have been provided in writing a telephone or facsimile number and address for notices, the Holders of Securities of the applicable Class covered by any Shelf Registration Statement and any Exchanging Dealer of the applicable Class under any Exchange Offer Registration Statement, and, if requested by any Representative or any such Holder or Exchanging Dealer, shall confirm such advice in writing (which notice pursuant to clauses (ii) through (v) hereof shall be accompanied by an instruction to suspend the use of the Prospectus until the Issuers shall have remedied the basis for such suspension):
     (i) when a Registration Statement and any amendment thereto has been filed with the Commission and when the Registration Statement or any post-effective amendment thereto has become effective;
     (ii) of any request by the Commission for any amendment or supplement to the Registration Statement or the Prospectus or for additional information;
     (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution or threatening of any proceeding for that purpose;
     (iv) of the receipt by the Issuers of any notification with respect to the suspension of the qualification of the securities included therein for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose; and
     (v) unless notice has been provided pursuant to Section 4(k)(ii), of the happening of any event that requires any change in the Registration Statement or the Prospectus so that, as of such date, such Registration Statement and Prospectus (A) do not contain any untrue statement of a material fact and (B) do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.
          (d) The Issuers shall use their commercially reasonable efforts to obtain as soon as possible the withdrawal of any order suspending the effectiveness of any Registration Statement or the qualification of the securities therein for sale in any jurisdiction.

          (e) The Issuers shall furnish, upon written request, to each Holder of Securities covered by any Shelf Registration Statement, without charge, at least one copy of such Shelf Registration Statement and any post-effective amendment thereto, including all material incorporated therein by reference, and, if the Holder so requests in writing, all exhibits thereto (including exhibits incorporated by reference therein).
          (f) The Issuers shall, during the Shelf Registration Period, deliver to each Holder of Securities covered by any such Shelf Registration Statement, without charge, as many copies of the Prospectus (including the preliminary Prospectus) included in such Shelf Registration Statement and any amendment or supplement thereto as such Holder may reasonably request. The Issuers consent to the use of the Prospectus or any amendment or supplement thereto by each of the selling Holders of Securities in connection with the offering and sale of the Securities covered by the Prospectus, or any amendment or supplement thereto, included in such Shelf Registration Statement.
          (g) The Issuers shall furnish to each Exchanging Dealer which so requests, without charge, at least one copy of the applicable Exchange Offer Registration Statement and any post-effective amendment thereto, including all material incorporated by reference therein, and, if the Exchanging Dealer so requests in writing, all exhibits thereto (including exhibits incorporated by reference therein).
          (h) The Issuers shall promptly deliver to each Initial Purchaser, each Exchanging Dealer and each other person required to deliver a Prospectus during the applicable Exchange Offer Registration Period, without charge, as many copies of the Prospectus included in the applicable Exchange Offer Registration Statement and any amendment or supplement thereto as any such person may reasonably request. The Issuers consent to the use of such Prospectus or any amendment or supplement thereto by any Initial Purchaser, any Exchanging Dealer and any such other person that may be required to deliver a Prospectus following the applicable Registered Exchange Offer in connection with the offering and sale of the New Securities of the Class covered by the Prospectus, or any amendment or supplement thereto, included in such Exchange Offer Registration Statement.
          (i) Prior to any such Registered Exchange Offer or any other offering of Securities pursuant to any Registration Statement, the Issuers shall arrange, if necessary, for the qualification of the Securities or the New Securities for sale under the laws of such jurisdictions as any Holder shall reasonably request and shall maintain such qualification in effect so long as required; provided that no Issuer will be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction or to taxation in any such jurisdiction where it is not then so subject.
          (j) The Issuers shall cooperate with the Holders of Securities of the applicable Class to facilitate the timely preparation and delivery of certificates representing New Securities or Securities to be issued or sold pursuant to any Registration Statement free of any restrictive legends and in such denominations and registered in such names as Holders may request.

          (k) (i) Subject to clause (ii) below, upon the occurrence of any event contemplated by subsections (c)(ii) through (v) above, the Issuers shall promptly (or within the time period provided for by clause (ii) hereof, if applicable) prepare a post-effective amendment to the applicable Registration Statement or an amendment or supplement to the related Prospectus or file any other required document so that, as thereafter delivered to the Initial Purchasers of the Securities included therein, the Prospectus will not include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. In such circumstances, the period of effectiveness of any Exchange Offer Registration Statement provided for in Section 2 shall be extended by the number of days from and including the date of the giving of a notice of suspension pursuant to Section 4(c) to and including the date when the Initial Purchasers, the Holders of the Securities and any known Exchanging Dealer shall have received such amended or supplemented Prospectus pursuant to this Section.
               (ii) Upon the occurrence or existence of any pending corporate development or any other material event that, in the reasonable judgment of the Issuers, makes it appropriate to suspend the availability of a Shelf Registration Statement and the related Prospectus, the Issuers shall give notice (without notice of the nature or details of such events) to the Holders of the Registrable Securities or New Securities, as applicable, of the Class covered by such Shelf Registration Statement that the availability of the Shelf Registration is suspended and, upon actual receipt of any such notice, each Holder agrees not to sell any Registrable Securities or New Securities, as applicable, pursuant to the Shelf Registration until such Holder’s receipt of copies of the supplemented or amended Prospectus provided for in clause (i) hereof, or until it is advised in writing by the Issuers that the Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. The period during which the availability of the Shelf Registration and any Prospectus is suspended shall not exceed 45 days in any three-month period or 90 days in any twelve-month period.
          (l) Not later than the effective date of any Registration Statement, the Issuers shall provide a CUSIP number for the Securities or the New Securities, as the case may be, registered under such Registration Statement and provide, as may be necessary, the Trustee with printed certificates for such Securities or New Securities, as applicable, in a form eligible for deposit with The Depository Trust Company.
          (m) The Issuers shall comply with all applicable rules and regulations of the Commission and shall make generally available to its security holders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder as soon as practicable after the effective date of the applicable Registration Statement and in any event no later than 45 days after the end of a 12-month period (or 90 days, if such period is a fiscal year) beginning with the first month of the Issuers’ first fiscal quarter commencing after the effective date of the applicable Registration Statement.
          (n) The Issuers shall cause the Indenture to be qualified under the Trust Indenture Act in a timely manner.

          (o) The Issuers may require each Holder of Securities to be sold pursuant to any Shelf Registration Statement to furnish to the Issuers such information regarding the Holder and the distribution of such Securities as the Issuers may from time to time reasonably require for inclusion in such Registration Statement. The Issuers may exclude from such Shelf Registration Statement the Securities of any Holder that unreasonably fails to furnish such information within a reasonable time after receiving such request.
          (p) In the case of any Shelf Registration Statement, the Issuers shall enter into customary agreements (including, if requested, an underwriting agreement in customary form) and take all other appropriate actions in order to expedite or facilitate the registration or the disposition of the Securities, and in connection therewith, if an underwriting agreement is entered into, cause the same to contain indemnification provisions and procedures no less favorable than those set forth in Section 6 hereof (or such other provisions and procedures acceptable to the Majority Holders of such Class being registered and the Managing Underwriters, if any, with respect to all parties to be indemnified pursuant to Section 6).
          (q) In the case of any Shelf Registration Statement, the Issuers shall:
     (i) make reasonably available for inspection by a representative of the Holders of Securities of such Class to be registered thereunder (an “Inspector”), any underwriter participating in any disposition pursuant to such Registration Statement, one firm of accountants designated by the Majority Holders of Securities of such Class to be registered thereunder and one attorney and one firm of accountants designated by such underwriter or underwriters, at reasonable times and in a reasonable manner, all relevant financial and other records and pertinent corporate documents of the Issuers and their subsidiaries;
     (ii) cause each Issuers’ officers, directors, employees, accountants and auditors to supply all relevant information reasonably requested by the Inspector or any such underwriter, attorney or accountant in connection with any such Registration Statement as is customary for similar due diligence examinations; provided, however, that any information that is designated in writing by the Issuers, in good faith, as confidential at the time of delivery of such information shall be kept confidential by such Inspector, underwriter or underwriters or any such attorney or accountant, unless such disclosure is made in connection with a court proceeding or required by law, or such information becomes available to the public generally or through a third party without an accompanying obligation of confidentiality;
     (iii) make such representations and warranties to the Holders of Securities registered thereunder and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in primary underwritten offerings and covering matters including, but not limited to, those set forth in the Purchase Agreement;
     (iv) obtain opinions of counsel to the Issuers and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the Managing Underwriters, if any) addressed to each selling Holder and the underwriters, if any, covering such matters as are customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such Holders and underwriters;
     (v) obtain “comfort” letters and updates thereof from the independent certified public accountants of the Issuers (and, if necessary, any other independent certified public accountants of any subsidiary of the Issuers or of any business acquired by the Issuers for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each selling Holder of Securities registered thereunder and the underwriters, if any, in customary form and covering matters of the type customarily covered in “comfort” letters in connection with primary underwritten offerings; and
     (vi) deliver such documents and certificates as may be reasonably requested by the Majority Holders of the Class registered or the Managing Underwriters, if any, including those to evidence compliance with Section 4(k) and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Issuers.
The actions set forth in clauses (iii), (iv), (v) and (vi) of this paragraph (q) shall be performed at (A) the effectiveness of such Registration Statement and each post-effective amendment thereto; and (B) each closing under any underwriting or similar agreement as and to the extent required thereunder.
          (r) In the case of any Exchange Offer Registration Statement, the Issuers shall, if requested by an Initial Purchaser, or by a broker-dealer that holds Securities of the applicable Class that were acquired as a result of market-making or other trading activities:
     (i) make reasonably available for inspection by the requesting party, one attorney and one firm of accountants designated by the requesting party, at reasonable times and in a reasonable manner, all relevant financial and other records, pertinent corporate documents and properties of the Issuers and their subsidiaries;
     (ii) cause each Issuers’ officers, directors, employees, accountants and auditors to supply all relevant information reasonably requested by the requesting party or any such attorney or accountant in connection with any such Registration Statement as is customary for similar due diligence examinations; provided, however, that any information that is designated in writing by the Issuers, in good faith, as confidential at the time of delivery of such information shall be kept confidential by such Initial Purchaser or any such attorney or accountant, unless such disclosure is made in connection with a court proceeding or required by law, or such information becomes available to the public generally or through a third party without an accompanying obligation of confidentiality;

     (iii) make such representations and warranties to the requesting party, in form, substance and scope as are customarily made by issuers to underwriters in primary underwritten offerings and covering matters including, but not limited to, those set forth in the Purchase Agreement;
     (iv) obtain opinions of counsel to the Issuers and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the requesting party and its counsel), addressed to the requesting party, covering such matters as are customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by the requesting party or its counsel;
     (v) obtain “comfort” letters and updates thereof from the independent certified public accountants of the Issuers (and, if necessary, any other independent certified public accountants of any subsidiary of the Issuers or of any business acquired by the Issuers for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to the requesting party, in customary form and covering matters of the type customarily covered in “comfort” letters in connection with primary underwritten offerings, or if requested by the requesting party or its counsel in lieu of a “comfort” letter, an agreed-upon procedures letter under Statement on Auditing Standards No. 35, covering matters requested by the requesting party or its counsel; and
     (vi) deliver such documents and certificates as may be reasonably requested by the requesting party or its counsel, including those to evidence compliance with Section 4(k) and with conditions customarily contained in underwriting agreements.
The foregoing actions set forth in clauses (iii), (iv), (v), and (vi) of this Section shall be performed at the close of the Registered Exchange Offer and the effective date of any post-effective amendment to the Exchange Offer Registration Statement.
          (s) If a Registered Exchange Offer is to be consummated, upon delivery of the Securities of the Class being registered by Holders to the Issuers (or to such other person as directed by the Issuers) in exchange for the New Securities of such Class, the Issuers shall mark, or caused to be marked, on the Securities so exchanged that such Securities are being cancelled in exchange for the New Securities. In no event shall the Securities be marked as paid or otherwise satisfied.
          (t) The Issuers shall use their commercially reasonable efforts if the Securities of the Class being registered have been rated prior to the initial sale of such Securities, to confirm such ratings will apply to the Securities or the New Securities, as the case may be, covered by a Registration Statement.
          (u) In the event that any broker-dealer shall underwrite any Securities or participate as a member of an underwriting syndicate or selling group or “assist in the distribution” (within the meaning of the Conduct Rules) thereof, whether as a Holder of such Securities or as an underwriter, a placement or sales agent or a broker or dealer in respect thereof, or otherwise, the Issuers shall assist such broker-dealer in complying with the Conduct Rules.
          (v) The Issuers shall use their commercially reasonable efforts to take all other steps necessary to effect the registration of either Class of Securities or New Securities, as the case may be, covered by a Registration Statement.
          5. Registration Expenses. The Issuers shall bear all expenses incurred in connection with the performance of their obligations under Sections 2, 3 and 4 hereof and, in the event of any Shelf Registration Statement, will reimburse the Holders for the reasonable fees and disbursements of one firm or counsel (which shall initially be Cahill Gordon & Reindel llp, but which may be another nationally recognized law firm experienced in securities matters designated by the Majority Holders of the Class being registered) to act as counsel for the Holders in connection therewith, and, in the case of any Exchange Offer Registration Statement, will reimburse the Initial Purchasers for the reasonable fees and disbursements of such counsel acting in connection therewith. Notwithstanding the foregoing, the Holders shall pay all agency fees and commissions and underwriting discounts and commissions and the fees and disbursements of any counsel or other advisors or experts retained by such Holders (severally or jointly), other than the one counsel specifically referred to above.
          6. Indemnification and Contribution.
          (a) The Issuers agree, jointly and severally, to indemnify and hold harmless each Holder of Securities or New Securities, as the case may be, covered by any Registration Statement, each Initial Purchaser and, with respect to any Prospectus delivery as contemplated in Section 4(h) hereof, each Exchanging Dealer, the directors, officers, employees, Affiliates and agents of each such Holder, Initial Purchaser or Exchanging Dealer and each person who controls any such Holder, Initial Purchaser or Exchanging Dealer within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement as originally filed or in any amendment thereof, or in any preliminary Prospectus or the Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any preliminary Prospectus or the Prospectus, in the light of the circumstances under which they were made) not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that no Issuer will be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Issuers by or on behalf of any Initial Purchaser or any Holder specifically for inclusion therein. This indemnity agreement shall be in addition to any liability that the Issuers may otherwise have.

          Each Issuer also jointly and severally agrees to indemnify as provided in this Section 6(a) or contribute as provided in Section 6(d) hereof to Losses of each underwriter, if any, of Securities or New Securities, as the case may be, registered under a Shelf Registration Statement, their directors, officers, employees, Affiliates or agents and each person who controls such underwriter on substantially the same basis as that of the indemnification of the Initial Purchasers and the selling Holders provided in this Section 6(a) and shall, if requested by any Holder, enter into an underwriting agreement reflecting such agreement, as provided in Section 4(p) hereof.
          (b) Each Holder of Securities covered by a Registration Statement (including each Initial Purchaser that is a Holder, in such capacity) severally and not jointly agrees to indemnify and hold harmless the Issuers, each of their respective directors, each of their respective officers who signs such Registration Statement and each person who controls the Issuers within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity from the Issuers to each such Holder, but only with reference to written information relating to such Holder furnished to the Issuers by or on behalf of such Holder specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability that any such Holder may otherwise have.
          (c) Promptly after receipt by an indemnified party under this Section 6 or notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses; and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties (such consent not be to unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.
          (d) In the event that the indemnity provided in paragraph (a) or (b) of this Section is unavailable to or insufficient to hold harmless an indemnified party for any reason, then each applicable indemnifying party shall have a joint and several obligation to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, liability, damage or action) (collectively “Losses”) to which such indemnified party may be subject in such proportion as is appropriate to reflect the relative benefits received by such indemnifying party, on the one hand, and such indemnified party, on the other hand, from the Initial Placement and the Registration Statement which resulted in such Losses; provided, however, that in no case shall any Initial Purchaser be responsible, in the aggregate, for any amount in excess of the purchase discount or commission applicable to such Security, or in the case of a New Security, applicable to the Security that was exchangeable into such New Security, nor shall any underwriter be responsible for any amount in excess of the underwriting discount or commission applicable to the securities purchased by such underwriter under the Registration Statement which resulted in such Losses. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the indemnifying party and the indemnified party shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of such indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Issuer shall be deemed to be equal to the total net proceeds from the Initial Placement (before deducting expenses) as set forth in the Offering Memorandum. Benefits received by the Initial Purchasers shall be deemed to be equal to the total purchase discounts and commissions as set forth on the cover page of the Offering Memorandum, and benefits received by any other Holders shall be deemed to be equal to the value of receiving Securities or New Securities, as applicable, registered under the Securities Act. Benefits received by any underwriter shall be deemed to be equal to the total underwriting discounts and commissions, as set forth on the cover page of the Prospectus-forming a part of the Registration Statement which resulted in such Losses. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information provided by the indemnifying party, on the one hand, or by the indemnified party, on the other hand, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties agree that it would not be just and equitable if contribution were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section, each person who controls a Holder within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee and agent of such Holder shall have the same rights to contribution as such Holder, and each person who controls any Issuer within the meaning of either the Securities Act or the Exchange Act, each officer, director, employee and agent of Issuers who shall have signed the Registration Statement and each director of the Issuers shall have the same rights to contribution as the Issuers, subject in each case to the applicable terms and conditions of this paragraph (d).
          (e) The provisions of this Section will remain in full force and effect, regardless of any investigation made by or on behalf of any Holder or the Issuers or any of the indemnified persons referred to in this Section 6, and will survive the sale by a Holder of securities covered by a Registration Statement.
          7. Underwritten Registrations.
          (a) If any of the Securities or New Securities, as the case may be, covered by any Shelf Registration Statement are to be sold in an underwritten offering, the Managing Underwriters shall be selected by the Majority Holders of the Class being sold.
          (b) No person may participate in any underwritten offering pursuant to any Shelf Registration Statement, unless such person (i) agrees to sell such person’s Securities or New Securities, as the case may be, of the Class being sold on the basis reasonably provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements; and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.
          8. Registration Defaults. The Issuers agree to pay, jointly and severally, as liquidated damages, additional interest on the Senior Cash Pay Notes and/or the Senior Toggle Notes, as applicable (“Additional Interest”) if:
     (a) on or prior to the 300th day after the Closing Date, the Issuers have not, if required by Section 2, exchanged New Securities of the applicable Class for all Securities of such Class tendered in accordance with the terms of a Registered Exchange Offer;
     (b) on or prior to the 300th day after the Closing Date, a Shelf Registration Statement, relating to the applicable Class, if required by Section 3, has not been declared effective, if applicable; or
     (c) any Registration Statement required by this Agreement has been declared effective but ceases to be effective at any time at which it is required to be effective under this Agreement
(each such event referred to in clauses (a) through (c) a “Registration Default”), then, except during any suspension of the availability of the Shelf Registration and any related Prospectus pursuant to Section 4(k)(ii), Additional Interest will accrue on the principal amount of the applicable Class of Securities (in addition to the stated interest on the applicable set of Securities) at a rate of 0.25 percent per annum (which rate will be increased by an additional 0.25 percent per annum for each subsequent 90-day period during which such Additional Interest continues to accrue; provided that the rate at which such Additional Interest accrues may in no event exceed 0.50 percent per annum) commencing on (x) the 301st day after the date of this Agreement, in the cases of subsections (a) and (b) above, or (y) the day on which such Shelf Registration Statement ceases to be effective, in the case of subsection (c) above; provided, however, that upon the exchange of New Securities for all Securities tendered (in the case of subsection (a) above), or upon the effectiveness of a Shelf Registration Statement (in the case of subsection (b) above) or upon the effectiveness of the Registration Statement which had ceased to remain effective (in the case of subsection (c) above), Additional Interest on such Securities as a result of such subsection shall cease to accrue.
          9. No Inconsistent Agreements. Each Issuer has not entered into, and agrees not to enter into, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders herein or that otherwise conflicts with the provisions hereof.
          10. Amendments and Waivers. The provisions of this Agreement may not be amended, qualified, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Issuers have obtained the written consent of the Holders of a majority of the Registerable Securities outstanding; provided that, with respect to any matter that directly or indirectly affects the rights of any Initial Purchaser hereunder, the Issuers shall obtain the written consent of each such Initial Purchaser against which such amendment, qualification, supplement, waiver or consent is to be effective; provided, further, that no amendment, qualification, supplement, waiver or consent with respect to Section 8 hereof shall be effective as against any Holder of Registered Securities unless consented to in writing by such Holder; and provided, further, that the provisions of this Section 10 may not be amended, qualified, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Issuers have obtained the written consent of the Initial Purchasers and each Holder. Notwithstanding the foregoing (except the foregoing provisos), a waiver or consent to departure from the provisions hereof with respect to a matter that relates exclusively to the rights of Holders whose Securities or New Securities, as the case may be, are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other Holders may be given by the Majority Holders of the applicable Class registered under such Registration Statement, determined on the basis of Securities or New Securities, as the case may be, being sold rather than registered under such Registration Statement.
          11. Notices. All notices, requests and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail, telex, telecopier or air courier guaranteeing overnight delivery:
     (a) if to a Holder, at the most current address given by such Holder to the Issuers in accordance with the provisions of this Section 11, which address initially is, with respect to each Holder, the address of such Holder maintained by the Trustee under the Indenture;
     (b) if to the Representatives, initially at the address or addresses set forth in the Purchase Agreement; and

     (c) if to the Issuers, initially at its address set forth in the Purchase Agreement.
          All such notices and communications shall be deemed to have been duly given when received.
          The Initial Purchasers or the Issuers by notice to the other parties may designate additional or different addresses for subsequent notices or communications.
          12. Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns, including, without the need for an express assignment or any consent by the Issuers thereto, subsequent Holders of Securities and the New Securities, and the indemnified persons referred to in Section 6 hereof. The Issuers hereby agree to extend the benefits of this Agreement to any Holder of Securities and the New Securities, and any such Holder may specifically enforce the provisions of this Agreement as if an original party hereto.
          13. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.
          14. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.
          15. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York. The parties hereto each hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.
          16. Severability. In the event that any one of more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected thereby, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.
          17. Securities Held by the Issuers, etc. Whenever the consent or approval of Holders of a specified percentage of principal amount of either Class of Securities or New Securities, as applicable, is required hereunder, such Securities or New Securities, as applicable, held by the Issuers or their Affiliates (other than subsequent Holders of either Class of Securities or New Securities if such subsequent Holders are deemed to be Affiliates solely by reason of their holdings of such Securities or New Securities) shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Issuers and the several Initial Purchasers.

Very truly yours, CLEAR CHANNEL COMMUNICATIONS, INC.
By:
Name:
Title:

[GUARANTORS]
By:
Name:
Title:

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

DEUTSCHE BANK SECURITIES INC.
By:
Name:
Title:

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING INC.
By:
Name:
Title:

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC.
By:
Name:
Title:

CREDIT SUISSE SECURITIES (USA) LLC
By:
Name:
Title:

GREENWICH CAPITAL MARKETS, INC.
By:
Name:
Title:

WACHOVIA CAPITAL MARKETS, LLC
By:
Name:
Title:

ANNEX A
Guarantors

A-1

ANNEX B
          Each broker-dealer that receives new securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for securities where such securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. The issuers have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration of the exchange offer, they will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

B-1

ANNEX C
          Each broker-dealer that receives new securities for its own account in exchange for securities, where such securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. See “Plan of Distribution.”

C-1

ANNEX D
PLAN OF DISTRIBUTION
          Each broker-dealer that receives new securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for securities where such securities were acquired as a result of market-making activities or other trading activities. The issuers have agreed that, starting on the expiration date of the Exchange Offer and ending on the close of business 180 days after the expiration date of the Exchange Offer, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until _________, ______, all dealers effecting transactions in the new securities may be required to deliver a prospectus.
          The issuers will not receive any proceeds from any sale of new securities by broker-dealers. New securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new securities. Any broker-dealer that resells new securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such new securities may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
          For a period of 180 days after the expiration of the Exchange Offer, the issuers will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The issuers have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holder of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
          [If applicable, add information required by Regulation S-K Items 507 and/or 508.]

D-1

ANNEX E
Rider A
PLEASE FILL IN YOUR NAME AND ADDRESS BELOW IF YOU ARE A BROKER-DEALER AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name:
Address:

Rider B
If the undersigned is not a broker-dealer, the undersigned represents that it acquired the New Securities in the ordinary course of its business, it is not engaged in, and does not intend to engage in, a distribution of New Securities and it has no arrangements or understandings with any person to participate in a distribution of the New Securities. If the undersigned is a broker-dealer that will receive New Securities for its own account in exchange for Securities, it represents that the Securities to be exchanged for New Securities were acquired by it as a result of [market-making activities] or other trading activities and acknowledges that it will deliver a prospectus in connection with any resale of such New Securities; however, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

E-1

EXHIBIT C
FORM OF LEGAL OPINION OF ROPES & GRAY LLP
     Each of the Company and each Covered Guarantor listed on Schedule I hereto under the heading “Delaware Corporate Subsidiaries” (a) is a corporation validly existing and in good standing under the laws of the State of Delaware and (b) has the corporate power and authority under its certificate of incorporation, its bylaws and the General Corporation Law of the State of Delaware to execute and deliver each of the Note Documents to which it is a party and to perform its obligations thereunder.
     Each of the Covered Guarantors listed on Schedule I hereto under the heading “Delaware Limited Liability Companies” (a) is a limited liability company validly existing and in good standing under the laws of the State of Delaware and (b) has the limited liability company power and authority under its certificate of formation, its limited liability company agreement and the Delaware Limited Liability Company Act to execute and deliver each of the Note Documents to which it is a party and to perform its obligations thereunder.
     Each of the Covered Guarantors listed on Schedule I hereto under the heading “Delaware LP Subsidiaries” (a) is a limited partnership validly existing and in good standing under the laws of the State of Delaware and (b) has the limited partnership power and authority under its certificate of limited partnership, its limited partnership agreement and the Delaware Revised Uniform Limited Partnership Act to execute and deliver each of the Note Documents to which it is a party and to perform its obligations thereunder.
     Each of the Covered Guarantors listed on Schedule I hereto under the heading “California Corporate Subsidiaries” (a) is a corporation validly existing and in good standing under the laws of the State of California and (b) has the corporate power and authority under its articles of incorporation, its bylaws and the General Corporation Law of the State of California to execute and deliver each of the Note Documents to which it is a party and to perform its obligations thereunder.
     The Covered Guarantor listed on Schedule I hereto under the heading “Massachusetts Corporate Subsidiary” (a) is a corporation validly existing and in good standing under the laws of the Commonwealth of Massachusetts and (b) has the corporate power and authority under its articles of organization, its bylaws and the Massachusetts Business Corporation Act to execute and deliver each of the Note Documents to which it is a party and to perform its obligations thereunder.
     The Purchase Agreement has been duly ratified, executed and delivered by the Company. The Joinder Agreement has been duly authorized, executed and delivered by each of the Covered Guarantors.

     The Registration Rights Agreement has been duly authorized, executed and delivered by each of the Covered Guarantors and constitutes the valid and binding obligation of Clear Channel and each of the Guarantors, enforceable against Clear Channel and each of the Guarantors in accordance with its terms.
     Assuming due execution and authentication by the Trustee in the manner provided for in the Indenture, the Notes, upon the issuance and delivery against payment of the consideration therefor in accordance with the terms of the Settlement Agreement, the Escrow Agreement, the Purchase Agreement, as supplemented by the Joinder Agreement, and the Indenture, and assuming the Merger has occurred, constitute the valid and binding obligations of Clear Channel, enforceable against Clear Channel in accordance with their terms.
     The Guarantees have been duly authorized by each of the Covered Guarantors, and assuming that the Notes have been issued, authenticated and delivered against payment of the consideration therefor in accordance with the terms of the Settlement Agreement, the Escrow Agreement, the Purchase Agreement, as supplemented by the Joinder Agreement, and the Indenture, and assuming the Merger has occurred, the Guarantees constitute valid and binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms.
     The Guarantees of the Exchange Notes (defined herein) by each of the Covered Guarantors have been duly authorized by each of the Covered Guarantors.
     Upon the Merger, the Indenture constitutes a valid and binding obligation of Clear Channel, enforceable against Clear Channel in accordance with its terms.
     The Indenture Documents have been duly authorized by each of the Covered Guarantors, and the Supplemental Indenture has been executed and delivered by each of the Covered Guarantors. Upon the Merger, the Indenture Documents constitute valid and binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms.
     Prior to the Merger, the Company was not an “investment company,” as such term is defined in the Investment Company Act. Upon the consummation of the Transactions, neither Clear Channel nor any Guarantor is an “investment company,” as such term is defined in the Investment Company Act.
     The execution and delivery by the Company, Clear Channel and each Guarantor of the Note Documents to which it is a party, and the issuance and sale of the Notes by the Company and of the Guarantees by the Guarantors, will not violate, conflict with, or constitute a breach of any of the terms or provisions of, or a default under (or an event that with notice or the lapse of time, or both, would constitute a default), or require consent under, or result in the creation or imposition of a lien, charge or encumbrance on any property or assets of the Company, Clear Channel or the Guarantors or the acceleration of any indebtedness of the Company, Clear Channel or the Guarantors pursuant to (i) the certificate of incorporation or bylaws of the Company or (a) the certificate of incorporation, articles of incorporation or articles of organization, as applicable, or bylaws, (b) the certificate of formation or limited liability company agreement, as applicable, or (c) the certificate of limited partnership or limited partnership agreement of each Covered Guarantor, as applicable, (ii) any agreement set forth on Schedule III hereto, or (iii) any Covered Laws applicable to the Company, Clear Channel or the Guarantors or their respective assets or properties. With regard to clause (iii) above, we do not express any opinion as to compliance with state securities or “Blue Sky” laws or as to compliance with the antifraud provisions of federal or state securities laws.
     No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required under the Covered Laws for the Company’s, Clear Channel’s, or any of the Guarantor’s execution and delivery of the Note Documents to which it is a party, or the issuance and delivery of the Notes or the Guarantees, except (i) such as may have been obtained or made or as may be required under state securities or “Blue Sky” laws, (ii) as may be required under federal or state securities or “Blue Sky” laws in connection with the registration statement to be filed to exchange any and all of each series of Notes for a like aggregate principal amount of new notes (the “Exchange Notes”) or any registration statement for an offering to be made on a continuous basis pursuant to Rule 415 covering all of the Notes and declared effective under the Act, as contemplated by the Registration Rights Agreement and (iii) as may be required under or pursuant to the Communications Act of 1934, as amended, and the published rules and regulations of the Federal Communications Commission promulgated thereunder.
     Assuming the accuracy of the representations and warranties of the Company, Clear Channel, the Guarantors and the Initial Purchasers set forth in the Purchase Agreement, as supplemented by the Joinder Agreement, it is not necessary in connection with the offer, sale and delivery of the Notes or in connection with any initial resale of the Notes by the Initial Purchasers in the manner contemplated by the Purchase Agreement to register the offer or sale of the Notes or the Guarantees under the Act or to qualify the Indenture under the Trust Indenture Act, it being understood that we express no opinion as to any resale of Notes subsequent to any initial resale thereof by the Initial Purchasers.
     To our knowledge, except as disclosed in the Final Memorandum, none of the Company, Clear Channel and the Guarantors is a party to any action, suit or proceeding which places in question the validity or enforceability of, or seeks to enjoin the performance of, the Note Documents.

EXHIBIT D
FORM OF LEGAL OPINION OF FLORIDA COUNSEL
     Each Guarantor is a corporation validly existing and in good standing under the laws of the State of Florida. Each Guarantor has all requisite company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
     Each Guarantor has all requisite corporate power and authority to execute and deliver each of the Guarantor Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of the Guarantor Documents to which each Guarantor is a party by such Guarantor has been duly authorized by all necessary company action on the part of such Guarantor. The Guarantor Documents to which each Guarantor is a party have been duly and validly executed and delivered by such Guarantor.
     The Guarantees of notes to be issued by the Company, having substantially identical terms in all material respects as the Notes, except that such notes will not contain terms with respect to transfer restrictions, by each Guarantor have been duly authorized by each such Guarantor.
     The execution and delivery by each Guarantor of the Guarantor Documents to which each Guarantor is a party and the performance by the Guarantors of their obligations thereunder will not conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of the Guarantors, or (ii) any law or regulation of the State of Florida applicable to corporations generally (“Florida Law”).
     No consent, approval, waiver, license or authorization or other action by or filing with any Florida governmental authority is required under Florida Law in connection with the execution and delivery by the Guarantors of the Guarantor Documents to which they are a party or consummation by the Guarantors of the transactions contemplated thereby or the performance by the Guarantors of their obligations thereunder.

EXHIBIT E
FORM OF LEGAL OPINION OF COLORADO COUNSEL
     Organization. Guarantor is a corporation duly organized and existing under the laws of the State.
     Good Standing. Based solely upon the Good Standing Certificate of Guarantor attached hereto as Exhibit 4.2, Guarantor is in good standing under the laws of the State.
     Power and Authority. Guarantor has (a) power and authority to execute, deliver and perform its obligations set forth in each of the Guaranty Documents to which it is a party and (b) all requisite corporate power and authority to own, lease and/or operate its properties and to carry on its business as presently being conducted in the State.
     Execution and Delivery. Each of the Guaranty Documents has been duly executed and delivered by Guarantor.
     Authorization. The execution and delivery of each of the Guaranty Documents to which Guarantor is a party and the performance by Guarantor of its obligations thereunder have been duly authorized by all necessary corporate action on behalf of Guarantor.
     Exchange Notes Guaranty. The execution and delivery by Guarantor of a form of Guaranty of Exchange Notes (as defined in the Registration Rights Agreement) to be issued by the Company has been duly authorized by all necessary corporate action on behalf of Guarantor.
     No Violation. The execution and delivery by Guarantor of the Guaranty Documents and the performance by Guarantor of its obligations thereunder does not violate (a) any of the Constituent Documents, (b) the applicable provisions of statutory law or regulation of this State applicable to transactions such as the Transaction or (c) to our knowledge, result in a violation of any of the proceedings described in Section V below and of which we have knowledge as a result of the searches described in such Section V.
     No Consent. No consent, approval, waiver, license or authorization or other action by or filing with any State governmental authority is required in connection with the execution and delivery by Guarantor of the Guaranty Documents, the consummation of the Transaction or the performance by Guarantor of its obligations under such Guaranty Documents.

EXHIBIT F
FORM OF LEGAL OPINION OF NEVADA COUNSEL
     Each Guarantor (other than Citicasters Licenses, L.P.) is a corporation validly existing and in good standing under the laws of the State of Nevada. Citicasters Licenses, L.P. is a limited partnership validly existing and in good standing under the laws of the State of Nevada. Each Guarantor has all requisite corporate or limited partnership, as applicable, power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
     Each Guarantor has all requisite corporate or limited partnership, as applicable, power and authority to execute and deliver each of the Guarantor Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of the Guarantor Documents to which each Guarantor is a party by such Guarantor has been duly authorized by all necessary corporate or limited partnership, as applicable, action on the part of such Guarantor. The Guarantor Documents to which each Guarantor is a party have been duly and validly executed and delivered by such Guarantor.
     The Guarantees of notes to be issued by the Company, having substantially identical terms in all material respects as the Notes, except that such notes will not contain terms with respect to transfer restrictions, by each Guarantor have been duly authorized by each such Guarantor.
     The execution and delivery by each Guarantor of the Guarantor Documents to which each Guarantor is a party and the performance by the Guarantors of their obligations thereunder will not conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the articles of incorporation, bylaws, certificate of limited partnership and limited partnership agreement, as applicable, of the Guarantors, (ii) any Nevada law or regulation or (iii) to the best of our knowledge, any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on the Guarantors.
     No consent, approval, waiver, license or authorization or other action by or filing with any Nevada governmental authority is required in connection with the execution and delivery by the Guarantors of the Guarantor Documents to which they are a party, the consummation by the Guarantors of the transactions contemplated thereby or the performance by the Guarantors of their obligations thereunder.

EXHIBIT G
FORM OF LEGAL OPINION OF WASHINGTON COUNSEL
     Each Guarantor is a corporation duly incorporated and validly existing under the laws of the state of Washington. Each Guarantor has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
     Each Guarantor has all requisite corporate power and authority to execute and deliver each of the Guarantor Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of the Guarantor Documents to which each Guarantor is a party by such Guarantor has been duly authorized by all necessary corporate action on the part of such Guarantor. The Guarantor Documents to which each Guarantor is a party have been duly and validly executed and delivered by such Guarantor.
     The Guarantees by each Guarantor of notes to be issued by the Company, having substantially identical terms in all material respects as the Notes, except that such notes will not contain terms with respect to transfer restrictions, have been duly authorized by each such Guarantor.
     The execution and delivery by each Guarantor of the Guarantor Documents to which each Guarantor is a party and the performance by the Guarantors of their obligations thereunder will not conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the articles of incorporation and bylaws of any of the Guarantors, (ii) any Washington law or regulation or (iii) to our knowledge, any judgment, order or decree of any Washington state court binding on any Guarantor. For purposes of expressing the opinion in clause (iii) of this Paragraph 4, we have with your express consent relied solely upon our review of searches of court records in the state of Washington attached hereto as Exhibit A.
     No approval, authorization or other action by, or filing with, any Washington governmental authority is required in connection with the execution and delivery by each Guarantor of the Guarantor Documents to which it is a party and the performance by of its agreements in such Guarantor Documents.
     There are no stamp taxes, recording taxes, transfer fees or similar charges payable under Washington law on account of the execution and deli very of the Guarantor Documents or the creation of the indebtedness evidenced by any of the Guarantor Documents. We express no opinion, however, with respect to any income, franchise, sales, withholding, real or personal property, business license, business and occupation tax or other tax that may result from the transactions contemplated by the Guarantor Documents or the performance of the obligations described therein, including the payment of the indebtedness evidenced by any of the Guarantor Documents.

EXHIBIT H
FORM OF LEGAL OPINION OF TEXAS COUNSEL
     The Company and each Guarantor that is a corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. Each Guarantor that is a limited partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas. The Company and each Guarantor have all requisite corporate or limited partnership power and authority to own, lease and operate their properties and to carryon their business as now being conducted.
     The Company has all requisite corporate power and authority to execute and deliver each of the Note Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of the Note Documents to which the Company is a party by the Company have been duly authorized by all necessary corporate action on the part of the Company.
     Each Guarantor has all requisite corporate or limited partnership power and authority to execute and deliver each of the Guarantor Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of the Guarantor Documents to which each Guarantor is a party by such Guarantor have been duly authorized by all necessary corporate or limited partnership action on the part of such Guarantor.
     The Company has duly authorized for issuance the Exchange Notes (as defined in the Indenture). The Guarantees of the Exchange Notes by each Guarantor have been duly authorized by each such Guarantor.
     The execution and delivery by the Company and each Guarantor of the Note Documents or Guarantor Documents to which they are a party and the performance by the Company or the Guarantors of their obligations thereunder will not conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the articles of incorporation, bylaws, certificate of limited partnership, or partnership agreement of the Company or the Guarantors, as applicable, (ii) any Texas statutory law or regulation or (iii) to our knowledge, any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on the Company or the Guarantors.
     No consent, approval, waiver, license or authorization or other action by or filing with any Texas governmental authority is required on the part of the Company or the Guarantors in connection with the execution and delivery by the Company or the Guarantors of the Note Documents or Guarantor Documents to which they are a party, the consummation by the Company and the Guarantors of the transactions contemplated to be performed pursuant thereto or the performance by the Company or the Guarantors of their obligations thereunder, except those which have previously been obtained or made.

EXHIBIT I
FORM OF LEGAL OPINION OF OHIO COUNSEL
     Each Guarantor which is a corporation is a corporation validly existing and in good standing under the laws of the State of Ohio. M Street L.L.C. is a limited liability company validly existing and in full force and effect under the laws of the State of Ohio. Each Guarantor has all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted.
     Each Guarantor has all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver each of the Guarantor Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of the Guarantor Documents to which each Guarantor is a party by such Guarantor has been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of such Guarantor. The Guarantor Documents to which each Guarantor is a party have been duly and validly executed and delivered by such Guarantor.
     The Guarantees of notes to be issued by the Company, as the successor in interest to Merger Sub as set forth in the Registration Rights Agreement in exchange for the Notes, have been duly authorized by each such Guarantor.
     The execution and delivery by each Guarantor of the Guarantor Documents to which each Guarantor is a party and the performance by the Guarantors of their obligations thereunder will not conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the articles of incorporation and code of regulations of each Guarantor which is a corporation and the articles of organization and operating agreement of M Street L.L.C., (ii) any Ohio law or regulation or (iii) to the best of our knowledge, any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on the Guarantors.
     No consent, approval, waiver, license or authorization or other action by or filing with any Ohio governmental authority is required in connection with the execution and delivery by the Guarantors of the Guarantor Documents to which they are a party, the consummation by the Guarantors of the transactions contemplated thereby or the performance by the Guarantors of their obligations thereunder.

EXHIBIT J
FORM OF LEGAL OPINION OF SPECIAL FCC COUNSEL
     The FCC records reviewed by us reflect that (a) the FCC-authorized licensee or permittee for each of the Station Licenses listed in Schedule III is the entity identified in Schedule III as the licensee or permittee thereof; (b) each of the Station Licenses has the expiration date set forth on Schedule III hereof; and (c) except as may be set forth on Schedule III, each of the Station Licenses is currently in effect
     Except for those Station Licenses identified on Schedule III as construction permits, each Station License authorizes the licensee thereof identified in Schedule III to operate a fun service radio broadcast station to serve the community of license identified in Schedule III for each such Station License, subject to compliance with the terms of such Station License and the Communications Laws.
     The FCC has issued the Merger Consent, and the Merger Consent has become effective pursuant to Section l 03 of the FCC’s rules, 47 C.F.R. § l 03. To our knowledge, (i) no stay of the effectiveness of the Merger Consent has been issued by the FCC, and (ii) the Merger Consent has not been invalidated by any subsequently published FCC action. With regard to the three enumerated conditions in paragraph 40 of the Merger Consent, (a) the FCC has granted all necessary authority for consummation of the assignment to the Aloha Station Trust, LLC of those radio broadcast stations required to be assigned to it under the first enumerated condition; (b) the FCC, by Memorandum Opinion and Order: Shareholders of Univision Communications, Inc., FCC 08-48, released February 12,2008, modified the condition (the “Univision Order Condition”) imposed by its Memorandum Opinion and Order: Shareholders of Univision Communications, Inc., 22 FCC Red. 5842 (2007), to provide that the restructuring of the interests of Thomas H. Lee Partners, L.P. (‘THLP”) in Broadcast Media Partners, Inc. (“BMPI”) to become non-attributable has brought THLP and BMPI into compliance with the Univision Order Condition, as required by the second enumerated condition; and (c) the FCC has granted all necessary authority for the transfer of control of the radio broadcast stations held by Cumulus Media Partners, LLC (“CMP”) that would result from the actions required to render the interests of Bain Capital, LLC and THLP in CMP non-attributable, as required by the third enumerated condition. We advise you that, to our knowledge, (x) no petition for reconsideration or review of the Merger Consent has been filed with the FCC, and (y) no action has been taken by the FCC to reverse or set aside the Merger Consent. We further advise you that written notification to the FCC is required upon consummation of the transactions authorized by the Merger Consent
     The execution, delivery, and performance on the date hereby Merger Sub, the Company and the Guarantors of the Note Documents to which each is a party do not require any registration with the FCC, any authorization, consent or approval by the FCC except for those that have been obtained, or any notice to or filing with the FCC, and do not violate the

Communications Laws, except that: (a) the exercise of rights and remedies that constitute the assignment of any license, permit or other authorization issued by the FCC (“FCC Authorization”), or transfer of control thereof, including an assignment or transfer of any FCC Authorization upon such exercise, may require the prior consent of the FCC (and we express no opinion as to the likelihood of obtaining any such FCC consent), (b) if any FCC Authorization is assigned or control thereof transferred, FCC policy may require that control of the assets used in the operation of the facilities authorized by such FCC Authorization be transferred or assigned along with such FCC Authorization, (c) written notification to the FCC is required upon consummation of any assignment of an FCC Authorization or transfer of control thereof previously approved by the FCC, and (d) Section 73.3613 of the FCC’s rules, 41 C.P.R. § 73.3613, may require that copies of certain of the Note Documents be filed with the FCC for informational purposes within thirty (30) days after their execution, and any documents required to be so filed may also be required to be listed and described in ownership reports filed with the FCC.

Exhibit K

OFFERING MEMORANDUM	CONFIDENTIAL
ClearChannel
BT Triple Crown Merger Co., Inc.
to be merged with and into
Clear Channel Communications, Inc.
$980,000,000 10.75% Senior Cash Pay Notes due 2016
$1,330,000,000 11.00%/11.75% Senior Toggle Notes due 2016

     We are offering $980,000,000 aggregate principal amount of 10.75% senior cash pay notes due 2016 (the “senior cash pay notes”) and $1,330,000,000 aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016 (the “senior toggle notes” and, together with the senior cash pay notes, the “notes”). The notes will be issued in connection with the acquisition of Clear Channel Communications, Inc. (the “Company”). At the time of the acquisition, BT Triple Crown Merger Co., Inc., the issuer of the notes offered hereby, will merge with and into the Company, with the Company continuing as the surviving corporation. At the time of the merger, the Company will assume the obligations of BT Triple Crown Merger Co., Inc. and the notes and related indenture by operation of law.
     The senior cash pay notes will mature on August 1, 2016. We will pay interest on the senior cash pay notes in cash on February 1 and August 1 of each year, commencing on February 1, 2009. Interest on the senior cash pay notes will accrue at a rate of 10.75% per annum. The senior toggle notes will mature on August 1, 2016 and will require a special redemption on August 1, 2015. We will pay interest on the senior toggle notes on February 1 and August 1 of each year, commencing on February 1, 2009. Interest on the senior toggle notes will be paid in cash on the first interest payment date. Following the first interest payment date, we may elect to pay all or 50% of such interest on the senior toggle notes in cash or by increasing the principal amount of the senior toggle notes or by issuing new senior toggle notes (such increase or issuance, “PIK Interest”). Interest on the senior toggle notes payable in cash will accrue at a rate of 11.00% per annum and PIK Interest will accrue at a rate of 11.75% per annum. We will prepay portions of the principal of the notes on the first interest payment date following the fifth anniversary of the issue date and on each interest payment date thereafter. The notes will be treated as having been issued with original issue discount for United States federal income tax purposes.
     We may redeem some or all of the notes at any time prior to August 1, 2012 at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon to the redemption date and a “make-whole premium,” as described in this offering memorandum. We may redeem some or all of the notes at any time on or after August 1, 2012 at the redemption prices set forth in this offering memorandum. In addition, we may redeem up to 40% of any series of the outstanding notes at any time on or prior to August 1, 2011 with the net cash proceeds we raise in one or more equity offerings. If we undergo a change of control, sell certain of our assets, or issue certain debt offerings, we may be required to offer to purchase notes from holders.
     The notes will be our senior unsecured debt and will rank equal in right of payment with all of our existing and future senior debt. Our direct parent and our wholly-owned domestic restricted subsidiaries on the issue date that are guarantors of our obligations under our senior secured credit facilities and our receivables based credit facility will guarantee the notes with unconditional guarantees that will be unsecured and will be equal in right of payment to all existing and future senior debt of such guarantors, except that the guarantees will be subordinated in right of payment only to the guarantees of obligations under our senior secured credit facilities and our receivables based credit facility. In addition, the notes and the guarantees will be structurally senior to our existing and future debt to the extent that such debt is not guaranteed by the guarantors of the notes. The notes and the guarantees will be effectively subordinated to our existing and future secured debt and that of the guarantors to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all obligations of our subsidiaries that do not guarantee the notes.
     We have agreed to use commercially reasonable efforts to make an offer to exchange the notes for registered, publicly tradable notes that have substantially identical terms as the notes. This offering memorandum includes additional information on the terms of the notes, including redemption and repurchase prices, covenants and transfer restrictions.
     We expect the notes to be eligible for trading in The PORTALSM Market, a subsidiary of The Nasdaq Stock Market, Inc.
     Investing in the notes involves a high degree of risk. See “Risk Factors,” beginning on page 32.

     We have not registered the notes under the federal securities laws or the securities laws of any state. The initial purchasers named below are offering the notes only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. See “Notice to Investors” for additional information about eligible offerees and transfer restrictions.

          We expect that delivery of the notes will be made in New York, New York on or about          , 2008.
Joint Book-Running Managers

Deutsche Bank Securities	Morgan Stanley	Citi
Credit Suisse	RBS Greenwich Capital	Wachovia Securities
The date of this offering memorandum is          , 2008.

     This offering memorandum has been prepared by us based on information we have obtained from sources we believe to be reliable. Summaries of documents contained in this offering memorandum may not be complete; we will make copies of actual documents available to you upon request. Neither we nor the initial purchasers represent that the information herein is complete. The information in this offering memorandum is current only as of the date on the cover, and the business or financial condition of the Company and other information in this offering memorandum may change after that date. You should consult your own legal, tax and business advisors regarding an investment in the notes. Information in this offering memorandum is not legal, tax, or business advice.
     You should base your decision to invest in the notes solely on information contained in this offering memorandum. Neither we nor the initial purchasers have authorized anyone to provide you with any different information.
     Contact the initial purchasers with any questions concerning this offering or to obtain documents or additional information to verify the information in this offering memorandum.
     We are offering the notes in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), for an offer and sale of securities that does not involve a public offering. If you purchase the notes, you will be deemed to have made certain acknowledgments, representations and warranties as detailed under “Notice to Investors.” You may be required to bear the financial risk of an investment in the notes for an indefinite period. Neither we nor the initial purchasers are making an offer to sell the notes in any jurisdiction where the offer and sale of the notes is prohibited. We do not make any representation to you that the notes are a legal investment for you.
     Each prospective purchaser of the notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, or sells the notes and must obtain any consent, approval, or permission required by it for the purchase, offer, or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, or sales, and neither we nor the initial purchasers shall have any responsibility therefor.
     Neither the Securities and Exchange Commission (the “SEC”) nor any State Securities Commission has approved or disapproved of the notes or determined if this offering memorandum is truthful or complete. Any representation to the contrary is a criminal offense.
     We have prepared this offering memorandum solely for use in connection with the offer of the notes to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. You agree that you will hold the information contained in this offering memorandum and the transactions contemplated hereby in confidence. You may not distribute this offering memorandum to any person, other than a person retained to advise you in connection with the purchase of the notes. We and the initial purchasers may reject any offer to purchase the notes in whole or in part, sell less than the entire principal amount of the notes offered hereby, or allocate to any purchaser less than all of the notes for which it has subscribed.
     THE NOTES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. PROSPECTIVE PURCHASERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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IRS CIRCULAR 230 NOTICE
     TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, YOU ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF TAX MATTERS SET FORTH HEREIN WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY PROSPECTIVE INVESTOR, FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER FEDERAL, STATE, OR LOCAL TAX LAW. EACH PROSPECTIVE INVESTOR SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
NOTICE TO NEW HAMPSHIRE RESIDENTS
     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.
SEC REVIEW
     The information in this offering memorandum relates to an offering that is exempt from registration under the Securities Act. We have agreed to use commercially reasonable efforts to file a registration statement with the SEC relating to an exchange offer for the notes. The registration statement may differ in important ways from this offering memorandum in order to comply with SEC rules and comments, particularly due to rules governing the presentation of financial measures that are not prepared in accordance with United States generally accepted accounting principles (“GAAP”). The SEC may take the view that the non-GAAP financial measures included in this offering memorandum, including, for example, income (loss) from continuing operations before interest expense, income tax (benefit) expense, depreciation and amortization, gain (loss) on marketable securities and minority interest expense, net of tax (“EBITDA”), OIBDAN (defined herein) and Adjusted EBITDA (defined herein), do not comply with these guidelines and may require us to remove them from, or to change the way we report (or reconcile to GAAP measures) our non-GAAP financial measures in the exchange offer registration statement or shelf registration statement. Any such change would result in differences between the non-GAAP financial measures included in this offering memorandum and those included in any such registration statement, and any such change or any other change contained in any such registration statement could be material. Also, some adjustments to EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports presented under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this offering memorandum. See “Offering Memorandum Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial and Other Data” for a description of the calculation of EBITDA, OIBDAN and Adjusted EBITDA.
FORWARD-LOOKING STATEMENTS
     This offering memorandum includes “forward-looking statements.” Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future sales or performance, capital expenditures, financing needs, plans, intentions or expected cost savings relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings “Offering Memorandum Summary,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from our expectations. These factors include, but are not limited to:
•	our financial performance through the date of the completion of the Transactions (as defined in this offering memorandum);

•	the possibility that the Transactions may involve unexpected costs;

•	the impact of the substantial indebtedness incurred to finance the consummation of the Transactions;

•	the outcome of any legal proceedings instituted against us or others in connection with the proposed Transactions;

•	the effect of the announcement of the Transactions on our customer relationships, operating results and business generally;

•	business uncertainty and contractual restrictions that may exist during the pendency of the Transactions;

•	changes in interest rates;

•	the amount of the costs, fees, expenses and charges related to the Transactions;

•	diversion of management’s attention from ongoing business concerns;

•	the need to allocate significant amounts of cash flow to make payments on our indebtedness, which in turn could reduce our financial flexibility and ability to fund other activities; and

•	the other factors described in this offering memorandum under the heading “Risk Factors.”
     The foregoing factors are not exhaustive and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise. You should review carefully the section captioned “Risk Factors” in this offering memorandum for a more complete discussion of the risks of an investment in the notes.
     All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this offering memorandum and are expressly qualified in their entirety by the cautionary statements included in this offering memorandum. Our actual results may differ materially from results anticipated in our forward-looking statements.
MARKET DATA
     Market and industry data throughout this offering memorandum was obtained from a combination of our own internal company surveys, the good faith estimates of management, various trade associations and publications, the Arbitron Inc. (“Arbitron”) and Nielsen Media Research, Inc. rankings, the Veronis Suhler Stevenson Industry Forecast, the Radio Advertising Bureau, BIA Financial Network Inc., eMarketer, the Outdoor Advertising Association of America and Universal McCann. While we believe our internal surveys, third-party information, estimates of management and data from trade associations are reliable, neither we nor the initial purchasers have verified this data with any independent sources. Accordingly, neither we nor the initial purchasers make any representations as to the accuracy or completeness of that data.
     Entities affiliated with Thomas H. Lee Partners, L.P. beneficially own approximately 20.7% of the outstanding shares of capital stock of The Nielsen Company B.V., an affiliate of Nielsen Media Research, Inc. Additionally, officers of Thomas H. Lee Partners, L.P. are members of the governing bodies of Nielsen Finance LLC, The Nielsen Company B.V. and Nielsen Finance Co., each of which are affiliates of Nielsen Media Research, Inc. Information provided by Nielsen Media Research, Inc. is contained in reports that are available to all of the clients of Nielsen Media Research, Inc. and were not commissioned by or prepared for Thomas H. Lee Partners, L.P. or Bain Capital Partners, LLC.

OFFERING MEMORANDUM SUMMARY
     Unless otherwise stated or the context otherwise requires, all references in this offering memorandum to “Clear Channel,” “we,” “our,” “us” and “Company” refer to Clear Channel Communications, Inc. and its consolidated subsidiaries after giving effect to the Transactions described in this offering memorandum, references to “CCM Parent” refer to CC Media Holdings, Inc., references to “Merger Sub” refer to BT Triple Crown Merger Co., Inc. and references to the “Fincos” refer to B Triple Crown Finco, LLC and T Triple Crown Finco, LLC. In addition, unless otherwise stated or unless the context otherwise requires, all references in this offering memorandum to the “merger agreement” refer to the Agreement and Plan of Merger, dated November 16, 2006, as amended by Amendment No. 1, dated April 18, 2007, Amendment No. 2, dated May 17, 2007, and Amendment No. 3, dated May 13, 2008, by and among Clear Channel, Merger Sub, the Fincos and CCM Parent, and all references to the “merger” refer to the merger contemplated by the merger agreement. Upon satisfaction of the conditions set forth in the merger agreement, Merger Sub will merge with and into Clear Channel, with Clear Channel continuing as the surviving corporation and as the issuer of the notes offered hereby. The offering of the notes and the merger will be consummated on a substantially concurrent basis. We refer to the merger, the offer and sale of the notes offered hereby, the borrowings under our new senior secured credit facilities and our new receivables based credit facility, and the application of proceeds thereof, including the repayment of certain of our existing indebtedness, as the “Transactions.”
     The following summary contains basic information about Clear Channel and this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire document and the documents we have referred you to.
Overview
     We are the largest outdoor media and the largest radio company in the world, with leading market positions in each of our operating segments: Americas Outdoor Advertising, International Outdoor Advertising and Radio Broadcasting.
•	Americas Outdoor Advertising. We are the largest outdoor media company in the Americas, which includes the United States, Canada and Latin America. We own or operate approximately 209,000 displays in our Americas Outdoor Advertising segment. Our outdoor assets consist of billboards, street furniture and transit displays, airport displays, mall displays, and wallscapes and other spectaculars which we believe are in premier real estate locations in each of our markets throughout the Americas. We have operations in 49 of the top 50 markets in the United States, including all of the top 20 markets. For the last twelve months ended March 31, 2008, Americas Outdoor Advertising represented 21% of our net revenue and 27% of pro forma Adjusted EBITDA.

•	International Outdoor Advertising. We are a leading outdoor media company internationally with operations in Asia, Australia and Europe. We own or operate approximately 688,000 displays in 34 countries, including key positions in attractive international growth markets. Our international outdoor assets consist of billboards, street furniture displays, transit displays and other out-of-home advertising displays. For the last twelve months ended March 31, 2008, International Outdoor Advertising represented 26% of our net revenue and 14% of pro forma Adjusted EBITDA.

•	Radio Broadcasting. We are the largest radio broadcaster in the United States. As of December 31, 2007, we owned 890 domestic radio stations, with 275 stations operating in the top 50 markets. Our portfolio of stations offers a broad assortment of programming formats, including adult contemporary, country, contemporary hit radio, rock, urban and oldies, among others, to a total weekly listening base of approximately 103 million individuals. In addition, we owned 115 smaller market non-core radio stations, of which 63 were sold subsequent to December 31, 2007, and 32 of which were subject to sale under definitive asset purchase agreements at March 31, 2008. We also operate a national radio network that produces, distributes, or represents more than 70 syndicated radio programs and services for more than 5,000 radio stations. Some of our more popular syndicated programs include Rush Limbaugh, Steve Harvey, Ryan Seacrest and Jeff Foxworthy. We also own various sports, news and agriculture networks as well as equity interests in various international radio broadcasting companies located in Australia, Mexico and New Zealand. For the last twelve months ended March 31, 2008, Radio Broadcasting represented 50% of our net revenue and 58% of pro forma Adjusted EBITDA.

•	Other. The “other” (“Other”) category includes our media representation business, Katz Media Group, Inc. (“Katz Media”), and general support services and initiatives which are ancillary to our other businesses. Katz Media is a full-service media representation firm that sells national spot advertising time for clients in the radio and television industries throughout the United States. Katz Media represents over 3,200 radio stations and 380 television stations. For the last twelve months ended March 31, 2008, the Other category represented 3% of our net revenue and 1% of pro forma Adjusted EBITDA.
     For the last twelve months ended March 31, 2008, we generated consolidated net revenues of $6,980 million and pro forma Adjusted EBITDA of $2,302 million.
Our Strengths
     Global Scale and Local Market Leadership. We are the largest outdoor media and the largest radio company in the world. We believe we have unmatched asset quality in both businesses. We operate over 897,000 outdoor advertising displays worldwide, in what we believe are premier real estate locations. We own 890 radio stations in the top United States markets with strong signals and brand names. Our real estate locations, signals and brands provide a distinct local competitive advantage. Our global scale enables productive and cost-effective investment across our portfolio, which support our strong competitive position.
•	Our outdoor advertising business is focused on urban markets with dense populations. Our real estate locations in these urban markets provide outstanding reach and therefore a compelling value proposition for our advertisers, enabling us to achieve more attractive economics. In the United States, we believe we hold the #1 market share in eight of the top 10 markets and are either #1 or #2 in 18 of the top 20 markets. Internationally, we believe we hold leading positions in France, Italy, Spain and the United Kingdom, as well as several attractive growth countries, including Australia and China.

•	Our scale has enabled cost-effective investment in new display technologies, such as digital billboards, which we believe will continue to support future growth. This technology will enable us to transition from selling space on a display to a single advertiser to selling time on that display to multiple advertisers, creating new revenue opportunities from both new and existing clients. We have enjoyed significantly higher revenue per digital billboard than the revenue per vinyl billboard with relatively minimal capital costs.

•	We own the #1 or #2 ranked radio station clusters in eight of the top 10 markets and in 18 of the top 25 markets in the United States. We have an average market share of 26% in the top 25 markets. With a total weekly listening base of approximately 103 million individuals, our portfolio of 890 stations generated twice the revenue as the next largest competitor in 2007. With over 5,000 sales people in local markets, we believe the aggregation of our local sales forces comprises the media industry’s largest local-based sales force with national scope. Our national scope has facilitated cost-effective investment in unique yield management and pricing systems that enable our local salespeople to maximize revenue. Additionally, our scale has allowed us to implement industry-changing initiatives that we believe differentiate us from the rest of the radio industry and position us to outperform other radio broadcasters.
     Strong Collection of Unique Assets. Through acquisitions and organic growth, we have aggregated a unique portfolio of assets.
•	The domestic outdoor industry is regulated by the federal government as well as state and municipal governments. Statutes and regulations govern the construction, repair, maintenance, lighting, spacing, location, replacement and content of outdoor advertising structures. Due to such regulation, it has become increasingly difficult to construct new outdoor advertising structures. Further, for many of our existing billboards, a permit for replacement cannot be sought by our competitors or landlords. As a result, our existing billboards in top demographic areas, which we believe are in premier locations, have significant value.

•	Ownership and operation of radio broadcast stations is governed by the Federal Communications Commission’s (“FCC”) licensing process, which limits the number of radio licenses available in any market. Any party seeking to acquire or transfer radio licenses must go through a detailed review process with the FCC. Over several decades, we have aggregated multiple licenses in local market clusters across the United States. A cluster of multiple radio stations in a market allows us to provide listeners with more diverse programming and advertisers with a more efficient means to reach those listeners. In addition, we are also able to operate our market clusters efficiently by eliminating duplicative operating expenses and realizing economies of scale.
     Attractive Out-of-home Industry Fundamentals. Both outdoor advertising and radio broadcasting offer compelling value propositions to advertisers, unparalleled reach and valuable out-of-home positions.
•	Compelling Value Propositions. Outdoor media and radio broadcasting offer compelling value propositions to advertisers by providing the #1 and #2 most cost-effective media advertising outlets, respectively, as measured by cost per thousand persons reached (“CPM”). According to the Radio Advertising Bureau, radio advertising’s return on investment is 49% higher than that of television advertising. With low CPMs, we believe outdoor media and radio broadcasting have opportunity for growth even in relatively softer advertising environments.

•	Unparalleled Audience Reach. According to Arbitron, 98% of Americans travel in a car each month, with an average of 310 miles traveled per week. The captive in-car audience is protected from media fragmentation and is subject to increasing out-of-home advertiser exposures as time and distance of commutes increase. Additionally, radio programming reaches 93% of all United States consumers in a given week, with the average consumer listening for almost three hours per day. On a weekly basis, this represents nearly 233 million unique listeners.

•	Valuable Out-of-home Position. Both outdoor media and radio broadcasting reach potential consumers outside of the home, a valuable position as it is closer to the purchase decision. Today, consumers spend a significant portion of their day out-of-home, while out-of-home media (outdoor and radio) garner a disproportionately smaller share of media spending than in-home media. We believe this discrepancy represents an opportunity for growth.
     Consistent, Defensible Growth Profile. Both outdoor advertising and radio in the United States have demonstrated consistent growth over the last 40 years and are resilient in economic downturns.
•	United States outdoor advertising revenue has grown to approximately $7 billion in 2007, representing a 9% compound annual growth rate (“CAGR”) since 1970. Growth has come via traditional billboards along highways and major roadways, as well as alternative advertising including transit displays, street furniture and mall displays. The outdoor industry has experienced only two negative growth years between 1970 and 2007. Additionally, the growth rate in the two years following an economic recession has averaged 8%. Outdoor media continues to be one of the fastest growing forms of advertising. According to the eMarketer industry forecast, total outdoor advertising is expected to grow at an 8% CAGR from 2007 to 2011, driven by an increased share of media spending due to the high value proposition of outdoor relative to other media and the rollout of digital billboards.

•	United States radio advertising revenue has grown to approximately $19 billion in 2007, representing an 8% CAGR since 1970. Radio broadcasting has been one of the most resilient forms of advertising, weathering several competitive and technological advancements over time, including the introduction of television, audio cassettes, CDs and other portable audio devices, and remaining an important component of local advertiser marketing budgets. The radio industry has experienced only three negative growth years from 1970 through 2007. Historically, the growth rate in the two years following an economic recession has averaged 9%. While revenue in the radio industry (according to the Radio Advertising Bureau) declined during 2007 and the first three months of 2008, the eMarketer industry forecast expects radio broadcast advertising to grow at a stable 3% CAGR from 2007 to 2011. We expect growth to be driven by increased advertising, due to a captive audience spending more time in their cars and the adoption of new technologies such as high definition (“HD”) radio.

     Strong Cash Flow Generation. We have strong operating margins, driven by our significant scale and leading market share in both outdoor advertising and radio broadcasting. In addition, both outdoor media and radio broadcasting are low capital intensity businesses. For the twelve months ended March 31, 2008, our capital expenditures were only 6% of net revenue with maintenance capital expenditures comprising only 3% of net revenue. The change in net working capital from 2006 to 2007 was approximately 0.08% of net revenue. As a result of our high margins and low capital requirements, we have been able to convert a significant portion of our revenue into cash flow. By continuing to grow our business while maintaining costs, we expect to further improve our cash flow generation.
     Individual, Saleable Assets with High Value. Our business is comprised of numerous individual operating units, independently successful in local markets throughout the United States and the rest of the world. This creates tremendous asset value, with outdoor media and radio broadcasting businesses that are saleable at attractive multiples. Furthermore, at March 31, 2008, we have a capital loss carryforward of approximately $809 million that can be used to offset capital gains recognized on asset sales over the next three years.
     Business Diversity Provides Stability. Currently, approximately half of our revenue is generated from our Americas Outdoor Advertising and our International Outdoor Advertising segments, with the remaining half comprised of our Radio Broadcasting segment, as well as other support services and initiatives. We offer advertisers a diverse platform of media assets across geographies, outdoor products and radio programming formats. Further, we enjoy substantial diversity in our outdoor business, with no market and no ad category greater than 8% of our 2007 outdoor revenue. We also enjoy substantial diversity in our radio business, with no market greater than 9%, no format greater than 18%, and no ad category greater than 19% of our 2007 radio revenue. Through our multiple business units, we are able to reduce revenue volatility resulting from softness in any one advertising category or geographic market.
     Experienced Management Team and Entrepreneurial Culture. We have an experienced management team from our senior executives to our local market managers. Our executive officers and certain radio and outdoor senior managers possess an average of 20 years of industry experience, and have combined experience of over 220 years. The core of the executive management team includes Chief Executive Officer Mark P. Mays, who has been with the Company for over 19 years, and President and Chief Financial Officer Randall T. Mays, who has been with the Company for over 15 years. We also maintain an entrepreneurial culture empowering local market managers to operate their markets as separate profit centers, subject to centralized oversight. A portion of our managers’ compensation is dependent upon the financial success of their individual market. Our managers also have full access to our centralized resources, including sales training, research tools, shared best practices, global procurement and financial and legal support. Our culture and our centralization allow our local managers to maximize cash flow.

Our Strategy
     Our goal is to strengthen our position as a leading global media company specializing in “out-of-home” advertising and to maximize cash flow. We plan to achieve this objective by capitalizing on our competitive strengths and pursuing the following strategies:
Outdoor
     We seek to capitalize on our global outdoor network and diversified product mix to maximize revenue and cash flow. In addition, by sharing best practices among our business segments, we believe we can quickly and effectively replicate our successes throughout the markets in which we operate. Our diversified product mix and long-standing presence in many of our existing markets provide us with the platform to launch new products and test new initiatives in a reliable and cost-effective manner.
     Drive Outdoor Media Spending. Outdoor advertising only represented 2.4% of total dollars spent on advertising in the United States in 2007. Given the attractive industry fundamentals of outdoor media and our depth and breadth of relationships with both local and national advertisers, we believe we can drive outdoor advertising’s share of total media spending by highlighting the value of outdoor advertising relative to other media. We have made and continue to make significant investments in research tools that enable our clients to better understand how our displays can successfully reach their target audiences and promote their advertising campaigns. Also, we are working closely with clients, advertising agencies and other diversified media companies to develop more sophisticated systems that will provide improved demographic measurements of outdoor advertising. We believe that these measurement systems will further enhance the attractiveness of outdoor advertising for both existing clients and new advertisers and further foster outdoor media spending growth. According to the eMarketer industry forecast, outdoor advertising’s share of total advertising spending will grow by approximately 34% from 2007 to 2011.
     Increase Our Share of Outdoor Media Spending. Domestically, we own and operate billboards on real estate in the highest trafficked areas of top markets—a compelling advertising opportunity for both local and national businesses. Internationally, we own and operate a variety of outdoor displays on real estate in large urban areas. We intend to continue to work toward ensuring that our customers have a superior experience by leveraging our unparalleled presence and our best-in-class sales force, and by increasing our focus on customer satisfaction and improved measurement systems. We believe our commitment to superior customer service, highlighted by our unique “Proof of Performance” system, and our superior products led to over 12,000 new advertisers in 2007. We have generated growth in many categories, including telecom, automotive and retail.
     Roll Out Digital Billboards. Advances in electronic displays, including flat screens, LCDs and LEDs, allow us to provide these technologies as complements to traditional methods of outdoor advertising. These electronic displays may be linked through centralized computer systems to instantaneously and simultaneously change static advertisements on a large number of displays. Digital outdoor advertising provides numerous advantages to advertisers, including the unprecedented flexibility to change messaging over the course of a day, the ability to quickly change messaging and the ability to enhance targeting by reaching different demographics at different times of day. Digital outdoor displays provide us with advantages, as they are operationally efficient and eliminate safety issues from manual copy changes. Additionally, digital outdoor displays have, at times, enhanced our relationship with regulators, as in certain circumstances we have offered emergency messaging services and public service announcements on our digital boards. We recently began converting a limited number of vinyl boards to networked digital boards. We have enjoyed significantly higher revenue per digital billboard than the revenue per vinyl billboard with relatively minimal capital costs. We believe that the costs of digital upgrades will decrease over time as technologies improve and more digital boards come to market.
Radio
     Our radio broadcasting strategy centers on providing programming and services to the local communities in which we operate and being a contributing member of those communities. We believe that by serving the needs of local communities, we will be able to grow listenership and deliver target audiences to advertisers, thereby growing revenue and cash flow. Our radio broadcasting strategy also entails improving the ongoing operations of our stations through effective programming, promotion, marketing, sales and careful management of costs and expanded distribution of content.
     Drive Local and National Advertising. We intend to drive growth in our radio business via a strong focus on yield management, increased sales force effectiveness and expansion of our sales channels. In late 2004, we implemented what we believe are industry-leading price and yield optimization systems and invested in new information systems, which provide station level inventory yield and pricing information previously unavailable in the industry. We shifted our sales force compensation plan from a straight “volume-based” commission percentages system to a “value-based” system to reward success in optimizing price and inventory. We believe that utilization of our unique systems throughout our distribution and sales platform will drive continued revenue growth in excess of market radio revenue growth. We also intend to focus on driving advertisers to our radio stations through new sales channels and partnerships. For example, we recently formed an alliance with Google whereby we have gained access to an entirely new group of advertisers within a new and complementary sales channel.
     Continue to Capitalize on “Less is More.” In late 2004, we launched the Less is More initiative to position the Company for long-term radio growth. The implementation of the Less is More initiative reduced advertising clutter, enhanced listener experience and improved radio’s attractiveness as a medium for advertisers. On average, we reduced ad inventory by 20% and promotion time by 50%, which has led to more time for listeners to enjoy our compelling content. In addition, we changed our available advertising spots from 60 second ads to a combination of 60, 30, 15 and five second ads in order to give advertisers more flexibility. As anticipated, our reduction in ad inventory led to a decline in Radio Broadcasting revenue in 2005. Revenue growth of 6% followed in 2006, outperforming an index of other radio broadcasters. We continued to outperform the radio industry in 2007. Our Less is More strategy has separated us from our competitors and we believe it positions us to continue to outperform the radio industry.
     Continue to Enhance the Radio Listener Experience. We will continue to focus on enhancing the radio listener experience by offering a wide variety of compelling content. Our investments in radio programming over time have created a collection of leading on-air talent and our Premiere Radio Network offers over 70 syndicated radio programs and services for more than 5,000 radio stations across the United States. Our distribution platform allows us to attract top talent and more effectively utilize programming, sharing the best and most compelling content across many stations. Finally, we are continually expanding content choices for our listeners, including utilization of HD radio, Internet and other distribution channels with complementary formats. Ultimately, compelling content improves audience share which, in turn, drives revenue and cash flow generation.

     Deliver Content via New Distribution Technologies. We intend to drive company and industry development through new distribution technologies. Some examples of such innovation are as follows:
•	Alternative Devices. The FM radio feature is increasingly integrated into MP3 players and cell phones. This should expand FM listenership by “putting a radio in every pocket” with free music and local content and represents the first meaningful increase in the radio installed base in more than 25 years.

•	HD Radio. HD radio enables crystal clear reception, interactive features, data services and new applications. For example, the interactive capabilities of HD radio will potentially permit us to participate in commercial download services. Further, HD radio allows for many more stations, providing greater variety of content which we believe will enable advertisers to target consumers more effectively. On December 6, 2005, we joined a consortium of radio operators in announcing plans to create the HD Digital Radio Alliance to lobby auto makers, radio manufacturers and retailers for the rollout of digital radios. We plan to continue to develop compelling HD content and applications and to support the alliance to foster industry conversion. We currently operate 804 HD stations, comprised of 454 HD and 350 HD2 signals.

•	Internet. Clear Channel websites had over 10.5 million unique visitors in April 2008, making the collection of these websites one of the top five trafficked music websites. Streaming audio via the Internet provides increased listener reach and new listener applications as well as new advertising capabilities.

•	Mobile. We have pioneered mobile applications which allow subscribers to use their cell phones to interact directly with the station, including finding titles or artists, requesting songs and downloading station wallpapers.
Consolidated
     Maintain High Free Cash Flow Conversion. Our business segments benefit from high margins and low capital intensity, which leads to strong free cash flow generation. We intend to closely manage expense growth and to continue to focus on achieving operating efficiencies throughout our businesses. Within each of our operating segments, we share best practices across our markets and continually look for innovative ways to contain costs. Historically, we have been able to contain costs in all of our segments during periods of slower revenue growth. For example, while our Radio Broadcasting segment experienced flat growth in net revenue for the year ended December 31, 2007, we were able to reduce Radio Broadcasting operating expenses and increase Radio Broadcasting operating income by 1% during this period. We will continue to seek new ways of reducing costs across our global network. We also intend to deploy growth capital with discipline to generate continued high free cash flow yield.
     Pursue Strategic Opportunities and Optimize Our Portfolio of Assets. An inherent benefit of both our outdoor advertising and radio broadcasting businesses is that they represent a collection of saleable assets at attractive multiples. Furthermore, at March 31, 2008, we have a capital loss carryforward of approximately $809 million that can be used to offset capital gains recognized on asset sales over the next three years. We continually evaluate strategic opportunities both within and outside our existing lines of business and may from time to time sell, swap, or purchase assets or businesses in order to maximize the efficiency of our portfolio.

Recent Developments
Updated Financial Information
     On December 17, 2007, we announced that we commenced a cash tender offer and consent solicitation for our outstanding $750 million principal amount of 7.65% senior notes due 2010 on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 17, 2007. On July 1, 2008, we announced that we terminated such tender offer and consent solicitation. None of our outstanding 7.65% senior notes due 2010 were purchased in the offer, and all such notes previously tendered and not withdrawn were promptly returned to their respective holders and remain outstanding as of the date of this offering memorandum.
     Accordingly, we no longer expect to borrow any amounts available to us under the delayed draw 1 term loan facility upon the consummation of the Transactions in order to redeem our outstanding 7.65% senior notes due 2010. Consequently, upon the consummation of the Transactions, our actual financial position will differ in certain respects from certain of the financial data and other information set forth in this offering memorandum under the headings “Offering Memorandum Summary,” “Risk Factors,” “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Other Indebtedness,” which is based on our original intention to borrow $750 million under the delayed draw 1 term loan facility.
     Upon the consummation of the Transactions, we continue to expect to have total debt outstanding of approximately $19,861 million, including the notes offered hereby. However, $5,025 million aggregate principal amount of our existing senior notes will remain outstanding following the consummation of the Transactions in light of the termination of the tender offer for our 7.65% senior notes due 2010. Furthermore, approximately $15,661 million of debt will be incurred in connection with the consummation of the Transactions, accounting for our decision not to draw on the delayed draw 1 term loan facility.
     For the year ended December 31, 2007 and for the last twelve months ended March 31, 2008, as adjusted for the foregoing discussion, pro forma interest expense will be approximately $1,673 million, as compared to $1,633 million as estimated in this offering memorandum. For the last twelve months ended March 31, 2008, as adjusted for the foregoing discussion, pro forma cash interest expense will be approximately $1,438 million as compared to $1,415 million originally estimated. Upon the consummation of the Transactions, the ratio of our total debt to our pro forma Adjusted EBITDA for the last twelve months ended March 31, 2008 will remain 8.6x. Upon the consummation of the Transactions, the ratio of our total guaranteed/subsidiary debt (our total debt less the amount of our existing senior notes anticipated to remain outstanding following the consummation of the Transactions, which are not guaranteed by, or direct obligations of, our subsidiaries) to our pro forma Adjusted EBITDA for the last twelve months ended March 31, 2008 will be 6.9x, as compared to 7.2x, as estimated in this offering memorandum.
     The foregoing discussion should be read in connection with “Selected Historical Consolidated Financial and Other Data,” “Unaudited Pro Forma Condensed Consolidated Financial Statements” and our consolidated financial statements and the related notes thereto set forth in this offering memorandum.

Certain Regulatory Matters in Connection with the Merger
     In connection with the merger, the FCC released on January 24, 2008 an order (the “FCC Order”) approving the transfer of control of our FCC licenses to affiliates of the Fincos subject to compliance with certain conditions. Those conditions include the assignment prior to the closing of the merger of our FCC licenses for 57 radio stations (42 of which are included in our 890 radio stations as of December 31, 2007) to Aloha Station Trust, LLC (“AST”), an entity in which neither we nor Bain Capital Partners, LLC or Thomas H. Lee Partners, L.P. holds an interest pursuant to the FCC attribution standards. Pursuant to the FCC Order, the FCC licenses for radio stations assigned to AST are to be divested by AST within six months of the closing of the merger. The parties intend to satisfy the conditions included in the FCC Order prior to the closing date of the Transactions. The consents granted by the FCC Order remain in effect as granted or as extended. The FCC grants extensions of authority to consummate previously approved transfers of control either by right or for good cause shown. We anticipate that the FCC will grant any necessary extensions of the effective period of the FCC Order for consummation of the transfer.
     In addition, we agreed with the United States Department of Justice (“DOJ”) to enter into a Final Judgment in accordance with and subject to the Antitrust Procedures and Penalties Act, 15 U.S.C. §16 (the “Tunney Act”), as stipulated in the Hold Separate Stipulation and Order filed by the DOJ on February 13, 2008, whereby we have agreed to divest within 90 days of the closing of the merger, subject to the conditions set forth therein, six additional core radio stations in Cincinnati, Houston, Las Vegas and San Francisco.
Sale of Certain Radio Stations
     On November 16, 2006, we announced plans to sell 448 non-core radio stations. During the first quarter of 2008, we revised our plans to sell 173 of these stations because we determined that market conditions were not advantageous to complete the sales. We intend to hold and operate these stations.
     Since November 16, 2006, we have sold 223 non-core radio stations. In addition, we have 20 non-core radio stations that are no longer under a definitive asset purchase agreement as of March 31, 2008. However, we continue to actively market these radio stations and they continue to meet the criteria for classification as discontinued operations.
The following table presents the activity related to our planned divestitures of radio stations:

Total radio stations announced as being marketed for sale on November 16, 2006	448
Total radio stations no longer being marketed for sale	(173)

Adjusted number of radio stations being marketed for sale (“non-core” radio stations)	275
Non-core radio stations sold through March 31, 2008	(223)

Remaining non-core radio stations at March 31, 2008 classified as discontinued operations	52
Non-core radio stations under definitive asset purchase agreements	(32)

Non-core radio stations being marketed for sale	20

     In addition to the non-core radio stations mentioned above, we had definitive asset purchase agreements for eight radio stations at March 31, 2008. Through May 7, 2008, we executed definitive asset purchase agreements for the sale of 17 radio stations in addition to the radio stations under definitive asset purchase agreements at March 31, 2008.
     The closing of these radio sales is subject to antitrust clearances, FCC approval and other customary closing conditions. The sale of these assets is not a condition to the closing of the Transactions and is not contingent on the closing of the Transactions.
Sale of Our Television Business
     On November 16, 2006, we announced plans to sell all of our television stations. We entered into a definitive agreement on April 20, 2007 with an affiliate of Providence Equity Partners Inc. (“Providence”) to sell our television business. The FCC issued its consent order on November 29, 2007 approving the assignment of our television station licenses to the affiliate of Providence. On March 14, 2008, we completed the sale of all of our television stations to an affiliate of Providence for $1.0 billion, adjusted for certain items including proration of expenses and adjustments for working capital.
Sale of Certain Equity Investments
     On January 17, 2008, we entered into an agreement to sell our equity investment in Clear Channel Independent, an out-of-home advertising company with operations in South Africa and other sub-Saharan countries. We closed the transaction on March 28, 2008.
     On May 28, 2008, we entered into a definitive agreement to sell our 40% equity interest in the Mexican radio broadcasting company, Grupo Acir, for total consideration of $94 million. The sale is subject to Mexican regulatory approvals and is expected to close in June 2008. At closing, the buyer will purchase half of our equity interest and is obligated to purchase our remaining equity interest in Grupo Acir within five years from the closing date.

The Transactions
Overview
     Upon the satisfaction of the conditions set forth in the merger agreement, CCM Parent will acquire Clear Channel. The acquisition will be effected by the merger of Merger Sub with and into Clear Channel. As a result of the merger, Clear Channel will become a wholly-owned subsidiary of CCM Parent, held indirectly through intermediate holding companies as described in the diagram of our corporate structure following the Transactions included on the following pages. Clear Channel, as the surviving corporation in the merger, will assume, by operation of law, all of the rights and obligations of Merger Sub under the notes offered hereby and the related indenture. The merger agreement contains representations, warranties and covenants with respect to the conduct of the business and certain closing conditions. Although there are no remaining regulatory approvals required in order to consummate the Transactions, the adoption of the merger agreement is subject to the approval of our shareholders. Following the Transactions, CCM Parent will be a public company and Clear Channel will no longer be a public company.
Capital Structure of CCM Parent Following the Transactions
     The following discussion assumes the approval of the adoption of the merger agreement by our shareholders.
     One or more new entities controlled by Bain Capital Investors, LLC and its affiliates (collectively, “Bain Capital”) and Thomas H. Lee Partners, L.P. and its affiliates (collectively, “THL” and, together with Bain Capital, the “Sponsors”) and their co-investors will acquire directly or indirectly through newly formed companies (each of which will be ultimately controlled jointly by the Sponsors) shares of stock in CCM Parent. At the effective time of the merger, those shares will represent, in the aggregate, between 66% and 82% (whether measured by voting power or economic interest) of the equity of CCM Parent, depending on the percentage of shares certain members of our management commit, or are permitted and subsequently elect, to rollover and the number of shares issued to our public shareholders pursuant to the merger agreement, as more fully described below. The capital stock held by the Sponsors will consist of a combination of shares of “strong voting” Class B common stock and nonvoting Class C common stock of CCM Parent with aggregate votes equal to one vote per share. As an illustration only, assuming there were one million shares of Class B common stock issued and outstanding and nine million shares of Class C common stock issued and outstanding, then each share of Class B common stock would have ten votes; and therefore, in the aggregate the Class B common stock would be entitled to ten million votes (a total number of votes equal to the total number of shares of Class B common stock and Class C common stock outstanding).
     At the effective time of the merger, our shareholders who elect to receive cash consideration in connection with the merger will receive $36.00 in cash for each pre-merger share of our outstanding common stock they own, subject to the payment of additional equity consideration (defined below), if applicable. Pursuant to the merger agreement, as an alternative to receiving the $36.00 per share cash consideration, our shareholders will be offered the opportunity to exchange some or all of their pre-merger shares on a one-for-one basis for shares of Class A common stock in CCM Parent, subject to aggregate and individual caps discussed below (“stock elections”). Shares of Class A common stock are entitled to one vote per share. Each share of Class A common stock, Class B common stock and Class C common stock will have the same economic rights.
     The merger agreement provides that no more than 30% of the capital stock of CCM Parent is issuable pursuant to stock elections in exchange for our outstanding common stock, including shares issuable upon conversion of our outstanding options. If our shareholders make stock elections exceeding the 30% aggregate cap, then each shareholder (other than certain shareholders who have separately agreed with CCM Parent to make stock elections with respect to an aggregate of 13,888,890 shares of our common stock whose respective stock elections are subject to proration only in the event of a reduction in the equity financing funded by the Sponsors and their co-investors) will receive a proportionate allocation of shares of CCM Parent’s Class A common stock. Furthermore, no shareholder making a stock election may receive more than 11,111,112 shares of Class A common stock of CCM Parent in connection with the merger. Our shareholders which are subject to proration or the individual cap will receive $36.00 per share cash consideration for such prorated or capped shares, subject to the payment of additional equity consideration, if applicable.
     In limited circumstances, our shareholders electing to receive cash consideration for some or all of their shares of our outstanding common stock, including shares issuable upon conversion of our outstanding options, will, on a pro rata basis, instead be issued shares of CCM Parent’s Class A common stock (“additional equity consideration”). CCM Parent may reduce the cash consideration to be paid to our shareholders in the event the total funds that CCM Parent determines it needs to fund the Transactions exceed the total funds available to CCM Parent in connection with the Transactions, as described more fully in “—Sources and Uses” herein. If CCM Parent elects to reduce the cash consideration based on such determination, CCM Parent may reduce the cash consideration to be paid to our shareholders by an amount not to exceed 1/36th of the total amount of cash consideration that our shareholders elected to receive and, in lieu thereof, issue shares of Class A common stock to such shareholders. The issuance of any additional equity consideration may result in the issuance of more than 30% of the total shares of capital stock of CCM Parent in exchange for shares of our outstanding common stock, including shares issuable upon conversion of our outstanding options.
     The merger agreement provides for payment of additional cash consideration if the merger closes after November 1, 2008 (“additional cash consideration”). If the merger is consummated after November 1, 2008, but on or before December 1, 2008, our shareholders will receive additional cash consideration based upon the number of days elapsed since November 1, 2008 (including November 1, 2008), equal to $36.00 multiplied by 4.5% per annum, per share. If the merger is consummated after December 1, 2008, the additional cash consideration will increase and our shareholders will receive additional cash consideration based on the number of days elapsed since December 1, 2008 (including December 1, 2008), equal to $36.00 multiplied by 6% per annum, per share (plus the additional cash consideration accrued during November 2008).
Equity Rollover by Our Management and Related Equity Arrangements
     In connection with the merger agreement, the Fincos and Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays entered into a letter agreement, as supplemented on May 17, 2007, and as further supplemented on May 13, 2008 (the “Letter Agreement”). Pursuant to the Letter Agreement, Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays agreed to roll over unrestricted common stock, restricted equity securities and “in the money” stock options exercisable for common stock of Clear Channel, with an aggregate value of approximately $45 million, in exchange for equity securities of CCM Parent (based upon the per share price paid by the Sponsors for shares of CCM Parent in connection with the merger).
     In connection with the Transactions and pursuant to the Letter Agreement, Messrs. Mark P. Mays and Randall T. Mays committed to a rollover exchange pursuant to which they will surrender a portion of the equity securities of Clear Channel they own, with a value of $10 million ($20 million in the aggregate), in exchange for $10 million worth of the equity securities of CCM Parent ($20 million in the aggregate, based upon the per share price paid by the Sponsors for shares of CCM Parent in connection with the merger). In May 2007, Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays and certain members of our management received grants of restricted equity securities of Clear Channel (the “May 2007 equity grants”). Each of Messrs. Mark P. Mays and Randall T. Mays’ May 2007 equity grants, individually valued at approximately $2.9 million, will be used to reduce their respective $10 million rollover commitments. The remainder of Messrs. Mark P. Mays and Randall T. Mays’ rollover commitments will be satisfied through the rollover of a combination of unrestricted common stock of Clear Channel and “in the money” stock options exercisable for common stock of Clear Channel in exchange for equity securities of CCM Parent.
     Furthermore, in connection with the Transactions and pursuant to the Letter Agreement, Mr. L. Lowry Mays committed to a rollover exchange pursuant to which he will surrender a portion of the equity securities of Clear Channel he owns, with an aggregate value of $25 million, in exchange for $25 million worth of the equity securities of CCM Parent (based upon the per share price paid by the Sponsors for shares of CCM Parent in connection with the merger). Mr. L. Lowry Mays’ May 2007 equity grant, valued at approximately $1.4 million, will be used to reduce his $25 million rollover commitment. The remainder of Mr. L. Lowry Mays’ rollover commitment will be satisfied through the rollover of a combination of unrestricted common stock of Clear Channel and “in the money” stock options exercisable for common stock of Clear Channel in exchange for equity securities of CCM Parent.
     Pursuant to the Letter Agreement and the escrow agreement described herein, by May 28, 2008, each of Messrs. L. Lowry Mays, Mark P. Mays and Randall T. Mays deposited into escrow unrestricted shares of Clear Channel common stock and vested Clear Channel stock options that will be used to satisfy a portion of the foregoing equity commitments.
     In addition to the foregoing rollover arrangements, upon the consummation of the Transactions and pursuant to the Letter Agreement, Messrs. Mark P. Mays and Randall T. Mays will each receive a grant of approximately $20 million worth of shares of Class A common stock of CCM Parent, subject to certain vesting requirements, pursuant to their new employment arrangements with CCM Parent. Furthermore, each of Mr. Mark P. Mays and Mr. Randall T. Mays will receive grants of options equal to 2.5% of the fully diluted equity of CCM Parent upon the consummation of the Transactions.
     The merger agreement contemplates that the Fincos and CCM Parent may agree to permit certain members of our management to elect that some of their outstanding shares of our common stock, including shares issuable upon conversion of our outstanding options, and shares of our restricted stock be converted into shares or options to purchase shares of CCM Parent Class A common stock following the consummation of the merger. We contemplate that such conversions, if any, would be based on the fair market value on the date of conversion, which we contemplate to be the per share price paid by the Sponsors for shares of CCM Parent in connection with the merger, and would also, in the case of our stock options, preserve the aggregate spread value of the rolled options. As of the date of this offering memorandum, except for the Letter Agreement and with respect to shares of restricted stock discussed below, no member of our management nor any of our directors has entered into any agreement, arrangement, or understanding regarding any such arrangements. However, unvested options to acquire a maximum of 225,704 shares of Clear Channel common stock that are not “in the money” on the date of the merger may not, by their terms, be cancelled prior to their stated expiration date; the Fincos and Merger Sub have agreed to allow these stock options to be converted into stock options to acquire shares of CCM Parent Class A common stock.
     The Fincos and Merger Sub have informed us that they anticipate converting approximately 625,000 shares of Clear Channel restricted stock held by management and employees pursuant to the May 2007 equity grants into CCM Parent Class A common stock on a one-for-one basis. Such CCM Parent Class A common stock will continue to vest ratably on each of the next three anniversaries of the date of grant in accordance with their terms. The Fincos and Merger Sub have also informed us that they anticipate offering to certain members of our management and certain of our employees the opportunity to purchase up to an aggregate of $15 million of equity interests in CCM Parent (based upon the per share price paid by the Sponsors for shares of CCM Parent in connection with the merger).
     Other than with respect to 580,361 shares of our common stock included within Mr. L. Lowry Mays’ rollover commitment described above, shares of CCM Parent Class A common stock issued pursuant to the foregoing arrangements will not reduce the shares of CCM Parent Class A common stock available for issuance as stock consideration.
Financing of the Transactions
     The Transactions will be financed with the net proceeds of this offering, initial borrowings under new senior secured credit facilities and a new receivables based credit facility, available cash at Clear Channel and equity contributions to Merger Sub at closing, as more fully described under “ — Sources and Uses” herein. In connection with Amendment No. 3 to the merger agreement, on May 13, 2008, Merger Sub entered into a purchase agreement with the initial purchasers (the “purchase agreement”), pursuant to which Merger Sub has agreed to sell to the initial purchasers, and the initial purchasers have agreed, severally, to purchase from Merger Sub the notes offered hereby. Similarly, on May 13, 2008, Merger Sub entered into senior secured credit facilities and a receivables based credit facility with a syndicate of institutional lenders and financial institutions affiliated with the initial purchasers. See “Description of Other Indebtedness” for a summary of the terms of the senior secured credit facilities and the receivables based credit facility. Following the consummation of the Transactions, Clear Channel, as the surviving corporation in the merger, will assume, by operation of law, all of the rights and obligations of Merger Sub under the purchase agreement, the senior secured credit facilities and the receivables based credit facility.
Escrow Agreement
     In connection with Amendment No. 3 to the merger agreement, on May 13, 2008, Clear Channel, CCM Parent, Merger Sub, the Fincos, affiliates of the Sponsors, certain members of our management, certain of our shareholders, the initial purchasers, the agents and lenders under the senior secured credit facilities and the receivables based credit facility, and The Bank of New York (the “escrow agent”) entered into an escrow agreement, pursuant to which such parties other than the escrow agent agreed to fund into escrow, as applicable, the total amount of their respective equity and debt financing obligations and all or a portion of the equity securities which such parties have agreed to exchange for shares of Class A common stock of CCM Parent pursuant to stock elections and rollover commitments. On May 28, 2008, the escrow agent confirmed receipt of all amounts and equity securities required to be deposited in escrow by that date. The amounts deposited with the escrow agent are to be released upon the consummation of the Transactions upon confirmation of satisfaction of specified closing conditions set forth in the merger agreement and the conditions to funding set forth in the purchase agreement, the senior secured credit facilities and the receivables based credit facility.
Tender Offers and Consent Solicitations
     On December 17, 2007, we announced that we commenced a cash tender offer and consent solicitation for our outstanding $750.0 million principal amount of our 7.65% senior notes due 2010 on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 17, 2007. As of June 10, 2008, we had received tenders and consents representing 99% of our outstanding 7.65% senior notes due 2010.
     Also on December 17, AMFM Operating Inc. commenced a cash tender offer and consent solicitation for the outstanding $644.9 million principal amount of the 8% Senior Notes due 2008 on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 17, 2007. As of June 10, 2008, AMFM Operating Inc. had received tenders and consents representing 99% of the outstanding 8% senior notes due 2008.
     As a result of receiving the requisite consents, we and AMFM Operating Inc. entered into supplemental indentures which eliminate substantially all the restrictive covenants in the indenture governing the respective notes. Each supplemental indenture will become operative upon acceptance and payment of the tendered notes, as applicable.
     We may elect to terminate the tender offer and consent solicitation for our outstanding 7.65% senior notes due 2010 and relaunch a new tender offer and consent solicitation for our senior notes due 2010 prior to the consummation of the Transactions. AMFM Operating Inc. anticipates extending the tender offer and consent solicitation for its outstanding 8% senior notes due 2008.
     Each of the tender offers is conditioned upon the consummation of our merger. The completion of the merger and the related debt financings are not subject to, or conditioned upon, the completion of the tender offers.
     The foregoing discussion should be read in connection with “— Recent Developments-Updated Financial Information.”

Corporate Structure

Bain Capital/
THL/Co-Investors	Mays/Management	Public

66-82%(1)	2-4%(1)	14-30%(1)

CC Media Holdings, Inc. (DE) (CCM Parent)

Clear Channel Capital II, LLC (DE)

Clear Channel Capital I, LLC (DE)(4)(6)

$4,275 million aggregate principal amount of existing notes to remain outstanding(2)	Clear Channel Communications, Inc. (TX) (Clear Channel)	$15,770.638 million senior secured credit facilities:(4)
$2,000 million revolving credit facility
$1,425 million term loan A facility(5)
$10,700 million term loan B facility
$705.638 million term loan C – asset sale facility
$1,250 million delayed draw term loan facilities

$690 million receivables based credit facility(4)(5)

$980 million senior cash pay notes offered hereby(6)
$1,330 million senior toggle notes offered hereby(6)

Other operating subsidiaries(3)(6)

89%(7)

	Clear Channel Outdoor Holdings, Inc.(3) (DE) (Non-guarantor subsidiary)	Public 11%(7)

(1)	Ownership percentages assume that no additional equity consideration is issued. For more information regarding ownership of the outstanding capital stock of CCM Parent upon the consummation of the Transactions, see “—The Transactions.”

(2)	Consists of $4,275 million aggregate principal amount of Clear Channel’s existing notes which will remain outstanding following the closing of the Transactions. Clear Channel’s existing notes will not be guaranteed by Clear Channel’s subsidiaries following the closing of the Transactions. The aggregate principal amount of Clear Channel’s existing notes to remain outstanding assumes the repurchase of $750 million of its outstanding senior notes due 2010.

(3)	There is an additional $119 million aggregate principal amount of subsidiary indebtedness which will remain outstanding following the closing of the Transactions. The aggregate principal amount of subsidiary indebtedness to remain outstanding assumes the repurchase of $645 million aggregate principal amount of AMFM Operating Inc.’s outstanding 8.0% senior notes due 2008.

(4)	The new senior secured credit facilities and the new receivables based credit facility are guaranteed on a senior basis by Clear Channel Capital I, LLC and Clear Channel’s material wholly-owned domestic restricted subsidiaries. For information regarding adjustments and reallocations of the new senior secured credit facilities and new receivables based credit facility and the estimated borrowings thereunder upon the closing of the Transactions, see “— Sources and Uses.”

(5)	The amount available under the term loan A facility and the receivables based credit facility are subject to adjustment as described under “Description of Other Indebtedness”.

(6)	The notes offered hereby are guaranteed on a senior basis by Clear Channel Capital I, LLC and all of Clear Channel’s wholly-owned domestic restricted subsidiaries that guarantee Clear Channel’s new senior secured credit facilities and the receivables based credit facility, except that such guarantees are subordinated to each such guarantor’s guarantee of such facilities.

(7)	Clear Channel Outdoor Holdings, Inc. (“CCOH”) became a publicly traded company on November 11, 2005 through an initial public offering in which CCOH sold 35 million shares, or 10%, of its common stock. Prior to CCOH’s public offering, it was an indirect wholly-owned subsidiary of Clear Channel. Since that time, CCOH has issued additional shares of common stock to the public. Pursuant to a cash management arrangement between Clear Channel and CCOH evidenced by tandem cash management notes, substantially all of the cash generated from CCOH’s domestic operations is transferred daily into Clear Channel accounts and is available for general corporate purposes, including making payments on Clear Channel’s indebtedness. Additionally, on August 2, 2005, CCOH distributed a note in the original principal amount of $2.5 billion to Clear Channel as a dividend. See “Certain Relationships and Related Transactions — Intercompany Notes.”

Sources and Uses
     The following table sets forth our estimated sources and uses in connection with the Transactions, based on our estimates of certain assets and liabilities at closing and fees and expenses to be incurred as if the Transactions had occurred on March 31, 2008. The actual amounts of such sources and uses will differ on the actual closing date of the Transactions.

Sources
(In millions)
Senior secured credit facilities:
Revolving credit facility (1)
Domestic based borrowings	—
Foreign subsidiary borrowings	$80
Term loan A facility (2)	1,425
Term loan B facility (3)	10,700
Term loan C-asset sale facility (4)	706
Delayed draw term loan facilities (5)	750
Receivables based credit facility (2)	440
Senior cash pay notes offered hereby	980
Senior toggle notes offered hereby	1,330
Cash	169
Existing debt to remain outstanding (6)	4,394
Common equity (7)	3,519

Total Sources	$24,493

Uses
(In millions)
Purchase of common stock (8)	$17,959
Refinance existing debt (9)	1,593
Existing debt to remain outstanding (6)	4,394
Fees, expenses and other related costs of the Transactions (10)	547

Total Uses	$24,493

(1)	Our senior secured credit facilities provide for a $2,000 million 6-year revolving credit facility, of which $150 million will be available in alternative currencies. We will have the ability to designate one or more of our foreign restricted subsidiaries as borrowers under a foreign currency sublimit of the revolving credit facility. Consistent with our international cash management practices, at or promptly after the consummation of the Transactions, we expect one of our foreign subsidiaries to borrow $80 million under the revolving credit facility’s sublimit for foreign based subsidiary borrowings to refinance our existing foreign subsidiary intercompany borrowings. The foreign based borrowings allow us to efficiently manage our liquidity needs in local countries, mitigating foreign exchange exposure and cash movement among different tax jurisdictions. Based on estimated cash levels (including estimated cash levels of our foreign subsidiaries), we do not expect to borrow any additional amounts under the revolving credit facility at the closing of the Transactions.

(2)	The aggregate amount of the 6-year term loan A facility will be the sum of $1,115 million plus the excess of $750 million over the borrowing base availability under our receivables based credit facility on the closing of the Transactions. The aggregate amount of our receivables based credit facility will correspondingly be reduced by the excess of $750 million over the borrowing base availability on the closing of the Transactions. Assuming that the borrowing base availability under the receivables based credit facility is $440 million, the term loan A facility would be $1,425 million and the aggregate receivables based credit facility (without regard to borrowing base limitations) would be $690 million. However, our actual borrowing base availability may be greater or less than this amount.

(3)	Our senior secured credit facilities provide for a $10,700 million 7.5-year term loan B facility.

(4)	Our senior secured credit facilities provide for a $705.638 million 7.5-year term loan C–asset sale facility. To the extent specified assets are sold after March 27, 2008 and prior to the closing of the Transactions, actual borrowings under the term loan C–asset sale facility will be reduced by the net cash proceeds received therefrom. Proceeds from the sale of specified assets after the closing of the Transactions will be applied to prepay the term loan C–

asset sale facility (and thereafter to prepay any remaining term loan facilities) without right of reinvestment under our senior secured credit facilities. In addition, if the net proceeds of any other asset sales are not reinvested, but instead applied to prepay the senior secured credit facilities, such proceeds would first be applied to the term loan C—asset sale facility and thereafter pro rata to the remaining term loan facilities.

(5)	Our senior secured credit facilities provide for two 7.5-year delayed draw term loans facilities aggregating $1,250 million. Proceeds from the delayed draw 1 term loan facility, available in the aggregate amount of $750 million, can only be used to redeem any of our existing senior notes due 2010. Proceeds from the delayed draw 2 term loan facility, available in the aggregate amount of $500 million, can only be used to redeem any of our existing 4.25% senior notes due 2009. Upon the consummation of the Transactions, we expect to borrow all amounts available to us under the delayed draw 1 term loan facility in order to redeem substantially all of our outstanding senior notes due 2010. We do not expect to borrow any amount available to us under the delayed draw 2 term loan facility upon the consummation of the Transactions. Any unused commitment to lend will expire on September 30, 2010 in the case of the delayed draw 1 term loan facility and on the second anniversary of the closing in the case of the delayed draw 2 term loan facility.

(6)	We anticipate that a portion of our existing senior notes and other existing subsidiary indebtedness will remain outstanding after the closing of the Transactions. The aggregate principal amount of the existing senior notes and the subsidiary indebtedness that is estimated to remain outstanding is $4,275 million and $119 million, respectively, at March 31, 2008. The aggregate principal amount of the existing senior notes and the subsidiary indebtedness to remain outstanding assumes the repurchase of $750 million of our outstanding senior notes due 2010 and the repurchase of $645 million aggregate principal amount of AMFM Operating Inc.’s outstanding 8.0% senior notes due 2008.

(7)	Represents total equity as a result of rollover equity of our existing shareholders who have elected to receive shares of CCM Parent as merger consideration, rollover equity from the Mays family, restricted stock and estimated cash equity contributed to us indirectly by CCM Parent from cash equity investments in CCM Parent by entities associated with the Sponsors and their co-investors. Actual cash equity would be decreased by the amount of Clear Channel cash available on the closing date to be used in the Transactions, subject to a minimum of $3,000 million total equity.

(8)	The amount assumes, as of March 31, 2008, approximately 498.0 million issued and outstanding common shares and the settlement of 836,800 outstanding employee stock options at a per share price of $36.00, payable in either cash or rollover equity as selected by existing shareholders (subject to aggregate caps and individual limits).

(9)	Represents the refinancing of $125 million of our senior notes due June 2008, the repurchase of $645 million aggregate principal amount of AMFM Operating Inc.’s outstanding 8.0% senior notes due 2008 and the repurchase of $750 million of our outstanding senior notes due 2010, plus any premiums related thereto and accrued and unpaid interest thereon.

(10)	Reflects estimated fees, expenses and other costs incurred in connection with the Transactions, including placement and other financing fees, advisory fees, transaction fees paid to affiliates of the Sponsors, costs associated with certain restricted stock grants to management, change-in-control payments, excess cash and other transaction costs and professional fees. All fees, expenses and other costs are estimates and actual amounts may differ from those set forth in this offering memorandum.

The Sponsors
Bain Capital Partners, LLC
     Founded in 1984, Bain Capital Partners, LLC is a leading global investment firm managing more than $65 billion in assets across private equity, venture capital, high-yield debt and public equity asset classes, and has more than 300 investment professionals. Headquartered in Boston, Bain Capital Partners, LLC has offices in New York, London, Munich, Hong Kong, Shanghai, Tokyo and Mumbai and has one of the largest in-country private equity investment teams in Europe and Asia. Bain Capital Partners, LLC has raised thirteen private equity funds, including ten in North America, and has made investments and add-on acquisitions in more than 300 companies. Bain Capital Partners, LLC has deep experience in a variety of industries and its group of dedicated operating professionals provide its portfolio companies and management partners with significant strategic and operational support. Bain Capital Partners, LLC has recently invested in a variety of media businesses including Warner Music Group, Cumulus Media Partners, Houghton Mifflin, ProSiebenSat.1, SuperPages Canada and DoubleClick.
Thomas H. Lee Partners, L.P.
     THL is one of the oldest and most successful private equity investment firms in the United States. Since its founding in 1974, THL has become the preeminent growth buyout firm, raising approximately $22 billion of equity capital and investing in more than 100 businesses with an aggregate purchase price of more than $125 billion, completing over 200 add-on acquisitions for portfolio companies and generating superior returns for its investors and partners. Notable recent transactions sponsored by the firm include Aramark, Ceridian, Dunkin’ Brands, Fidelity Information Services, Grupo ONO, Houghton Mifflin, Michael Foods, The Nielsen Company, Nortek, ProSiebenSat.1, Simmons, Univision, Warner Chilcott, Warner Music Group and West Corp.
Corporate Information
     The Company was founded in 1972 and our principal executive offices are located at 200 East Basse Road, San Antonio, Texas 78209 (telephone: 210-822-2828).

The Offering
     The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this offering memorandum contains a more detailed description of the terms and conditions of the notes.

Issuer	BT Triple Crown Merger Co., Inc. prior to the merger, and Clear Channel, as the surviving corporation in the merger.

Notes Offered	$980,000,000 aggregate principal amount of 10.75% senior cash pay notes due 2016 and $1,330,000,000 aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016.

Maturity	The senior cash pay notes will mature on August 1, 2016 and the senior toggle notes will mature on August 1, 2016.

Interest Rate	Interest on the senior cash pay notes will be payable in cash and will accrue at a rate of 10.75% per annum.

Cash interest on the senior toggle notes will accrue at a rate of 11.00% per annum, and PIK Interest will accrue at a rate of 11.75% per annum. We may elect, at our option, to either (a) pay interest on the entire principal amount of the outstanding senior toggle notes in cash, (b) pay interest by increasing the principal amount of the senior toggle notes or issuing new senior toggle notes (any such increase or issuance, a “PIK Election”) on 100% of the principal amount of the outstanding senior toggle notes or (c) pay interest on 50% of such principal amount in cash and make a PIK Election with respect to interest on the remaining 50% of such principal amount. Interest on the senior toggle notes will be paid in cash on the first interest payment date.

Interest Payment Dates	Interest on the notes will be payable on February 1 and August 1 of each year, beginning on February 1, 2009 and will accrue from the issue date of the notes.

Ranking	The notes will be our senior unsecured obligations and will:

•	rank senior in right of payment to our future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes;

•	rank equally in right with all of our existing and future unsecured senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes; and

•	be effectively subordinated to all of our existing and future secured debt, to the extent of the value of the assets securing that debt, including our senior secured credit facilities and our receivables based credit facility, and be structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the notes.

Similarly, the guarantees will be senior unsecured obligations of the guarantors and will:

•	rank senior in right of payment to all of the applicable guarantor’s future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes;

•	rank equally in right with all of the applicable guarantor’s existing and future unsecured senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes;

•	be subordinated in right of payment to the applicable guarantor’s guarantee of our senior secured credit facilities and our receivables based credit facility; and

•	be effectively subordinated to all of the applicable guarantor’s existing and future secured debt, to the extent of the value of the assets securing that debt, and be structurally subordinated to all obligations of each of such applicable guarantor’s subsidiaries that is not also a guarantor of the notes.

Guarantees	Our direct parent and our wholly-owned domestic restricted subsidiaries on the issue date that guarantee the obligations under our senior secured credit facilities and our receivables based credit facility will guarantee the notes with unconditional guarantees. Any of our subsidiaries that is released as a guarantor of our senior secured credit facilities and our receivables based credit facility will automatically be released as a guarantor of the notes.

On a pro forma basis after giving effect to the Transactions, the non-guarantor subsidiaries would have accounted for approximately $3.4 billion, or 49%, of our total net revenue, approximately $1.1 billion, or 46%, of our EBITDA and approximately $983 million, or 43%, of our Adjusted EBITDA, in each case, for the last twelve months ended March 31, 2008, and approximately $12.7 billion, or 44%, of our total assets as of March 31, 2008. See “Risk Factors- Risks Related to the Notes and this Offering—The notes are structurally subordinated to the liabilities of our subsidiaries that do not guarantee the notes. Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries or non-wholly-owned subsidiaries declare bankruptcy, liquidate, or reorganize.”

Optional Redemption	We may redeem the notes, in whole or in part, at any time on or after August 1, 2012 at the redemption prices set forth in “Description of the Notes—Optional Redemption.” In addition, we may redeem some or all of the notes at any time prior to August 1, 2012 at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon to the redemption date and a “make-whole premium” (as described in “Description of the Notes— Optional Redemption”).

Special Redemption Amount	On August 1, 2015 (the “Special Redemption Date”), we will be required to redeem for cash a portion (the “Special Redemption Amount”) of the senior toggle notes equal to the product of (x) $30 million and (y) a fraction which, for the avoidance of doubt, cannot exceed one, the numerator of which is the aggregate principal amount outstanding on such date of the senior toggle notes for United States federal income tax purposes and the denominator of which is $1,330,000,000, as determined by us in good faith and rounded to the nearest $2,000 (such redemption, the “Special Redemption”). The redemption price for each portion of a senior toggle note so redeemed pursuant to the Special Redemption will equal 100% of the principal amount of such portion plus any accrued and unpaid interest thereon to the Special Redemption Date.

AHYDO Catch-Up Payments	On the first interest payment date following the fifth anniversary of the “issue date” (as defined in Treasury Regulation Section 1.1273-2(a)(2)) of each series of notes (i.e., the senior cash pay notes and the senior toggle notes) and on each interest payment date thereafter, we will redeem a portion of the principal amount of each then outstanding note in such series in an amount equal to the AHYDO Catch-Up Payment for such interest payment date with respect to such note. The “AHYDO Catch-Up Payment” for a particular interest payment date with respect to each note in a series means the minimum principal prepayment sufficient to ensure that as of the close of such interest payment date, the aggregate amount which would be includible in gross income with respect to such note before the close of such interest payment date (as described in Section 163(i)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)) does not exceed the sum (described in Section 163(i)(2)(B) of the Code) of (i) the aggregate amount of interest to be paid on such note

(including for this purpose any AHYDO Catch-Up Payments) before the close of such interest payment date plus (ii) the product of the “issue price” of such note as defined in Section 1273(b) of the Code (that is, the first price at which a substantial amount of the notes in such series is sold, disregarding for this purpose sales to bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers) and its yield to maturity (within the meaning of Section 163(i)(2)(B) of the Code), with the result that such note is not treated as having “significant original issue discount” within the meaning of Section 163(i)(1)(C) of the Code; provided, however, for avoidance of doubt, that if the yield to maturity of such note is less than the amount described in Section 163(i)(1)(B) of the Code, the AHYDO Catch-Up Payment shall be zero for each interest payment date with respect to such note. It is intended that no senior cash pay note and that no senior toggle note will be an “applicable high yield discount obligation” (an “AHYDO”) within the meaning of Section 163(i)(1) of the Code, and this provision will be interpreted consistently with such intent. The computations and determinations required in connection with any AHYDO Catch-Up Payment will be made by us in our good faith reasonable discretion and will be binding upon the holders absent manifest error.

Optional Redemption After Certain Equity Offerings	At any time (which may be more than once) on or prior to August 1, 2011, we may choose to redeem up to 40% of any series of the outstanding notes with the net cash proceeds that we raise in one or more equity offerings, as long as:

•	we pay 110.75% of the aggregate principal amount of the senior cash pay notes being redeemed or 111.00% of the aggregate principal amount of the senior toggle notes being redeemed, in each case plus accrued and unpaid interest thereon to the applicable redemption date;

•	we redeem the notes within 180 days of completing the applicable public equity offering; and

•	at least 50% of the aggregate principal amount of the senior cash pay notes or the senior toggle notes, as applicable, issued as of such redemption date remains outstanding afterwards.

Change of Control Offer	If we experience a change of control, we must give holders of the notes the opportunity to sell us their notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon.

We might not be able to pay you the required price for notes you present to us at the time of a change of control, because:

•	we might not have enough funds at that time; or

•	the terms of our senior secured credit facilities and our receivables based credit facility may prevent us from paying.

Asset Sale Proceeds	If we or any of our restricted subsidiaries engages in certain asset sales, we or such restricted subsidiary generally must either invest the net cash proceeds from such sales in our business within a period of time, repay senior debt (including our senior secured credit facilities of our receivables based credit facility), or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds (if applicable, on a pro rata basis with other senior debt). The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest thereon.

Certain Covenants	The indenture governing the notes will contain covenants limiting our ability and the ability of our restricted subsidiaries to:

•	incur additional debt or issue preferred stock of restricted subsidiaries;

•	pay dividends or distributions on or repurchase capital stock of the issuer or its restricted subsidiaries;

•	make certain investments;

•	create liens on assets of the issuer or its restricted subsidiaries to secure debt;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company. These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes.”

Exchange Offer; Registration Rights	We will use commercially reasonable efforts to enter into a registration rights agreement with the initial purchasers within five business days following the issue date of the notes.

Pursuant to such registration rights agreement, we will use our commercially reasonable efforts to register notes

(which we will refer to as the “exchange notes”) having substantially identical terms as the notes with the SEC as part of an offer to exchange freely tradable exchange notes for the notes (the “exchange offer”). Subject to the terms and conditions set forth in the registration rights agreement, we will use our commercially reasonable efforts to cause the exchange offer to be completed within 300 days after the issue date of the notes or, if required, to file one or more resale shelf registration statements within 300 days after the issue date of the notes and declared effective within the time frames specified in the registration rights agreement.

If we fail to meet the targets listed above (a “registration default”), the annual interest rate on the notes will increase by 0.25%. The annual interest rate on the notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 0.50% per year over the interest rate shown on the cover of this offering memorandum. If we correct the registration default, the interest rate on the notes will revert to the original level.

If we must pay additional interest, we will pay it to you in the same manner and on the same dates that we make other interest payments on the notes, until we correct the registration default.

Transfer Restrictions	We have not registered the notes under the Securities Act.

The notes are subject to restrictions on transfer and may only be offered or sold in transactions exempt from or not subject to the registration requirements of the Securities Act. See “Notice to Investors.”

Use of Proceeds	We are using the money raised from the notes to finance, in part, the Transactions. See “Use of Proceeds.”

Risk Factors	Investing in the notes involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in the notes.

Summary Historical and Unaudited Pro Forma Consolidated Financial and Other Data
     The following table sets forth our summary historical and unaudited pro forma consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data for, and as of, the years ended December 31, 2007, 2006 and 2005 are derived from our audited consolidated financial statements. The summary historical financial data for, and as of, the three-month periods ended March 31, 2008 and 2007 are derived from our unaudited consolidated financial statements. In the opinion of management, the interim data reflects all adjustments consisting only of normal and recurring adjustments necessary for a fair presentation of the results for the interim periods. The selected historical financial data for the years ended December 31, 2007, 2006 and 2005 and for each of the three-month periods ended March 31, 2008 and 2007 are included elsewhere in this offering memorandum. Historical results are not necessarily indicative of the results to be expected for future periods and operating results for the three-month period ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008.
     The unaudited pro forma financial data for, and as of, the last twelve months ended March 31, 2008 gives effect to the Transactions in the manner described in “Unaudited Pro Forma Condensed Consolidated Financial Statements.” We have derived the pro forma financial data for the last twelve months ended March 31, 2008 by adding the pro forma financial data for the year ended December 31, 2007 and the pro forma financial data for the three months ended March 31, 2008 and subtracting the pro forma financial data for the three months ended March 31, 2007. The pro forma adjustments are based upon available data and certain assumptions we believe are reasonable. The summary unaudited pro forma condensed consolidated financial data is for informational purposes only and does not purport to represent what our results of operations or financial position would actually be if the Transactions occurred at any date, nor does such data purport to project the results of operations for any future period.
     The summary historical and unaudited pro forma consolidated financial and other data should be read in conjunction with “Selected Historical Consolidated Financial and Other Data,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto appearing elsewhere in this offering memorandum. The amounts in the tables may not add due to rounding.

	Historical					Pro Forma
	Year ended			Three Months		Twelve Months
	December 31,			Ended March 31,		Ended March 31,
	2007	2006	2005	2008	2007	2008 (1)
	(Dollars in millions)			(unaudited)		(unaudited)
Statement of Operations:
Revenue	$6,921	$6,568	$6,127	$1,564	$1,505	$6,980
Direct operating expenses (excludes depreciation and amortization) (2)	2,733	2,532	2,352	706	628	2,811
Selling, general and administrative expenses (excludes depreciation and amortization) (2)	1,762	1,709	1,651	426	416	1,772
Depreciation and amortization	567	600	594	152	140	694
Corporate expenses (excludes depreciation and amortization) (2)	181	196	167	46	48	189
Merger expenses	7	8	—	1	2	—
Gain on disposition of assets—net	14	71	50	2	7	9

Operating income	1,685	1,594	1,413	235	278	1,523
Interest expense	452	484	443	100	118	1,633
Gain (loss) on marketable securities	7	2	(1)	6	1	13
Equity in earnings of nonconsolidated affiliates	35	38	38	83	5	113
Other income (expense) —net	6	(9)	11	12	—	17

Income before income taxes, minority interest and discontinued operations	1,281	1,141	1,018	236	166	33
Income tax benefit (expense)	(441)	(470)	(403)	(67)	(71)	60
Minority interest expense, net of tax	47	32	18	8	—	55

Income before discontinued operations	793	639	597	161	95	$38

Income from discontinued operations, net	146	53	339	638	7

Net income	$939	$692	$936	$799	$102

Cash Flow Data:
Cash interest expense (3)	$462	$461	$430	$122	$142	$1,415
Capital expenditures (4)	363	337	303	94	65	392
Net cash provided by operating activities	$1,576	$1,748	$1,304	$368	$321
Net cash used in investing activities	(483)	(607)	(350)	(154)	(71)
Net cash used in financing activities	(1,431)	(1,179)	(1,061)	(754)	(283)
Net cash provided by discontinued operations	366	69	157	998	26
Other Financial Data:
Total debt (5)						$19,861
Total guaranteed/subsidiary debt (6)						16,530
EBITDA (7)	$2,293	$2,223	$2,056	$482	$423	2,347
OIBDAN (7)	2,289	2,173	1,963	396	421	2,263
Adjusted EBITDA (7)						2,302
Ratio of total debt to Adjusted EBITDA						8.6	x
Ratio of total guaranteed/subsidiary debt to Adjusted EBITDA						7.2	x
Balance Sheet Data:
Cash and cash equivalents	$145	$116	$84	$602	$109	$433
Working capital (8)	856	850	748	846	773	889
Total assets	18,806	18,887	18,719	19,053	18,686	28,499
Total debt	6,575	7,663	7,047	5,942	7,425	19,861
Shareholders’ equity (9)	8,797	8,042	8,826	9,662	8,129	2,644

(1)	Information for the twelve months ended March 31, 2008 is presented on a pro forma basis to give effect to the merger transaction. Pro forma adjustments are made to depreciation and amortization, corporate expenses, merger expenses, interest expense and income tax (benefit) expense.

(2)	Includes non-cash compensation expense.

(3)	Pro forma cash interest expense, a non-GAAP financial measure, includes cash paid for interest expense and excludes amortization of deferred financing costs and purchase accounting discount. Pro forma cash interest expense assumes that the PIK Election has not been made. The actual interest rates on the indebtedness incurred to consummate the Transactions and this offering could vary from those used to compute cash interest expense.

(4)	Capital expenditures include additions to our property, plant and equipment and do not include any proceeds from disposal of assets, nor any expenditures for acquisitions of operating (revenue-producing) assets.

(5)	Represents the sum of the indebtedness to be incurred in connection with the closing of the Transactions, which will be guaranteed by Clear Channel Capital I, LLC and our material wholly-owned domestic restricted subsidiaries, and existing indebtedness of us and our restricted subsidiaries anticipated to remain outstanding after the closing of the Transactions. The existing indebtedness amount reflects purchase accounting fair value adjustments of a negative $931 million related to our existing senior notes.

(6)	Represents total debt described in footnote 5 above, less the amount of our existing senior notes anticipated to remain outstanding after the closing of the Transactions, which are not guaranteed by, or direct obligations of, our subsidiaries.

(7)	The following table discloses the Company’s EBITDA (income (loss) from continuing operations before interest expense, income tax (benefit) expense, depreciation and amortization, (gain) loss on marketable securities and minority interest expense, net of tax), OIBDAN (defined as EBITDA excluding non-cash compensation expense and the following line items presented in the Statement of Operations: merger expenses; gain (loss) on disposition of assets—net; equity in earnings of nonconsolidated affiliates and other income (expense)—net) and Adjusted EBITDA (OIBDAN adjusted for the annual management fee to be paid to the Sponsors, if any, and other items described below), which are non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. EBITDA, OIBDAN and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined under GAAP. We believe that EBITDA, OIBDAN and Adjusted EBITDA provide investors with helpful information with respect to our operations and cash flows. We present EBITDA, OIBDAN and Adjusted EBITDA to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. Some adjustments to EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports presented under the Exchange Act. Accordingly, Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this offering memorandum.

EBITDA, OIBDAN and Adjusted EBITDA have limitations as analytical tools, and you should not consider them either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:
•	EBITDA, OIBDAN and Adjusted EBITDA do not reflect (i) changes in, or cash requirements for, our working capital needs; (ii) our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; (iii) our tax expense or the cash requirements to pay our taxes; and (iv) our historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, OIBDAN and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA, OIBDAN and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

The following table summarizes the calculation of the Company’s historical and pro forma EBITDA, OIBDAN and pro forma Adjusted EBITDA and provides a reconciliation to the Company’s net income (loss) from continuing operations for the periods indicated:

	Historical					Pro Forma
						Twelve Months
				Three Months Ended		Ended
	Year Ended December 31,			March 31,		March 31,
	2007	2006	2005	2008	2007	2008(a)
	(Dollars in millions)			(unaudited)		(unaudited)
Income (loss) from continuing operations	$793	$639	$597	$161	$95	$38
Interest expense	452	484	443	100	118	1,633
Income tax (benefit) expense	441	470	403	67	71	(60)
Depreciation and amortization	567	600	594	152	140	694
(Gain) loss on marketable securities	(7)	(2)	1	(6)	(1)	(13)
Minority interest expense, net of tax	47	32	18	8	—	55

EBITDA	$2,293	$2,223	$2,056	$482	$423	$2,347
Non-cash compensation	44	42	6	10	8	55
Gain on disposition of assets — net	(14)	(71)	(50)	(2)	(7)	(9)
Merger expenses	7	8	—	1	2	—
Equity in earnings of nonconsolidated affiliates	(35)	(38)	(38)	(83)	(5)	(113)
Other (income) expense—net	(6)	9	(11)	(12)	—	(17)

OIBDAN	$2,289	$2,173	$1,963	$396	$421	$2,263

Cash received from nonconsolidated affiliates (b)						32
Non-core radio EBITDA (c)						3
Non-cash rent expense (d)						4

Adjusted EBITDA						$2,302

(a)	Information for the twelve months ended March 31, 2008 is presented on a pro forma basis to give effect to the merger transaction. Pro forma adjustments are made to depreciation and amortization, corporate expenses, merger expenses, interest expense and income tax (benefit) expense.

(b)	Represents expected recurring cash dividends received from nonconsolidated affiliates as the equity in earnings from these investments has been deducted in the calculation of OIBDAN.

(c)	Represents the EBITDA from our non-core radio stations that were not sold as of March 31, 2008 and whose results of operations are included in “Income from discontinued operations, net” in the income statement.

(d)	Represents the difference between cash rent expense and GAAP rent expense.
(8)	Working capital is defined as (i) current assets except for cash, cash from discontinued operations, income taxes receivable and current deferred tax assets less (ii) current liabilities except for current portion of long-term debt, accrued interest, income taxes payable, current deferred tax liabilities and income taxes payable from discontinued operations.

(9)	The pro forma amount represents total shareholders’ equity from equity investments of $3,449 million, excluding $40 million of restricted stock of CCM Parent, presented on a pro forma basis less accounting adjustments of $805 million mainly related to continuing shareholders’ basis in accordance with Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”).

RISK FACTORS
     An investment in the notes involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this offering memorandum, before making your decision to invest in the notes. Any of the following risks, as well as other risks and uncertainties, could harm the value of the notes directly, or our business and financial results and thus indirectly cause the value of the notes to decline. The risks described below are not the only ones that could impact the Company or the value of the notes. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, or results of operations. As a result of any of these risks, known or unknown, you may lose all or part of your investment in the notes.
Risks Related to the Notes and this Offering
Our substantial indebtedness could adversely affect our operations and your investment in the notes.
     As a result of the Transactions, we will have a significant amount of indebtedness. As of March 31, 2008, on a pro forma basis after giving effect to the Transactions, we would have had outstanding total indebtedness of approximately $19,861 million, including the notes offered hereby and expected purchase accounting fair value adjustments of a negative $931 million. We also would have had an additional $1,920 million available for borrowing under our revolving credit facility and an additional $250 million (subject to borrowing base limitations) available for borrowing under our receivables based credit facility (after taking into account the temporary reduction in aggregate amount thereof), before taking into account outstanding letters of credit of approximately $83 million as of March 31, 2008.
     Our substantial level of indebtedness and other financial obligations increase the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on, or other amounts due, in respect of our indebtedness, including the notes. Our substantial debt could also have other significant consequences. For example, it could:
•	increase our vulnerability to general adverse economic, competitive and industry conditions;

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes, or other purposes on satisfactory terms, or at all;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of our indebtedness, thereby reducing the funds available to us for operations and any future business opportunities;

•	expose us to the risk of increased interest rates as certain of our borrowings, including borrowings under our new senior secured credit facilities and our receivables based credit facility, are at variable rates of interest;

•	restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

•	limit our planning flexibility for, or ability to react to, changes in our business and the industries in which we operate;

•	limit our ability to adjust to changing market conditions; and

•	place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.
     If we fail to make any required payment under our new senior secured credit facilities or our new receivables based credit facility or to comply with any of the financial and operating covenants included in the new senior secured credit facilities or the new receivables based credit facility, we will be in default. Lenders under such facilities could then vote to accelerate the maturity of the indebtedness and foreclose upon our and our subsidiaries’ assets securing such indebtedness. Other creditors might then accelerate other indebtedness. If any of our creditors accelerates the maturity of their indebtedness, we may not have sufficient assets to satisfy our obligations under the new senior secured credit facilities, the new receivables based credit facility, or our other indebtedness, including the notes offered hereby.
Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.
     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes offered hereby will contain and our new senior secured credit facilities and our new receivables based credit facility do contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. For example, we will have up to $1,920 million of borrowings available under our new revolving credit facility (before taking into account outstanding letters of credit of approximately $83 million as of March 31, 2008), up to $250 million (subject to borrowing base limitations) of borrowings available under our new receivables based credit facility (after taking into account the temporary reduction in aggregate amount thereof) and $500 million of borrowings available under our new delayed draw term loan facilities following the consummation of the Transactions. After the closing date, we may, at our option, subject to certain conditions, raise incremental term loans or incremental commitments under the revolving credit facility of up to (a) $1.5 billion, plus (b) the excess, if any, of (x) 0.65 times pro forma consolidated adjusted EBITDA (as calculated in the manner provided in the senior secured credit facilities documentation), over (y) $1.5 billion, plus (c) the aggregate amount of principal payments made in respect of the term loans under the senior secured credit facilities (other than mandatory prepayments with net cash proceeds of certain asset sales). We may also, at our option, subject to certain conditions, increase the receivables based credit facility in an aggregate amount not to exceed $750 million if certain non-wholly-owned subsidiaries guarantee the receivables based credit facility. Any additional borrowings under our new senior secured credit facilities and our new receivables based credit facility would be effectively senior to the notes to the extent of the value of the assets securing such indebtedness and the related guarantees of the notes would be subordinated to the guarantees of any additional borrowings under the senior secured credit facilities and receivables based credit facility. Moreover, the indenture governing the notes offered hereby will not impose any limitation on our incurrence of liabilities that are not considered “indebtedness” under the indenture, and will not impose any limitation on liabilities incurred by our subsidiaries that might be designated as “unrestricted subsidiaries.” If we incur additional debt above the levels in effect upon the closing of the Transactions, the risks associated with our substantial leverage would increase.

Our ability to generate the significant amount of cash needed to pay interest and principal on the notes and service our other debt and financial obligations and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.
     Our ability to make payments on and refinance our debt, including the notes, amounts borrowed under our senior secured credit facilities and our receivables based credit facility and other financial obligations, and to fund our operations will depend on our ability to generate substantial operating cash flow. Our cash flow generation will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors, many of which are beyond our control.
     Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our senior secured credit facilities, our receivables based credit facility, or otherwise in amounts sufficient to enable us to service our indebtedness, including the notes, our existing senior notes to remain outstanding (the “Existing Notes”) and borrowings under our senior secured credit facilities and our receivables based credit facility, or to fund our other liquidity needs. If we cannot service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt, or seeking additional equity capital. Any of these remedies may not, if necessary, be effected on commercially reasonable terms, or at all. Also, the indenture governing the notes will restrict us and the indenture governing our Existing Notes and the credit agreements for our senior secured credit facilities and receivables based credit facility do restrict us from adopting certain of these alternatives. Because of these and other factors beyond our control, we may be unable to pay the principal, premium, if any, interest, or other amounts on the notes.
The notes are effectively subordinated to our total secured indebtedness.
     The indenture governing the notes will permit us to incur certain secured indebtedness, including indebtedness under our new senior secured credit facilities and our new receivables based credit facility. Indebtedness under our new senior secured credit facilities and our new receivables based credit facility of approximately $14,101 million will be secured by liens on certain of our assets, including, in the case of the senior secured credit facilities, a pledge of our capital stock. The notes are unsecured and will, therefore, be effectively subordinated to our total secured indebtedness (which includes certain of our existing indebtedness) in an amount equal to $14,109 million (to the extent of the value of the collateral). Accordingly, if we are involved in a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding, or upon a default in payment on, or the acceleration of, any indebtedness under our new senior secured credit facilities, our new receivables based credit facility, or our other secured indebtedness, our assets will be available to pay obligations on the notes only after all indebtedness under our new senior secured credit facilities, our new receivables based credit facility, or other secured indebtedness have been paid in full from those assets. In addition, a default under the indenture governing the notes would cause an event of default under the senior secured credit facilities and the receivables based credit facility, and the acceleration of debt under the senior secured credit facilities or the receivables based credit facility or the failure to pay such debt when due would, in certain circumstances, cause an event of default under the indenture governing the notes. See “Description of the Notes—Events of Default and Remedies.” The lenders under our senior secured credit facilities and our receivables based credit facility also have the right upon an event of default thereunder to terminate any commitments they have to provide further borrowings. Further, following an event of default under our senior secured credit facilities and our receivables based credit facility, the lenders under such facilities will have the right to proceed against the collateral granted to them to secure that debt. If the debt under our senior secured credit facilities, our receivables based credit facility, or the notes offered hereby were to be accelerated, our assets may not be sufficient to repay in full that debt, or any other debt that may become due as a result of that acceleration.
The guarantees of the notes are subordinated to the guarantees of our new senior secured credit facilities and our new receivables based credit facility.
     The guarantees will be subordinated to the guarantees of the guarantors of the senior secured credit facilities and receivables based credit facility. As of March 31, 2008, on a pro forma basis after giving effect to the Transactions, the guarantees thereof would have been subordinated to guarantees of approximately $14,101 million of debt outstanding under our senior secured credit facilities and our receivables based credit facility. We will also have up to $1,920 million of additional borrowings available under our new revolving credit facility (before taking into account outstanding letters of credit of approximately $83 million as of March 31, 2008), up to $250 million (subject to borrowing base limitations) of borrowings available under our new receivables based credit facility and $500 million of borrowings available under our new delayed draw term loan facilities following the consummation of the Transactions. After the closing date, we may, at our option, subject to certain conditions, raise incremental term loans or incremental commitments under the revolving credit facility of up to (a) $1.5 billion, plus (b) the excess, if any, of (x) 0.65 times pro forma consolidated adjusted EBITDA (as calculated in the manner provided in the senior secured credit facilities documentation), over (y) $1.5 billion, plus (c) the aggregate amount of principal payments made in respect of the term loans under the senior secured credit facilities (other than mandatory prepayments with net cash proceeds of certain asset sales), and we may increase commitments under our receivables based credit facility in an aggregate amount not to exceed $750 million if certain non-wholly-owned subsidiaries guarantee the receivables based credit facility. The guarantees of such additional borrowings would be senior in right of payment to the guarantees of the notes.
     As a result of such subordination, upon any distribution to our creditors or the creditors of any guarantor of the notes in a bankruptcy, liquidation, reorganization, or similar proceeding, the holders of our debt under the senior secured credit facilities and receivables based credit facility will be entitled to be paid in full before any payment will be made on that guarantor’s guarantee.
The notes are structurally subordinated to the liabilities of our subsidiaries that do not guarantee the notes. Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries or non-wholly-owned subsidiaries declare bankruptcy, liquidate, or reorganize.
     CCOH and our other non-wholly-owned domestic subsidiaries and our foreign subsidiaries will not guarantee the notes. As a result, the notes will also be structurally subordinated to all existing and future obligations, including indebtedness, of our subsidiaries that do not guarantee the notes, and the claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries. In the event of a bankruptcy, liquidation, or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade and other creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us and, in turn, to our creditors.
     On a pro forma basis after giving effect to the Transactions, the non-guarantor subsidiaries would have accounted for approximately $3.4 billion, or 49%, of our total net revenue,

approximately $1.1 billion, or 46%, of our EBITDA and approximately $983 million, or 43%, of our Adjusted EBITDA, in each case, for the last twelve months ended March 31, 2008, and approximately $12.7 billion, or 44%, of our total assets as of March 31, 2008. On a historical basis without giving pro forma effect to the Transactions, the non-guarantor subsidiaries accounted for approximately 38% of our total assets as of March 31, 2008. The difference between the historical percentage and the pro forma percentage of total assets principally relates to the creation of significant goodwill and intangibles in connection with the application of purchase accounting for the Transactions. On a pro forma basis after giving effect to the Transactions, our non-guarantor subsidiaries would have had $5.3 billion of total balance sheet liabilities (including trade payables) to which the notes would have been structurally subordinated.
We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes.
     We derive a substantial portion of our operating income from our subsidiaries. We are dependent on the earnings and cash flow of our subsidiaries to meet our obligations with respect to the notes. We cannot assure you that our subsidiaries will be able to, or be permitted to, pay to us the amounts necessary to service the notes. Provisions of law, such as those requiring that dividends be paid only out of surplus, will also limit the ability of our subsidiaries to make distributions, loans, or other payments to us. In the event we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.
     On November 10, 2005, we entered into a cash management arrangement with CCOH whereby we provide day-to-day cash management services. As part of this arrangement, substantially all of the cash generated from CCOH’s domestic operations is transferred daily into Clear Channel accounts and, in return, we fund certain of CCOH’s operations. This arrangement is evidenced by tandem cash management notes issued by Clear Channel to CCOH and by CCOH to Clear Channel. Each of the cash management notes is a demand obligation; however, we are not under any contractual commitment to advance funds to CCOH beyond the amounts outstanding under the note. The consummation of the Transactions will not permit CCOH to terminate these arrangements and we may continue to use the cash flows of the domestic operations of CCOH for our own general corporate purposes pursuant to the terms of the existing cash management and intercompany arrangements between us and CCOH, which may include making payments on our indebtedness.
     On August 2, 2005, CCOH distributed a note in the original principal amount of $2.5 billion to us as a dividend. This note matures on August 2, 2010 and may be prepaid in whole or in part at any time. The note accrues interest at a variable per annum rate equal to our weighted average cost of debt, calculated on a monthly basis. This note is mandatorily payable upon a change of control of CCOH and, subject to certain exceptions, all proceeds from new debt issued or equity raised by CCOH must be used to prepay such note. At March 31, 2008, the interest rate on the $2.5 billion note was 5.8%.
     The $2.5 billion note requires CCOH to comply with various negative covenants, including restrictions on the following activities: incurring consolidated funded indebtedness (as defined in the note), excluding intercompany indebtedness, in a principal amount in excess of $400 million at any one time outstanding; creating liens; making investments; entering into sale and leaseback transactions (as defined in the note), which when aggregated with consolidated funded indebtedness secured by liens, will not exceed an amount equal to 10% of CCOH’s total consolidated stockholders’ equity (as defined in the note) as shown on its most recently reported annual audited consolidated financial statements; disposing of all or substantially all of its assets; entering into mergers and consolidations; declaring or making dividends or other distributions; repurchasing its equity; and entering into transactions with its affiliates. The existence of these restrictions could limit CCOH’s ability to grow and increase its revenue or respond to competitive changes.
Restrictive covenants in the senior secured credit facilities, receivables based credit facility and the indenture governing the notes restrict our ability to pursue our business strategies.
     Our senior secured credit facilities and our receivables based credit facility do contain, and the indenture governing the notes offered hereby will contain, a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests. These agreements governing our indebtedness do or will include covenants restricting, among other things, our ability to:
•	incur or guarantee additional debt or issue certain preferred stock;

•	pay dividends or make distributions on our capital stock, or redeem, repurchase, or retire our capital stock and subordinated debt;

•	make certain investments;

•	create liens on our or our restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;

•	enter into transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of our assets;

•	sell certain assets, including capital stock of our subsidiaries;

•	alter the business that we conduct; and

•	designate our subsidiaries as unrestricted subsidiaries.
     Notwithstanding the restrictions on our ability to pay dividends, redeem, or purchase capital stock and make certain other restricted payments, the indenture governing the notes will allow us to make significant restricted payments in certain circumstances. See “Description of the Notes—Certain Covenants—Limitation on Restricted Payments.”
We may not be able to fulfill our repurchase obligations in the event of a change of control.
     Upon the occurrence of any change of control, we will be required to make a change of control offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Any change of control also would constitute a default under our senior secured credit facilities and our receivables based credit facility. Therefore, upon the occurrence of a change of control, the lenders under our senior secured credit facilities and our receivables based credit facility would have the right to accelerate their loans, and if so accelerated, we would be required to repay all of our outstanding obligations under our senior secured credit facilities and our receivables based credit facility. Also, our senior secured credit facilities and our receivables based credit facility generally prohibit us from purchasing any notes if we do not repay all borrowings under such facilities first or obtain the consent of the lenders under such facilities. Accordingly, unless we first repay all such borrowings or obtain the consent of such lenders, we are prohibited from purchasing the notes upon a change of control.
     In addition, if a change of control occurs, there can be no assurance that we will have available funds sufficient to pay the change of control purchase price for any of the notes that might be delivered by holders of the notes seeking to accept the change of control offer and, accordingly, none of the holders of the notes may receive the change of control purchase price for their notes. Our failure to make the change of control offer or to pay the change of control purchase price with respect to the notes when due would result in a default under the indenture governing the notes. See “Description of the Notes—Events of Default and Remedies.”
The lenders under our new senior secured credit facilities have the discretion to release the guarantors under our new senior secured credit facilities, and our new senior secured credit facilities documentation provides for the automatic release of one or more guarantors in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.
     If the lenders under our new senior secured credit facilities release a guarantor from its guarantee of obligations under our new senior secured credit facilities, or any guarantor is automatically released from its guarantee of obligations under our new senior secured credit facilities pursuant to the terms thereof, then the guarantee of the notes by such guarantor will be released automatically without action by, or consent of, any holder of the notes or the Trustee under the indenture governing the notes offered hereby. See “Description of the Notes.” You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.
Federal and state statutes allow courts, under specific circumstances, to void guarantees of our subsidiaries and require note holders to return payments received from subsidiary guarantors.
     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee:
•	intended to hinder, delay, or defraud creditors; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

     In addition, any payment by that subsidiary guarantor pursuant to its guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the guarantor.
     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:
•	the sum of its debts, including contingent liabilities, was greater than the then fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
     On the basis of historical financial information, recent operating history and other factors, we believe that each subsidiary guarantor, after giving effect to its guarantee of each series of notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or any subsidiary guarantor’s conclusions in this regard.
You will be required to pay United States federal income tax on the senior toggle notes even if we do not pay cash interest.
     None of the interest payments on the senior toggle notes will be qualified stated interest for United States federal income tax purposes, even if we never exercise the option to pay PIK Interest, because the senior toggle notes provide us with the option to pay cash interest or PIK Interest for any interest payment period through the maturity of the senior toggle notes. Consequently, the senior toggle notes will be treated as issued with original issue discount (“OID”) for United States federal income tax purposes, and United States holders will be required to include the OID in gross income on a constant yield to maturity basis, regardless of whether interest is paid currently in cash and regardless of their regular method of tax accounting. See “Certain United States Federal Income Tax Considerations.”
We may only be entitled to deduct a portion of any interest or OID on the senior toggle notes for United States federal income tax purposes, and only at such time as such interest or OID is considered paid in cash.
     The senior toggle notes may constitute “applicable high yield discount obligations” for United States federal income tax purposes. If so, any interest deductions with respect to any OID relating to the senior toggle notes will be deferred until paid in cash, and will be disallowed to the extent the yield to maturity on the senior toggle notes exceeds six percentage points over the “applicable federal rate” (as determined under the Code) in effect for the calendar month in which the senior toggle notes are issued. The deferral and disallowance of deductions for payments of interest or OID on the senior toggle notes may reduce the amount of cash available to us to meet our obligations under the notes.

United States Holders will be required to pay United States federal income tax on the accrual of original issue discount on the senior cash pay notes.
     We expect that the “stated redemption price at maturity” of the senior cash pay notes will exceed their “issue price” by more than the statutory de minimis threshold, in which case, the senior cash pay notes will be treated as being issued with original issue discount for United States federal income tax purposes. A United States Holder (as defined in “Certain United States Federal Income Tax Considerations”) of a senior cash pay note issued with original issue discount will be required to include such original issue discount in gross income for United Sates federal income tax purposes on a constant yield-to-maturity basis, in advance of the receipt of cash attributable to that income and regardless of the United States Holder’s regular method of accounting for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations” for more detail.
United States Holders will be required to pay United States federal income tax as interest accrues on the senior toggle notes whether or not we pay cash interest.
     Because the senior toggle notes provide us with the option to pay PIK Interest in lieu of paying cash interest in any interest payment period after the initial interest payment, and because the senior toggle notes may be issued at a discount to their stated principal amount, we will treat the senior toggle notes as issued with original issue discount. As a result, United States Holders will be required to include such original issue discount in gross income for United Sates federal income tax purposes on a constant yield-to-maturity basis, in advance of the receipt of cash attributable to that income and regardless of the United States Holder’s regular method of accounting for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations” for more detail.
There are restrictions on your ability to resell your notes.
     The notes are being offered and sold pursuant to an exemption from registration under United States and applicable state securities laws. Therefore, you may transfer or resell the notes in the United States only in a transaction registered under or exempt from the registration requirements of the United States and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time.
     We will use commercially reasonable efforts to enter into a registration rights agreement within five business days following the issue date of the notes. Pursuant to such registration rights agreement, we have agreed to use commercially reasonable efforts to file an exchange offer registration statement with the SEC and to use commercially reasonable efforts to cause such registration statement to become effective with respect to each series of the exchange notes. The SEC, however, has broad discretion to declare any registration statement effective and may delay, defer, or suspend the effectiveness of any registration statement for a variety of reasons. If issued under an effective registration statement, the exchange notes generally may be resold or otherwise transferred (subject to restrictions described under “Notice to Investors”) by each holder of the exchange notes with no need for further registration. However, each series of the exchange notes will constitute a new issue of securities with no established trading market. We cannot assure you that there will be an active trading market for the exchange notes, or, in the case of non-exchanging holders of each series of the notes, the trading market for the notes following the exchange offer. See “Exchange Offer; Registration Rights.”

An active trading market may not develop for these notes.
     The notes are new issues of securities for which there is no established public market. Although the notes are expected to be designated for trading in The PORTALSM Market, we do not intend to apply to list the notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result of this and the other factors listed below, an active trading market for the notes may not develop, in which case the market price and liquidity of the notes may be adversely affected.
     In addition, you may not be able to sell your notes at a particular time or at a price favorable to you. Future trading prices of the notes will depend on many factors, including:
•	our operating performance and financial condition;

•	our prospects or the prospects for companies in our industry generally;

•	the fact that the notes will not be registered under the Securities Act;

•	the interest of securities dealers in making a market in the notes;

•	the market for similar securities;

•	prevailing interest rates; and

•	the other factors described in this offering memorandum under “Risk Factors.”
     Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the notes, regardless of our prospects or performance.
     Although the initial purchasers have advised us that they intend to make a market in the notes, they are not obligated to do so. The initial purchasers may also discontinue any market making activities at any time, in their sole discretion, which could further negatively impact your ability to sell the notes or the prevailing market price at the time you choose to sell.
Risks Related to Our Business
Our business is dependent upon the performance of on-air talent and program hosts, as well as our management team and other key employees.
     We employ or independently contract with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective markets. Although we have entered into long-term agreements with some of our key on-air talent and program hosts to protect our interests in those relationships, we can give no assurance that all or any of these persons will remain with us or will retain their audiences. Competition for these individuals is intense and many of these individuals are under no legal obligation to remain with us. Our competitors may choose to extend offers to any of these individuals on terms which we may be unwilling to meet. Furthermore, the popularity and audience loyalty of our key on-air talent and program hosts is highly sensitive to rapidly changing public tastes. A loss of such popularity or audience loyalty is beyond our control and could limit our ability to generate revenue.

     Our business is also dependent upon the performance of our management team and other key employees. Although we have entered into long-term agreements with some of these individuals, we can give no assurance that all or any of our executive officers or key employees will remain with us. Competition for these individuals is intense and many of our key employees are at-will employees who are under no legal obligation to remain with us. In addition, any or all of our executive officers or key employees may decide to leave for a variety of personal or other reasons beyond our control. The loss of members of our management team or other key employees could have a negative impact on our business and results of operations.
Doing business in foreign countries creates certain risks not found in doing business in the United States.
     Doing business in foreign countries carries with it certain risks that are not found in doing business in the United States. The risks of doing business in foreign countries that could result in losses against which we are not insured include:
•	exposure to local economic conditions;

•	potential adverse changes in the diplomatic relations of foreign countries with the United States;

•	hostility from local populations;

•	the adverse effect of currency exchange controls;

•	restrictions on the withdrawal of foreign investment and earnings;

•	government policies against businesses owned by foreigners;

•	investment restrictions or requirements;

•	expropriations of property;

•	the potential instability of foreign governments;

•	the risk of insurrections;

•	risks of renegotiation or modification of existing agreements with governmental authorities;

•	foreign exchange restrictions;

•	withholding and other taxes on remittances and other payments by subsidiaries; and

•	changes in taxation structure.
Exchange rates may cause future losses in our international operations.
     Because we own assets in foreign countries and derive revenue from our international operations, we may incur currency translation losses due to changes in the values of foreign currencies and in the value of the United States dollar. We cannot predict the effect of exchange rate fluctuations upon future operating results.

Extensive government regulation may limit our broadcasting operations.
     The federal government extensively regulates the domestic broadcasting industry, and any changes in the current regulatory scheme could significantly affect us. Our broadcasting businesses depend upon maintaining broadcasting licenses issued by the FCC for maximum terms of eight years. Renewals of broadcasting licenses can be attained only through the FCC’s grant of appropriate applications. Although the FCC rarely denies a renewal application, the FCC could deny future renewal applications resulting in the loss of one or more of our broadcasting licenses.
     The federal communications laws limit the number of broadcasting properties we may own in a particular area. While the Telecommunications Act of 1996 (the “1996 Act”) relaxed the FCC’s multiple ownership limits, any subsequent modifications that tighten those limits could make it impossible for us to complete potential acquisitions or require us to divest stations we have already acquired. Most significantly, in June 2003, the FCC adopted a decision comprehensively modifying its media ownership rules. The modified rules significantly changed the FCC’s regulations governing radio ownership. Soon after their adoption, however, a federal court issued a stay preventing the implementation of the modified media ownership rules while it considered appeals of the rules by numerous parties (including Clear Channel). In a June 2004 decision, the court upheld the modified rules in certain respects, remanded them to the FCC for further justification in other respects and left in place the stay on their implementation. In September 2004, the court partially lifted its stay on the modified radio ownership rules, putting into effect aspects of those rules that establish a new methodology for defining local radio markets and counting stations within those markets, limit our ability to transfer intact combinations of stations that do not comply with the new rules and require us to terminate within two years certain of our agreements whereby we provide programming to or sell advertising on radio stations we do not own. In June 2006, the FCC commenced its proceeding on remand of the modified media ownership rules. On December 18, 2007, the FCC adopted a decision in that proceeding which made no changes to the local radio ownership rules currently in effect. The FCC also adopted rules to promote diversification of broadcast ownership. The media ownership rules, as modified by the FCC’s 2003 decision and by the FCC’s December 2007 actions, are subject to various further FCC and court proceedings and recent and possible future actions by Congress. We cannot predict the ultimate outcome of the media ownership proceedings or their effects on our ability to acquire broadcast stations in the future, to complete acquisitions that we have agreed to make, to continue to own and freely transfer groups of stations that we have already acquired, or to continue our existing agreements to provide programming to or sell advertising on stations we do not own.
     Other changes in governmental regulations and policies may have a material impact on us. For example, the FCC has adopted rules which under certain circumstances subject previously non-attributable debt and equity interests in communications media to the FCC’s multiple ownership restrictions. These rules may limit our ability to expand our media holdings. Moreover, recent and possible future actions by the FCC in the areas of localism and public interest obligations may impose additional regulatory requirements on us.
We may be adversely affected by new statutes dealing with indecency.
     Provisions of federal law regulate the broadcast of obscene, indecent, or profane material. The FCC has substantially increased its monetary penalties for violations of these regulations. Congressional legislation enacted in 2006 provides the FCC with authority to impose fines of up to $325,000 per violation for the broadcast of such material. We therefore face increased costs in the form of fines for indecency violations, and cannot predict whether Congress will consider or adopt further legislation in this area.

Antitrust regulations may limit future acquisitions.
     Additional acquisitions by us of radio stations and outdoor advertising properties may require antitrust review by federal antitrust agencies and may require review by foreign antitrust agencies under the antitrust laws of foreign jurisdictions. We can give no assurances that the DOJ or the Federal Trade Commission (“FTC”) or foreign antitrust agencies will not seek to bar us from acquiring additional radio stations or outdoor advertising properties in any market where we already have a significant position. Following passage of the 1996 Act, the DOJ has become more aggressive in reviewing proposed acquisitions of radio stations, particularly in instances where the proposed acquiror already owns one or more radio station properties in a particular market and seeks to acquire another radio station in the same market. The DOJ has, in some cases, obtained consent decrees requiring radio station divestitures in a particular market based on allegations that acquisitions would lead to unacceptable concentration levels. For example, we agreed with the DOJ to enter into a Final Judgment in accordance with and subject to the Tunney Act, as stipulated in the Hold Separate Stipulation and Order filed by the DOJ on February 13, 2008, whereby we have agreed to divest within 90 days of the closing of the merger, subject to the conditions set forth therein, six additional core radio stations in Cincinnati, Houston, Las Vegas and San Francisco. The DOJ also actively reviews proposed acquisitions of outdoor advertising properties. In addition, the antitrust laws of foreign jurisdictions will apply if we acquire international broadcasting properties.
Environmental, health, safety and land use laws and regulations may limit or restrict some of our operations.
     As the owner or operator of various real properties and facilities, especially in our outdoor advertising operations, we must comply with various foreign, federal, state and local environmental, health, safety and land use laws and regulations. We and our properties are subject to such laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances and employee health and safety as well as zoning restrictions. Historically, we have not incurred significant expenditures to comply with these laws. However, additional laws which may be passed in the future, or a finding of a violation of or liability under existing laws, could require us to make significant expenditures and otherwise limit or restrict some of our operations.
Government regulation of outdoor advertising may restrict our outdoor advertising operations.
     United States federal, state and local regulations have a significant impact on the outdoor advertising industry and our outdoor advertising business. One of the seminal laws was the Highway Beautification Act of 1965 (the “HBA”), which regulates outdoor advertising on the 306,000 miles of Federal-Aid Primary, Interstate and National Highway Systems (“controlled roads”). The HBA regulates the size and location of billboards, mandates a state compliance program, requires the development of state standards, promotes the expeditious removal of illegal signs and requires just compensation for takings. Construction, repair, maintenance, lighting, upgrading, height, size, spacing and the location of billboards and the use of new technologies for changing displays, such as digital displays, are regulated by federal, state and local governments. From time to time, states and municipalities have prohibited or significantly limited the construction of new outdoor advertising structures and also permitted non-conforming structures to be rebuilt by third parties. Changes in laws and regulations affecting outdoor advertising at any level of government, including laws of the foreign jurisdictions in which we operate, could have a significant financial impact on us by requiring us to make significant expenditures or otherwise limiting or restricting some of our operations.

     From time to time, certain state and local governments and third parties have attempted to force the removal of our displays under various state and local laws, including condemnation and amortization. Amortization is the attempted forced removal of legal but non-conforming billboards (billboards which conformed with applicable zoning regulations when built, but which do not conform to current zoning regulations) or the commercial advertising placed on such billboards after a period of years. Pursuant to this concept, the governmental body asserts that just compensation is earned by continued operation of the billboard over time. Amortization is prohibited along all controlled roads and generally prohibited along non-controlled roads. Amortization has, however, been upheld along non-controlled roads in limited instances where provided by state and local law. Other regulations limit our ability to rebuild, replace, repair, maintain and upgrade non-conforming displays. In addition, from time to time third parties or local governments assert that we own or operate displays that either are not properly permitted or otherwise are not in strict compliance with applicable law. Although we believe that the number of our billboards that may be subject to removal based on alleged noncompliance is immaterial, from time to time we have been required to remove billboards for alleged noncompliance. Such regulations and allegations have not had a material impact on our results of operations to date, but if we are increasingly unable to resolve such allegations or obtain acceptable arrangements in circumstances in which our displays are subject to removal, modification, or amortization, or if there occurs an increase in such regulations or their enforcement, our operating results could suffer.
     A number of state and local governments have implemented or initiated legislative billboard controls, including taxes, fees and registration requirements in an effort to decrease or restrict the number of outdoor signs and/or to raise revenue. While these controls have not had a material impact on our business and financial results to date, we expect state and local governments to continue these efforts. The increased imposition of these controls and our inability to pass on the cost of these items to our clients could negatively affect our operating income.
     International regulation of the outdoor advertising industry varies by region and country, but generally limits the size, placement, nature and density of out-of-home displays. Significant international regulations include the Law of December 29, 1979 in France, the Town and Country Planning (Control of Advertisements) Regulations 1992 in the United Kingdom, and Règlement Régional Urbain de I’agglomération Bruxelloise in Belgium. These laws define issues such as the extent to which advertisements can be erected in rural areas, the hours during which illuminated signs may be lighted and whether the consent of local authorities is required to place a sign in certain communities. Other regulations limit the subject matter and language of out-of-home displays. For instance, the United States and most European Union countries, among other nations, have banned outdoor advertisements for tobacco products. Our failure to comply with these or any future international regulations could have an adverse impact on the effectiveness of our displays or their attractiveness to clients as an advertising medium and may require us to make significant expenditures to ensure compliance. As a result, we may experience a significant impact on our operations, revenue, international client base and overall financial condition.
Additional restrictions on outdoor advertising of tobacco, alcohol and other products may further restrict the categories of clients that can advertise using our products.
     Out-of-court settlements between the major United States tobacco companies and all 50 states, the District of Columbia, the Commonwealth of Puerto Rico and four other United States territories include a ban on the outdoor advertising of tobacco products. Other products and services may be targeted in the future, including alcohol products. Legislation regulating tobacco and alcohol advertising has also been introduced in a number of European countries in which we conduct business and could have a similar impact. Any significant reduction in alcohol-related advertising due to content-related restrictions could cause a reduction in our direct revenue from such advertisements and an increase in the available space on the existing inventory of billboards in the outdoor advertising industry.
Future acquisitions could pose risks.
     We may acquire media-related assets and other assets or businesses that we believe will assist our customers in marketing their products and services. Our acquisition strategy involves numerous risks, including:
•	certain of our acquisitions may prove unprofitable and fail to generate anticipated cash flows;

•	to successfully manage our large portfolio of broadcasting, outdoor advertising and other properties, we may need to:
•	recruit additional senior management as we cannot be assured that senior management of acquired companies will continue to work for us and, in this highly competitive labor market, we cannot be certain that any of our recruiting efforts will succeed, and

•	expand corporate infrastructure to facilitate the integration of our operations with those of acquired properties, because the failure to do so may cause us to lose the benefits of any expansion that we decide to undertake by leading to disruptions in our ongoing businesses or by distracting our management;
•	entry into markets and geographic areas where we have limited or no experience;

•	we may encounter difficulties in the integration of operations and systems;

•	our management’s attention may be diverted from other business concerns; and

•	we may lose key employees of acquired companies or stations.
     We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material.
Capital requirements necessary to implement strategic initiatives could pose risks.
     The purchase price of possible acquisitions and/or other strategic initiatives could require additional debt or equity financing on our part. Since the terms and availability of this financing depend to a large degree upon general economic conditions and third parties over which we have no control, we can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. In addition, our ability to obtain financing depends on a number of other factors, many of which are also beyond our control, such as interest rates and national and local business conditions. If the cost of obtaining needed financing is too high or the terms of such financing are otherwise unacceptable in relation to the strategic opportunity we are presented with, we may decide to forego that opportunity. Additional indebtedness could increase our leverage and make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures.

We face intense competition in the broadcasting and outdoor advertising industries.
     Our business segments are in highly competitive industries, and we may not be able to maintain or increase our current audience ratings and advertising and sales revenue. Our radio stations and outdoor advertising properties compete for audiences and advertising revenue with other radio stations and outdoor advertising companies, as well as with other media, such as newspapers, magazines, television, direct mail, satellite radio and Internet-based media, within their respective markets. Audience ratings and market shares are subject to change, which could have the effect of reducing our revenue in that market. Our competitors may develop services or advertising media that are equal or superior to those we provide or that achieve greater market acceptance and brand recognition than we achieve. It is possible that new competitors may emerge and rapidly acquire significant market share in any of our business segments. An increased level of competition for advertising dollars may lead to lower advertising rates as we attempt to retain customers or may cause us to lose customers to our competitors who offer lower rates that we are unable or unwilling to match.
Our financial performance may be adversely affected by certain variables which are not in our control.
     Certain variables that could adversely affect our financial performance by, among other things, leading to decreases in overall revenue, the numbers of advertising customers, advertising fees, or profit margins include:
•	unfavorable economic conditions, both general and relative to the radio broadcasting, outdoor advertising and all related media industries, which may cause companies to reduce their expenditures on advertising;

•	unfavorable shifts in population and other demographics which may cause us to lose advertising customers as people migrate to markets where we have a smaller presence, or which may cause advertisers to be willing to pay less in advertising fees if the general population shifts into a less desirable age or geographical demographic from an advertising perspective;

•	an increased level of competition for advertising dollars, which may lead to lower advertising rates as we attempt to retain customers or which may cause us to lose customers to our competitors who offer lower rates that we are unable or unwilling to match;

•	unfavorable fluctuations in operating costs which we may be unwilling or unable to pass through to our customers;

•	technological changes and innovations that we are unable to adopt or are late in adopting that offer more attractive advertising or listening alternatives than what we currently offer, which may lead to a loss of advertising customers or to lower advertising rates;

•	the impact of potential new royalties charged for terrestrial radio broadcasting which could materially increase our expenses;

•	unfavorable changes in labor conditions which may require us to spend more to retain and attract key employees; and

•	changes in governmental regulations and policies and actions of federal regulatory bodies which could restrict the advertising media which we employ or restrict some or all of our customers that operate in regulated areas from using certain advertising media, or from advertising at all.

New technologies may affect our broadcasting operations.
     Our broadcasting businesses face increasing competition from new broadcast technologies, such as broadband wireless and satellite television and radio, and new consumer products, such as portable digital audio players and personal digital video recorders. These new technologies and alternative media platforms compete with our radio stations for audience share and advertising revenue, and in the case of some products, allow listeners and viewers to avoid traditional commercial advertisements. The FCC has also approved new technologies for use in the radio broadcasting industry, including the terrestrial delivery of digital audio broadcasting, which significantly enhances the sound quality of radio broadcasts. We have currently converted approximately 454 of our radio stations to digital broadcasting. We are unable to predict the effect such technologies and related services and products will have on our broadcasting operations, but the capital expenditures necessary to implement such technologies could be substantial and other companies employing such technologies could compete with our businesses.
We may be adversely affected by a general deterioration in economic conditions.
     The risks associated with our businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. A decline in the level of business activity of our advertisers could have an adverse effect on our revenue and profit margins. During economic slowdowns in the United States, many advertisers have reduced their advertising expenditures. The impact of slowdowns on our business is difficult to predict, but they may result in reductions in purchases of advertising.
We may be adversely affected by the occurrence of extraordinary events, such as terrorist attacks.
     The occurrence of extraordinary events, such as terrorist attacks, intentional or unintentional mass casualty incidents, or similar events may substantially decrease the use of and demand for advertising, which may decrease our revenue or expose us to substantial liability. The September 11, 2001 terrorist attacks, for example, caused a nationwide disruption of commercial activities. As a result of the expanded news coverage following the attacks and subsequent military actions, we experienced a loss in advertising revenue and increased incremental operating expenses. The occurrence of future terrorist attacks, military actions by the United States, contagious disease outbreaks, or similar events cannot be predicted, and their occurrence can be expected to further negatively affect the economies of the United States and other foreign countries where we do business generally, specifically the market for advertising.
Significant equity investors will control us and their interests may not be in line with your interests.
     Upon the consummation of the Transactions, private equity funds sponsored by or co-investors with Bain Capital and THL will indirectly own a majority of our outstanding capital stock and will exercise control over matters requiring approval of our shareholders and Board of Directors. Because of this control, transactions may be pursued that could enhance this equity investment while involving risks to your interests. There can be no assurance that the interests of our controlling equity investors will not conflict with your interests.

     Additionally, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. One or more of the Sponsors may also pursue acquisition opportunities that may be complimentary to our business and, as a result, those acquisition opportunities may not be available to us. So long as private equity funds sponsored by or co-investors with the Sponsors continue to indirectly own a significant amount of the outstanding shares of our common stock, even if such amount is less than 50%, the Sponsors will continue to be able to strongly influence or effectively control our decisions.

USE OF PROCEEDS
     The following table sets forth our estimated sources and uses in connection with the Transactions, based on our estimates of certain assets and liabilities at closing and fees and expenses to be incurred as if the Transactions had occurred on March 31, 2008. The actual amounts of such sources and uses will differ on the actual closing date of the Transactions.

Sources
(In millions)
Senior secured credit facilities:
Revolving credit facility (1)
Domestic based borrowings	—
Foreign subsidiary borrowings	$80
Term loan A facility (2)	1,425
Term loan B facility (3)	10,700
Term loan C—asset sale facility (4)	706
Delayed draw term loan facilities (5)	750
Receivables based credit facility (2)	440
Senior cash pay notes offered hereby	980
Senior toggle notes offered hereby	1,330
Cash	169
Existing debt to remain outstanding (6)	4,394
Common equity (7)	3,519

Total Sources	$24,493

Uses
(In millions)
Purchase of common stock (8)	$17,959
Refinance existing debt (9)	1,593
Existing debt to remain outstanding(6)	4,394
Fees, expenses and other related costs of the Transactions (10)	547

Total Uses	$24,493

(1)	Our senior secured credit facilities provide for a $2,000 million 6-year revolving credit facility, of which $150 million will be available in alternative currencies. We will have the ability to designate one or more of our foreign restricted subsidiaries as borrowers under a foreign currency sublimit of the revolving credit facility. Consistent with our international cash management practices, at or promptly after the consummation of the Transactions, we expect one of our foreign subsidiaries to borrow $80 million under the revolving credit facility’s sublimit for foreign based subsidiary borrowings to refinance our existing foreign subsidiary intercompany borrowings. The foreign based borrowings allow us to efficiently manage our liquidity needs in local countries, mitigating foreign exchange exposure and cash movement among different tax jurisdictions. Based on estimated cash levels (including estimated cash levels of our foreign subsidiaries), we do not expect to borrow any additional amounts under the revolving credit facility at the closing of the Transactions.

(2)	The aggregate amount of the 6-year term loan A facility will be the sum of $1,115 million plus the excess of $750 million over the borrowing base availability under our receivables based credit facility on the closing of the Transactions. The aggregate amount of our receivables based credit facility will correspondingly be reduced by the excess of $750 million over the borrowing base availability on the closing of the Transactions. Assuming that the borrowing base availability under the receivables based credit facility is $440 million, the term loan A facility would be $1,425 million and the aggregate receivables based credit facility (without regard to borrowing base limitations) would be $690 million. However, our actual borrowing base availability may be greater or less than this amount.

(3)	Our senior secured credit facilities provide for a $10,700 million 7.5-year term loan B facility.

(4)	Our senior secured credit facilities provide for a $705.638 million 7.5-year term loan C—asset sale facility. To the extent specified assets are sold after March 27, 2008 and prior to the closing of the Transactions, actual borrowings under the term loan C—asset sale facility will be reduced by the net cash proceeds received therefrom. Proceeds from the sale of specified assets after the closing of the Transactions will be applied to prepay the term loan C— asset sale facility (and thereafter to prepay any remaining term loan facilities) without right of reinvestment under our senior secured credit facilities. In addition, if the net proceeds of any other asset sales are not reinvested, but instead applied to prepay the senior secured credit facilities, such proceeds would first be applied to the term loan C—asset sale facility and thereafter pro rata to the remaining term loan facilities.

(5)	Our senior secured credit facilities provide for two 7.5-year delayed draw term loans facilities aggregating $1,250 million. Proceeds from the delayed draw 1 term loan facility, available in the aggregate amount of $750 million, can only be used to redeem any of our existing senior notes due 2010. Proceeds from the delayed draw 2 term loan facility, available in the aggregate amount of $500 million, can only be used to redeem any of our existing 4.25% senior notes due 2009. Upon the consummation of the Transactions, we expect to borrow all amounts available to us under the delayed draw 1 term loan facility in order to redeem substantially all of our outstanding senior notes due 2010. We do not expect to borrow any amount available to us under the delayed draw 2 term loan facility upon the consummation of the Transactions. Any unused commitment to lend will expire on September 30, 2010 in the case of the delayed draw 1 term loan facility and on the second anniversary of the closing in the case of the delayed draw 2 term loan facility.

(6)	We anticipate that a portion of our existing senior notes and other existing subsidiary indebtedness will remain outstanding after the closing of the Transactions. The aggregate principal amount of the existing senior notes and the subsidiary indebtedness that is estimated to remain outstanding is $4,275 million and $119 million, respectively, at March 31, 2008. The aggregate principal amount of the existing senior notes and the subsidiary indebtedness to remain outstanding assumes the repurchase of $750 million of our outstanding senior notes due 2010 and the repurchase of $645 million aggregate principal amount of AMFM Operating Inc.’s outstanding 8.0% senior notes due 2008.

(7)	Represents total equity as a result of rollover equity of our existing shareholders who have elected to receive shares of CCM Parent as merger consideration, rollover equity from the Mays family, restricted stock and estimated cash equity contributed to us indirectly by CCM Parent from cash equity investments in CCM Parent by entities associated with the Sponsors and their co-investors. Actual cash equity would be decreased by the amount of Clear Channel cash available on the closing date to be used in the Transactions, subject to a minimum of $3,000 million total equity.

(8)	The amount assumes, as of March 31, 2008, approximately 498.0 million issued and outstanding common shares and the settlement of 836,800 outstanding employee stock options at a per share price of $36.00, payable in either cash or rollover equity as selected by existing shareholders (subject to aggregate caps and individual limits).

(9)	Represents the refinancing of $125 million of our senior notes due June 2008, the repurchase of $645 million aggregate principal amount of AMFM Operating Inc.’s outstanding 8.0% senior notes due 2008 and the repurchase of $750 million of our outstanding senior notes due 2010, plus any premiums related thereto and accrued and unpaid interest thereon.

(10)	Reflects estimated fees, expenses and other costs incurred in connection with the Transactions, including placement and other financing fees, advisory fees, transaction fees paid to affiliates of the Sponsors, costs associated with certain restricted stock grants to management, change-in-control payments, excess cash and other transaction costs and professional fees. All fees, expenses and other costs are estimates and actual amounts may differ from those set forth in this offering memorandum.

CAPITALIZATION
     The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2008 (i) on an actual basis and (ii) on a pro forma basis to give effect to the Transactions as if the Transactions had occurred as of such date. You should read this table along with “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes appearing elsewhere in this offering memorandum.

	As of March 31,
	2008
	Historical	Pro Forma
	(In millions)
Cash and Cash Equivalents	$602	$433

Debt:
Existing revolving credit facility
Domestic based borrowings	$—	$—
Foreign subsidiary borrowings	—	—
Senior secured credit facilities:	—	—
Revolving credit facility (1)
Domestic based borrowings	—	—
Foreign subsidiary borrowings	—	80
Term loan A facility (2)	—	1,425
Term loan B facility (3)	—	10,700
Term loan C—asset sale facility (4)	—	706
Delayed draw term loan facilities (5)	—	750
Receivables based credit facility (2)	—	440
Senior cash pay notes offered hereby	—	980
Senior toggle notes offered hereby	—	1,330
Existing subsidiary debt (6)	766	119

Total guaranteed/subsidiary debt (7)(8)	$766	$16,530
Existing structurally subordinated Clear Channel notes to remain outstanding (8)(9)	5,176	3,331

Total Debt	5,942	19,861
Total Shareholders’ Equity (10)	9,662	2,644

Total Capitalization	$15,604	$22,505

(1)	Our senior secured credit facilities provide for a $2,000 million 6-year revolving credit facility, of which $150 million will be available in alternative currencies. We will have the ability to designate one or more of our foreign restricted subsidiaries as borrowers under a foreign currency sublimit of the revolving credit facility. Consistent with our international cash management practices, we expect one of our foreign subsidiaries to borrow $80 million under the revolving credit facility’s sublimit for foreign based subsidiary borrowings to refinance our existing foreign subsidiary intercompany borrowings. The foreign based borrowings allow us to efficiently manage our liquidity needs in local countries, mitigating foreign exchange exposure and cash movement among different tax jurisdictions. Based on estimated cash levels (including estimated cash levels of our foreign subsidiaries), we do not expect to borrow any additional amounts under the revolving credit facility at the closing of the Transactions.

(2)	The aggregate amount of the 6-year term loan A facility will be the sum of $1,115 million plus the excess of $750 million over the borrowing base availability under our receivables based credit facility on the closing of the Transactions. The aggregate amount of our receivables based credit facility will correspondingly be reduced by the excess of $750 million over the borrowing base availability on the closing of the Transactions. Assuming that the borrowing base availability under the receivables based credit facility is $440 million, the term loan A facility would be $1,425 million and the aggregate receivables based credit facility (without regard to borrowing base limitations) would be $690 million. However, our actual borrowing base availability may be greater or less than this amount.

(3)	Our senior secured credit facilities provide for a $10,700 million 7.5-year term loan B facility.

(4)	Our senior secured credit facilities provide for a $705.638 million 7.5-year term loan C—asset sale facility. To the extent specified assets are sold after March 27, 2008 and prior to the closing of the Transactions, actual borrowings under the term loan C—asset sale facility will be reduced by the net cash proceeds received therefrom. Proceeds from the sale of specified assets after the closing of the Transactions will be applied to prepay the term loan C— asset sale facility (and thereafter to prepay any remaining term loan facilities) without right of reinvestment under our senior secured credit facilities. In addition, if the net proceeds of any other asset sales are not reinvested, but instead applied to prepay the senior secured credit facilities, such proceeds would first be applied to the term loan C—asset sale facility and thereafter pro rata to the remaining term loan facilities.

(5)	Our senior secured credit facilities provide for two 7.5-year delayed draw term loans facilities aggregating $1,250 million. Proceeds from the delayed draw 1 term loan facility, available in the aggregate amount of $750 million, can only be used to redeem any of our existing senior notes due 2010. Proceeds from the delayed draw 2 term loan facility, available in the aggregate amount of $500 million, can only be used to redeem any of our existing 4.25% senior notes due 2009. Upon the consummation of the Transactions, we expect to borrow all amounts available to us under the delayed draw 1 term loan facility in order to redeem substantially all of our outstanding senior notes due 2010. We do not expect to borrow any amount available to us under the delayed draw 2 term loan facility upon the consummation of the Transactions. Any unused commitment to lend will expire on September 30, 2010 in the case of the delayed draw 1 term loan facility and on the second anniversary of the closing in the case of the delayed draw 2 term loan facility.

(6)	Represents existing subsidiary indebtedness which is anticipated to remain outstanding after the closing of the Transactions. The aggregate principal amount of subsidiary indebtedness to remain outstanding assumes the repurchase of $645 million aggregate principal amount of AMFM Operating Inc.’s outstanding 8.0% senior notes due 2008.

(7)	Represents the sum of the indebtedness to be incurred in connection with the closing of the Transactions, which will be guaranteed by Clear Channel Capital I, LLC and our material wholly-owned domestic restricted subsidiaries, and existing indebtedness of us and our restricted subsidiaries anticipated to remain outstanding after the closing of the Transactions, which amount reflects the purchase accounting fair value adjustments.

(8)	Represents total debt, less the amount of our existing senior notes anticipated to remain outstanding after the closing of the Transactions, which are not guaranteed by, or direct obligations of, our subsidiaries.

(9)	Represents our existing senior notes, which are not guaranteed by, or direct obligations of, our subsidiaries, a portion of which is anticipated to remain outstanding after the closing of the Transactions. The aggregate principal amount of our existing senior notes to remain outstanding assumes the repurchase of $750 million of our outstanding senior notes due 2010. The pro forma amount includes purchase accounting fair value adjustments of $(931) million.

(10)	The pro forma amount represents total shareholders’ equity from equity investments of $3,449 million, excluding $40 million of restricted stock of CCM Parent, presented on a pro forma basis less an accounting adjustment of $805 million mainly related to continuing shareholders’ basis in accordance with EITF 88-16. See “Unaudited Pro Forma Condensed Consolidated Financial Statements—Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     The following unaudited pro forma condensed consolidated financial data has been derived by the application of pro forma adjustments to Clear Channel’s audited historical consolidated financial statements for the year ended December 31, 2007 and Clear Channel’s unaudited historical consolidated financial statements for the three months ended March 31, 2008 and 2007.
     The following unaudited pro forma condensed consolidated financial data gives effect to the merger which will be accounted for as a purchase in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations (“Statement 141”), and EITF 88-16. As a result of the potential continuing ownership in CCM Parent by certain members of Clear Channel’s management and large shareholders, CCM Parent expects to allocate a portion of the consideration to the assets and liabilities at their respective fair values with the remaining portion recorded at the continuing shareholders’ historical basis. The pro forma adjustments are based on the preliminary assessments of allocation of the consideration paid using information available to date and certain assumptions believed to be reasonable. The allocation will be determined following the close of the merger based on a formal valuation analysis and will depend on a number of factors, including: (i) the final valuation of Clear Channel’s assets and liabilities as of the effective time of the merger, (ii) the number of equity securities which are subject to agreements between certain officers or employees of Clear Channel and CCM Parent, pursuant to which such shares or options are to be converted into equity securities of CCM Parent in the merger, (iii) the identity of the shareholders who elect to receive stock consideration in the merger and the number of shares of Class A common stock allocated to them, after giving effect to the 30% aggregate cap and the individual cap of 11,111,112 shares of CCM Parent’s Class A common stock governing the stock election, (iv) the extent to which CCM Parent determines that additional equity consideration is needed and (v) the historical basis of continuing ownership under EITF 88-16. Differences between the preliminary and final allocation may have a material impact on amounts recorded for total assets, total liabilities, shareholders’ equity and income (loss). For purposes of the unaudited pro forma condensed consolidated financial data, the management of CCM Parent has assumed that the fair value of equity after the merger is $3.4 billion. Based on the commitments of certain affiliated shareholders and discussions with certain other large shareholders that could materially impact the EITF 88-16 calculation, management assumed that Clear Channel shareholders will elect to receive stock consideration with a value of approximately $658.9 million in connection with the merger and an additional $390.1 million of stock consideration will be distributed as additional equity consideration. Based on these assumptions, it is anticipated that 9.9% of each asset and liability will be recorded at historic carryover basis and 90.1% at fair value. For purposes of the pro forma adjustment, the historical book basis of equity was used as a proxy for historical or predecessor basis of the control group’s ownership. The actual predecessor basis will be used, to the extent practicable, in the final purchase adjustments.
     The unaudited pro forma condensed consolidated balance sheet was prepared based upon the historical consolidated balance sheet of Clear Channel, adjusted to reflect the merger as if it had occurred on March 31, 2008.
     The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2007, the three months ended March 31, 2008 and 2007, and the last twelve months ended March 31, 2008 were prepared based upon the historical consolidated statements of operations of Clear Channel, adjusted to reflect the merger as if it had occurred on January 1, 2007.

     The unaudited pro forma condensed consolidated statements of operations do not reflect nonrecurring charges that have been or will be incurred in connection with the merger, including (i) compensation charges of $44.0 million for the acceleration of vesting of stock options and restricted shares, (ii) certain non-recurring advisory and legal costs of $204.0 million and (iii) costs for the early redemption of certain Clear Channel debt of $51.9 million. In addition, Clear Channel currently anticipates approximately $311.0 million will be used to fund certain liabilities and post closing transactions. These funds will be provided through either additional equity contributions from the Sponsors or their affiliates or Clear Channel’s available cash balances.
     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and the notes thereto of Clear Channel included in this offering memorandum and the other financial information contained in “Summary Historical and Unaudited Pro Forma Consolidated and Other Data,” “Selected Historical Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of the Financial Condition and Results of Operations” included herein.
     The unaudited pro forma condensed consolidated data is not necessarily indicative of the actual results of operations or financial position had the above described transactions occurred on the dates indicated, nor are they necessarily indicative of future operating results or financial position.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AT MARCH 31, 2008
(In thousands)

	Clear
	Channel	Transaction
	Historical	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$602,112	$(168,897	)(G)	$433,215
Accounts receivable, net	1,681,514	—		1,681,514
Prepaid expenses	125,387	—		125,387
Other current assets	270,306	43,015	(A), (B)	313,321

Total Current Assets	2,679,319	(125,882)		2,553,437
Property, plant & equipment, net	3,074,741	148,701	(A)	3,223,442
Property, plant and equipment from discontinued operations, net	15,487	4,482	(A)	19,969
Definite-lived intangibles, net	489,542	437,067	(A)	926,609
Indefinite-lived intangibles — licenses	4,213,262	2,420,063	(A)	6,633,325
Indefinite-lived intangibles — permits	252,576	2,954,805	(A)	3,207,381
Goodwill	7,268,059	3,246,222	(A)	10,514,281
Goodwill and intangible assets from discontinued operations, net	31,889	3,263	(A)	35,152
Other assets:
Notes receivable	11,630	—		11,630
Investments in, and advances to, nonconsolidated affiliates	296,481	221,897	(A)	518,378
Other assets	361,281	134,826	(A), (B)	496,107
Other investments	351,216	—		351,216
Other assets from discontinued operations	7,728	—		7,728

Total Assets	$19,053,211	$9,445,444		$28,498,655

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued expenses and accrued interest	$1,037,592	$—		$1,037,592
Current portion of long-term debt	869,631	—		869,631
Deferred income	242,861	—		242,861
Accrued income taxes	148,833	—		148,833

Total Current Liabilities	2,298,917	—		2,298,917
Long-term debt	5,072,000	13,919,095	(A), (C)	18,991,095
Other long-term obligations	167,775	—		167,775
Deferred income taxes	830,937	2,576,190	(A), (D)	3,407,127
Other long-term liabilities	560,945	(31,761	)(A), (E)	529,184
Minority interest	460,728	—		460,728

Shareholders’ Equity
Common stock	49,817	(49,317	)(F)	500
Additional paid-in capital	26,871,648	(24,228,319	)(F)	2,643,329	(G)
Retained deficit	(17,689,490)	17,689,490	(F)	—
Accumulated other comprehensive income	436,544	(436,544	)(F)	—
Cost of shares held in treasury	(6,610)	6,610	(F)	—

Total Shareholders’ Equity	9,661,909	(7,018,080	)(F)	2,643,829	(G)

Total Liabilities and Shareholders’ Equity	$19,053,211	$9,445,444		$28,498,655

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
OPERATIONS
YEAR ENDED DECEMBER 31, 2007
(In thousands)

	Clear
	Channel	Transaction
	Historical	Adjustments		Pro Forma
Revenue	$6,921,202	$—		$6,921,202
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,733,004	—		2,733,004
Selling, general and administrative expenses (excludes depreciation and amortization)	1,761,939	—		1,761,939
Depreciation and amortization	566,627	115,324	(H)	681,951
Corporate expenses (excludes depreciation and amortization)	181,504	9,729	(K)	191,233
Merger expenses	6,762	(6,762	)(J)	—
Gain on disposition of assets — net	14,113	—		14,113

Operating income (loss)	1,685,479	(118,291)		1,567,188
Interest expense	451,870	1,181,169	(l)	1,633,039
Gain on marketable securities	6,742	—		6,742
Equity in earnings of nonconsolidated affiliates	35,176	—		35,176
Other income (expense) — net	5,326	—		5,326

Income (loss) before income taxes and minority interest	1,280,853	(1,299,460)		(18,607)
Income tax (expense) benefit	(441,148)	490,238	(D)	49,090
Minority interest expense, net of tax	47,031	—		47,031

Income (loss) from continuing operations	$792,674	$(809,222)		$(16,548)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
OPERATIONS
THREE MONTHS ENDED MARCH 31, 2007
(In thousands)

	Clear Channel	Transaction
	Historical	Adjustments		Pro Forma
Revenue	$1,505,077	$—		$1,505,077
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	627,879	—		627,879
Selling, general and administrative expenses (excludes depreciation and amortization)	416,319	—		416,319
Depreciation and amortization	139,685	28,831	(H)	168,516
Corporate expenses (excludes depreciation and amortization)	48,150	2,432	(K)	50,582
Merger expenses	1,686	(1,686	)(J)	—
Gain on disposition of assets—net	6,947	—		6,947

Operating income (loss)	278,305	(29,577)		248,728
Interest expense	118,077	290,183	(l)	408,260
Gain on marketable securities	395	—		395
Equity in earnings of nonconsolidated affiliates	5,264	—		5,264
Other income (expense) — net	(12)	—		(12)

Income (loss) before income taxes and minority interest	165,875	(319,760)		(153,885)
Income tax (expense) benefit	(70,466)	120,619	(D)	50,153
Minority interest expense, net of tax	276	—		276

Income (loss) from continuing operations	$95,133	$(199,141)		$(104,008)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
OPERATIONS
THREE MONTHS ENDED MARCH 31, 2008
(In thousands)

	Clear
	Channel	Transaction
	Historical	Adjustments		Pro Forma
Revenue	$1,564,207	$—		$1,564,207
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	705,947	—		705,947
Selling, general and administrative expenses (excludes depreciation and amortization)	426,381	—		426,381
Depreciation and amortization	152,278	28,831	(H)	181,109
Corporate expenses (excludes depreciation and amortization)	46,303	2,432	(K)	48,735
Merger expenses	389	(389	)(J)	—
Gain on disposition of assets—net	2,097	—		2,097

Operating income (loss)	235,006	(30,874)		204,132
Interest expense	100,003	308,313	(l)	408,316
Gain on marketable securities	6,526	—		6,526
Equity in earnings of nonconsolidated affiliates	83,045	—		83,045
Other income (expense) — net	11,787	—		11,787

Income (loss) before income taxes and minority interest	236,361	(339,187)		(102,826)
Income tax (expense) benefit	(66,581)	128,002	(D)	61,421
Minority interest expense, net of tax	8,389	—		8,389

Income (loss) from continuing operations	$161,391	$(211,185)		$(49,794)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
OPERATIONS
TWELVE MONTHS ENDED MARCH 31, 2008
(In thousands)

	Clear Channel	Transaction
	Historical	Adjustments		Pro Forma
Revenue	$6,980,332	$—		$6,980,332
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,811,072	—		2,811,072
Selling, general and administrative expenses (excludes depreciation and amortization)	1,772,001	—		1,772,001
Depreciation and amortization	579,220	115,324	(H)	694,544
Corporate expenses (excludes depreciation and amortization)	179,657	9,729	(K)	189,386
Merger expenses	5,465	(5,465	)(J)	—
Gain on disposition of assets—net	9,263	—		9,263

Operating income (loss)	1,642,180	(119,588)		1,522,592
Interest expense	433,796	1,199,299	(l)	1,633,095
Gain on marketable securities	12,873	—		12,873
Equity in earnings of nonconsolidated affiliates	112,957	—		112,957
Other income (expense) — net	17,125	—		17,125

Income (loss) before income taxes and minority interest	1,351,339	(1,318,887)		32,452
Income tax (expense) benefit	(437,263)	497,621	(D)	60,358
Minority interest expense, net of tax	55,144	—		55,144

Income (loss) from continuing operations	$858,932	$(821,266)		$37,666

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL DATA
     The unaudited pro forma condensed consolidated financial data includes the following pro forma assumptions and adjustments.
     (A) The pro forma adjustments include the fair value adjustments to assets and liabilities in accordance with Statement 141 and the historical basis of the continuing shareholders of the “control group” in accordance with EITF 88-16. The control group under EITF 88-16 includes members of management of Clear Channel who exchange pre-merger Clear Channel equity securities for shares of capital stock of CCM Parent and greater than 5% shareholders whose ownership has increased as a result of making a stock election in the merger. Based upon information currently available to Clear Channel, it is anticipated that the continuing aggregate ownership of the control group will be approximately 9.9%. However, the actual continuing aggregate ownership of the control group will not be determinable until after the consummation of the merger and will depend on a number of factors including the identity of the shareholders who elect to receive stock consideration and the actual fair value of equity after the merger.
     The following table shows (i) the impact of the currently anticipated continuing aggregate ownership by the control group and (ii) the impact of each 100 basis point change in the continuing aggregate ownership by the control group on the pro forma balances of CCM Parent’s definite-lived intangibles, indefinite-lived intangibles, goodwill, total assets and total shareholders’ equity at March 31, 2008, and income (loss) from continuing operations for the year ended December 31, 2007, the three months ended March 31, 2008 and 2007, and the last twelve months ended March 31, 2008.
Control Group Continuing Ownership

	9.9%	100 bps increase	100 bps decrease
		(In thousands)
Definite-lived intangibles, net	$926,609	$(4,851)	$4,851
Indefinite-lived intangibles—Licenses	6,633,325	(26,859)	26,859
Indefinite-lived intangibles—Permits	3,207,381	(32,795)	32,795
Goodwill	10,514,281	(33,388)	33,388
Total assets	28,498,655	(102,093)	102,093
Total shareholders’ equity	2,643,829	(82,664)	82,664
Income (loss) from continuing operations for the year ended December 31, 2007	(16,548)	2,071	(2,071)
Income (loss) from continuing operations for the three months ended March 31, 2008	(49,794)	518	(518)
Income (loss) from continuing operations for the three months ended March 31, 2007	(104,008)	518	(518)
Income (loss) from continuing operations for the last twelve months ended March 31, 2008	37,666	2,071	(2,071)
     For purposes of the pro forma adjustments, the historical book basis of equity was used as a proxy for historical or predecessor basis of the control group’s ownership. The actual predecessor basis will be used, to the extent practicable, in the final purchase adjustments.

     A summary of the merger is presented below:

(In thousands)
Consideration for Equity (i)	$17,928,262
Rollover of restricted stock awards	13,567
Estimated transaction costs	235,359

Total Consideration	18,177,188
Less: Net assets acquired	9,661,909
Less: Adjustment for historical carryover basis per EITF 88-16	818,369

Excess Consideration to be Allocated	$7,696,910

Allocation:
Fair Value Adjustments:
Other current assets (B)	$(4,108)
Property, plant and equipment, net	148,701
Property, plant and equipment from discontinued operations, net	4,482
Definite-lived intangibles (ii)	437,067
Indefinite-lived intangibles — Licenses (iii)	2,420,063
Indefinite-lived intangibles — Permits (iii)	2,954,805
Intangible assets from discontinued operations, net	3,263
Investments in, and advances to, nonconsolidated affiliates	221,897
Other assets (B)	(162,736)
Long-term debt (C)	931,310
Deferred income taxes recorded for fair value adjustments to assets and liabilities (D)	(2,576,190)
Other long term liabilities (E)	31,761
Termination of interest rate swaps (C)	40,373
Goodwill (iv)	3,246,222

Total Adjustments	$7,696,910

(i)	Consideration for equity:

Total shares outstanding (1)	498,007
Multiplied by: Price per share (2)	$36.00

$17,928,262

(1)	Total shares outstanding include 836,800 equivalent shares subject to employee stock options.

(2)	Price per share is assumed to be $36.00 per share, which is equal to the amount of the cash consideration.

(ii)	Identifiable intangible assets acquired subject to amortization includes contracts amortizable over a weighted average amortization period of approximately 5.1 years.

(iii)	The licenses and permits were deemed to be indefinite-lived assets that can be separated from any other asset, do not have legal, regulatory, contractual, competitive, economic, or other factors that limit the useful lives and require no material levels of maintenance to retain their cash flows. As such, licenses and permits are not currently subject to amortization. Annually, the licenses and permits will be reviewed for impairment and useful lives evaluated to determine whether facts and circumstances continue to support an indefinite life for these assets.

(iv)	The pro forma adjustment to goodwill consists of:

Removal of historical goodwill	$(7,268,059)
Goodwill arising from the merger	10,514,281

$3,246,222

     (B) These pro forma adjustments record the deferred loan costs of $344.7 million arising from the debt issued in conjunction with the merger, the removal of historical deferred loan costs, and adjustments for the liquidation of assets for a non-qualified employee benefit plan required upon a change of control as a result of the merger.

     (C) This pro forma adjustment reflects long-term debt to be issued in connection with the merger and the fair value adjustments to existing Clear Channel long-term debt.

Total debt to be redeemed (i)	$(1,519,860)
Issuance of debt in merger (ii)	16,410,638
Fair value adjustment ($1,047,090 related to senior notes less $12,119 related to other fair value adjustments and $103,661 related to historical carryover basis per EITF 88-16)	(931,310)
Less: termination of interest rate swaps in connection with the merger	(40,373)

Debt adjustment ($13,919,095 long-term less $0 current portion)	$13,919,095

(i)	Total Debt to be Redeemed:

Clear Channel bank credit facilities (1)	$125,000
Clear Channel senior notes due 2010	750,000
AMFM Operating Inc. 8% senior notes due 2008	644,860

Total	$1,519,860

(1)	The pro forma balance of $125 million on our bank credit facilities reflects the June 15, 2008 maturity of our 6.625% senior notes due 2008.

(ii)	Issuance of Debt in the Merger:

Senior secured credit facilities:
Revolving credit facility
Domestic based borrowings	$—
Foreign subsidiary borrowings	80,000
Term loan A facility	1,425,000
Term loan B facility	10,700,000
Term loan C — asset sale facility	705,638
Delayed draw term loan facilities	750,000
Receivables based credit facility	440,000
Notes offered hereby	2,310,000

Total	$16,410,638

     Our senior secured credit facilities provide for a $2,000 million 6-year revolving credit facility, of which $150 million will be available in alternative currencies. We will have the ability to designate one or more of our foreign restricted subsidiaries as borrowers under a foreign currency sublimit of the revolving credit facility. Consistent with our international cash management practices, we expect one of our foreign subsidiaries to borrow $80 million under the revolving credit facility’s sublimit for foreign based subsidiary borrowings to refinance our existing foreign subsidiary intercompany borrowings. The foreign based borrowings allow us to efficiently manage our liquidity needs in local countries, mitigating foreign exchange exposure and cash movement among different tax jurisdictions. Based on estimated cash levels (including estimated cash levels of our foreign subsidiaries), we do not expect to borrow any additional amounts under the revolving credit facility at the closing of the Transactions.
     The aggregate amount of the 6-year term loan A facility will be the sum of $1,115 million plus the excess of $750 million over the borrowing base availability under our receivables based credit facility on the closing of the Transactions. The aggregate amount of our receivables based credit facility will correspondingly be reduced by the excess of $750 million over the borrowing base availability on the closing of the Transactions. Assuming that the borrowing base availability under the receivables based credit facility is $440 million, the term loan A facility would be $1,425 million and the aggregate receivables based credit facility (without regard to borrowing base limitations) would be $690 million. However, our actual borrowing base availability may be greater or less than this amount.
     Our senior secured credit facilities provide for a $10,700 million 7.5-year term loan B facility.
     Our senior secured credit facilities further provide for a $705.638 million 7.5-year term loan C—asset sale facility. To the extent specified assets are sold after March 27, 2008 and prior to the closing of the Transactions, actual borrowings under the term loan C—asset sale facility will be reduced by the net cash proceeds received therefrom. Proceeds from the sale of specified assets after the closing of the Transactions will be applied to prepay the term loan C—asset sale facility (and thereafter to prepay any remaining term loan facilities) without right of reinvestment under our senior secured credit facilities. In addition, if the net proceeds of any other asset sales are not reinvested, but instead applied to prepay the senior secured credit facilities, such proceeds would first be applied to the term loan C—asset sale facility and thereafter pro rata to the remaining term loan facilities.
     Our senior secured credit facilities provide for two 7.5-year delayed draw term loans facilities aggregating $1,250 million. Proceeds from the delayed draw 1 term loan facility, available in the aggregate amount of $750 million, can only be used to redeem any of our existing senior notes due 2010. Proceeds from the delayed draw 2 term loan facility, available in the aggregate amount of $500 million, can only be used to redeem any of our existing 4.25% senior notes due 2009. Upon the consummation of the Transactions, we expect to borrow all amounts available to us under the delayed draw 1 term loan facility in order to redeem substantially all of our outstanding senior notes due 2010. We do not expect to borrow any amount available to us under the delayed draw 2 term loan facility upon the consummation of the Transactions. Any unused commitment to lend will expire on September 30, 2010 in the case of the delayed draw 1 term loan facility and on the second anniversary of the closing in the case of the delayed draw 2 term loan facility.
     Our $1,000 million receivables based credit facility will have availability that is limited by a borrowing base. We estimate that borrowing base availability under the receivables based credit facility at the closing of the Transactions will be $440 million, although our actual availability may be greater or less than our estimation.
     (D) Deferred income taxes in the unaudited pro forma condensed consolidated balance sheet are recorded at the statutory rate in effect for the various tax jurisdictions in which Clear Channel operates. Deferred income tax liabilities increased $2.6 billion on the unaudited pro forma consolidated balance sheet primarily due to the fair value adjustments for licenses, permits and other intangibles, partially offset by adjustments for deferred tax assets from net operating losses generated by transaction costs associated with the merger.
     The pro forma adjustment for income tax expense was determined using statutory rates for the year ended December 31, 2007, the three months ended March 31, 2008 and 2007, and the last twelve months ended March 31, 2008.
     (E) This pro forma adjustment is for the fair value adjustment of an existing other long-term liability and the payment of $38.1 million for a non-qualified employee benefit plan required upon a change of control as a result of the merger.

     (F) These pro forma adjustments eliminate the historical shareholders’ equity to the extent that it is not carryover basis for the control group under EITF 88-16 (90.1% eliminated with 9.9% at carryover basis).
     (G) Pro forma shareholders’ equity was calculated as follows:

(In thousands)
Fair value of shareholders’ equity at March 31, 2008	$17,928,262
Net cash proceeds from debt due to merger (i)	(14,479,631)

Fair value of equity after merger (ii)	$3,448,631

Pro forma shareholder’s equity under EITF 88-16
Fair value of equity after merger	$3,448,631
Less: 9.9% of fair value of equity after merger ($3,448,631 multiplied by 9.9%)	(341,414)
Plus: 9.9% of shareholders’ historical carryover basis (9,661,909 multiplied by 9.9%)	956,529
Less: Deemed dividend (14,479,631 multiplied by 9.9%)	(1,433,484)

Adjustment for historical carryover basis per EITF 88-16	(818,369)
Adjustment for rollover of restricted stock awards	$13,567

Total pro forma shareholders’ equity under EITF 88-16 (iii)	$2,643,829

(i)	Net increase in debt in merger:

Issuance of debt in merger	$16,410,638
Total debt redeemed	(1,519,860)
Total decrease in cash	168,897
Estimated transaction and loan costs	(580,044)

Total increase in debt due to merger	$14,479,631

(ii)	For purposes of the unaudited pro forma condensed consolidated financial data, the management of CCM Parent has assumed that the fair value of equity after the merger is $3.4 billion.

(iii)	Total pro forma shareholders’ equity under EITF 88-16:

Common stock, par value $.001 per share	$500
Additional paid-in capital	2,643,329

$2,643,829

     (H) This pro forma adjustment is for the additional depreciation and amortization related to the fair value adjustments on property, plant and equipment and definite-lived intangible assets based on the estimated remaining useful lives ranging from two to twenty years for such assets.
     (I) This pro forma adjustment is for the incremental interest expense resulting from the new capital structure resulting from the merger and the fair value adjustments to existing Clear Channel long-term debt.

		Three	Three	Twelve
		Months	Months	Months
	Year Ended	Ended	Ended	Ended
	December 31,	March 31,	March 31,	March 31,
	2007	2008	2007	2008
	(In thousands)
Interest expense on revolving credit facility (1)	$14,476	$3,619	$3,619	$14,476
Interest expense on receivables based credit facility (2)	23,356	5,895	5,839	23,412
Interest expense on term loan facilities (3)	867,229	216,807	216,807	867,229
Interest expense on notes offered hereby (4)	251,650	62,913	62,913	251,650
Amortization of deferred financing fees and fair value adjustments on Clear Channel senior notes (5)	232,887	58,222	58,222	232,887
Reduction in interest expense on debt redeemed	(208,429)	(39,143)	(57,217)	(190,355)

Total pro forma interest adjustment	$1,181,169	$308,313	$290,183	$1,199,299

(1)	Pro forma interest expense reflects an $80 million outstanding balance on the $2,000 million revolving credit facility at a rate equal to an applicable margin (assumed to be 3.4%) over LIBOR (assumed to be 2.7%) plus a commitment fee of 0.5% on the assumed undrawn balance of the revolving credit facility. For each 0.125% per annum change in LIBOR, annual interest expense on the revolving credit facility would change by $0.1 million.

(2)	Reflects pro forma interest expense on the receivables based credit facility at a rate equal to an applicable margin (assumed to be 2.4%) over LIBOR (assumed to be 2.7%) and assumes a commitment fee of 0.375% on the unutilized portion of the receivables based credit facility. For each 0.125% per annum change in LIBOR, annual interest expense on the receivables based credit facility would change by $0.6 million.

(3)	Reflects pro forma interest expense on the term loan facilities at a rate equal to an applicable margin over LIBOR. The pro forma adjustment assumes margins of 3.4% to 3.65% and LIBOR of 2.7%. Assumes a commitment fee of 1.82% on the unutilized portion of the delayed draw term loan facilities. For each 0.125% per annum change in LIBOR, annual interest expense on the term loan facilities would change by $17.0 million.

(4)	Assumes a fixed rate of 10.75% on the senior cash pay notes offered hereby and a fixed rate of 11.00% on the senior toggle notes offered hereby.
(i)	These pro forma financial statements include the assumptions that interest expense is calculated at the rates under each tranche of the debt per the purchase agreement and that the PIK Election has not been made in all available periods to the fullest extent possible.
The table below quantifies the effects for the period presented of two possible alternate scenarios available to Clear Channel with regard to the payment of required interest, a) paying 100% payment-in-kind (“PIK”) for all periods presented and b) electing to pay 50% in cash and 50% through use of the PIK Election for all periods presented:

	100% PIK		50% Cash/50% PIK
	Increase in	Increase	Increase in	Increase
	interest	in net	interest	in net
	expense	loss	expense	loss
Year ended December 31, 2007	$14,566	$9,031	$7,283	$4,515
Three months ended March 31, 2008	7,219	4,476	3,610	2,238
Three months ended March 31, 2007	2,494	1,547	1,247	773
Twelve months ended March 31, 2008	19,291	11,960	9,646	5,980
The use of the 100% PIK Election will increase cash balances by approximately $146 million, net of tax, in the first year that the debt is outstanding. The use of the 50% cash pay / 50% PIK Election will increase cash balances by approximately $73 million, net of tax, in the first year that the debt is outstanding.
(5)	Represents debt issuance costs associated with our new bank facilities amortized over 6 years for the receivables based credit facility and the revolving credit facility, 6 to 7.5 years for the term loan facilities and 8 years for the notes offered hereby.
     (J) This pro forma adjustment reverses merger expenses as they are non-recurring charges incurred in connection with the merger.
     (K) This pro forma adjustment records non-cash compensation expense of $9.7 million, $2.4 million, $2.4 million and $9.7 million for the year ended December 31, 2007, the three months ended March 31, 2008 and 2007, and the last twelve months ended March 31, 2008, respectively, associated with common stock options of CCM Parent that will be granted to certain key executives upon completion of the merger in accordance with new employment agreements described elsewhere in this offering memorandum. The assumptions used to calculate the fair value of these awards were consistent with the assumptions used by Clear Channel disclosed in its Form 10-K for the year ended December 31, 2007. It is likely that actual results will differ from these estimates due to changes in the underlying assumptions and the pro forma results of operations could be materially impacted.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
     The following table sets forth our selected historical consolidated financial data as of and for the five years ended December 31, 2007, and as of and for the three-month periods ended March 31, 2008 and 2007. The summary historical consolidated financial data as of December 31, 2007 and 2006, and for the three years ended December 31, 2007 are derived from our audited consolidated financial statements and related notes included elsewhere in this offering memorandum. The summary historical consolidated financial data as of December 31, 2005, 2004 and 2003, and for the two years ended December 31, 2004 are derived from our audited consolidated financial statements and related notes not included herein. The financial data as of December 31, 2005, 2004 and 2003, and for the two years ended December 31, 2004 has been revised to reflect the reclassification of the assets, liabilities, revenues and expenses of our television business and certain radio stations as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets (“Statement 144”). The summary historical consolidated financial data as of and for the three-month periods ended March 31, 2008 and 2007 are derived from our unaudited consolidated financial statements and related notes included elsewhere in this offering memorandum. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our consolidated financial position and consolidated results of operations for these periods. Due to seasonality and other factors, operating results for the three-month period ended March 31, 2008 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2008.
     Acquisitions and dispositions significantly impact the comparability of the historical consolidated financial data reflected in this financial data. This information is only a summary and you should read the information presented below in conjunction with our historical consolidated financial statements and related notes included elsewhere in this offering memorandum, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

						Three Months Ended
	Year Ended December 31,					March 31,
	2007(1)	2006(2)	2005	2004	2003	2008	2007
	(In thousands)					(Unaudited)
Statement of Operations:
Revenue	$6,921,202	$6,567,790	$6,126,553	$6,132,880	$5,786,048	$1,564,207	$1,505,077
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,733,004	2,532,444	2,351,614	2,216,789	2,024,442	705,947	627,879
Selling, general and administrative expenses (excludes depreciation and amortization)	1,761,939	1,708,957	1,651,195	1,644,251	1,621,599	426,381	416,319
Depreciation and amortization	566,627	600,294	593,477	591,670	575,134	152,278	139,685
Corporate expenses (excludes depreciation and amortization)	181,504	196,319	167,088	163,263	149,697	46,303	48,150
Merger expenses	6,762	7,633	—	—	—	389	1,686
Gain on disposition of assets—net	14,113	71,571	49,656	43,040	7,377	2,097	6,947

Operating income	1,685,479	1,593,714	1,412,835	1,559,947	1,422,553	235,006	278,305
Interest expense	451,870	484,063	443,442	367,511	392,215	100,003	118,077
Gain (loss) on marketable securities	6,742	2,306	(702)	46,271	678,846	6,526	395
Equity in earnings of nonconsolidated affiliates	35,176	37,845	38,338	22,285	20,669	83,045	5,264
Other income (expense)—net	5,326	(8,593)	11,016	(30,554)	20,407	11,787	(12)

Income before income taxes, minority interest, discontinued operations and cumulative effect of a change in accounting principle	1,280,853	1,141,209	1,018,045	1,230,438	1,750,260	236,361	165,875
Income tax expense	441,148	470,443	403,047	471,504	753,564	66,581	70,466
Minority interest expense, net of tax	47,031	31,927	17,847	7,602	3,906	8,389	276

Income before discontinued operations and cumulative effect of a change in accounting principle	792,674	638,839	597,151	751,332	992,790	161,391	95,133
Income from discontinued operations, net (3)	145,833	52,678	338,511	94,467	152,801	638,262	7,089

Income before cumulative effect of a change in accounting principle	938,507	691,517	935,662	845,799	1,145,591	799,653	102,222
Cumulative effect of a change in accounting principle, net of tax of, $2,959,003 in 2004(4)	—	—	—	(4,883,968)	—	—	—

Net income (loss)	$938,507	$691,517	$935,662	$(4,038,169)	$1,145,591	$799,653	$102,222

											Three Months Ended
	Year Ended December 31,										March 31,
	2007		2006		2005		2004		2003		2008		2007
	(In thousands)										(Unaudited)
Balance Sheet Data:
Current assets	$2,294,583		$2,205,730		$2,398,294		$2,269,922		$2,185,682		$2,679,319		$2,065,806
Property, plant and equipment—net, including discontinued operations (5)	3,215,088		3,236,210		3,255,649		3,328,165		3,476,900		3,090,228		3,188,918
Total assets	18,805,528		18,886,455		18,718,571		19,959,618		28,352,693		19,053,211		18,686,330
Current liabilities	2,813,277		1,663,846		2,107,313		2,184,552		1,892,719		2,298,917		1,815,182
Long-term debt, net of current maturities	5,214,988		7,326,700		6,155,363		6,941,996		6,898,722		5,072,000		6,862,109
Shareholders’ equity	8,797,491		8,042,341		8,826,462		9,488,078		15,553,939		9,661,909		8,128,722

Statement of Cash Flows Data:
Net cash flows provided by (used in):
Operating activities	$1,576,428		$1,748,057		$1,303,880						$367,772		$321,463
Investing activities	(482,677)		(607,011)		(349,796)						(154,257)		(71,021)
Financing activities	(1,431,014)		(1,178,610)		(1,061,392)						(754,449)		(283,165)
Discontinued operations	366,411		69,227		157,118						997,898		25,913

Other Financial Data:
Capital expenditures	$363,309		$336,739		$302,655						$93,693		$64,986
Ratio of earnings to fixed charges	2.38	x	2.27	x	2.24	x	2.76	x	3.56	x	1.72	x	1.78	x

(1)	Effective January 1, 2007, we adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). In accordance with the provisions of FIN 48, the effects of adoption were accounted for as a cumulative-effect adjustment recorded to the balance of retained earnings on the date of adoption. The adoption of FIN 48 resulted in a decrease of $0.2 million to the January 1, 2007 balance of “Retained deficit”, an increase of $101.7 million in “Other long-term liabilities” for unrecognized tax benefits and a decrease of $123.0 million in “Deferred income taxes”.

(2)	Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share- Based Payment (“Statement 123(R)”). In accordance with the provisions of Statement 123(R), we elected to adopt the standard using the modified prospective method.

(3)	Includes the results of operations of our live entertainment and sports representation businesses, which we spun-off on December 21, 2005, our television business sold on March 14, 2008 and certain of our non-core radio stations.

(4)	We recorded a non-cash charge of $4.9 billion, net of deferred taxes of $3.0 billion, as a cumulative effect of a change in accounting principle during the fourth quarter of 2004 as a result of the adoption of EITF Topic D-108, Use of the Residual Method to Value Acquired Assets other than Goodwill (“Topic D-108”).

(5)	Excludes the property, plant and equipment—net of our live entertainment and sports representation businesses, which we spun-off on December 21, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     You should read the following discussion of our financial condition and results of operations with “Selected Historical Consolidated Financial and Other Data,” “Unaudited Pro Forma Condensed Consolidated Financial Statements” and the historical consolidated financial statements and related notes included elsewhere in this offering memorandum. In this section, the terms “we,” “our,” “ours,” “us” and “Clear Channel” refer collectively to Clear Channel and its consolidated subsidiaries. This discussion contains forward-looking statements about our markets, the demand for our products and services and our future results. We based these statements on assumptions that we consider reasonable. Actual results may differ materially from those suggested by our forward-looking statements for various reasons including those discussed in the “Risk Factors” and “Forward-Looking Statements” sections of this offering memorandum. Those sections expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. We do not have any intention or obligation to update forward-looking statements included in this offering memorandum.
Format of Presentation
     Management’s discussion and analysis of our results of operations and financial condition should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on both a consolidated and segment basis. Our reportable operating segments are Americas Outdoor Advertising, International Outdoor Advertising and Radio Broadcasting, which includes our national syndication business. Included in the Other segment are our media representation business, Katz Media, and other general support services and initiatives.
     We manage our operating segments primarily focusing on their operating income, while corporate expenses, merger expenses, gain on disposition of assets—net, interest expense, gain on marketable securities, equity in earnings of nonconsolidated affiliates, other income (expense) — net, income tax expense and minority interest expense—net of tax are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.
Recent Events
Merger with a Group Co-led by Bain Capital and THL
     The following discussion assumes the approval of the adoption of the merger agreement by our shareholders.
     One or more new entities controlled by the Sponsors and their co-investors will acquire directly or indirectly through newly formed companies (each of which will be ultimately controlled jointly by the Sponsors) shares of stock in CCM Parent. At the effective time of the merger, those shares will represent, in the aggregate, between 66% and 82% (whether measured by voting power or economic interest) of the equity of CCM Parent, depending on the percentage of shares certain members of our management commit, or are permitted and subsequently elect, to rollover and the number of shares issued to our public shareholders pursuant to the merger agreement, as more fully described below. The capital stock held by the Sponsors will consist of a combination of shares of “strong voting” Class B common stock and nonvoting Class C common stock of CCM Parent with aggregate votes equal to one vote per share. As an illustration only, assuming there were one million shares of Class B common stock issued and outstanding and nine million shares of Class C common stock issued and outstanding, then each share of Class B common stock would have ten votes; and therefore, in the aggregate the Class B common stock would be entitled to ten million votes (a total number of votes equal to the total number of shares of Class B common stock and Class C common stock outstanding).
     At the effective time of the merger, our shareholders who elect to receive cash consideration in connection with the merger will receive $36.00 in cash for each pre-merger share of our outstanding common stock they own, subject to the payment of additional equity consideration, if applicable. Pursuant to the merger agreement, as an alternative to receiving the $36.00 per share cash consideration, our shareholders will be offered the opportunity to exchange some or all of their pre-merger shares on a one-for-one basis for shares of Class A common stock in CCM Parent, subject to aggregate and individual caps discussed below. Shares of Class A common stock are entitled to one vote per share. Each share of Class A common stock, Class B common stock and Class C common stock will have the same economic rights.
     The merger agreement provides that no more than 30% of the capital stock of CCM Parent is issuable pursuant to stock elections in exchange for our outstanding common stock, including shares issuable upon conversion of our outstanding options. If our shareholders make stock elections exceeding the 30% aggregate cap, then each shareholder (other than certain shareholders who have separately agreed with CCM Parent to make stock elections with respect to an aggregate of 13,888,890 shares of our common stock whose respective stock elections are subject to proration only in the event of a reduction in the equity financing funded by the Sponsors and their co-investors) will receive a proportionate allocation of shares of CCM Parent’s Class A common stock. Furthermore, no shareholder making a stock election may receive more than 11,111,112 shares of Class A common stock of CCM Parent in connection with the merger. Our shareholders which are subject to proration or the individual cap will receive $36.00 per share cash consideration for such prorated or capped shares, subject to the payment of additional equity consideration, if applicable.
     In limited circumstances, our shareholders electing to receive cash consideration for some or all of their shares of our outstanding common stock, including shares issuable upon conversion of our outstanding options, will, on a pro rata basis, instead be issued shares of CCM Parent’s Class A common stock. CCM Parent may reduce the cash consideration to be paid to our shareholders in the event the total funds that CCM Parent determines it needs to fund the Transactions exceed the total funds available to CCM Parent in connection with the Transactions, as described more fully in “Use of Proceeds” herein. If CCM Parent elects to reduce the cash consideration based on such determination, CCM Parent may reduce the cash consideration to be paid to our shareholders by an amount not to exceed 1/36th of the total amount of cash consideration that our shareholders elected to receive and, in lieu thereof, issue shares of Class A common stock to such shareholders. The issuance of any additional equity consideration may result in the issuance of more than 30% of the total shares of capital stock of CCM Parent in exchange for shares of our outstanding common stock, including shares issuable upon conversion of our outstanding options.
     The merger agreement provides for payment of additional cash consideration if the merger closes after November 1, 2008. If the merger is consummated after November 1, 2008, but on or before December 1, 2008, our shareholders will receive additional cash consideration based upon the number of days elapsed since November 1, 2008 (including November 1, 2008), equal to $36.00 multiplied by 4.5% per annum, per share. If the merger is consummated after December 1, 2008, the additional cash consideration will increase and our shareholders will receive additional cash consideration based on the number of days elapsed since December 1, 2008 (including December 1, 2008), equal to $36.00 multiplied by 6% per annum, per share (plus the additional cash consideration accrued during November 2008).
Certain Regulatory Matters in Connection with the Merger
     In connection with the merger, the FCC released on January 24, 2008 the FCC Order approving the transfer of control of our FCC licenses to affiliates of the Fincos subject to compliance with certain conditions. Those conditions include the assignment prior to the closing of the merger of our FCC licenses for 57 radio stations (42 of which are included in our 890 radio stations as of December 31, 2007) to AST, an entity in which neither we nor Bain Capital or THL holds an interest pursuant to the FCC attribution standards. The parties intend to satisfy the conditions included in the FCC Order prior to the closing date of the Transactions. The consents granted by the FCC Order remain in effect as granted or as extended. The FCC grants extensions of authority to consummate previously approved transfers of control either by right or for good cause shown. We anticipate that the FCC will grant any necessary extensions of the effective period of the FCC Order for consummation of the transfer.
     In addition, we agreed with the DOJ to enter into a Final Judgment in accordance with and subject to the Tunney Act, as stipulated in the Hold Separate Stipulation and Order filed by the DOJ on February 13, 2008, whereby we have agreed to divest within 90 days of the closing of the merger, subject to the conditions set forth therein, six additional core radio stations in Cincinnati, Houston, Las Vegas and San Francisco.
Sale of Certain Radio Stations
     On November 16, 2006, we announced plans to sell 448 non-core radio stations. During the first quarter of 2008, we revised our plans to sell 173 of these stations because we determined that market conditions were not advantageous to complete the sales. We intend to hold and operate these stations. Of these, 145 were classified as discontinued operations at December 31, 2007. At March 31, 2008, these 145 non-core stations no longer met the requirements of Statement 144 for classification as discontinued operations. Therefore, the assets, results of operations and cash flows from these 145 stations were reclassified to continuing operations in our consolidated financial statements as of and for the period ended March 31, 2008, for the period ended March 31, 2007 and as of December 31, 2007.
     We have 20 non-core radio stations that are no longer under a definitive asset purchase agreement as of March 31, 2008. However, we continue to actively market these radio stations and they continue to meet the criteria in Statement 144 for classification as discontinued operations. Therefore, the assets, results of operations and cash flows from these stations remain classified as discontinued operations in our consolidated financial statements as of and for the period ended March 31, 2008, for the period ended March 31, 2007 and as of December 31, 2007.

     The following table presents the activity related to our planned divestitures of radio stations:

Total radio stations announced as being marketed for sale on November 16, 2006	448
Total radio stations no longer being marketed for sale	(173)

Adjusted number of radio stations being marketed for sale (non-core radio stations)	275
Non-core radio stations sold through March 31, 2008	(223)

Remaining non-core radio stations at March 31, 2008 classified as discontinued operations	52
Non-core radio stations under definitive asset purchase agreements	(32)

Non-core radio stations being marketed for sale	20

     In addition to our non-core stations, we had definitive asset purchase agreements for eight stations at March 31, 2008. We determined that each of these radio station markets represents disposal groups. Consistent with the provisions of Statement 144, we classified these assets that are subject to transfer under the definitive asset purchase agreements as discontinued operations as of and for the period ended March 31, 2008, for the period ended March 31, 2007 and as of December 31, 2007. Accordingly, depreciation and amortization associated with these assets was discontinued. Additionally, we determined that these assets comprise operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. As of March 31, 2008, we determined that the estimated fair value less costs to sell attributable to these assets was in excess of the carrying value of their related net assets held for sale.
     Through May 7, 2008, we executed definitive asset purchase agreements for the sale of 17 radio stations in addition to the radio stations under definitive asset purchase agreements at March 31, 2008.
     The closing of these radio sales is subject to antitrust clearances, FCC approval and other customary closing conditions. The sale of these radio assets is not a condition to the closing of the Transactions and is not contingent on the closing of the Transactions.
Sale of Our Television Business
     On November 16, 2006, we announced plans to sell all of our television stations. We entered into a definitive agreement on April 20, 2007 with an affiliate of Providence to sell our television business. The FCC issued its consent order on November 29, 2007 approving the assignment of our television station licenses to the affiliate of Providence. On March 14, 2008, we completed the sale of all of our television stations to an affiliate of Providence for $1.0 billion, adjusted for certain items including proration of expenses and adjustments for working capital.
     As a result, we recorded a gain of $666.7 million as a component of “Income from discontinued operations, net” in our consolidated statement of operations during the quarter ended March 31, 2008. Additionally, net income and cash flows from the television business were classified as discontinued operations in the consolidated statements of operations and the consolidated statements of cash flows, respectively, for the first quarter of 2008 and 2007. The net assets related to the television business were classified as discontinued operations as of December 31, 2007.
Sale of Certain Equity Investments
     On January 17, 2008, we entered into an agreement to sell our equity investment in Clear Channel Independent, an out-of-home advertising company with operations in South Africa and other sub-Saharan countries. We closed the transaction on March 28, 2008.

     On May 28, 2008, we entered into a definitive agreement to sell our 40% equity interest in the Mexican radio broadcasting company, Grupo Acir, for total consideration of $94 million. The sale is subject to Mexican regulatory approvals and is expected to close in June 2008. At closing, the buyer will purchase half of our equity interest and is obligated to purchase our remaining equity interest in Grupo Acir within five years from the closing date.
Americas Outdoor Advertising and International Outdoor Advertising
     Our revenue is derived from selling advertising space on the displays we own or operate in key markets worldwide consisting primarily of billboards, street furniture and transit displays. We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements. Our advertising contracts typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.
     Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points. Gross ratings points are the total number of impressions delivered, expressed as a percentage of a market population, of a display or group of displays. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time and, in some international markets, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. Management typically monitors our business by reviewing the average rates, average revenue per display, or yield, occupancy and inventory levels of each of our display types by market. In addition, because a significant portion of our advertising operations are conducted in foreign markets, the largest being France and the United Kingdom, management reviews the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements.
     The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs and the costs for cleaning and maintaining our displays. Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords. The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one to 20 years.
     In our International Outdoor Advertising business, normal market practice is to sell billboards and street furniture as network packages with contract terms typically ranging from one to two weeks, compared to contract terms typically ranging from four weeks to one year in the United States. In addition, competitive bidding for street furniture and transit contracts, which constitute a larger portion of our International Outdoor Advertising business, and a different regulatory environment for billboards, result in higher site lease cost in our International Outdoor Advertising business compared to our Americas Outdoor Advertising business. As a result, our margins are typically less in our International Outdoor Advertising business than in the Americas Outdoor Advertising.

     Our street furniture and transit display contracts, the terms of which range from three to 20 years, generally require us to make upfront investments in property, plant and equipment. These contracts may also include upfront lease payments and/or minimum annual guaranteed lease payments. We can give no assurance that our cash flows from operations over the terms of these contracts will exceed the upfront and minimum required payments.
Radio Broadcasting
     Our revenue is derived from selling advertising time (“spots”) on our radio stations, with advertising contracts typically less than one year. The formats are designed to reach audiences with targeted demographic characteristics that appeal to our advertisers. Management monitors average advertising rates, which are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by an independent ratings service. The size of the market influences rates as well, with larger markets typically receiving higher rates than smaller markets. Also, our advertising rates are influenced by the time of day the advertisement airs, with morning and evening drive-time hours typically the highest. Management monitors yield per available minute in addition to average rates because yield allows management to track revenue performance across our inventory. Yield is defined by management as revenue earned divided by commercial capacity available.
     Management monitors macro level indicators to assess our radio broadcasting operations’ performance. Due to the geographic diversity and autonomy of our markets, we have a multitude of market specific advertising rates and audience demographics. Therefore, management reviews average unit rates across all of our stations.
     Management looks at our radio broadcasting operations’ overall revenue as well as local advertising, which is sold predominately in a station’s local market, and national advertising, which is sold across multiple markets. Local advertising is sold by each radio station’s sales staffs while national advertising is sold, for the most part, through our national representation firm. Local advertising, which is our largest source of advertising revenue, and national advertising revenues are tracked separately, because these revenue streams have different sales forces and respond differently to changes in the economic environment.
     Management also looks at radio revenue by market size, as defined by Arbitron. Typically, larger markets can reach larger audiences with wider demographics than smaller markets. Additionally, management reviews our share of target demographics listening to the radio in an average quarter hour. This metric gauges how well our formats are attracting and retaining listeners.
     A portion of our Radio Broadcasting segment’s expenses vary in connection with changes in revenue. These variable expenses primarily relate to costs in our sales department, such as salaries, commissions and bad debt. Our programming and general and administrative departments incur most of our fixed costs, such as talent costs, rights fees, utilities and office salaries. Lastly, our highly discretionary costs are in our marketing and promotions department, which we primarily incur to maintain and/or increase our audience share.

Statement 123(R)
     We adopted Statement 123(R) on January 1, 2006 under the modified-prospective approach which requires us to recognize employee compensation cost related to our stock option grants in the same line items as cash compensation for all options granted after the date of adoption as well as for any options that were unvested at adoption. Under the modified-prospective approach, no stock option expense attributable to these options is reflected in the financial statements for years prior to adoption. The amounts recorded as share-based payments in the financial statements during 2005 relate to the expense associated with restricted stock awards. As of December 31, 2007, there was $89.8 million of total unrecognized compensation cost, net of estimated forfeitures, related to nonvested share-based compensation arrangements. As of March 31, 2008, there was $78.5 million of total unrecognized compensation cost, net of estimated forfeitures, related to nonvested share-based compensation arrangements. The unrecognized compensation cost is expected to be recognized over a weighted average period of approximately three years. The following table details compensation costs related to share-based payments for the year ended December 31, 2007 and the three-month period ended March 31, 2008 and 2007:

		Three
		Months
	Year Ended	Ended
	December 31	March 31,
	2007	2008	2007
	(In millions)
Americas Outdoor Advertising
Direct Operating Expenses	$5.7	$1.1	$0.8
SG&A	2.2	0.4	0.3
International Outdoor Advertising
Direct Operating Expenses	$1.2	$0.3	$0.2
SG&A	0.5	0.1	0.1
Radio Broadcasting
Direct Operating Expenses	$10.0	$2.2	$2.0
SG&A	12.2	2.6	2.5
Other
Direct Operating Expenses	$—	$—	$—
SG&A	—	—	—
Corporate	$12.2	$2.9	$2.4

The Comparison of Three Months Ended March 31, 2008 to Three Months Ended March 31, 2007 is as Follows:

	Three Months Ended		%
	March 31,		Change
	2008	2007
	(In thousands)
Revenue	$1,564,207	$1,505,077	4%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	705,947	627,879	12%
Selling, general and administrative expenses (excludes depreciation and amortization)	426,381	416,319	2%
Depreciation and amortization	152,278	139,685	9%
Corporate expenses (excludes depreciation and	46,303	48,150	(4%)
Merger expenses	389	1,686
Gain on disposition of assets—net	2,097	6,947

Operating income	235,006	278,305	(16%)
Interest expense	100,003	118,077
Gain on marketable securities	6,526	395
Equity in earnings of nonconsolidated affiliates	83,045	5,264
Other income (expense) — net	11,787	(12)

Income before income taxes, minority interest expense and discontinued operations	236,361	165,875
Income tax expense:
Current	(23,833)	(32,359)
Deferred	(42,748)	(38,107)

Income tax expense	(66,581)	(70,466)
Minority interest expense, net of tax	8,389	276

Income before discontinued operations	161,391	95,133
Income from discontinued operations, net	638,262	7,089

Net income	$799,653	$102,222

Consolidated Results of Operations
Revenue
     Our consolidated revenue increased $59.1 million during the first quarter of 2008 compared to the same period of 2007. Our International Outdoor Advertising revenue increased $68.4 million, with roughly $46.4 million from movements in foreign exchange. The remainder of our International Outdoor Advertising revenue growth was mostly associated with increases in China, Italy, Spain and Australia. Our Americas Outdoor Advertising revenue grew $16.3 million primarily from increases in airport and street furniture revenues and digital display revenue. These gains were partially offset by a revenue decline of $29.6 million from our Radio Broadcasting segment associated with decreases in local and national advertising.
Direct Operating Expenses
     Direct operating expenses increased $78.1 million during the first quarter of 2008 compared to the same period of 2007. Our International Outdoor Advertising segment contributed $55.3 million of the increase, of which $31.7 million related to movements in foreign exchange, and the remainder of the increase was associated with an increase in site lease expenses. Americas Outdoor Advertising direct operating expenses increased $21.3 million driven by increased site lease expenses associated with new contracts and the increase in airport, street furniture and digital display revenues. Partially offsetting these increases were less direct operating expenses in our Radio Broadcasting segment of $3.0 million primarily attributable to a decline in programming expenses.
Selling, General and Administrative Expenses (“SG&A”)
     SG&A increased $10.1 million during the first quarter of 2008 compared to the same period of 2007. Our International Outdoor Advertising SG&A expenses increased $12.9 million primarily attributable to $8.9 million from movements in foreign exchange. SG&A increased $4.1 million in our Americas Outdoor Advertising segment principally related to an increase in commission expenses associated with the increase in revenue. Our Radio Broadcasting SG&A declined $7.4 million from fewer advertising expenses and decreases in commission expenses associated with the revenue decline.
Depreciation and Amortization
     Depreciation and amortization increased $12.6 million in the first quarter of 2008 compared to the same period of 2007 primarily as a result of a $6.6 million adjustment related to radio stations that were reclassified to continuing operations for depreciation and amortization that would have been recognized had the stations been continuously classified as continuing operations and approximately $4.9 million related to increases in foreign exchange.
Corporate Expenses
     Corporate expenses declined approximately $1.8 million related to a decline in Radio Broadcasting bonus expense associated with the decline in Radio Broadcasting operating income.
Gain on Disposition of Assets—Net
     The $2.1 million gain in 2008 primarily relates to a gain on disposition of Americas Outdoor Advertising assets of $2.6 million plus net gains of various miscellaneous items of $0.9 million, partially offset by a loss on the disposal of land of $1.4 million in one of our Americas Outdoor Advertising markets.
     The gain on disposition of assets—net for 2007 was $6.9 million related primarily to a $5.5 million gain on the disposition of street furniture assets.
Interest Expense
     The decline in interest expense of $18.1 million primarily relates to the decline in average debt outstanding as well as a decline in the weighted average cost of debt in the first quarter of 2008 compared to the same period of 2007.
Gain on Marketable Securities
     The gain on marketable securities for the first quarters of 2008 and 2007 relates solely to the change in value of secured forward exchange contracts and the underlying shares.
Equity in Earnings of Nonconsolidated Affiliates
     Equity in earnings of nonconsolidated affiliates increased $77.8 million primarily from a $75.6 million gain on the sale of our 50% interest in Clear Channel Independent, a South African outdoor advertising company.

Other Income (Expense)—Net
     Other income increased $11.8 million in the current quarter over the same period of 2007 primarily related to foreign exchange gains.
Income Tax Benefit (Expense)
     Current tax expense decreased by $8.5 million during 2008 as compared to 2007 primarily due to current tax benefits of approximately $10.2 million recorded in 2008 related to additional tax depreciation deductions as a result of the bonus depreciation provisions enacted as part of the Economic Stimulus Act of 2008. Additionally, we sold our 50% interest in Clear Channel Independent, which was structured as a tax free disposition. The sale resulted in a gain of $75.6 million with no current tax expense.
     Deferred tax expense increased $4.6 million during 2008 as compared to 2007 mostly due to the additional tax depreciation deductions taken in 2008 mentioned above. This increase was partially offset by additional deferred tax expense recorded during 2007 as a result of the utilization of deferred tax assets related to capital expenditures in certain foreign jurisdictions.
Minority Interest Expense, Net of Tax
     The increase in minority interest expense in 2008 compared to 2007 relates to the increase in net income of our majority-owned subsidiary, CCOH.
Income from Discontinued Operations, Net
     Included in income from discontinued operations in the first quarter of 2008 is a gain of $633.2 million, net of tax, related to the sale of our television business and the sale of radio stations. We estimate utilization of approximately $577.3 million of capital loss carryforwards to offset a portion of the taxes associated with these gains. As of March 31, 2008, we had approximately $809.2 million in capital loss carryforwards remaining.
Americas Outdoor Advertising Results of Operations
     Our Americas Outdoor Advertising operating results were as follows:

	Three Months Ended
	March 31,		%
	2008	2007	Change
	(In thousands)
Revenue	$333,362	$317,023	5%
Direct operating expenses	156,245	134,914	16%
Selling, general and administrative expenses	58,375	54,243	8%
Depreciation and amortization	50,099	46,561	8%

Operating income	$68,643	$81,305	(16%)

     Revenue increased approximately $16.3 million during the first quarter of 2008 compared to the first quarter of 2007 primarily from increases in airport and street furniture revenues as well as digital display revenue. The increase in street furniture revenue was primarily the result of a new contract in San Francisco while the increase in airport revenue was due to increased rates and occupancy. We benefited from contract wins in our airport business as well. Digital display revenue growth was primarily attributable to an increase in digital displays. Partially offsetting the revenue increase was a decline in bulletin and poster revenue of approximately $4.5 million. The decline in bulletin revenue was primarily attributable to decreased occupancy while the decline in poster revenue was primarily attributable to a decrease in rate. Leading advertising categories during the quarter were telecommunications, retail, automotive, financial services and amusements. Revenue growth was led by Los Angeles, San Francisco, Seattle and Milwaukee and America Outdoor Advertising’s international markets of Canada, Mexico and Peru.
     Our Americas Outdoor Advertising direct operating expenses increased $21.3 million primarily from higher site lease expenses of $18.9 million. Approximately $8.9 million of this increase was associated with new airport and street furniture contracts and the remainder is primarily associated with the increase in airport, street furniture and digital revenue. Our SG&A expenses increased $4.1 million primarily from commission expenses associated with the increase in revenue.
International Outdoor Advertising Results of Operations
Our International Outdoor Advertising operating results were as follows:

	Three Months Ended
	March 31,		%
	2008	2007	Change
	(In thousands)
Revenue	$442,217	$373,833	18%
Direct operating expenses	314,589	259,291	21%
Selling, general and administrative expenses	86,235	73,290	18%
Depreciation and amortization	54,991	49,109	12%

Operating income	$(13,598)	$(7,857)	NA

     Revenue increased approximately $68.4 million, with roughly $46.4 million from movements in foreign exchange. The remainder of the revenue growth was primarily attributable to growth in China, Italy, Spain, Romania and Australia, partially offset by a revenue decline in the United Kingdom. We experienced weak advertising markets in both France and the United Kingdom during the quarter. China, Italy, Spain and Australia all benefited from strong advertising environments. We acquired operations in Romania at the end of the second quarter of 2007, which contributed to the revenue growth in 2008. We also benefited from political spending for the national elections in Italy. The revenue growth in Spain was primarily a result of our Barcelona bike contract, which we began operating during the first quarter of 2007.
     Direct operating expenses increased $55.3 million. Included in the increase is approximately $31.7 million related to movements in foreign exchange. The remaining increase in direct operating expenses was primarily attributable to an increase in site lease expenses and other direct operating expenses associated with the increase in revenue. SG&A expenses increased $12.9 million in 2008 over 2007 from approximately $8.9 million related to movements in foreign exchange and an increase in selling expenses associated with the increase in revenue.

Radio Broadcasting Results of Operations
     Our Radio Broadcasting operating results were as follows:

	Three Months Ended
	March 31,		%
	2008	2007	Change
	(In thousands)
Revenue	$769,611	$799,201	(4%)
Direct operating expenses	231,496	234,518	(1%)
Selling, general and administrative expenses	269,282	276,693	(3%)
Depreciation and amortization	31,487	29,901	5%

Operating income	$237,346	$258,089	(8%)

     Our Radio Broadcasting revenue declined $29.6 million during the first quarter of 2008 as compared to the same period of 2007. Decreases in local and national revenues were partially offset by increases in traffic, on-line and syndicated radio revenues. Local and national revenues were down partially as a result of overall weakness in advertising as well as declines in automotive, retail and services advertising categories. Our yield per available minute decreased in the first quarter of 2008 compared to the first quarter of 2007.
     Direct operating expenses declined $3.0 million primarily related to a decline of $11.5 million in programming expenses attributable to decreases in outside research and salaries partially offset by increases in syndicated radio and other infrastructure support expenses. SG&A expenses decreased approximately $7.4 million primarily from reduced advertising expenses and a decline in commission expenses associated with the revenue decline.
Reconciliation of Segment Operating Income (Loss)

	Three Months Ended
	March 31,
	2008	2007
	(In thousands)
Americas Outdoor Advertising	$68,643	$81,305
International Outdoor Advertising	(13,598)	(7,857)
Radio Broadcasting	237,346	258,089
Other	(8,644)	(6,195)
Gain on disposition of assets—net	2,097	6,947
Corporate and merger expenses	(50,838)	(53,984)

Consolidated operating income	$235,006	$278,305

The Comparison of Year Ended December 31, 2007 to Year Ended December 31, 2006 is as Follows:

	Year Ended
	December 31,		%
	2007	2006	Change
	(In thousands)
Revenue	$6,921,202	$6,567,790	5%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,733,004	2,532,444	8%
Selling, general and administrative expenses (excludes depreciation and amortization)	1,761,939	1,708,957	3%
Depreciation and amortization	566,627	600,294	(6)%
Corporate expenses (excludes depreciation and amortization)	181,504	196,319	(8)%
Merger expenses	6,762	7,633
Gain on disposition of assets—net	14,113	71,571

Operating income	1,685,479	1,593,714	6%
Interest expense	451,870	484,063
Gain (loss) on marketable securities	6,742	2,306
Equity in earnings of nonconsolidated affiliates	35,176	37,845
Other income (expense) — net	5,326	(8,593)

Income before income taxes, minority interest expense and discontinued operations	1,280,853	1,141,209
Income tax expense:
Current	252,910	278,663
Deferred	188,238	191,780

Income tax expense	441,148	470,443
Minority interest expense, net of tax	47,031	31,927

Income before discontinued operations	792,674	638,839
Income from discontinued operations, net	145,833	52,678

Net income	$938,507	$691,517

Consolidated Results of
Operations Revenue
     Our consolidated revenue increased $353.4 million during 2007 compared to 2006. Our International Outdoor Advertising revenue increased $240.4 million, including approximately $133.3 million related to movements in foreign exchange and the remainder associated with growth across inventory categories. Our Americas Outdoor Advertising revenue increased $143.7 million driven by increases in bulletin, street furniture, airports and taxi display revenues as well as $32.1 million from Interspace Airport Advertising (“Interspace”). Our Radio Broadcasting revenue was essentially flat. Declines in local and national advertising revenue were partially offset by an increase in our syndicated radio programming, traffic and on-line businesses. These increases were also partially offset by declines from operations classified in our Other segment.
Direct Operating Expenses
     Our direct operating expenses increased $200.6 million in 2007 compared to 2006. International Outdoor Advertising direct operating expenses increased $163.8 million principally from $88.0 million related to movements in foreign exchange. Americas Outdoor Advertising direct operating expenses increased $56.2 million primarily attributable to increased site lease expenses associated with new contracts and the increase in transit revenue as well as approximately $14.9 million from Interspace. Partially offsetting these increases was a decline in our Radio Broadcasting direct operating expenses of approximately $11.7 million primarily from a decline in programming and expenses associated with non-traditional revenue.
Selling, General and Administrative Expenses
     Our SG&A increased $53.0 million in 2007 compared to 2006. International Outdoor Advertising SG&A expenses increased $31.9 million primarily related to movements in foreign exchange. Americas Outdoor Advertising SG&A expenses increased $19.1 million mostly attributable to sales expenses associated with the increase in revenue and $6.7 million from Interspace. Our Radio Broadcasting SG&A expenses increased $4.3 million for the comparative periods primarily from an increase in our marketing and promotions department which was partially offset by a decline in bonus and commission expenses.
Depreciation and Amortization
     Depreciation and amortization expense decreased approximately $33.7 million primarily from a decrease in the radio segments fixed assets and a reduction in amortization from international outdoor contracts.
Corporate Expenses
     Corporate expenses decreased $14.8 million during 2007 compared to 2006 primarily related to a decline in radio bonus expenses.
Merger Expenses
     We entered into the merger agreement in the fourth quarter of 2006. Expenses associated with the merger were $6.8 million and $7.6 million for the years ended December 31, 2007 and 2006, respectively, and include accounting, investment banking, legal and other expenses.

Gain on Disposition of Assets—Net
     The gain on disposition of assets—net of $14.1 million for the year ended December 31, 2007 related primarily to a $8.9 million gain from the sale of street furniture assets and land in our International Outdoor Advertising segment, as well as $3.4 million from the disposition of assets in our Radio Broadcasting segment.
     Gain on disposition of assets—net of $71.6 million for the year ended December 31, 2006 mostly related to $34.6 million in our Radio Broadcasting segment primarily from the sale of stations and programming rights and $13.2 million in our Americas Outdoor Advertising segment from the exchange of assets in one of our markets for the assets of a third party located in a different market.
Interest Expense
     Interest expense declined $32.2 million for the year ended December 31, 2007 compared to the same period of 2006. The decline was primarily associated with the reduction in our average outstanding debt during 2007.
Gain (Loss) on Marketable Securities
     The $6.7 million gain on marketable securities for 2007 primarily related to changes in fair value of the American Tower Corporation (“AMT”) shares and the related forward exchange contracts. The gain of $2.3 million for the year ended December 31, 2006 related to a $3.8 million gain from terminating our secured forward exchange contract associated with our investment in XM Satellite Radio Holdings Inc. partially offset by a loss of $1.5 million from the change in fair value of AMT securities that are classified as trading and the related secured forward exchange contracts associated with those securities.
Other Income (Expense)—Net
     Other income of $5.3 million recorded in 2007 primarily relates to foreign exchange gains while other expense of $8.6 million recorded in 2006 primarily relates to foreign exchange losses.
Income Tax Benefit (Expense)
     Current tax expense decreased $25.8 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006 primarily due to current tax benefits of approximately $45.7 million recorded in 2007 related to the settlement of several tax positions with the Internal Revenue Service (“IRS”) for the 1999 through 2004 tax years. In addition, we recorded current tax benefits of approximately $14.6 million in 2007 related to the utilization of capital loss carryforwards. The 2007 current tax benefits were partially offset by additional current tax expense due to an increase in income before income taxes of $139.6 million.
     Deferred tax expense decreased $3.5 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006 primarily due to additional deferred tax benefits of approximately $8.3 million recorded in 2007 related to accrued interest and state tax expense on uncertain tax positions. In addition, we recorded deferred tax expense of approximately $16.7 million in 2006 related to the uncertainty of our ability to utilize certain tax losses in the future for certain international operations. The changes noted above were partially offset by additional deferred tax expense recorded in 2007 as a result of tax depreciation expense related to capital expenditures in certain foreign jurisdictions.
Minority Interest Expense, Net of Tax
     Minority interest expense increased $15.1 million in 2007 compared to 2006 primarily from an increase in net income attributable to our subsidiary, CCOH.
Income from Discontinued Operations, Net
     We closed on the sale of 160 stations in 2007 and five stations in 2006. The gain on sale of assets recorded in discontinued operations for these sales was $144.6 million and $0.3 million in 2007 and 2006, respectively. The remaining $1.2 million and $52.4 million are associated with the net income from radio stations and our television business that are recorded as income from discontinued operations for 2007 and 2006, respectively.
Americas Outdoor Advertising Results of Operations
     Our Americas Outdoor Advertising operating results were as follows:

	Year Ended December 31,		%
	2007	2006	Change
	(In thousands)
Revenue	$1,485,058	$1,341,356	11%
Direct operating expenses	590,563	534,365	11%
Selling, general and administrative expenses	226,448	207,326	9%
Depreciation and amortization	189,853	178,970	6%

Operating income	$478,194	$420,695	14%

     Americas Outdoor Advertising revenue increased $143.7 million, or 11%, during 2007 as compared to 2006 with Interspace contributing approximately $32.1 million to the increase. The growth occurred across our inventory, including bulletins, street furniture, airports and taxi displays. The revenue growth was primarily driven by bulletin revenue attributable to increased rates and airport revenue which had both increased rates and occupancy. Leading advertising categories during the year were telecommunications, retail, automotive, financial services and amusements. Revenue growth occurred across our markets, led by Los Angeles, New York, Washington/Baltimore, Atlanta, Boston, Seattle and Minneapolis.
     Our Americas Outdoor Advertising direct operating expenses increased $56.2 million primarily from an increase of $46.6 million in site lease expenses associated with new contracts and the increase in airport, street furniture and taxi revenues. Interspace contributed $14.9 million to the increase. Our SG&A expenses increased $19.1 million primarily from bonus and commission expenses associated with the increase in revenue and from Interspace, which contributed approximately $6.7 million to the increase.
     Depreciation and amortization increased $10.9 million during 2007 compared to 2006 primarily associated with $5.9 million from Interspace.

International Outdoor Advertising Results of Operations
     Our International Outdoor Advertising operating results were as follows:

	Year Ended December 31,		%
	2007	2006	Change
	(In thousands)
Revenue	$1,796,778	$1,556,365	15%
Direct operating expenses	1,144,282	980,477	17%
Selling, general and administrative expenses	311,546	279,668	11%
Depreciation and amortization	209,630	228,760	(8)%

Operating income	$131,320	$67,460	95%

     International Outdoor Advertising revenue increased $240.4 million, or 15%, in 2007 as compared to 2006. Included in the increase was approximately $133.3 million related to movements in foreign exchange. Revenue growth occurred across inventory categories including billboards, street furniture and transit, driven by both increased rates and occupancy. Growth was led by increased revenues in France, Italy, Australia, Spain and China.
     Our International Outdoor Advertising direct operating expenses increased approximately $163.8 million in 2007 compared to 2006. Included in the increase was approximately $88.0 million related to movements in foreign exchange. The remaining increase in direct operating expenses was primarily attributable to an increase in site lease expenses associated with the increase in revenue. SG&A expenses increased $31.9 million in 2007 over 2006 from approximately $23.4 million related to movements in foreign exchange and an increase in selling expenses associated with the increase in revenue. Additionally, we recorded a $9.8 million reduction to SG&A in 2006 as a result of the favorable settlement of a legal proceeding.
     Depreciation and amortization declined $19.1 million during 2007 compared to 2006 primarily from contracts which were recorded at fair value in purchase accounting in prior years and became fully amortized at December 31, 2006.
Radio Broadcasting Results of Operations
     Our Radio Broadcasting operating results were as follows:

	Year Ended December 31,		%
	2007	2006	Change
	(In thousands)
Revenue	$3,558,534	$3,567,413	0%
Direct operating expenses	982,966	994,686	(1)%
Selling, general and administrative expenses	1,190,083	1,185,770	0%
Depreciation and amortization	107,466	125,631	(14)%

Operating income	$1,278,019	$1,261,326	1%

     Our Radio Broadcasting revenue was essentially flat. Declines in local and national revenues were partially offset by increases in network, traffic, syndicated radio and on-line revenues. Local and national revenues were down partially as a result of overall weakness in advertising as well as declines in automotive, retail and political advertising categories. During 2007, our average minute rate declined compared to 2006.

     Our Radio Broadcasting direct operating expenses declined approximately $11.7 million in 2007 compared to 2006. The decline was primarily from a $14.8 million decline in programming expenses partially related to salaries, a $16.5 million decline in non-traditional expenses primarily related to fewer concert events sponsored by us in the current year and $5.1 million in other direct operating expenses. Partially offsetting these declines were increases of $5.7 million in traffic expenses and $19.1 million in internet expenses associated with the increased revenue in these businesses. SG&A expenses increased $4.3 million during 2007 as compared to 2006 primarily from an increase of $16.2 million in our marketing and promotions department partially offset by a decline of $9.5 million in bonus and commission expenses.
Reconciliation of Segment Operating Income (Loss)

	Year Ended December 31,
	2007	2006
	(In thousands)
Americas Outdoor Advertising	$478,194	$420,695
International Outdoor Advertising	131,320	67,460
Radio Broadcasting	1,278,019	1,261,326
Other	(11,659)	(4,225)
Gain on disposition of assets—net	14,113	71,571
Merger expenses	(6,762)	(7,633)
Corporate	(197,746)	(215,480)

Consolidated operating income	$1,685,479	$1,593,714

The Comparison of Year Ended December 31, 2006 to Year Ended December 31, 2005 is as Follows:

	Year Ended December 31,		%
	2006	2005	Change
	(In thousands)
Revenue	$6,567,790	$6,126,553	7%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,532,444	2,351,614	8%
Selling, general and administrative expenses (excludes depreciation and amortization)	1,708,957	1,651,195	3%
Depreciation and amortization	600,294	593,477	1%
Corporate expenses (excludes depreciation and amortization)	196,319	167,088	17%
Merger expenses	7,633	—
Gain on disposition of assets—net	71,571	49,656	44%

Operating income	1,593,714	1,412,835	13%
Interest expense	484,063	443,442
Gain (loss) on marketable securities	2,306	(702)
Equity in earnings of nonconsolidated affiliates	37,845	38,338
Other income (expense) — net	(8,593)	11,016

Income before income taxes, minority interest expense and discontinued operations	1,141,209	1,018,045
Income tax expense:
Current	278,663	33,765
Deferred	191,780	369,282

Income tax benefit (expense)	470,443	403,047
Minority interest expense, net of tax	31,927	17,847

Income before discontinued operations	638,839	597,151
Income from discontinued operations, net	52,678	338,511

Net income	$691,517	$935,662

Consolidated Results of Operations
Revenue
     Consolidated revenue increased $441.2 million during 2006 compared to 2005. Radio Broadcasting contributed $186.6 million attributable to increased average rates on local and national sales. Our Americas Outdoor Advertising segment’s revenue increased $125.0 million from an increase in revenue across our displays as well as the acquisition of Interspace which contributed approximately $30.2 million to revenue in 2006. Our International Outdoor Advertising segment contributed $106.7 million, of which approximately $44.9 million during the first six months of 2006 related to Clear Media Limited (“Clear Media”), a Chinese outdoor advertising company. We began consolidating Clear Media in the third quarter of 2005. Increased street furniture revenue also contributed to our International Outdoor Advertising revenue growth. Our 2006 revenue increased $17.4 million due to movements in foreign exchange.

Direct Operating Expenses
     Direct operating expenses increased $180.8 million for 2006 compared to 2005. Our Radio Broadcasting segment contributed $70.1 million primarily from increased programming expenses. Americas Outdoor Advertising direct operating expenses increased $44.5 million driven by increased site lease expenses associated with the increase in revenue and the acquisition of Interspace which contributed $13.0 million to direct operating expenses in 2006. Our International Outdoor Advertising segment contributed $65.4 million, of which $18.0 million during the first six months of 2006 related to our consolidation of Clear Media and the remainder was principally due to an increase in site lease expenses. Included in our direct operating expense growth in 2006 was $10.6 million from increases in foreign exchange.
Selling, General and Administrative Expenses
     SG&A increased $57.8 million during 2006 compared 2005. Our Radio Broadcasting SG&A increased $45.1 million primarily as a result of an increase in salary, bonus and commission expenses in our sales department associated with the increase in revenue. SG&A increased $20.6 million in our Americas Outdoor Advertising segment principally related to an increase in bonus and commission expenses associated with the increase in revenue as well as $6.2 million from our acquisition of Interspace. Our International Outdoor Advertising SG&A expenses declined $11.9 million primarily attributable to a $9.8 million reduction recorded in 2006 as a result of the favorable settlement of a legal proceeding as well as $26.6 million related to restructuring our businesses in France recorded in the third quarter of 2005. Partially offsetting this decline in our international SG&A was $9.5 million from our consolidation of Clear Media. Included in our SG&A expense growth in 2006 was $3.9 million from increases in foreign exchange.
Corporate Expenses
     Corporate expenses increased $29.2 million during 2006 compared to 2005 primarily related to increases in bonus expense and share-based payments.
Merger Expenses
     We entered into the merger agreement in the fourth quarter of 2006. Expenses associated with the merger were $7.6 million for the year ended December 31, 2006 and include accounting, investment banking, legal and other costs.
Gain on Disposition of Assets–Net
     Gain on disposition of assets—net of $71.6 million for the year ended December 31, 2006 mostly related to $34.6 million in our Radio Broadcasting segment primarily from the sale of stations and programming rights and $13.2 million in our Americas Outdoor Advertising segment from the exchange of assets in one of our markets for the assets of a third party located in a different market.
Interest Expense
     Interest expense increased $40.6 million for the year ended December 31, 2006 over 2005 primarily due to increased interest rates. Interest on our floating rate debt, which includes our credit facility and fixed-rate debt on which we have entered into interest rate swap agreements, is influenced by changes in LIBOR. Average LIBOR for 2006 and 2005 was 5.2% and 3.6%, respectively.
Gain (Loss) on Marketable Securities
     The gain of $2.3 million for the year ended December 31, 2006 related to a $3.8 million gain from terminating our secured forward exchange contract associated with our investment in XM Satellite Radio Holdings Inc. partially offset by a loss of $1.5 million from the change in fair value of AMT securities that are classified as trading and a related secured forward exchange contract associated with those securities. The loss of $0.7 million recorded in 2005 related to the change in fair value of AMT securities that were classified as trading and a related secured forward exchange contract associated with those securities.
Other Income (Expense) — Net
     Other expense of $8.6 million recorded in 2006 primarily relates to foreign exchange losses while the income of $11.0 million recorded in 2005 was comprised of various miscellaneous amounts.
Income Taxes
     Current tax expense increased $244.9 million in 2006 as compared to 2005. In addition to higher earnings before tax in 2006, we received approximately $204.7 million in current tax benefits in 2005 from ordinary losses for tax purposes resulting from restructuring our international businesses consistent with our strategic realignment, the July 2005 maturity of our Euro denominated bonds and a 2005 current tax benefit related to an amendment on a previously filed return. Deferred tax expense decreased $177.5 million primarily related to the tax losses mentioned above that increased deferred tax expense in 2005.
Minority Interest, Net of Tax
     Minority interest expense increased $14.1 million during 2006 as compared to 2005 as a result of the initial public offering of 10% of our subsidiary CCOH, which we completed on November 11, 2005.
Discontinued Operations
     We completed the spin-off of our live entertainment and sports representation businesses on December 21, 2005. Therefore, we reported the results of operations for these businesses through December 21, 2005 in discontinued operations. We also reported the results of operations associated with our radio stations and our television business discussed above as income from discontinued operations for 2006 and 2005, respectively.

Americas Outdoor Advertising Results of Operations
     Our Americas Outdoor Advertising operating results were as follows:

	Year Ended December 31,		%
	2006	2005	Change
	(In thousands)
Revenue	$1,341,356	$1,216,382	10%
Direct operating expenses	534,365	489,826	9%
Selling, general and administrative expenses	207,326	186,749	11%
Depreciation and amortization	178,970	180,559	(1)%

Operating income	$420,695	$359,248	17%

     Our Americas Outdoor Advertising revenue increased 10% during 2006 as compared to 2005 from revenue growth across our displays. We experienced rate increases on most of our inventory, with occupancy essentially unchanged during 2006 as compared to 2005. Our airport revenue increased $44.8 million primarily related to $30.2 million from our acquisition of Interspace. Revenue growth occurred across both our large and small markets including Albuquerque, Des Moines, Miami, Sacramento and San Antonio.
     Direct operating expenses increased $44.5 million in 2006 as compared to 2005 primarily from an increase in site lease expenses of approximately $30.2 million as well as $3.4 million related to the adoption of Statement 123(R). Interspace contributed $13.0 million to direct operating expenses in 2006. Our SG&A expenses increased $20.6 million in 2006 over 2005 primarily from an increase in bonus and commission expenses of $7.6 million related to the increase in revenue, $6.2 million from Interspace and $1.3 million of share-based payments related to the adoption of Statement 123(R).
International Outdoor Advertising Results of Operations
     Our International Outdoor Advertising operating results were as follows:

	Year Ended December 31,		%
	2006	2005	Change
	(In thousands)
Revenue	$1,556,365	$1,449,696	7%
Direct operating expenses	980,477	915,086	7%
Selling, general and administrative expenses	279,668	291,594	(4)%
Depreciation and amortization	228,760	220,080	4%

Operating income	$67,460	$22,936	194%

     Revenue in our International Outdoor Advertising segment increased 7% in 2006 as compared to 2005. The increase includes approximately $44.9 million during the first six months of 2006 related to our consolidation of Clear Media which we began consolidating in the third quarter of 2005. Also contributing to the increase was approximately $25.9 million from growth in street furniture revenue and $11.9 million related to movements in foreign exchange, partially offset by a decline in billboard revenue for 2006 as compared to 2005.
     Direct operating expenses increased $65.4 million during 2006 as compared to 2005. The increase was primarily attributable to $18.0 million during the first six months of 2006 related to our consolidation of Clear Media as well as an increase of approximately $37.7 million in site lease expenses and approximately $7.7 million related to movements in foreign exchange. Also included in the increase was $0.9 million related to the adoption of Statement 123(R). Our SG&A expenses declined $11.9 million primarily attributable to a $9.8 million reduction recorded in 2006 as a result of the favorable settlement of a legal proceeding as well as $26.6 million related to restructuring our businesses in France recorded in the third quarter of 2005. Partially offsetting this decline was $9.5 million from our consolidation of Clear Media and $2.9 million from movements in foreign exchange.
Radio Broadcasting Results of Operations
     Our Radio Broadcasting operating results were as follows:

	Year Ended December 31,		%
	2006	2005	Change
	(In thousands)
Revenue	$3,567,413	$3,380,774	6%
Direct operating expenses	994,686	924,635	8%
Selling, general and administrative expense	1,185,770	1,140,694	4%
Depreciation and amortization	125,631	128,443	(2)%

Operating income	$1,261,326	$1,187,002	6%

     Our Radio Broadcasting revenue increased 6% during 2006 as compared to 2005 primarily from an increase in both local and national advertising revenues. This growth was driven by an increase in yield and average unit rates. The number of 30 second and 15 second commercials broadcast as a percent of total minutes sold increased during 2006 as compared to 2005. The overall revenue growth was primarily focused in our top 100 media markets. Significant advertising categories contributing to the revenue growth for the year were political, services, automotive, retail and entertainment.
     Our Radio Broadcasting direct operating expenses increased $70.1 million during 2006 as compared to 2005. Included in direct operating expenses for 2006 were share-based payments of $11.1 million as a result of adopting Statement 123(R). Also contributing to the increase were added costs of approximately $45.2 million from programming expenses primarily related to an increase in talent expenses, music license fees, new shows and affiliations in our syndicated radio business and new distribution initiatives. Our SG&A expenses increased $45.1 million primarily as a result of approximately $12.3 million in salary, bonus and commission expenses in our sales department associated with the increase in revenue as well as $14.1 million from the adoption of Statement 123(R).
Reconciliation of Segment Operating Income (Loss)

	Year Ended December 31,
	2006	2005
	(In thousands)
Americas Outdoor Advertising	$420,695	$359,248
International Outdoor Advertising	67,460	22,936
Radio Broadcasting	1,261,326	1,187,002
Other	(4,225)	(20,061)
Gain on disposition of assets—net	71,571	49,656
Merger expenses	(7,633)	—
Corporate	(215,480)	(185,946)

Consolidated operating income	$1,593,714	$1,412,835

Liquidity and Capital Resources Cash
Flows

				Three Months Ended
	Year Ended December 31,			March 31,
	2007	2006	2005	2008	2007
	(In thousands)
Cash provided by (used in):
Operating activities	$1,576,428	$1,748,057	$1,303,880	$367,772	$321,463
Investing activities	(482,677)	(607,011)	(349,796)	(154,257)	(71,021)
Financing activities	(1,431,014)	(1,178,610)	(1,061,392)	(754,449)	(283,165)
Discontinued operations	366,411	69,227	157,118	997,898	25,913
Operating Activities
     Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007
     Cash flows from operating activities for the first quarter of 2008 primarily reflects income before discontinued operations of $156.2 million plus depreciation and amortization of $152.3 million and deferred taxes of $42.7 million. In addition, we recorded a $75.6 million gain in equity in earnings of nonconsolidated affiliates related to the sale of our 50% interest in Clear Channel Independent based on the fair value of the equity securities received. Cash flows from operating activities for the first quarter of 2007 primarily reflects income before discontinued operations of $95.1 million plus depreciation and amortization of $139.7 million and deferred taxes of $38.1 million.
     Fiscal Year 2007
     Net cash flow from operating activities during 2007 primarily reflected income before discontinued operations of $792.7 million plus depreciation and amortization of $566.6 million and deferred taxes of $188.2 million.
     Fiscal Year 2006
     Net cash flow from operating activities of $1.7 billion for the year ended December 31, 2006 principally reflects net income from continuing operations of $638.8 million and depreciation and amortization of $600.3 million. Net cash flows from operating activities also reflects an increase of $190.2 million in accounts receivable as a result of the increase in revenue and a $390.4 million federal income tax refund related to restructuring our international businesses consistent with our strategic realignment and the utilization of a portion of the capital loss generated on the spin-off of Live Nation.
     Fiscal Year 2005
     Net cash flow from operating activities of $1.3 billion for the year ended December 31, 2005 principally reflects net income from continuing operations of $597.2 million and depreciation and amortization of $593.5 million. Net cash flows from operating activities also reflects decreases in accounts payable, other accrued expenses and income taxes payable. Taxes payable decreased principally as result of the carryback of capital tax losses generated on the spin-off of Live Nation which were used to offset taxes paid on previously recognized taxable capital gains as well as approximately $210.5 million in current tax benefits from ordinary losses for tax purposes resulting from restructuring our international businesses consistent with our strategic realignment, the July 2005 maturity of our Euro denominated bonds and a current tax benefit related to an amendment on a previously filed tax return.
Investing Activities
     Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007
     Cash used in investing activities for the first quarter of 2008 principally reflects capital expenditures of $93.7 million and the purchase of outdoor advertising assets and two FCC licenses for $83.9 million. Cash used in investing activities for the first quarter of 2007 principally reflects capital expenditures of $65.0 million.
     Fiscal Year 2007
     Net cash used in investing activities of $482.7 million for the year ended December 31, 2007 principally reflects the purchase of property, plant and equipment of $363.3 million.
     Fiscal Year 2006
     Net cash used in investing activities of $607.0 million for the year ended December 31, 2006 principally reflects capital expenditures of $336.7 million related to purchases of property, plant and equipment and $341.2 million primarily related to acquisitions of operating assets, partially offset by proceeds from the sale of other assets of $99.7 million.
     Fiscal Year 2005
     Net cash used in investing activities of $349.8 million for the year ended December 31, 2005 principally reflects capital expenditures of $302.7 million related to purchases of property, plant and equipment and $150.8 million primarily related to acquisitions of operating assets, partially offset by proceeds from the sale other assets of $102.0 million.
     Financing Activities
     Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007
     Cash used in financing activities for the three months ended March 31, 2008 principally reflects net payments on our credit facility of $162.8 million, the January 15, 2008 maturity of our $500.0 million 4.625% senior notes and $93.4 million in dividends paid. Cash used in financing activities for the three months ended March 31, 2007 principally reflects net draws on our credit facility of $13.3 million offset by $250.0 million related to the February 2007 maturity of our 3.125% senior notes and $92.6 million in dividends paid.
     Fiscal Year 2007
     Net cash used in financing activities for the year ended December 31, 2007 principally reflects $372.4 million in dividend payments, decrease in debt of $1.1 billion, partially offset by the proceeds from the exercise of stock options of $80.0 million.
     Fiscal Year 2006
     Net cash used in financing activities for the year ended December 31, 2006 principally reflects $1.4 billion for shares repurchased, $382.8 million in dividend payments, partially offset by the net increase in debt of $601.3 million and proceeds from the exercise of stock options of $57.4 million.

     Fiscal Year 2005
     Net cash used in financing activities for the year ended December 31, 2005 principally reflect the net reduction in debt of $288.7 million, $343.3 million in dividend payments, $1.1 billion in share repurchases, all partially offset by the proceeds from the initial public offering of CCOH of $600.6 million, and proceeds of $40.2 million related to the exercise of stock options.
Discontinued Operations
     During the first quarter of 2008, we completed the sale of our television business to an affiliate of Providence for $1.0 billion and completed the sales of certain radio stations for $76.0 million. The cash received from these sales was recorded as a component of cash flows from discontinued operations during the first quarter of 2008. We had definitive asset purchase agreements signed for the sale of 40 of our radio stations as of March 31, 2008. The cash flows from these stations, along with the 20 stations no longer under definitive asset purchase agreements discussed above, were reported for both periods as cash flows from discontinued operations.
     We completed the spin-off of Live Nation on December 21, 2005. Included in cash flows from discontinued operations for 2005 is approximately $220.0 million from the repayment of intercompany notes owed to us by Live Nation.
Disposal of Assets
     We received proceeds of $26.2 million primarily related to the sale of representation contracts and outdoor assets recorded in cash flows from investing activities during 2007. We also received proceeds of $341.9 million related to the sale of radio stations recorded as investing cash flows from discontinued operations during 2007.
Anticipated Cash Requirements
     We expect to fund anticipated cash requirements (including payments of principal and interest on outstanding indebtedness and commitments, acquisitions, anticipated capital expenditures, share repurchases and quarterly dividends) for the foreseeable future with cash flows from operations and various externally generated funds.
     Sources of Capital
     As of March 31, 2008 and December 31, 2007, we had the following debt outstanding and cash and cash equivalents:

	Three Months Ended	Year Ended
	March 31,	December 31,
	2008	2007
	(In millions)
Credit facilities	$—	$174.6
Long-term bonds (a)	5,823.1	6,294.5
Other borrowings	118.5	106.1

Total debt	5,941.6	6,575.2
Less: Cash and cash equivalents	602.1	145.1

	$5,339.5	$6,430.1

(a)	Includes $2.3 million and $3.2 million at March 31, 2008 and December 31, 2007, respectively, in unamortized purchase accounting fair value adjustment premiums related to the merger with AMFM Operating Inc. Also includes positive $40.4 million and $11.4 million related to purchase accounting fair value adjustments for interest rate swap agreements at March 31, 2008 and December 31, 2007, respectively.
     Credit Facility
     We have a multi-currency revolving credit facility in the amount of $1.75 billion, which can be used for general working capital purposes, including commercial paper support, as well as to fund capital expenditures, share repurchases, acquisitions and the refinancing of public debt securities. At March 31, 2008, there was no outstanding balance on this facility and, taking into account letters of credit of $82.8 million, approximately $1.7 billion was available for future borrowings, with the entire balance to be repaid on July 12, 2009.
     During the three months ended March 31, 2008, we made principal payments totaling $862.9 million and drew down $700.1 million on the credit facility. As of May 7, 2008, there was no outstanding balance on the credit facility, and, taking into account outstanding letters of credit, approximately $1.7 billion was available for future borrowings.
     Other Borrowings
     Other debt includes various borrowings and capital leases utilized for general operating purposes. Included in the $106.1 million balance at December 31, 2007 is $87.2 million that matures in less than one year, which we have historically refinanced with new twelve month notes and anticipate these refinancings to continue.
Guarantees of Third Party Obligations
     As of March 31, 2008, we did not guarantee any debt of third parties.
Uses of Capital
     Dividends
     Our Board of Directors declared quarterly cash dividends as follows:

	Amount
	per
	Common			Total
Declaration Date	Share	Record Date	Payment Date	Payment
		(In millions, except per share data)
October 25, 2006	0.1875	December 31, 2006	January 15, 2007	$92.6
February 21, 2007	0.1875	March 31, 2007	April 15, 2007	93.0
April 19, 2007	0.1875	June 30, 2007	July 15, 2007	93.4
July 27, 2007	0.1875	September 30, 2007	October 15, 2007	93.4
December 3, 2007	0.1875	December 31, 2007	January 15, 2008	93.4
     Our Board of Directors determined to defer consideration of a first quarter dividend payable to shareholders. Historically, the Board of Directors has declared a dividend to shareholders of record on the last day of a quarter, with payment on or before the 15th of the following month. The Board of Directors took this action after receiving a request from the Sponsors to defer the payment date in light of the delayed closing of our merger. In support of their continued efforts to close the merger, we agreed to honor that request.

     Debt Redemptions
     On February 1, 2007, we redeemed our 3.125% senior notes at their maturity for $250.0 million plus accrued interest with proceeds from our bank credit facility.
     On November 13, 2007, AMFM Operating Inc., our wholly-owned subsidiary, redeemed $26.4 million of its 8% senior notes. Following the redemption, $644.9 million remained outstanding.
     On January 15, 2008, we redeemed our 4.625% senior notes at their maturity for $500.0 million plus accrued interest with proceeds from our bank credit facility.
     Tender Offers and Consent Solicitations
     On December 17, 2007, we announced that we commenced a cash tender offer and consent solicitation for our outstanding $750.0 million principal amount of our 7.65% senior notes due 2010 on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 17, 2007. As of June 10, 2008, we had received tenders and consents representing 99% of our outstanding 7.65% senior notes due 2010.
     Also on December 17, AMFM Operating Inc. commenced a cash tender offer and consent solicitation for the outstanding $644.9 million principal amount of the 8% Senior Notes due 2008 on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 17, 2007. As of June 10, 2008, AMFM Operating Inc. had received tenders and consents representing 99% of the outstanding 8% senior notes due 2008.
     As a result of receiving the requisite consents, we and AMFM Operating Inc. entered into supplemental indentures which eliminate substantially all the restrictive covenants in the indenture governing the respective notes. Each supplemental indenture will become operative upon acceptance and payment of the tendered notes, as applicable.
     We may elect to terminate the tender offer and consent solicitation for our outstanding 7.65% senior notes due 2010 and relaunch a new tender offer and consent solicitation for our senior notes due 2010 prior to the consummation of the Transactions. AMFM Operating Inc. anticipates extending the tender offer and consent solicitation for its outstanding 8% senior notes due 2008.
     Each of the tender offers is conditioned upon the consummation of our merger. The completion of the merger and the related debt financings are not subject to, or conditioned upon, the completion of the tender offers.
Acquisitions
     We acquired two FCC licenses in our Radio Broadcasting segment for $11.6 million in cash during 2008. We acquired outdoor display faces and additional equity interests in international outdoor companies for $68.6 million in cash during 2008. Our national representation business acquired representation contracts for $3.7 million in cash during 2008.
     During 2008, we exchanged assets in one of our Americas Outdoor Advertising markets for assets located in a different market and recognized a gain of $2.6 million in “Gain on disposition of assets—net.” In addition, we sold our 50% interest in Clear Channel Independent and recognized a gain of $75.6 million in “Equity in earnings of nonconsolidated affiliates” based on the fair value of the equity securities received.
     We acquired domestic outdoor display faces and additional equity interests in international outdoor companies for $69.1 million in cash during 2007. Our national representation business acquired representation contracts for $53.0 million in cash during 2007.

Capital Expenditures
     Capital expenditures were $93.7 million and $65.0 million in the three months ended March 31, 2008 and 2007, respectively.

	Three Months Ended March 31, 2008
		Americas	International
	Radio	Outdoor	Outdoor	Corporate
	Broadcasting	Advertising	Advertising	and Other	Total
	(In millions)
Non-revenue producing	$18.4	$9.6	$13.4	$2.0	$43.4
Revenue producing	—	20.5	29.8	—	50.3

	$18.4	$30.1	$43.2	$2.0	$93.7

     We define non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.
Commitments, Contingencies and Future Obligations
     Commitments and Contingencies
     There are various lawsuits and claims pending against us. Based on current assumptions, we have accrued an estimate of the probable costs for the resolution of these claims. Future results of operations could be materially affected by changes in these assumptions.
     Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five year period. We will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.
     Future Obligations
     In addition to our scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain broadcast facilities, equipment and the majority of the land occupied by our outdoor advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.
     We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, taxis, trains, bus shelters and terminals. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. Also, we have non-cancelable contracts in our Radio Broadcasting operations related to program rights and music license fees.
     In the normal course of business, our broadcasting operations have minimum future payments associated with employee and talent contracts. These contracts typically contain cancellation provisions that allow us to cancel the contract with good cause.

     The scheduled maturities of our credit facility, other long-term debt outstanding, future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, payments under employment/talent contracts, capital expenditure commitments and other long-term obligations as of December 31, 2007 are as follows:

	Payment due by Period
		Less than 1	1 to 3	3 to 5	More than
Contractual Obligations	Total	year	Years	Years	5 Years
	(In thousands)
Long-term debt
Credit facility	$174,619	—	$174,619	—	—
Senior notes (1)	5,650,000	$625,000	1,500,000	$1,300,000	$2,225,000
Subsidiary long-term debt (2)	750,979	732,047	11,972	2,250	4,710
Interest payments on long-term debt	1,799,610	365,285	548,355	311,044	574,926
Non-cancelable operating leases	2,711,559	372,474	632,063	472,761	1,234,261
Non-cancelable contracts	3,269,567	776,203	1,081,912	655,293	756,159
Employment/talent contracts	436,526	177,552	188,343	65,417	5,214
Capital expenditures	159,573	106,187	45,930	7,224	232
Other long-term obligations (3)	272,601	—	13,424	107,865	151,312

Total (4)	$15,225,034	$3,154,748	$4,196,618	$2,921,854	$4,951,814

(1)	The balance includes the portion of the principal amount of the senior notes due 2010 to be repaid by our delayed draw 1 term loan facility.

(2)	The balance includes the $644.9 million principal amount of the 8% senior notes due 2008 discussed above.

(3)	Other long-term obligations consist of $70.5 million related to asset retirement obligations recorded pursuant to Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, which assumes the underlying assets will be removed at some period over the next 50 years. Also included is $103.0 million related to the maturity value of loans secured by forward exchange contracts that we accrete to maturity using the effective interest method and can be settled in cash or the underlying shares. These contracts had an accreted value of $86.9 million and the underlying shares had a fair value of $124.4 million recorded on our consolidated balance sheets at December 31, 2007. Also included is $75.6 million related to deferred compensation and retirement plans and $23.5 million of various other long-term obligations.

(4)	Excluded from the table is $144.4 million related to the fair value of cross-currency swap agreements and secured forward exchange contracts. Also excluded is $294.5 million related to various obligations with no specific contractual commitment or maturity, $237.1 million of which relates to unrecognized tax benefits recorded pursuant to FIN 48.
Liquidity and Capital Resources Following the Transactions
     In connection with the Transactions, we will incur substantial amounts of debt, including amounts outstanding under our new senior secured credit facilities, our new receivables based credit facility and the notes offered hereby. Interest payments on this indebtedness will significantly reduce our cash flow from operations. Upon the consummation of the Transactions, we expect to have total debt of approximately $19,861 million.
     Our senior secured credit facilities provide for a $2,000 million 6-year revolving credit facility, of which $150 million will be available in alternative currencies. We will have the ability to designate one or more of our foreign restricted subsidiaries as borrowers under a foreign currency sublimit of the revolving credit facility. Consistent with our international cash management practices, at or promptly after the consummation of the Transactions, we expect one of our foreign subsidiaries to borrow $80 million under the revolving credit facility’s sublimit for foreign based subsidiary borrowings to refinance our existing foreign subsidiary intercompany borrowings. The foreign based borrowings allow us to efficiently manage our liquidity needs in local countries, mitigating foreign exchange exposure and cash movement among different tax jurisdictions. Based on estimated cash levels (including estimated cash levels of our foreign subsidiaries), we do not expect to borrow any additional amounts under the revolving credit facility at the closing of the Transactions.
     The aggregate amount of the 6-year term loan A facility will be the sum of $1,115 million plus the excess of $750 million over the borrowing base availability under our receivables based credit facility on the closing of the Transactions. The aggregate amount of our receivables based credit facility will correspondingly be reduced by the excess of $750 million over the borrowing base availability on the closing of the Transactions. Assuming that the borrowing base availability under the receivables based credit facility is $440 million, the term loan A facility would be $1,425 million and the aggregate receivables based credit facility (without regard to borrowing base limitations) would be $690 million. However, our actual borrowing base availability may be greater or less than this amount.
     Our senior secured credit facilities provide for a $10,700 million 7.5-year term loan B facility. Furthermore, our senior secured credit facilities provide for a $705.638 million 7.5-year term loan C—asset sale facility. To the extent specified assets are sold after March 27, 2008 and prior to the closing of the Transactions, actual borrowings under the term loan C—asset sale facility will be reduced by the net cash proceeds received therefrom. Proceeds from the sale of specified assets after the closing of the Transactions will be applied to prepay the term loan C—asset sale facility (and thereafter to prepay any remaining term loan facilities) without right of reinvestment under our senior secured credit facilities. In addition, if the net proceeds of any other asset sales are not reinvested, but instead applied to prepay the senior secured credit facilities, such proceeds would first be applied to the term loan C—asset sale facility and thereafter pro rata to the remaining term loan facilities.
     Our senior secured credit facilities provide for two 7.5-year delayed draw term loans facilities aggregating $1,250 million. Proceeds from the delayed draw 1 term loan facility, available in the aggregate amount of $750 million, can only be used to redeem any of our existing senior notes due 2010. Proceeds from the delayed draw 2 term loan facility, available in the aggregate amount of $500 million, can only be used to redeem any of our existing 4.25% senior notes due 2009. Upon the consummation of the Transactions, we expect to borrow all amounts available to us under the delayed draw 1 term loan facility in order to redeem substantially all of our outstanding senior notes due 2010. We do not expect to borrow any amount available to us under the delayed draw 2 term loan facility upon the consummation of the Transactions. Any unused commitment to lend will expire on September 30, 2010 in the case of the delayed draw 1 term loan facility and on the second anniversary of the closing in the case of the delayed draw 2 term loan facility.
     Finally, we will have a $1,000 million receivables based credit facility with availability that is limited by a borrowing base. We estimate that borrowing base availability under the receivables based credit facility at the closing of the Transactions will be $440 million, although our actual availability may be greater or less than our estimation.
     Following the Transactions, our primary source of liquidity will continue to be cash flow from operations. Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand, cash flow from operations and availability under our new senior secured credit facilities and our new receivables based credit facility will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for the foreseeable future. Our ability to fund our working capital needs, debt payments and other obligations, and to comply with the financial covenants under our debt agreements, however, depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions and other factors, many of which are beyond our control. Subject to restrictions in our new senior secured credit facilities, our new receivables based credit facility and the indenture governing the notes, we may incur more debt for working capital, capital expenditures, acquisitions and for other purposes. In addition, we may require additional financing if our plans materially change in an adverse manner or prove to be materially inaccurate. There can be no assurance that such financing, if permitted under the terms of our debt agreements, will be available on terms acceptable to us or at all. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations under the notes.
Market Risk
Interest Rate Risk
     At March 31, 2008, approximately 19% of our long-term debt, including fixed-rate debt on which we have entered into interest rate swap agreements, bears interest at variable rates. Accordingly, our earnings are affected by changes in interest rates. Assuming the current level of borrowings at variable rates and assuming a two percentage point change in the average interest rate under these borrowings, it is estimated that our interest expense for the three months ended March 31, 2008 would have changed by $5.7 million and that our net income for the three months ended March 31, 2008 would have changed by $4.1 million. In the event of an adverse change in interest rates, management may take actions to further mitigate its exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, this interest rate analysis assumes no such actions. Further, the analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.
     At March 31, 2008, we had entered into interest rate swap agreements with a $1.1 billion aggregate notional amount that effectively float interest at rates based upon LIBOR. These agreements expire from May 2009 to March 2012. The fair value of these agreements at March 31, 2008 was an asset of $40.4 million.
Equity Price Risk
     The carrying value of our available-for-sale and trading equity securities is affected by changes in their quoted market prices. It is estimated that a 20% change in the market prices of these securities would change their carrying value at March 31, 2008 by $68.0 million and would change accumulated comprehensive income and net income by $37.6 million and $11.4 million, respectively. At March 31, 2008, we also held $11.4 million of investments that do not have a quoted market price, but are subject to fluctuations in their value.
     We maintain derivative instruments on certain of our trading equity securities to limit our exposure to and benefit from price fluctuations on those securities.
Foreign Currency
     We have operations in countries throughout the world. Foreign operations are measured in their local currencies except in hyper-inflationary countries in which we operate. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. To mitigate a portion of the exposure of international currency fluctuations, we maintain a natural hedge through borrowings in currencies other than the United States dollar. In addition, we have United States dollar—Euro cross currency swaps which are also designated as a hedge of our net investment in Euro denominated assets. These hedge positions are reviewed monthly. Our foreign operations reported net income of $78.2 million for the three months ended March 31, 2008. It is estimated that a 10% change in the value of the United States dollar to foreign currencies would change net income for the three months ended March 31, 2008 by $7.8 million.
     Our earnings are also affected by fluctuations in the value of the United States dollar as compared to foreign currencies as a result of our investments in various countries, all of which are accounted for under the equity method. It is estimated that the result of a 10% fluctuation in the value of the dollar relative to these foreign currencies at March 31, 2008 would change our equity in earnings of nonconsolidated affiliates by $7.7 million and would change our net income by approximately $5.5 million for the three months ended March 31, 2008.
     This analysis does not consider the implications that such fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.
Recent Accounting Pronouncements
     In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“Statement 157”). Statement 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements for fair value measurements. Statement 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. Statement 157 does not expand the use of fair value in any new circumstances. Companies will need to apply the recognition and disclosure provisions of Statement 157 for financial assets and financial liabilities and for nonfinancial assets and nonfinancial liabilities that are remeasured at least annually effective January 1, 2008. The effective date in Statement 157 is delayed for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Excluded from the scope of Statement 157 are certain leasing transactions accounted for under Statement of Financial Accounting Standards No. 13, Accounting for Leases. The exclusion does not apply to fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of Statement 157. We are currently evaluating the impact of adopting Statement 157 on our financial position or results of operations.
     On March 19, 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (“Statement 161”). Statement 161 requires additional disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items effect an entity’s financial position, results of operations and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We will adopt the disclosure requirements beginning January 1, 2009.
     Statement of Financial Accounting Standards No. 141(R), Business Combinations (“Statement 141(R)”), was issued in December 2007. Statement 141(R) requires that upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. Additionally, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. Statement 141(R) also modifies the recognition for preacquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. Statement 141(R) amends Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. Statement 141(R) is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. We expect to adopt Statement 141(R) on January 1, 2009. Statement 141(R)’s impact on accounting for business combinations is dependent upon acquisitions at that time.
     Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (“Statement 159”), was issued in February 2007. Statement 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Statement 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Statement 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. Statement 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in Statement 157, and Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments. Statement 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We adopted Statement 159 on January 1, 2008 and do not anticipate adoption to materially impact our financial position or results of operations.
     Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“Statement 160”), was issued in December 2007. Statement 160 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under Statement 160, noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. Statement 160 is effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. Statement 160 is required to be adopted prospectively, except for reclassify noncontrolling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. We expect to adopt Statement 160 on January 1, 2009 and are currently assessing the potential impact that the adoption could have on our financial statements.

Critical Accounting Estimates
     The preparation of our financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in the notes to our consolidated financial statements in this offering memorandum. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective, or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. Management has reviewed these critical accounting policies and related disclosures with our independent auditor and the Audit Committee of our Board of Directors. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.
Stock Based Compensation
     We adopted Statement 123(R) on January 1, 2006 using the modified-prospective-transition method. Under the fair value recognition provisions of this statement, stock based compensation cost is measured at the grant date based on the value of the award and is recognized as expense on a straight-line basis over the vesting period. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.
Allowance for Doubtful Accounts
     We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.
     If our agings were to improve or deteriorate resulting in a 10% change in our allowance, it is estimated that our 2007 bad debt expense would have changed by $5.9 million and our 2007 net income would have changed by $3.5 million.
Long-Lived Assets
     Long-lived assets, such as property, plant and equipment are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

     We use various assumptions in determining the current fair market value of these assets, including future expected cash flows and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.
     Using the impairment review described, we found no impairment charge required for the year ended December 31, 2007. If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.
Goodwill
     Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We review goodwill for potential impairment annually using the income approach to determine the fair value of our reporting units. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.
     The income approach we use for valuing goodwill involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. In accordance with Financial Accounting Standards Statement 142, Goodwill and Other Intangible Assets (“Statement 142”), we performed our annual impairment tests as of October 1, 2005, 2006 and 2007 on goodwill. No impairment charges resulted from these tests. We may incur impairment charges in future periods under Statement 142 to the extent we do not achieve our expected cash flow growth rates, and to the extent that market values decrease and long-term interest rates increase.
Indefinite-lived Assets
     Indefinite-lived assets are reviewed annually for possible impairment using the direct method as prescribed in Topic D-108. Under the direct method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.
     Our key assumptions using the direct method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average station within a market.
     If actual results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. Our annual impairment test was performed as of October 1, 2007, which resulted in no impairment.

Tax Accruals
     The IRS and other taxing authorities routinely examine our tax returns. From time to time, the IRS challenges certain of our tax positions. We believe our tax positions comply with applicable tax law and we would vigorously defend these positions if challenged. The final disposition of any positions challenged by the IRS could require us to make additional tax payments. We believe that we have adequately accrued for any foreseeable payments resulting from tax examinations and consequently do not anticipate any material impact upon their ultimate resolution.
     Our estimates of income taxes and the significant items giving rise to the deferred assets and liabilities are shown in the notes to our audited consolidated financial statements included in this offering memorandum and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by federal, state, or foreign tax authorities.
     We have considered these potential changes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, and FIN 48 which requires us to record reserves for estimates of probable settlements of federal and state audits. We adopted FIN 48 on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements. FIN 48 prescribes a recognition threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken within an income tax return. The adoption of FIN 48 resulted in a decrease of $0.2 million to the January 1, 2007 balance of “retained deficit”, an increase of $101.7 million in “other long term-liabilities” for unrecognized tax benefits and a decrease of $123.0 million in “deferred income taxes”.
Litigation Accruals
     We are currently involved in certain legal proceedings and, as required, have accrued our estimate of the probable costs for the resolution of these claims.
     Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.
     It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.
Insurance Accruals
     We are currently self-insured beyond certain retention amounts for various insurance coverages, including general liability and property and casualty. Accruals are recorded based on estimates of actual claims filed, historical payouts, existing insurance coverage and projections of future development of costs related to existing claims.
     Our self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported as of December 31, 2007.

     If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material. A 10% change in our self-insurance liabilities at December 31, 2007, would have affected net income by approximately $3.5 million for the year ended December 31, 2007.
Inflation
     Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs in various manners.
Ratio of Earnings to Fixed Charges
     The ratio of earnings to fixed charges is as follows:

Three Months Ended
March 31,		Year Ended December 31,
2008	2007	2007	2006	2005	2004	2003
1.72	1.78	2.38	2.27	2.24	2.76	3.56
     The ratio of earnings to fixed charges was computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes less equity in undistributed net income (loss) of unconsolidated affiliates plus fixed charges. Fixed charges represent interest, amortization of debt discount and expense and the estimated interest portion of rental charges. We had no preferred stock outstanding for any period presented.

BUSINESS
     We are the largest outdoor media and the largest radio company in the world, with leading market positions in each of our operating segments: Americas Outdoor Advertising, International Outdoor Advertising and Radio Broadcasting.
•	Americas Outdoor Advertising. We are the largest outdoor media company in the Americas, which includes the United States, Canada and Latin America. We own or operate approximately 209,000 displays in our Americas Outdoor Advertising segment. Our outdoor assets consist of billboards, street furniture and transit displays, airport displays, mall displays, and wallscapes and other spectaculars which we believe are in premier real estate locations in each of our markets throughout the Americas. We have operations in 49 of the top 50 markets in the United States, including all of the top 20 markets. For the last twelve months ended March 31, 2008, Americas Outdoor Advertising represented 21% of our net revenue and 27% of pro forma Adjusted EBITDA.

•	International Outdoor Advertising. We are a leading outdoor media company internationally with operations in Asia, Australia and Europe. We own or operate approximately 688,000 displays in 34 countries, including key positions in attractive international growth markets. Our international outdoor assets consist of billboards, street furniture displays, transit displays and other out-of-home advertising displays. For the last twelve months ended March 31, 2008, International Outdoor Advertising represented 26% of our net revenue and 14% of pro forma Adjusted EBITDA.

•	Radio Broadcasting. We are the largest radio broadcaster in the United States. As of December 31, 2007, we owned 890 domestic radio stations, with 275 stations operating in the top 50 markets. Our portfolio of stations offers a broad assortment of programming formats, including adult contemporary, country, contemporary hit radio, rock, urban and oldies, among others, to a total weekly listening base of approximately 103 million individuals. In addition, we owned 115 smaller market non-core radio stations, of which 63 were sold subsequent to December 31, 2007, and 32 of which were subject to sale under definitive asset purchase agreements at March 31, 2008. We also operate a national radio network that produces, distributes, or represents more than 70 syndicated radio programs and services for more than 5,000 radio stations. Some of our more popular syndicated programs include Rush Limbaugh, Steve Harvey, Ryan Seacrest and Jeff Foxworthy. We also own various sports, news and agriculture networks as well as equity interests in various international radio broadcasting companies located in Australia, Mexico and New Zealand. For the last twelve months ended March 31, 2008, Radio Broadcasting represented 50% of our net revenue and 58% of pro forma Adjusted EBITDA.

•	Other. The Other category includes our media representation business, Katz Media, and general support services and initiatives which are ancillary to our other businesses. Katz Media is a full-service media representation firm that sells national spot advertising time for clients in the radio and television industries throughout the United States. Katz Media represents over 3,200 radio stations and 380 television stations. For the last twelve months ended March 31, 2008, the Other category represented 3% of our net revenue and 1% of pro forma Adjusted EBITDA.
     For the last twelve months ended March 31, 2008, we generated consolidated net revenues of $6,980 million and pro forma Adjusted EBITDA of $2,302 million.

Our Strengths
     Global Scale and Local Market Leadership. We are the largest outdoor media and the largest radio company in the world. We believe we have unmatched asset quality in both businesses. We operate over 897,000 outdoor advertising displays worldwide, in what we believe are premier real estate locations. We own 890 radio stations in the top United States markets with strong signals and brand names. Our real estate locations, signals and brands provide a distinct local competitive advantage. Our global scale enables productive and cost-effective investment across our portfolio, which support our strong competitive position.
•	Our outdoor advertising business is focused on urban markets with dense populations. Our real estate locations in these urban markets provide outstanding reach and therefore a compelling value proposition for our advertisers, enabling us to achieve more attractive economics. In the United States, we believe we hold the #1 market share in eight of the top 10 markets and are either #1 or #2 in 18 of the top 20 markets. Internationally, we believe we hold leading positions in France, Italy, Spain and the United Kingdom, as well as several attractive growth countries, including Australia and China.

•	Our scale has enabled cost-effective investment in new display technologies, such as digital billboards, which we believe will continue to support future growth. This technology will enable us to transition from selling space on a display to a single advertiser to selling time on that display to multiple advertisers, creating new revenue opportunities from both new and existing clients. We have enjoyed significantly higher revenue per digital billboard than the revenue per vinyl billboard with relatively minimal capital costs.

•	We own the #1 or #2 ranked radio station clusters in eight of the top 10 markets and in 18 of the top 25 markets in the United States. We have an average market share of 26% in the top 25 markets. With a total weekly listening base of approximately 103 million individuals, our portfolio of 890 stations generated twice the revenue as the next largest competitor in 2007. With over 5,000 sales people in local markets, we believe the aggregation of our local sales forces comprises the media industry’s largest local-based sales force with national scope. Our national scope has facilitated cost-effective investment in unique yield management and pricing systems that enable our local salespeople to maximize revenue. Additionally, our scale has allowed us to implement industry-changing initiatives that we believe differentiate us from the rest of the radio industry and position us to outperform other radio broadcasters.
     Strong Collection of Unique Assets. Through acquisitions and organic growth, we have aggregated a unique portfolio of assets.
•	The domestic outdoor industry is regulated by the federal government as well as state and municipal governments. Statutes and regulations govern the construction, repair, maintenance, lighting, spacing, location, replacement and content of outdoor advertising structures. Due to such regulation, it has become increasingly difficult to construct new outdoor advertising structures. Further, for many of our existing billboards, a permit for replacement cannot be sought by our competitors or landlords. As a result, our existing billboards in top demographic areas, which we believe are in premier locations, have significant value.

•	Ownership and operation of radio broadcast stations is governed by the FCC’s licensing process, which limits the number of radio licenses available in any market. Any party seeking to acquire or transfer radio licenses must go through a detailed review process with the FCC. Over several decades, we have aggregated multiple licenses in local market clusters across the United States. A cluster of multiple radio stations in a market allows us to provide listeners with more diverse programming and advertisers with a more efficient means to reach those listeners. In addition, we are also able to operate our market clusters efficiently by eliminating duplicative operating expenses and realizing economies of scale.
     Attractive Out-of-home Industry Fundamentals. Both outdoor advertising and radio broadcasting offer compelling value propositions to advertisers, unparalleled reach and valuable out-of-home positions.
•	Compelling Value Propositions. Outdoor media and radio broadcasting offer compelling value propositions to advertisers by providing the #1 and #2 most cost-effective media advertising outlets, respectively, as measured by cost per thousand persons reached. According to the Radio Advertising Bureau, radio advertising’s return on investment is 49% higher than that of television advertising. With low CPMs, we believe outdoor media and radio broadcasting have opportunity for growth even in relatively softer advertising environments.

•	Unparalleled Audience Reach. According to Arbitron, 98% of Americans travel in a car each month, with an average of 310 miles traveled per week. The captive in-car audience is protected from media fragmentation and is subject to increasing out-of-home advertiser exposures as time and distance of commutes increase. Additionally, radio programming reaches 93% of all United States consumers in a given week, with the average consumer listening for almost three hours per day. On a weekly basis, this represents nearly 233 million unique listeners.

•	Valuable Out-of-home Position. Both outdoor media and radio broadcasting reach potential consumers outside of the home, a valuable position as it is closer to the purchase decision. Today, consumers spend a significant portion of their day out-of-home, while out-of-home media (outdoor and radio) garner a disproportionately smaller share of media spending than in-home media. We believe this discrepancy represents an opportunity for growth.
Consistent, Defensible Growth Profile. Both outdoor advertising and radio in the United States have demonstrated consistent growth over the last 40 years and are resilient in economic downturns.
•	United States outdoor advertising revenue has grown to approximately $7 billion in 2007, representing a 9% CAGR since 1970. Growth has come via traditional billboards along highways and major roadways, as well as alternative advertising including transit displays, street furniture and mall displays. The outdoor industry has experienced only two negative growth years between 1970 and 2007. Additionally, the growth rate in the two years following an economic recession has averaged 8%. Outdoor media continues to be one of the fastest growing forms of advertising. According to the eMarketer industry forecast, total outdoor advertising is expected to grow at an 8% CAGR from 2007 to 2011, driven by an increased share of media spending due to the high value proposition of outdoor relative to other media and the rollout of digital billboards.

•	United States radio advertising revenue has grown to approximately $19 billion in 2007, representing an 8% CAGR since 1970. Radio broadcasting has been one of the most resilient forms of advertising, weathering several competitive and technological advancements over time, including the introduction of television, audio cassettes, CDs and other portable audio devices, and remaining an important component of local advertiser marketing budgets. The radio industry has experienced only three negative growth years from 1970 through 2007. Historically, the growth rate in the two years following an economic recession has averaged 9%. While revenue in the radio industry (according to the Radio Advertising Bureau) declined during 2007 and the first three months of 2008, the eMarketer industry forecast expects radio broadcast advertising to grow at a stable 3% CAGR from 2007 to 2011. We expect growth to be driven by increased advertising, due to a captive audience spending more time in their cars and the adoption of new technologies such as HD radio.
     Strong Cash Flow Generation. We have strong operating margins, driven by our significant scale and leading market share in both outdoor advertising and radio broadcasting. In addition, both outdoor media and radio broadcasting are low capital intensity businesses. For the twelve months ended March 31, 2008, our capital expenditures were only 6% of net revenue with maintenance capital expenditures comprising only 3% of net revenue. The change in net working capital from 2006 to 2007 was approximately 0.08% of net revenue. As a result of our high margins and low capital requirements, we have been able to convert a significant portion of our revenue into cash flow. By continuing to grow our business while maintaining costs, we expect to further improve our cash flow generation.
     Individual, Saleable Assets with High Value. Our business is comprised of numerous individual operating units, independently successful in local markets throughout the United States and the rest of the world. This creates tremendous asset value, with outdoor media and radio broadcasting businesses that are saleable at attractive multiples. Furthermore, at March 31, 2008, we have a capital loss carryforward of approximately $809 million that can be used to offset capital gains recognized on asset sales over the next three years subject to the limitations of Section 383(b) of the Code and the regulations thereunder.
     Business Diversity Provides Stability. Currently, approximately half of our revenue is generated from our Americas Outdoor Advertising and our International Outdoor Advertising segments, with the remaining half comprised of our Radio Broadcasting segment, as well as other support services and initiatives. We offer advertisers a diverse platform of media assets across geographies, outdoor products and radio programming formats. Further, we enjoy substantial diversity in our outdoor business, with no market and no ad category greater than 8% of our 2007 outdoor revenue. We also enjoy substantial diversity in our radio business, with no market greater than 9%, no format greater than 18%, and no ad category greater than 19% of our 2007 radio revenue. Through our multiple business units, we are able to reduce revenue volatility resulting from softness in any one advertising category or geographic market.
     Experienced Management Team and Entrepreneurial Culture. We have an experienced management team from our senior executives to our local market managers. Our executive officers and certain radio and outdoor senior managers possess an average of 20 years of industry experience, and have combined experience of over 220 years. The core of the executive management team includes Chief Executive Officer Mark P. Mays, who has been with the Company for over 19 years, and President and Chief Financial Officer Randall T. Mays, who has been with the Company for over 15 years. We also maintain an entrepreneurial culture empowering local market managers to operate their markets as separate profit centers, subject to centralized oversight. A portion of our managers’ compensation is dependent upon the financial success of their individual market. Our managers also have full access to our centralized resources, including sales training, research tools, shared best practices, global procurement and financial and legal support. Our culture and our centralization allow our local managers to maximize cash flow.
Our Strategy
     Our goal is to strengthen our position as a leading global media company specializing in “out-of-home” advertising and to maximize cash flow. We plan to achieve this objective by capitalizing on our competitive strengths and pursuing the following strategies:
Outdoor
     We seek to capitalize on our global outdoor network and diversified product mix to maximize revenue and cash flow. In addition, by sharing best practices among our business segments, we believe we can quickly and effectively replicate our successes throughout the markets in which we operate. Our diversified product mix and long-standing presence in many of our existing markets provide us with the platform to launch new products and test new initiatives in a reliable and cost-effective manner.
     Drive Outdoor Media Spending. Outdoor advertising only represented 2.4% of total dollars spent on advertising in the United States in 2007. Given the attractive industry fundamentals of outdoor media and our depth and breadth of relationships with both local and national advertisers, we believe we can drive outdoor advertising’s share of total media spending by highlighting the value of outdoor advertising relative to other media. We have made and continue to make significant investments in research tools that enable our clients to better understand how our displays can successfully reach their target audiences and promote their advertising campaigns. Also, we are working closely with clients, advertising agencies and other diversified media companies to develop more sophisticated systems that will provide improved demographic measurements of outdoor advertising. We believe that these measurement systems will further enhance the attractiveness of outdoor advertising for both existing clients and new advertisers and further foster outdoor media spending growth. According to the eMarketer industry forecast, outdoor advertising’s share of total advertising spending will grow by approximately 34% from 2007 to 2011.
     Increase Our Share of Outdoor Media Spending. Domestically, we own and operate billboards on real estate in the highest trafficked areas of top markets—a compelling advertising opportunity for both local and national businesses. Internationally, we own and operate a variety of outdoor displays on real estate in large urban areas. We intend to continue to work toward ensuring that our customers have a superior experience by leveraging our unparalleled presence and our best-in-class sales force, and by increasing our focus on customer satisfaction and improved measurement systems. We believe our commitment to superior customer service, highlighted by our unique “Proof of Performance” system, and our superior products led to over 12,000 new advertisers in 2007. We have generated growth in many categories, including telecom, automotive and retail.
     Roll Out Digital Billboards. Advances in electronic displays, including flat screens, LCDs and LEDs, allow us to provide these technologies as complements to traditional methods of outdoor advertising. These electronic displays may be linked through centralized computer systems to instantaneously and simultaneously change static advertisements on a large number of displays. Digital outdoor advertising provides numerous advantages to advertisers, including the unprecedented flexibility to change messaging over the course of a day, the ability to quickly change messaging and the ability to enhance targeting by reaching different demographics at different times of day. Digital outdoor displays provide us with advantages, as they are operationally efficient and eliminate safety issues from manual copy changes. Additionally, digital outdoor displays have, at times, enhanced our relationship with regulators, as in certain circumstances we have offered emergency messaging services and public service announcements on our digital boards. We recently began converting a limited number of vinyl boards to networked digital boards. We have enjoyed significantly higher revenue per digital billboard than the revenue per vinyl billboard with relatively minimal capital costs. We believe that the costs of digital upgrades will decrease over time as technologies improve and more digital boards come to market.
Radio
     Our radio broadcasting strategy centers on providing programming and services to the local communities in which we operate and being a contributing member of those communities. We believe that by serving the needs of local communities, we will be able to grow listenership and deliver target audiences to advertisers, thereby growing revenue and cash flow. Our radio broadcasting strategy also entails improving the ongoing operations of our stations through effective programming, promotion, marketing, sales and careful management of costs and expanded distribution of content.
     Drive Local and National Advertising. We intend to drive growth in our radio business via a strong focus on yield management, increased sales force effectiveness and expansion of our sales channels. In late 2004, we implemented what we believe are industry-leading price and yield optimization systems and invested in new information systems, which provide station level inventory yield and pricing information previously unavailable in the industry. We shifted our sales force compensation plan from a straight “volume-based” commission percentages system to a “value-based” system to reward success in optimizing price and inventory. We believe that utilization of our unique systems throughout our distribution and sales platform will drive continued revenue growth in excess of market radio revenue growth. We also intend to focus on driving advertisers to our radio stations through new sales channels and partnerships. For example, we recently formed an alliance with Google whereby we have gained access to an entirely new group of advertisers within a new and complementary sales channel.
     Continue to Capitalize on “Less is More.” In late 2004, we launched the Less is More initiative to position the Company for long-term radio growth. The implementation of the Less is More initiative reduced advertising clutter, enhanced listener experience and improved radio’s attractiveness as a medium for advertisers. On average, we reduced ad inventory by 20% and promotion time by 50%, which has led to more time for listeners to enjoy our compelling content. In addition, we changed our available advertising spots from 60 second ads to a combination of 60, 30, 15 and five second ads in order to give advertisers more flexibility. As anticipated, our reduction in ad inventory led to a decline in Radio Broadcasting revenue in 2005. Revenue growth of 6% followed in 2006, outperforming an index of other radio broadcasters. We continued to outperform the radio industry in 2007. Our Less is More strategy has separated us from our competitors and we believe it positions us to continue to outperform the radio industry.
     Continue to Enhance the Radio Listener Experience. We will continue to focus on enhancing the radio listener experience by offering a wide variety of compelling content. Our investments in radio programming over time have created a collection of leading on-air talent and our Premiere Radio Network offers over 70 syndicated radio programs and services for more than 5,000 radio stations across the United States. Our distribution platform allows us to attract top talent and more effectively utilize programming, sharing the best and most compelling content across many stations. Finally, we are continually expanding content choices for our listeners, including utilization of HD radio, Internet and other distribution channels with complementary formats. Ultimately, compelling content improves audience share which, in turn, drives revenue and cash flow generation.
     Deliver Content via New Distribution Technologies. We intend to drive company and industry development through new distribution technologies. Some examples of such innovation are as follows:
•	Alternative Devices. The FM radio feature is increasingly integrated into MP3 players and cell phones. This should expand FM listenership by “putting a radio in every pocket” with free music and local content and represents the first meaningful increase in the radio installed base in more than 25 years.

•	HD Radio. HD radio enables crystal clear reception, interactive features, data services and new applications. For example, the interactive capabilities of HD radio will potentially permit us to participate in commercial download services. Further, HD radio allows for many more stations, providing greater variety of content which we believe will enable advertisers to target consumers more effectively. On December 6, 2005, we joined a consortium of radio operators in announcing plans to create the HD Digital Radio Alliance to lobby auto makers, radio manufacturers and retailers for the rollout of digital radios. We plan to continue to develop compelling HD content and applications and to support the alliance to foster industry conversion. We currently operate 804 HD stations, comprised of 454 HD and 350 HD2 signals.

•	Internet. Clear Channel websites had over 10.5 million unique visitors in April 2008, making the collection of these websites one of the top five trafficked music websites. Streaming audio via the Internet provides increased listener reach and new listener applications as well as new advertising capabilities.

•	Mobile. We have pioneered mobile applications which allow subscribers to use their cell phones to interact directly with the station, including finding titles or artists, requesting songs and downloading station wallpapers.
Consolidated
     Maintain High Free Cash Flow Conversion. Our business segments benefit from high margins and low capital intensity, which leads to strong free cash flow generation. We intend to closely manage expense growth and to continue to focus on achieving operating efficiencies throughout our businesses. Within each of our operating segments, we share best practices across our markets and continually look for innovative ways to contain costs. Historically, we have been able to contain costs in all of our segments during periods of slower revenue growth. For example, while our Radio Broadcasting segment experienced flat growth in net revenue for the year ended December 31, 2007, we were able to reduce Radio Broadcasting operating expenses and increase Radio Broadcasting operating income by 1% during this period. We will continue to seek new ways of reducing costs across our global network. We also intend to deploy growth capital with discipline to generate continued high free cash flow yield.
     Pursue Strategic Opportunities and Optimize Our Portfolio of Assets. An inherent benefit of both our outdoor advertising and radio broadcasting businesses is that they represent a collection of saleable assets at attractive multiples. At March 31, 2008, we have a capital loss carryforward of approximately $809 million that can be used to offset capital gains recognized on asset sales over the next three years subject to the limitations of Section 383(b) of the Code and the regulations thereunder. We continually evaluate strategic opportunities both within and outside our existing lines of business and may from time to time sell, swap, or purchase assets or businesses in order to maximize the efficiency of our portfolio.

Our Business Segments
Americas Outdoor Advertising
     Our Americas Outdoor Advertising segment consists of our operations in the United States, Canada and Latin America, with approximately 93% of our 2007 revenue in this segment derived from the United States. The Americas Outdoor Advertising segment includes advertising display faces which we own or operate under lease management agreements. Americas Outdoor Advertising generated 21%, 20% and 20% of our consolidated net revenue in 2007, 2006 and 2005, respectively.
Sources of Revenue
     Americas Outdoor Advertising revenue is derived from the sale of advertising copy placed on our display inventory. Our display inventory consists primarily of billboards, street furniture displays and transit displays. Billboards comprise approximately 70% of our display revenue. The margins on our billboard contracts tend to be higher than those on contracts for other displays due to their greater size, impact and location along major roadways that are highly trafficked. The following table shows the approximate percentage of revenue derived from each category for our Americas Outdoor Advertising inventory:

	Year Ended December 31,
	2007	2006	2005
Billboards
Bulletins (1)	52%	52%	54%
Posters	16	18	19
Street furniture displays	4	4	4
Transit displays	16	14	11
Other displays (2)	12	12	12

Total	100%	100%	100%

(1)	Includes digital displays.

(2)	Includes spectaculars, mall displays and wallscapes.
     Our Americas Outdoor Advertising segment generates revenue from local, regional and national sales. Advertising rates are based on a number of different factors, including location, competition, size of display, illumination, market and gross rating points. Gross rating points are the total number of impressions delivered expressed as a percentage of a market population, of a display or group of displays. The number of “impressions” delivered by a display is measured by the number of people passing the site during a defined period of time. For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display. “Reach” is the percent a target audience exposed to an advertising message at least once during a specified period of time, typically during a period of four weeks. “Frequency” is the average number of exposures an individual has to an advertising message during a specified period of time. Out-of-home frequency is typically measured over a four-week period.
     While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales. In addition, we have long-standing relationships with a diversified group of advertising brands and agencies that allow us to diversify client accounts and establish continuing revenue streams.

Billboards
     Our billboard inventory primarily includes bulletins and posters.
•	Bulletins. Bulletins vary in size, with the most common size being 14 feet high by 48 feet wide. Almost all of the advertising copy displayed on bulletins is computer printed on vinyl and transported to the bulletin where it is secured to the display surface. Because of their greater size and impact, we typically receive our highest rates for bulletins. Bulletins generally are located along major expressways, primary commuting routes and main intersections that are highly visible and heavily trafficked. Our clients may contract for individual bulletins or a network of bulletins, meaning the clients’ advertisements are rotated among bulletins to increase the reach of the campaign. Our client contracts for bulletins generally have terms ranging from one month to one year.

•	Posters. Posters are available in two sizes, 30-sheet and eight-sheet displays. The 30-sheet posters are approximately 11 feet high by 23 feet wide, and the eight-sheet posters are approximately five feet high by 11 feet wide. Advertising copy for posters is printed using silk-screen or lithographic processes to transfer the designs onto paper that is then transported and secured to the poster surfaces. Posters generally are located in commercial areas on primary and secondary routes near point-of-purchase locations, facilitating advertising campaigns with greater demographic targeting than those displayed on bulletins. Our poster rates typically are less than our bulletin rates, and our client contracts for posters generally have terms ranging from four weeks to one year. Two types of posters are premiere panels and squares. Premiere displays are innovative hybrids between bulletins and posters that we developed to provide our clients with an alternative for their targeted marketing campaigns. The premiere displays utilize one or more poster panels, but with vinyl advertising stretched over the panels similar to bulletins. Our intent is to combine the creative impact of bulletins with the additional reach and frequency of posters.
Street Furniture Displays
     Our street furniture displays, marketed under our global Adshel™ brand, are advertising surfaces on bus shelters, information kiosks, public toilets, freestanding units and other public structures, and are primarily located in major metropolitan cities and along major commuting routes. Generally, we own the street furniture structures and are responsible for their construction and maintenance. Contracts for the right to place our street furniture displays in the public domain and sell advertising space on them are awarded by municipal and transit authorities in competitive bidding processes governed by local law. Generally, these contracts have terms ranging from 10 to 20 years. As compensation for the right to sell advertising space on our street furniture structures, we pay the municipality or transit authority a fee or revenue share that is either a fixed amount or a percentage of the revenue derived from the street furniture displays. Typically, these revenue sharing arrangements include payments by us of minimum guaranteed amounts. Client contracts for street furniture displays typically have terms ranging from four weeks to one year, and, similar to billboards, may be for network packages.
Transit Displays
     Our transit displays are advertising surfaces on various types of vehicles or within transit systems, including on the interior and exterior sides of buses, trains, trams and taxis, and within the common areas of rail stations and airports. Similar to street furniture, contracts for the right to place our displays on such vehicles or within such transit systems and to sell advertising space on them generally are awarded by public transit authorities in competitive bidding processes or are negotiated with private transit operators. These contracts typically have terms of up to five years. Our client contracts for transit displays generally have terms ranging from four weeks to one year.
Other Inventory
     The balance of our display inventory consists of spectaculars, mall displays and wallscapes. Spectaculars are customized display structures that often incorporate video, multidimensional lettering and figures, mechanical devices and moving parts and other embellishments to create special effects. The majority of our spectaculars are located in Dundas Square in Toronto, Times Square and Penn Plaza in New York City, Fashion Show in Las Vegas, Sunset Strip in Los Angeles and across from the Target Center in Minneapolis. Client contracts for spectaculars typically have terms of one year or longer. We also own displays located within the common areas of malls on which our clients run advertising campaigns for periods ranging from four weeks to one year. Contracts with mall operators grant us the exclusive right to place our displays within the common areas and sell advertising on those displays. Our contracts with mall operators generally have terms ranging from five to ten years. Client contracts for mall displays typically have terms ranging from four to eight weeks. A wallscape is a display that drapes over or is suspended from the sides of buildings or other structures. Generally, wallscapes are located in high-profile areas where other types of outdoor advertising displays are limited or unavailable. Clients typically contract for individual wallscapes for extended terms.
Competition
     The outdoor advertising industry in the Americas is fragmented, consisting of several larger companies involved in outdoor advertising, such as CBS and Lamar Advertising Company, as well as numerous smaller and local companies operating a limited number of display faces in a single or a few local markets. We also compete with other advertising media in our respective markets, including broadcast and cable television, radio, print media, the Internet and direct mail.

Advertising Inventory and Markets
     As of December 31, 2007, we owned or operated approximately 209,000 displays in our Americas Outdoor Advertising segment. The following table sets forth certain selected information with regard to our Americas Outdoor Advertising inventory, with our markets listed in order of their designated market area (“DMA®”) region ranking (DMA® is a registered service mark of Nielsen Media Research, Inc.):

DMA®				Street
Region		Billboards		Furniture	Transit		Other	Total
Rank	Markets	Bulletins	Posters	Displays	Displays		Displays (1)	Displays
	United States
1	New York, NY	•	•	•	•		•	16,936
2	Los Angeles, CA	•	•	•	•		•	11,583
3	Chicago, IL	•	•	•	•		•	15,293
4	Philadelphia, PA	•	•	•	•		•	6,618
5	Dallas-Ft. Worth, TX	•	•	•	•		•	9,981
6	San Francisco-Oakland-San Jose, CA	•	•	•	•		•	8,971
7	Boston, MA (Manchester, NH)	•	•	•	•		•	7,219
8	Atlanta, GA	•	•		•		•	3,091
9	Washington, DC (Hagerstown, MD)	•	•	•	•		•	3,403
10	Houston, TX	•	•		•	(2)	•	4,542
11	Detroit, Ml	•			•		•	606
12	Phoenix, AZ	•	•		•		•	2,155
13	Tampa-St. Petersburg (Sarasota), FL	•	•	•	•		•	2,428
14	Seattle-Tacoma, WA	•	•		•		•	11,092
15	Minneapolis-St. Paul, MN	•	•		•		•	2,552
16	Miami-Ft. Lauderdale, FL	•	•	•	•		•	4,003
17	Cleveland-Akron (Canton), OH	•	•		•		•	3,484
18	Denver, CO				•		•	861
19	Orlando-Daytona Beach- Melbourne, FL	•	•		•		•	4,166
20	Sacramento-Stockton-Modesto, CA	•	•	•	•		•	1,509
21	St. Louis, MO				•		•	279
22	Pittsburgh, PA			•	•	(2)	•	674
23	Portland, OR	•	•		•		•	1,417
24	Baltimore, MD	•	•	•	•		•	2,533
25	Charlotte, NC						•	12
26	Indianapolis, IN	•	•		•		•	1,871
27	San Diecio, CA	•	•		•		•	871
28	RalGigh-Durham (Fayetteville), NC				•			449
29	Hartford-NGW Haven, CT				•	(2)	•	374
30	Nashville, TN	•			•		•	652
31	Kansas City, KS/MO				•	(2)		324
32	Columbus, OH	•	•		•		•	1,525
33	Cincinnati, OH		•				•	12
34	Milwaukee, Wl	•	•	•	•		•	5,838
35	Salt Lake City, UT				•		•	66
36	Greenville-Spartanburg,SC-Asheville, NC-Anderson, SC		•	•				88
37	San Antonio, TX	•	•		•	(2)	•	3,799
38	West Palm Beach-Ft. Pierce, FL	•	•	•	•		•	782
39	Grand Rapids-Kalamazoo-Battle Creek, Ml				•			100
40	Birmingham, AL							0
41	Harrisburg-Lancaster-Lebanon-York, PA				•		•	171

DMA®				Street
Region		Billboards		Furniture	Transit	Other	Total
Rank	Markets	Bulletins	Posters	Displays	Displays	Displays (1)	Displays
42	Norfolk-Portsmouth- Newport News, VA	•	•		•	•	470
43	Las Vegas, NV	•	•	•	•	•	13,362
44	Albuquerque-Santa Fe, NM	•	•		•		1,420
45	Oklahoma City, OK	•					3
46	Greensboro-High Point-Winston Salem, NC				•		999
47	Memphis, TN	•	•	•	•	•	2,305
48	Louisville, KY				•	•	134
49	Jacksonville, FL	•	•		•	•	991
50	Buffalo, NY				•		483
51-100	Various United States Cities	•	•		• (2)	•	12,925
101-150	Various United States Cities	•	•	•	•	• (2)	5,491
151+	Various United States Cities	•	•		•	•	2,458
	Non-United States Markets
n/a	Aruba				•		213
n/a	Australia				•		810
n/a	Barbados				•		61
n/a	Bahamas				•		194
n/a	Belize				•		155
n/a	Brazil	•	•	•			7,089
n/a	Canada			•	•	•	4,314
n/a	Chile	•	•				1,166
n/a	Costa Rica				•		210
n/a	Dominican Republic				•		285
n/a	Grenada				•		155
n/a	Guam				•		144
n/a	Jamaica				•		213
n/a	Mexico			•		•	5,016
n/a	Netherlands Antilles				•		1,019
n/a	New Zealand				•		1,392
n/a	Peru	•	•	•	•	•	2,860
n/a	Saint Kitts and Nevis				•		144
n/a	Saint Lucia				•		100
n/a	Virgin Islands				•		260

	Total Americas Outdoor Advertising Displays						209,171

(1)	Includes wallscapes, spectaculars, mall and digital displays. Includes other small displays not counted as separate displays in this offering memorandum since their contribution to our revenue is not material.

(2)	We have access to additional displays through arrangements with local advertising and other companies.
International Outdoor Advertising
     Our International Outdoor Advertising segment consists of our advertising operations in Asia, Australia and Europe, with approximately half of our 2007 revenue in this segment derived from France and the United Kingdom. The International Outdoor Advertising segment includes advertising display faces which we own or operate under lease management agreements. Our International Outdoor Advertising segment generated 26%, 23% and 23% of our consolidated net revenue in 2007, 2006 and 2005, respectively.

Sources of Revenue
     International Outdoor Advertising revenue is derived from the sale of advertising copy placed on our display inventory. Our international outdoor display inventory consists primarily of billboards, street furniture displays, transit displays and other out-of-home advertising displays, such as neon displays. The following table shows the approximate percentage of revenue derived from each inventory category of our International Outdoor Advertising segment:

	Year Ended
	December 31,
	2007	2006	2005
Billboards (1)	39%	41%	44%
Street furniture displays	37	37	34
Transit displays (2)	8	9	9
Other displays (3)	16	13	13

Total	100%	100%	100%

(1)	Includes revenue from spectaculars and neon displays.

(2)	Includes small displays.

(3)	Includes advertising revenue from mall displays, other small displays and non-advertising revenue from sales of street furniture equipment, cleaning and maintenance services and production revenue.
     Our International Outdoor Advertising segment generates revenue worldwide from local, regional and national sales. Similar to our Americas Outdoor Advertising segment, advertising rates generally are based on the gross rating points of a display or group of displays. The number of impressions delivered by a display, in some countries, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic.
     While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales. Our entrepreneurial culture allows local managers to operated their markets as separate profit centers, encouraging customer cultivation and service.
Billboards
     The sizes of our international billboards are not standardized. The billboards vary in both format and size across our networks, with the majority of our international billboards being similar in size to our posters used in our Americas outdoor business (30-sheet and eight-sheet displays). Our international billboards are sold to clients as network packages with contract terms typically ranging from one to two weeks. Long-term client contracts are also available and typically have terms of up to one year. We lease the majority of our billboard sites from private landowners. Billboards include our spectacular and neon displays. DEFI, our international neon subsidiary, is a leading global provider of neon signs with approximately 400 displays in 15 countries worldwide. Client contracts for international neon displays typically have terms of approximately five years.
Street Furniture Displays
     Our international street furniture displays are substantially similar to their Americas street furniture counterparts, and include bus shelters, freestanding units, public toilets, various types of kiosks and benches. Internationally, contracts with municipal and transit authorities for the right to place our street furniture in the public domain and sell advertising on such street furniture typically provide for terms ranging from 10 to 15 years. The major difference between our international and Americas street furniture businesses is in the nature of the municipal contracts. In our international outdoor business, these contracts typically require us to provide the municipality with a broader range of urban amenities such as public wastebaskets and lampposts, as well as space for the municipality to display maps or other public information. In exchange for providing such urban amenities and display space, we are authorized to sell advertising space on certain sections of the structures we erect in the public domain. Our international street furniture is typically sold to clients as network packages, with contract terms ranging from one to two weeks. Long-term client contracts are also available and typically have terms of up to one year.
Transit Displays
     Our international transit display contracts are substantially similar to their Americas transit display counterparts, and typically require us to make only a minimal initial investment and few ongoing maintenance expenditures. Contracts with public transit authorities or private transit operators typically have terms ranging from three to seven years. Our client contracts for transit displays generally have terms ranging from one week to one year, or longer.
Other International Inventory and Services
     The balance of our revenue from our International Outdoor Advertising segment consists primarily of advertising revenue from mall displays, other small displays and non-advertising revenue from sales of street furniture equipment, cleaning and maintenance services and production revenue. Internationally, our contracts with mall operators generally have terms ranging from five to ten years and client contracts for mall displays generally have terms ranging from one to two weeks, but are available for up to six-month periods. Our international inventory includes other small displays that are counted as separate displays since they form a substantial part of our network and International Outdoor Advertising revenue. We also have a bike rental program which provides bicycles for rent to the general public in several municipalities. In exchange for providing the bike rental program, we generally derive revenue from advertising rights to the bikes, bike stations, or additional street furniture displays. Several of our international markets sell equipment or provide cleaning and maintenance services as part of a billboard or street furniture contract with a municipality. Production revenue relates to the production of advertising posters, usually for small customers.
Competition
     The international outdoor advertising industry is fragmented, consisting of several larger companies involved in outdoor advertising, such as CBS and JC Decaux, as well as numerous smaller and local companies operating a limited number of display faces in a single or a few local markets. We also compete with other advertising media in our respective markets including broadcast and cable television, radio, print media, the Internet and direct mail.

Advertising Inventory and Markets
     As of December 31, 2007, we owned or operated approximately 688,000 displays in our International Outdoor Advertising segment. The following table sets forth certain selected information with regard to our International Outdoor Advertising inventory, which are listed in descending order according to 2007 revenue contribution:

		Street
		Furniture	Transit	Other	Total
International Markets	Billboards (1)	Displays	Displays (2)	Displays (3)	Displays
France	•	•	•	•	162,386
United Kingdom	•	•	•	•	69,418
Italy	•	•			57,533
China	•	•	•	•	62,573
Australia/New Zealand		•	•		16,958
Sweden	•	•	•	•	111,479
Switzerland	•		•	•	17,663
Belgium	•	•	•	•	23,486
Norway	•	•	•		18,357
Ireland	•	•			7,581
Denmark	•	•	•	•	33,986
Turkey	•	•	•	•	10,439
India	•	•	•		695
Finland	•	•	•	•	23,031
Poland	•	•		•	13,204
Holland	•	•			3,326
Baltic States/Russia	•		•		16,135
Greece			•	•	1,219
Singapore		•			3,847
Japan		•			53
Germany	•				53
Hungary	•				30
Austria	•				13
United Arab Emirates	•				1
Czech Republic	•				7
Ukraine	•				2
Indonesia	•				1
Portugal	•				15
Slovenia	•				1

Total International Outdoor Advertising Displays					687,966

(1)	Includes spectaculars and neon displays.

(2)	Includes small displays.

(3)	Includes mall displays and other small displays counted as separate displays in this offering memorandum since they form a substantial part of our network and International Outdoor Advertising revenue.

In addition to the displays listed above, as of December 31, 2007, we had equity investments in various out-of-home advertising companies that operate in the following markets:

				Street
		Equity		Furniture	Transit
Market	Company	Investment	Billboards (1)	Displays	Displays
Outdoor Advertising Companies
South Africa (2)	Clear Channel Independent	50.0%	•	•	•
Italy	Alessi	34.3%	•	•	•
Italy	AD Moving SpA	17.5%	•
Hong Kong	Buspak	50.0%	•
Spain	Clear Channel CEMUSA	50.0%	•
Thailand	Master & More	32.5%	•	•
Belgium	MTB	49.0%			•
Belgium	Streep	25.0%			•
Denmark	City Reklame	45.0%	•
Other Media Companies
Norway	CAPA	50.0%

(1)	Includes spectaculars and neon displays.

(2)	On January 17, 2008, we entered into an agreement to sell our investment in Clear Channel Independent. We closed the transaction on March 28, 2008.
Radio Broadcasting
     Our Radio Broadcasting segment includes radio stations for which we are the licensee and for which we program and/or sell air time under local marketing agreements (“LMAs”) or joint sales agreements (“JSAs”). The Radio Broadcasting segment also operates our Premiere Radio Network, a national radio network, and various other local sports, news and agricultural radio networks, and owns an equity interest in radio broadcasting companies in Australia, Mexico and New Zealand. Our Radio Broadcasting segment generated 50%, 53% and 54% of our consolidated net revenue in 2007, 2006 and 2005, respectively.
Sources of Revenue
     The primary source of our revenue in our Radio Broadcasting segment is the sale of spots on our radio stations for local, regional and national advertising. Our local advertisers cover a wide range of categories, including automotive dealers, consumer services, retailers, entertainment, health and beauty products, telecommunications and media. Our contracts with our advertisers generally provide for a term which extends for less than a one-year period. We also generate additional revenue from network compensation, the Internet, air traffic, events, barter and other miscellaneous transactions. These other sources of revenue supplement our traditional advertising revenue without increasing on-air-commercial time.
     Each radio station’s local sales staff solicits advertising directly from local advertisers or indirectly through advertising agencies. Our strategy of producing commercials that respond to the specific needs of our advertisers helps to build local direct advertising relationships. Regional advertising sales are also generally realized by our local sales staff. To generate national advertising sales, we engage firms specializing in soliciting radio advertising sales on a national level. National sales representatives obtain advertising principally from advertising agencies located outside the station’s market and receive commissions based on advertising sold.
     Advertising rates are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by independent ratings services. A station’s format can be important in determining the size and characteristics of its listening audience, and advertising rates are influenced by the station’s ability to attract and target audiences that advertisers aim to reach. The size of the market influences rates as well, with larger markets typically receiving higher rates than smaller markets. Rates are generally highest during morning and evening commuting periods.
     We seek to maximize revenue by closely managing on-air inventory of advertising time and adjusting prices to local market conditions. As part of Less is More, we implemented industry-leading price and yield optimization systems and invested in new information systems, which provide detailed inventory information previously unavailable. These systems enable our station managers and sales directors to adjust commercial inventory and pricing based on local market demand, as well as to manage and monitor different commercial durations (60 second, 30 second, 15 second and five second) in order to provide more effective advertising for our customers at optimal prices.
Competition
     We compete in our respective markets for audiences, advertising revenue and programming with other radio stations owned by companies such as CBS, Citadel, Entercom and Cumulus. We also compete with other advertising media, including satellite radio, broadcast and cable television, print media, outdoor advertising, direct mail, the Internet and other forms of advertisement.
Radio Stations
     As of December 31, 2007, we owned 304 AM and 701 FM domestic radio stations, of which 275 stations were in the top 50 United States markets according to the Arbitron rankings as of January 2, 2008. The following table sets forth certain selected information with regard to our radio broadcasting stations.

		Number
	Market	of
Market	Rank*	Stations
New York, NY	1	5
Los Angeles, CA	2	8
Chicago, IL	3	7
San Francisco, CA	4	7
Dallas-Ft. Worth, TX	5	6
Houston-Galveston, TX	6	8
Philadelphia, PA	7	6
Atlanta, GA	8	6
Washington, DC	9	8
Boston, MA	10	4
Detroit, Ml	11	7
Miami-Ft. Lauderdale-Hollywood, FL	12	7
Seattle-Tacoma, WA	14	6
Phoenix, AZ	15	8
Minneapolis-St. Paul, MN	16	7
San Diego, CA	17	8
Nassau-Suffolk (Long Island), NY	18	2
Tampa-St. Petersburg-Clearwater, FL	19	8
St. Louis, MO	20	6
Baltimore, MD	21	3
Denver-Boulder, CO	22	8
Portland, OR	23	5
Pittsburgh, PA	24	6
Charlotte-Gastonia-Rock Hill, NC-SC	25	5
Riverside-San Bernardino, CA	26	6
Sacramento, CA	27	4
Cleveland, OH	28	6
Cincinnati, OH	29	8
San Antonio, TX	30	5
Salt Lake City-Ogden-Provo, UT	31	6
Las Vegas, NV	33	4
Orlando, FL	34	7
San Jose, CA	35	3
Milwaukee-Racine, WI	36	6
Columbus, OH	37	7
Providence-Warwick-Pawtucket, RI	39	4
Indianapolis, IN	40	3
Norfolk-Virginia Beach-Newport News, VA	41	4
Austin, TX	42	6
Raleigh-Durham, NC	43	4
Nashville, TN	44	5
Greensboro-Winston Salem-High Point, NC	45	5
West Palm Beach-Boca Raton, FL	46	6
Jacksonville, FL	47	7
Oklahoma City, OK	48	6
Memphis, TN	49	7
Hartford-New Britain-Middletown, CT	50	5
Louisville, KY	53	8
Rochester, NY	54	7
New Orleans, LA	55	7
Richmond, VA	56	6
Birmingham, AL	57	5
McAllen-Brownsville-Harlingen, TX	58	5
Greenville-Spartanburg, SC	59	6
Dayton, OH	60	8
Tucson, AZ	61	7
Ft. Myers-Naples-Marco Island, FL	62	6
Albany-Schenectady-Troy, NY	63	7
Honolulu, HI	64	6
Tulsa, OK	65	6
Fresno, CA	66	8
Grand Rapids, MI	67	7
Allentown-Bethlehem, PA	68	4
Albuquerque, NM	69	7
Omaha-Council Bluffs, NE-IA	72	5
Sarasota-Bradenton, FL	73	6
Akron, OH	74	5
Wilmington, DE	75	2
El Paso, TX	76	5
Bakersfield, CA	77	6
Harrisburg-Lebanon-Carlisle, PA	78	6
Stockton, CA	79	6
Baton Rouge, LA	80	6
Monterey-Salinas-Santa Cruz, CA	81	5
Syracuse, NY	82	7
Little Rock, AR	84	5
Springfield, MA	86	5
Charleston, SC	87	6
Toledo, OH	88	5
Columbia, SC	90	6
Des Moines, IA	91	5
Spokane, WA	92	6
Mobile, AL	93	4
Colorado Springs, CO	95	3
Ft. Pierce-Stuart-Vero Beach, FL	96	6
Melbourne-Titusville-Cocoa, FL	97	4
Wichita, KS	98	4

		Number
	Market	of
Market	Rank*	Stations
Madison, WI	99	6
Various United States Cities	101-150	104
Various United States Cities	151-200	87
Various United States Cities	201-250	52
Various United States Cities	251+	69
Various United States Cities	unranked	69
Non-core radio (1)		115

Total (2)(3)		1,005

*	Per Arbitron Rankings as of January 2, 2008.

(1)	Included in the 115 non-core radio stations are 63 stations which were sold subsequent to December 31, 2007, and 32 stations which were subject to sale under definitive asset purchase agreements at March 31, 2008.

(2)	In connection with the merger, we have agreed with regulatory authorities to divest of a total of 62 stations (47 core radio stations and 15 non-core radio stations).

(3)	Excluded from the 1,005 radio stations owned or operated by us are five radio stations programmed pursuant to a LMA or shared services agreement (where the FCC licenses are not owned by us) and one Mexican radio station that we provide programming to and for which we sell airtime for under exclusive sales agency arrangements. Also excluded are radio stations in Australia, Mexico and New Zealand. We own a 50%, 40% and 50% equity interest in companies that have radio broadcasting operations in these markets, respectively. On May 28, 2008, we entered into a definitive agreement to sell our 40% equity interest in the Mexican radio broadcasting company, Grupo Acir, for total consideration of $94 million. The sale is subject to Mexican regulatory approvals and is expected to close in June 2008. At closing, the buyer will purchase half of our equity interest and is obligated to purchase our remaining equity interest in Grupo Acir within five years from the closing date.
Radio Networks
     In addition to radio stations, our Radio Broadcasting segment includes our Premiere Radio Network, a national radio network, and various sports, news and agriculture networks serving Alabama, California, Colorado, Florida, Georgia, Iowa, Kentucky, Missouri, Ohio, Oklahoma, Pennsylvania, Tennessee and Virginia. Premiere Radio Network produces, distributes, or represents more than 70 syndicated radio programs and services for more than 5,000 radio station affiliates. Our broad distribution platform enables us to attract and retain top programming talent. Some of our more popular radio programs include Rush Limbaugh, Steve Harvey, Ryan Seacrest and Jeff Foxworthy.
     Recruiting and retaining top talent is an important component of the success of our radio networks. Given our scale, market position and distribution platform, we believe that we have a competitive advantage relative to other radio networks with regards to attracting on-air talent.
International Radio Investments
     We own equity interests in various international radio broadcasting companies located in Australia (50% ownership), Mexico (40% ownership) and New Zealand (50% ownership), which we account for under the equity method of accounting. On May 28, 2008, we entered into a definitive agreement to sell our 40% equity interest in the Mexican radio broadcasting company, Grupo Acir, for total consideration of $94 million. The sale is subject to Mexican regulatory approvals and is expected to close in June 2008. At closing, the buyer will purchase half of our equity interest and is obligated to purchase our remaining equity interest in Grupo Acir within five years from the closing date.
Other
     The Other category includes our media representation firm and other general support services and initiatives which are ancillary to our other businesses.

Media Representation
     We own Katz Media, a full-service media representation firm that sells national spot advertising time for clients in the radio and television industries throughout the United States. As of December 31, 2007, Katz Media represented over 3,200 radio stations, of which almost one-third are owned by us, and 380 television stations, of which nearly one-tenth are owned by us.
     Katz Media generates revenue primarily through contractual commissions realized from the sale of national spot advertising airtime. National spot advertising is commercial airtime sold to advertisers on behalf of radio and television stations. Katz Media represents its media clients pursuant to media representation contracts, which typically have terms of up to ten years in length.
Regulation of our Americas Outdoor Advertising and International Outdoor Advertising Businesses
     The outdoor advertising industry in the United States is subject to governmental regulation at the federal, state and local levels. These regulations may include, among others, restrictions on the construction, repair, maintenance, lighting, upgrading, height, size, spacing and location of and, in some instances, content of advertising copy being displayed on outdoor advertising structures. In addition, the outdoor advertising industry outside of the United States is subject to certain foreign governmental regulation.
     From time to time, legislation has been introduced in both the United States and foreign jurisdictions attempting to impose taxes on revenue from outdoor advertising. Domestically, several state and local jurisdictions have already imposed such taxes as a percentage of our outdoor advertising revenue in that jurisdiction. While these taxes have not had a material impact on our business and financial results to date, we expect state and local governments to continue to try to impose such taxes as a way of increasing revenue. These laws may affect prevailing competitive conditions in our markets in a variety of ways. Such laws may reduce our expansion opportunities, or may increase or reduce competitive pressure from other members of the outdoor advertising industry. No assurance can be given that existing or future laws or regulations, and the enforcement thereof, will not materially and adversely affect the outdoor advertising industry. However, we contest laws and regulations that we believe unlawfully restrict our constitutional or other legal rights and may adversely impact the growth of our outdoor advertising business.
     Federal law, principally the HBA, requires the regulation of outdoor advertising on Federal-Aid Primary and Interstate and National Highway Systems roads within the United States. Other important outdoor advertising regulations include the Intermodal Surface Transportation Efficiency Act of 1991, the Bonus Act/Bonus Program and the 1995 Scenic Byways Amendment. The HBA requires that states regulate the size and placement of billboards, requires the development of state standards, mandates a state’s compliance program, promotes the expeditious removal of illegal signs and requires just compensation for takings.
     To satisfy the HBA’s requirements, all states have passed billboard control statutes and regulations which regulate, among other things, construction, repair, maintenance, lighting, upgrading, height, size, spacing and the placement of outdoor advertising structures. Other than on Native American sovereign lands, we are not aware of any state which has passed control statutes and regulations less restrictive than the prevailing federal requirements, including the requirement that an owner remove any non-grandfathered non-compliant signs along the controlled roads, at the owner’s expense and without compensation. Local governments generally also include billboard control as part of their zoning laws and building codes regulating those items described above and include similar provisions regarding the removal of non-grandfathered structures that do not comply with certain of the local requirements.
     As part of their billboard control laws, state and local governments regulate the construction of new signs. Some jurisdictions prohibit new construction, some jurisdictions allow new construction only to replace existing structures and some jurisdictions allow new construction subject to the various restrictions discussed above. In most jurisdictions, restrictive regulations also limit our ability to relocate, rebuild, repair, maintain, upgrade, modify, or replace existing legal non-conforming billboards.
     Federal law neither requires nor prohibits the removal of existing lawful billboards, but it does mandate the payment of compensation if a state or political subdivision compels the removal of a lawful billboard along the controlled roads. In the past, state governments have purchased and removed existing lawful billboards for beautification purposes using federal funding for transportation enhancement programs, and these jurisdictions may continue to do so in the future. From time to time, state and local government authorities use the power of eminent domain and amortization to remove billboards. Thus far, we have been able to obtain satisfactory compensation for our billboards purchased or removed as a result of these types of governmental action, although there is no assurance that this will continue to be the case in the future.
     We have introduced and intend to expand the deployment of digital billboards that display static digital advertising copy from various advertisers, on existing and new billboard locations. We have encountered some existing regulations that restrict or prohibit these types of digital displays, but these regulations have not yet materially impacted our digital deployment. However, since digital technology for changing static copy has only recently been developed and introduced into the market on a large scale, existing regulations that currently do not apply to digital technology by their terms could be revised to impose greater restrictions. These regulations may impose greater restrictions on digital billboards due to alleged concerns over aesthetics, driver safety, or lighting.
     International regulation of the outdoor advertising industry varies by region and country, but generally limits the size, placement, nature and density of out-of-home displays. The significant international regulations include the Law of December 29, 1979 in France, the Town and Country Planning (Control of Advertisements) Regulations 1992 in the United Kingdom and Règlement Régional Urbain de l ’agglomération bruxelloise in Belgium. These laws define issues such as the extent to which advertisements can be erected in rural areas, the hours during which illuminated signs may be lit and whether the consent of local authorities is required to place a sign in certain communities. Other regulations may limit the subject matter and language of out-of-home displays.
Regulation of Our Radio Broadcasting Businesses
Existing Regulation and 1996 Legislation
     Radio broadcasting is subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended (the “Communications Act”). The Communications Act prohibits the operation of a radio broadcasting station except under a license issued by the FCC and empowers the FCC, among other things, to:
•	issue, renew, revoke and modify broadcasting licenses;

•	assign frequency bands;

•	determine stations’ frequencies, locations and power;

•	regulate the equipment used by stations;

•	adopt other regulations to carry out the provisions of the Communications Act;

•	impose penalties for violation of such regulations; and

•	impose fees for processing applications and other administrative functions.
     The Communications Act prohibits the assignment of a license or the transfer of control of a licensee without prior approval of the FCC.
     The 1996 Act represented a comprehensive overhaul of the country’s telecommunications laws. The 1996 Act changed both the process for renewal of broadcast station licenses and the broadcast ownership rules. The 1996 Act established a “two-step” renewal process that limited the FCC’s discretion to consider applications filed in competition with an incumbent’s renewal application. The 1996 Act also liberalized the national broadcast ownership rules, eliminating the national radio limits, and relaxed local radio ownership restrictions.
License Grant and Renewal
     Under the 1996 Act, the FCC grants broadcast licenses to radio stations for terms of up to eight years. The 1996 Act requires the FCC to renew a broadcast license if it finds that:
•	the station has served the public interest, convenience and necessity;

•	there have been no serious violations of either the Communications Act or the FCC’s rules and regulations by the licensee; and

•	there have been no other violations which taken together constitute a pattern of abuse.
     In making its determination, the FCC may consider petitions to deny and informal objections, and may order a hearing if such petitions or objections raise sufficiently serious issues. The FCC, however, may not consider whether the public interest would be better served by a person or entity other than the renewal applicant. Instead, under the 1996 Act, competing applications for the incumbent’s spectrum may be accepted only after the FCC has denied the incumbent’s application for renewal of its license.
     Although in the vast majority of cases broadcast licenses are renewed by the FCC, even when petitions to deny or informal objections are filed, there can be no assurance that any of our stations’ licenses will be renewed at the expiration of their terms.
Current Multiple Ownership Restrictions
     The FCC has promulgated rules that, among other things, limit the ability of individuals and entities to own or have an “attributable interest” in broadcast stations and other specified mass media entities.
     The 1996 Act mandated significant revisions to the radio ownership rules. With respect to radio licensees, the 1996 Act directed the FCC to eliminate the national ownership restriction, allowing one entity to own nationally any number of AM or FM broadcast stations. Other FCC rules mandated by the 1996 Act greatly eased local radio ownership restrictions. The maximum allowable number of radio stations that may be commonly owned in a market varies depending on the total number of radio stations in that market, as determined using a method prescribed by the FCC. In markets with 45 or more stations, one company may own, operate, or control eight stations, with no more than five in any one service (AM or FM). In markets with 30 to 44 stations, one company may own seven stations, with no more than four in any one service. In markets with 15 to 29 stations, one entity may own six stations, with no more than four in any one service. In markets with 14 stations or less, one company may own up to five stations or 50% of all of the stations, whichever is less, with no more than three in any one service.
     Irrespective of FCC rules governing radio ownership, however, the Antitrust Division of the DOJ (the “Antitrust Division”) and the FTC have the authority to determine that a particular transaction presents antitrust concerns. Following the passage of the 1996 Act, the Antitrust Division became more aggressive in reviewing proposed acquisitions of radio stations, particularly in instances where the proposed purchaser already owned one or more radio stations in a particular market and sought to acquire additional radio stations in the same market. The Antitrust Division has, in some cases, obtained consent decrees requiring radio station divestitures in a particular market based on allegations that acquisitions would lead to unacceptable concentration levels.
     The FCC has adopted rules with respect to LMAs by which the licensee of one radio or television station provides substantially all of the programming for another licensee’s station in the same market and sells all of the advertising within that programming. Under these rules, an entity that owns one or more radio or television stations in a market and programs more than 15% of the broadcast time on another station in the same service (radio or television) in the same market pursuant to an LMA is generally required to count the LMA station toward its media ownership limits even though it does not own the station. As a result, in a market where we own one or more radio stations, we generally cannot provide programming under an LMA to another radio station if we cannot acquire that station under the various rules governing media ownership.
     Under the FCC’s ownership rules, an officer or director of our Company or a direct or indirect purchaser of certain types of our securities could cause us to violate FCC regulations or policies if that purchaser owned or acquired an “attributable” interest in other media properties in the same areas as our stations or in a manner otherwise prohibited by the FCC. All officers and directors of a licensee and any direct or indirect parent, general partners, limited partners and limited liability company members who are not properly “insulated” from management activities, and stockholders who own 5% or more of the outstanding voting stock of a licensee or its parent, either directly or indirectly, generally will be deemed to have an attributable interest in the licensee. Certain institutional investors who exert no control or influence over a licensee may own up to 20% of a licensee’s or its parent’s outstanding voting stock before attribution occurs. Under current FCC regulations, debt instruments, non-voting stock, minority voting stock interests in corporations having a single majority stockholder, and properly insulated limited partnership and limited liability company interests as to which the licensee certifies that the interest holders are not “materially involved” in the management and operation of the subject media property generally are not subject to attribution unless such interests implicate the FCC’s “equity/debt plus” (“EDP”) rule. Under the EDP rule, an aggregate debt and/or equity interest in excess of 33% of a licensee’s total asset value (equity plus debt) is attributable if the interest holder is either a major program supplier (providing over 15% of the licensee’s station’s total weekly broadcast programming hours) or a same-market media owner (including broadcasters, cable operators and newspapers). To the best of our knowledge at present, none of our officers, directors, or attributable 5% or greater shareholders holds an interest in another television station, radio station, or daily newspaper that is inconsistent with the FCC’s ownership rules and policies.

Developments and Future Actions Regarding Multiple Ownership Rules
     Expansion of our broadcast operations in particular areas and nationwide will continue to be subject to the FCC’s ownership rules and any further changes the FCC or Congress may adopt. Recent actions by and pending proceedings before the FCC, Congress and the courts may significantly affect our business.
     The 1996 Act requires the FCC to review its remaining ownership rules biennially as part of its regulatory reform obligations (although, under subsequently enacted appropriations legislation, the FCC is obligated to review the rules every four years rather than biennially). The first two biennial reviews did not result in any significant changes to the FCC’s media ownership rules, although the first such review led to the commencement of several separate proceedings concerning specific rules.
     In its third review, which commenced in September 2002, the FCC undertook a comprehensive review and reevaluation of all of its media ownership rules, including incorporation of a previously commenced separate rulemaking on the radio ownership rules. This biennial review culminated in a decision adopted by the FCC in June 2003, in which the agency made significant changes to virtually all aspects of the existing media ownership rules.
     With respect to local radio ownership, the FCC’s June 2003 decision left in place the existing tiered numerical limits on station ownership in a single market. The FCC, however, completely revised the manner of defining local radio markets, abandoning the existing definition based on station signal contours in favor of a definition based on “metro” markets as defined by Arbitron. Under the modified approach, commercial and non-commercial radio stations licensed to communities within an Arbitron metro market, as well as stations licensed to communities outside the metro market but considered “home” to that market, are counted as stations in the local radio market for the purposes of applying the ownership limits. For geographic areas outside defined Arbitron metro markets, the FCC adopted an interim market definition methodology based on a modified signal contour overlap approach and initiated a further rulemaking proceeding to determine a permanent market definition methodology for such areas. The further proceeding is still pending. The FCC grandfathered existing combinations of owned stations that would not comply with the modified rules. However, the FCC ruled that such noncompliant combinations could not be sold intact except to certain “eligible entities,” which the agency defined as entities qualifying as a small business consistent with Small Business Administration standards.
     In addition, the FCC’s June 2003 decision ruled for the first time that radio JSAs by which the licensee of one radio station sells more than 15% of the weekly advertising time of another licensee’s station in the same market (but does not provide programming to that station), would be considered attributable to the selling party. Furthermore, the FCC stated that where the newly attributable status of existing JSAs and LMAs resulted in combinations of stations that would not comply with the modified rules, termination of such JSAs and LMAs would be required within two years of the modified rules’ effectiveness.
     Numerous parties, including us, appealed the modified ownership rules adopted by the FCC in June 2003. These appeals were consolidated before the United States Court of Appeals for the Third Circuit. In September 2003, shortly before the modified rules were scheduled to take effect, that court issued a stay preventing the rules’ implementation pending the court’s decision on appeal. In June 2004, the court issued a decision that upheld the modified ownership rules in certain respects and remanded them to the FCC for further justification in other respects.

     With respect to the modified radio ownership rules, the court affirmed the FCC’s switch to an Arbitron-based methodology for defining radio markets, its decision to include noncommercial stations when counting stations in a market, its limitations on transfer of existing combinations of stations that would not comply with the modified rules, its decision to make JSAs attributable to the selling party and its decision to require termination within two years of the rules’ effectiveness of existing JSAs and LMAs that resulted in non-compliance with the modified radio rules. However, the court determined that the FCC had insufficiently justified its retention of the existing numerical station caps and remanded the numerical limits to the FCC for further explanation.
     In its June 2004 decision, the court left in place the stay on the FCC’s implementation of the modified media ownership rules. However, in September 2004, the court partially lifted its stay on the modified radio ownership rules, putting into effect the aspects of those rules that establish a new methodology for defining local radio markets and counting stations within those markets, limit our ability to transfer intact combinations of stations that do not comply with the new rules, make JSAs attributable and require us to terminate within two years those of our existing JSAs and LMAs which, because of their newly attributable status, cause our station combinations in the relevant markets to be non-compliant with the new radio ownership rules. Moreover, in a market where we own one or more radio stations, we generally cannot enter into a JSA with another radio station if we could not acquire that station under the modified rules.
     In June 2006, the FCC commenced its proceeding on remand of the modified media ownership rules. On December 18, 2007, the FCC adopted rules to promote diversification of broadcast ownership, including revisions to its EDP attribution rule and the “eligible entity” exception to the prohibition on the sale of grandfathered noncompliant radio station combinations. The FCC made no changes to the currently effective local radio ownership rules (as modified by the 2003 decision).
     The FCC’s media ownership rules, including the modifications adopted in December 2007, are subject to further court appeals, various petitions for reconsideration before the FCC and possible actions by Congress. In the 2004 Consolidated Appropriations Act, Congress changed the FCC’s obligation to periodically review the media ownership rules from every two years to every four years.
     We cannot predict the impact of any of these developments on our business. In particular, we cannot predict the ultimate outcome of the FCC’s media ownership proceedings or their effects on our ability to acquire broadcast stations in the future, to complete acquisitions that we have agreed to make, to continue to own and freely transfer groups of stations that we have already acquired, or to continue our existing agreements to provide programming to or sell advertising on stations we do not own. Moreover, we cannot predict the impact of future reviews or any other agency or legislative initiatives upon the FCC’s broadcast rules. Further, the 1996 Act’s relaxation of the FCC’s ownership rules has increased the level of competition in many markets in which our stations are located.
Alien Ownership Restrictions
     The Communications Act restricts the ability of foreign entities or individuals to own or hold certain interests in broadcast licenses. Foreign governments, representatives of foreign governments, non-United States citizens, representatives of non-United States citizens and corporations or partnerships organized under the laws of a foreign nation are barred from holding broadcast licenses. Non-United States citizens, collectively, may own or vote up to 20% of the capital stock of a corporate licensee. A broadcast license may not be granted to or held by any entity that is controlled, directly or indirectly, by a business entity more than one-fourth of whose capital stock is owned or voted by non-United States citizens or their representatives, by foreign governments or their representatives, or by non-United States business entities, if the FCC finds that the public interest will be served by the refusal or revocation of such license. The FCC has interpreted this provision of the Communications Act to require an affirmative public interest finding before a broadcast license may be granted to or held by any such entity, and the FCC has made such an affirmative finding only in limited circumstances. Since we serve as a holding company for subsidiaries that serve as licensees for our stations, we are effectively restricted from having more than one-fourth of our stock owned or voted directly or indirectly by non-United States citizens or their representatives, foreign governments, representatives of foreign governments, or foreign business entities.
Other Regulations Affecting Broadcast Stations
     General. The FCC has significantly reduced its past regulation of broadcast stations, including elimination of formal ascertainment requirements and guidelines concerning amounts of certain types of programming and commercial matter that may be broadcast. There are, however, statutes and rules and policies of the FCC and other federal agencies that regulate matters such as network-affiliate relations, the ability of stations to obtain exclusive rights to air syndicated programming, satellite systems’ carriage of syndicated and network programming on distant stations, political advertising practices, obscenity and indecency in broadcast programming, application procedures and other areas affecting the business or operations of broadcast stations. Moreover, recent and possible future actions by the FCC in the areas of localism and public interest obligations may impose additional regulatory requirements on us.
     Indecency. Provisions of federal law regulate the broadcast of obscene, indecent, or profane material. The FCC has substantially increased its monetary penalties for violations of these regulations. Legislation enacted in 2006 provides the FCC with authority to impose fines of up to $325,000 per violation for the broadcast of such material. We cannot predict whether Congress will consider or adopt further legislation in this area.
     Public Interest Programming. Broadcasters are required to air programming addressing the needs and interests of their communities of license, and to place “issues/programs lists” in their public inspection files to provide their communities with information on the level of “public interest” programming they air. In March 2007, the FCC initiated a proceeding to consider imposing on radio licensees obligations to report “public interest” programming on a standardized form and to post this form and certain other contents of the public inspection file on each station’s website. Moreover, in August 2003, the FCC introduced a “Localism in Broadcasting” initiative that, among other things, resulted in the creation of an FCC Localism Task Force, localism hearings at various locations throughout the country and the July 2004 initiation of a proceeding to consider whether additional FCC rules and procedures are necessary to promote localism in broadcasting. In December 2007, the FCC adopted a report and proposed rules designed to increase local programming content and diversity, including renewal application processing guidelines for locally-oriented programming and a requirement that broadcasters establish advisory boards in the communities where they own stations.
     Equal Employment Opportunity. The FCC’s equal employment opportunity rules generally require broadcasters to engage in broad and inclusive recruitment efforts to fill job vacancies, keep a considerable amount of recruitment data and report much of this data to the FCC and to the public via stations’ public files and websites. The FCC is still considering whether to apply these rules to part-time employment positions. Broadcasters are also obligated not to engage in employment discrimination based on race, color, religion, national origin, or sex.

     Digital Radio. The FCC has approved a technical standard for the provision of “in band, on channel” terrestrial digital radio broadcasting by existing radio broadcasters, and has allowed radio broadcasters to convert to a hybrid mode of digital/analog operation on their existing frequencies. We and other broadcasters have intensified efforts to roll out terrestrial digital radio service. In May 2007, the FCC established service, operational and technical rules for terrestrial digital audio broadcasting and sought public comment on what (if any) limitations should be placed on subscription services offered by digital audio broadcasters and whether any new public interest requirements should be applied to terrestrial digital audio broadcast service. We cannot predict the impact of terrestrial digital audio radio service on our business.
     Low Power FM Radio Service. In January 2000, the FCC created two new classes of noncommercial low power FM radio stations (“LPFM”). One class, “LP100”, is authorized to operate with a maximum power of 100 watts and a service radius of about 3.5 miles. The other class, “LP10”, is authorized to operate with a maximum power of 10 watts and a service radius of about one to two miles. In establishing the new LPFM service, the FCC said that its goal is to create a class of radio stations designed “to serve very localized communities or underrepresented groups within communities.” The FCC has authorized a number of LPFM stations. In December 2000, Congress passed the Radio Broadcasting Preservation Act of 2000. This legislation requires the FCC to maintain interference protection requirements between LPFM stations and full-power radio stations on third-adjacent channels. It also requires the FCC to conduct field tests to determine the impact of eliminating such requirements. The FCC has commissioned a preliminary report on such impact and on the basis of that report, has recommended to Congress that such requirements be eliminated. In addition, in November 2007, the FCC adopted rules that, among other things, enhance LPFM’s interference protection from subsequently authorized full-service stations. Concurrently, the FCC solicited public comment on technical rules for possible expansion of LPFM licensing opportunities and technical and financial assistance to LPFM broadcasters from full-service stations which propose to create interference to LPFM stations. We cannot predict the number of LPFM stations that eventually will be authorized to operate or the impact of such stations on our business.
     Finally, Congress and the FCC from time to time consider, and may in the future adopt, new laws, regulations and policies regarding a wide variety of other matters that could affect, directly or indirectly, the operation and ownership of our broadcast properties. In addition to the changes and proposed changes noted above, such matters have included, for example, spectrum use fees, political advertising rates and potential restrictions on the advertising of certain products such as beer and wine. Other matters that could affect our broadcast properties include technological innovations and developments generally affecting competition in the mass communications industry, such as direct broadcast satellite service, “streaming” of audio and video programming via the Internet, digital radio technologies, the establishment of a low power FM radio service and possible telephone company participation in the provision of video programming service.
     The foregoing is a brief summary of certain provisions of the Communications Act, the 1996 Act and specific regulations and policies of the FCC thereunder. This description does not purport to be comprehensive and reference should be made to the Communications Act, the 1996 Act, the FCC’s rules and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of broadcast stations. Proposals for additional or revised regulations and requirements are pending before and are being considered by Congress and federal regulatory agencies from time to time. Also, various of the foregoing matters are now, or may become, the subject of court litigation, and we cannot predict the outcome of any such litigation or its impact on our broadcasting business.

Employees
     As of December 31, 2007, we had approximately 23,900 domestic employees and 5,500 international employees of which approximately 28,500 were in operations and approximately 900 were in corporate related activities. As of December 31, 2007, approximately 850 of our United States employees and 220 of our non-United States employees are subject to collective bargaining agreements in their respective countries. We believe that our relationship with our employees is good.
Properties
Corporate
     Our corporate headquarters is in San Antonio, Texas, where we own a 55,000 square foot executive office building and a 123,000 square foot data and administrative service center.
Operations
Americas Outdoor Advertising and International Outdoor Advertising
     The headquarters of our Americas Outdoor Advertising operations is in Phoenix, Arizona and the headquarters of our International Outdoor Advertising operations is in London, England. The types of properties required to support each of our outdoor advertising branches include offices, production facilities and structure sites. An outdoor branch and production facility is generally located in an industrial or warehouse district.
     In both our Americas Outdoor Advertising and International Outdoor Advertising segments, we own or have acquired permanent easements for relatively few parcels of real property that serve as the sites for our outdoor displays. Our remaining outdoor display sites are leased. Our leases generally range from month-to-month to year-to-year and can be for terms of 10 years or longer, and many provide for renewal options. There is no significant concentration of displays under any one lease or subject to negotiation with any one landlord. We believe that an important part of our management activity is to negotiate suitable lease renewals and extensions.
     As noted above, as of December 31, 2007, we owned more than 1,000 radio stations and owned or leased over 897,000 outdoor advertising display faces in various markets throughout the world. Therefore, no one property is material to our overall operations. We believe that our properties are in good condition and suitable for our operations.
Radio Broadcasting
     Our radio executive operations are located in our corporate headquarters in San Antonio, Texas. The types of properties required to support each of our radio stations include offices, studios, transmitter sites and antenna sites. We either own or lease our transmitter and antenna sites. These leases generally have expiration dates that range from five to 15 years. A radio station’s studios are generally housed with its offices in downtown or business districts. A radio station’s transmitter sites and antenna sites are generally located in a manner that provides maximum market coverage.

Consolidated
     The studios and offices of our radio stations and outdoor advertising branches are located in leased or owned facilities. These leases generally have expiration dates that range from one to 40 years. We do not anticipate any difficulties in renewing those leases that expire within the next several years or in leasing other space, if required. We own substantially all of the equipment used in our radio broadcasting and outdoor advertising businesses.
Legal Proceedings
     We are currently involved in certain legal proceedings and, as required, have accrued our estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.
     On September 9, 2003, the Assistant United States Attorney for the Eastern District of Missouri caused a Subpoena to Testify before Grand Jury to be issued to us. The subpoena requires us to produce certain information regarding commercial advertising run by us on behalf of offshore and/or online (Internet) gambling businesses, including sports bookmaking and casino-style gambling. On October 5, 2006, we received a subpoena from the Assistant United States Attorney for the Southern District of New York requiring us to produce certain information regarding substantially the same matters as covered in the subpoena from the Eastern District of Missouri. We are cooperating with such requirements.
     On February 7, 2005, we received a subpoena from the State of New York Attorney General’s office, requesting information on policies and practices regarding record promotion on radio stations in the state of New York. We are cooperating with this subpoena.
     We are a co-defendant with Live Nation (which was spun off as an independent company in December 2005) in 22 putative class actions filed by different named plaintiffs in various district courts throughout the country. These actions generally allege that the defendants monopolized or attempted to monopolize the market for “live rock concerts” in violation of Section 2 of the Sherman Act. Plaintiffs claim that they paid higher ticket prices for defendants’ “rock concerts” as a result of defendants’ conduct. They seek damages in an undetermined amount. On April 17, 2006, the Judicial Panel for Multidistrict Litigation centralized these class action proceedings in the Central District of California. On March 2, 2007, plaintiffs filed motions for class certification in five “template” cases involving five regional markets, Los Angeles, Boston, New York, Chicago and Denver. Defendants opposed that motion and, on October 22, 2007, the district court issued its decision certifying the class for each regional market. On November 4, 2007, defendants filed a petition for permission to appeal the class certification ruling with the Ninth Circuit Court of Appeals. On November 5, 2007 the District Court issued a stay on all proceedings pending the Ninth Circuit’s decision on our Petition to Appeal. On February 19, 2008, the Ninth Circuit denied our Petition to Appeal, and we filed a Motion for Reconsideration of the District Court’s ruling on class certification which is still pending. In the Master Separation and Distribution Agreement between us and Live Nation that was entered into in connection with our spin-off of Live Nation in December 2005, Live Nation agreed, among other things, to assume responsibility for legal actions existing at the time of, or initiated after, the spin-off in which we are a defendant if such actions relate in any material respect to the business of Live Nation. Pursuant to the agreement, Live Nation also agreed to indemnify us with respect to all liabilities assumed by Live Nation, including those pertaining to the claims discussed above.

     Plaintiff Grantley Patent Holdings, Ltd. (“Grantley”) sued us and nine of our subsidiaries for patent infringement in the United States District Court for the Eastern District of Texas in November 2006. The four patents at issue claim methods and systems for electronically combining a traffic and billing system and a software yield management system to create an inventory management system for the broadcast media industry. We contend that the patents are invalid and alternatively, that our systems do not infringe the patents. The case was tried before a jury beginning April 14, 2008. On April 22, the jury found that the patents at issue were valid and that we infringed the patents and awarded damages to Grantley in the amount of $66 million. A final judgment has not yet been entered. We plan to vigorously contest the judgment through post-trial motions, including a motion for judgment as a matter of law on the issue of non-infringement, willful infringement, invalidity and damages, or in the alternative, a motion for new trial. If we are not successful at the trial court level, we plan to appeal to the United States Court of Appeals for the Federal Circuit on these same issues. For these reasons, we have accrued an amount less than the jury award. Ultimate resolution of the case could result in material additional expense.
Merger-Related Litigation
     Eight putative class action lawsuits were filed in the District Court of Bexar County, Texas, in 2006 in connection with the merger. Of the eight, three have been voluntarily dismissed and five are still pending. The remaining putative class actions, Teitelbaum v. Clear Channel Communications, Inc., et al., No. 2006CI17492 (filed November 14, 2006), City of St. Clair Shores Police and Fire Retirement System v. Clear Channel Communications, Inc., et. al., No. 2006CI17660 (filed November 16, 2006), Levy Investments, Ltd. v. Clear Channel Communications, Inc., et al., No. 2006CI17669 (filed November 16, 2006), DD Equity Partners LLC v. Clear Channel Communications, Inc., et al., No. 2006CI7914 (filed November 22, 2006) and Pioneer Investments Kapitalanlagegesellschaft MBH v. L. Lowry Mays, et al. (filed December 7, 2006), are consolidated into one proceeding and all raise substantially similar allegations on behalf of a purported class of our shareholders against the defendants for breaches of fiduciary duty in connection with the approval of the merger. Additionally, the plaintiffs in the Pioneer Investments action filed a complaint in the United States District Court for the Western District of Texas, San Antonio Division against us and our officers and directors for violations of Section 14(a)-9 of the Exchange Act in connection with the proxy statement mailed to our shareholders in February 2007.
     Three other lawsuits filed in connection with the merger are also still pending, Rauch v. Clear Channel Communications, Inc., et al., Case No. 2006-CI17436 (filed November 14, 2006), Pioneer Investments Kapitalanlagegesellschaft mbH v. Clear Channel Communications, Inc., et al., (filed January 30, 2007 in the United States District Court for the Western District of Texas) and Alaska Laborers Employees Retirement Fund v. Clear Channel Communications, Inc., et. al., Case No. SA-07-CA-0042 (filed January 11, 2007 in the United States District Court for the Western District of Texas). These lawsuits raise substantially similar allegations to those found in the pleadings of the consolidated class actions. On May 23, 2008, plaintiffs in the Rauch action filed a fourth amended petition against the same defendants, adding allegations of breach of fiduciary duties, abuse of control, gross mismanagement and waste of corporate assets by the defendants in connection with our Board of Directors’ decision to approve the revised terms of the Transactions. This litigation has been consolidated with the five putative class action complaints described above for limited pre-trial purposes, but is not set for hearing.
     We continue to believe that the allegations contained in each of the pleadings in the above-referenced actions are without merit and we intend to contest the actions vigorously. We believe that the approval of the merger by our shareholders will render the claims in all the merger-related litigation moot. However, we cannot assure you that the courts will concur with our position, that we will successfully defend the allegations included in the complaints or that pending motions to dismiss the lawsuits will be granted. If we are unable to resolve the claims that are the basis for the lawsuits or to prevail in any related litigation, we may be required to pay substantial monetary damages for which we may not be adequately insured, which could have a material adverse effect on our business, financial position and results of operations. Regardless of whether the merger is consummated or the outcome of the lawsuits, we may incur significant related expenses and costs that could have an adverse effect on our business and operations. Furthermore, the cases could involve a substantial diversion of the time of some members of management. Accordingly, we are unable to estimate the impact of any potential liabilities associated with the complaints.

MANAGEMENT
Anticipated Board of Directors and Executive Officers
     Following the consummation of the Transactions, CCM Parent’s Board of Directors will consist of 12 members. Holders of CCM Parent’s Class A common stock, voting as a separate class, will be entitled to elect two members of the Board of Directors. However, since the Sponsors and their affiliates will hold a majority of the outstanding capital stock and voting power of CCM Parent after the Transactions, the holders of CCM Parent Class A common stock will not have the voting power to elect the remaining 10 members of CCM Parent’s Board of Directors. Pursuant to an amended and restated voting agreement (the “Voting Agreement”) entered into among the Fincos, Merger Sub, CCM Parent, Highfields Capital I LP, a Delaware limited partnership, Highfields Capital II LP, a Delaware limited partnership, Highfields Capital III L.P., an exempted limited partnership organized under the laws of the Cayman Islands, B.W.I. (collectively, with Highfields Capital I LP and Highfields Capital II LP, the “Highfields Funds”), and Highfields Capital Management LP, a Delaware limited partnership (“Highfields Management”), following the effective time of the Transactions, one of the members of the Board of Directors who is to be elected by holders of CCM Parent’s Class A common stock will be selected by Highfields Management, which member will be named to CCM Parent’s nominating committee and who the parties to the Voting Agreement have agreed will be Jonathon S. Jacobson, and the other director will be selected by CCM Parent’s nominating committee after consultation with Highfields Management, who the parties to the Voting Agreement have agreed will be David Abrams. These directors will serve until CCM Parent’s next stockholders meeting. In addition, until the Highfields Funds own less than five percent of the outstanding voting securities of CCM Parent issued as stock consideration, CCM Parent will nominate two candidates for election by the holders of Class A common stock, of which one candidate (who initially will be Mr. Jacobson) will be selected by Highfields Management and will serve on CCM Parent’s nominating committee, and one candidate (who initially will be Mr. Abrams) will be selected by CCM Parent’s nominating committee after consultation with Highfields Management. CCM Parent has also agreed to recommend and solicit proxies for the election of such candidates, and, to the extent authorized by stockholders granting proxies, to vote the securities represented by all proxies granted by stockholders in favor of such candidates.
The following table sets forth information regarding the individuals who are expected to serve as CCM Parent’s directors and executive officers following consummation of the Transactions.

Name	Age	Position
Mark P. Mays	44	Director and Chief Executive Officer
Randall T. Mays	43	Director and President
David Abrams	47	Director
Steve Barnes	48	Director
Richard J. Bressler	50	Director
Charles A. Brizius	39	Director
John Connaughton	42	Director
Ed Han	33	Director
Jonathon S. Jacobson	47	Director
Ian K. Loring	42	Director
Scott M. Sperling	50	Director
Kent R. Weldon	41	Director
L. Lowry Mays	72	Chairman Emeritus
Paul J. Meyer	65	Global President and Chief Operating Officer — Clear Channel Outdoor, Inc.
John E. Hogan	51	President/Chief Executive Officer — Clear Channel Radio

     Mark P. Mays served as Clear Channel’s President and Chief Operating Officer from February 1997 until his appointment as its President and Chief Executive Officer in October 2004. He relinquished his duties as President in February 2006. Mr. Mark P. Mays has been one of Clear Channel’s directors since May 1998. Mr. Mark Mays is the son of L. Lowry Mays, Clear Channel’s Chairman of the Board and the brother of Randall T. Mays, Clear Channel’s President and Chief Financial Officer.
     Randall T. Mays was appointed as Clear Channel’s Executive Vice President and Chief Financial Officer in February 1997. He was appointed Clear Channel’s President in February 2006. Mr. Randall T. Mays is the son of L. Lowry Mays, Clear Channel’s Chairman of the Board and the brother of Mark P. Mays, Clear Channel’s Chief Executive Officer.
     David Abrams is the managing partner of Abrams Capital, a Boston-based investment firm he founded in 1998. Abrams Capital manages approximately $3.8 billion in assets across a wide spectrum of investments. Mr. Abrams serves on the Board of Directors of Crown Castle International, Inc. (NYSE: CCI) and several private companies and also serves as a Trustee of Berklee College of Music and Milton Academy. He received a BA from the University of Pennsylvania.
     Steve Barnes has been associated with Bain Capital Partners, LLC since 1988 and has been a Managing Director since 2000. In addition to working for Bain Capital Partners, LLC, he also held senior operating roles of several Bain Capital portfolio companies including Chief Executive Officer of Dade Behring, Inc., President of Executone Business Systems, Inc., and President of Holson Burnes Group, Inc. Prior to 1988, he held several senior management positions in the Mergers & Acquisitions Support Group of PricewaterhouseCoopers. Mr. Barnes presently serves on several boards including Ideal Standard, Sigma Kalon, CRC Health Group, Accellent and Unisource. He is also active in numerous community activities including being a member of the Board of Director’s of Make-A-Wish Foundation of Massachusetts, the United Way of Massachusetts Bay, the Trust Board of Children’s Hospital in Boston, the Syracuse University School of Management Corporate Advisory Council and the Executive Committee of the Young President’s Organization in New England. He received a B.S. from Syracuse University and is a Certified Public Accountant.
     Richard J. Bressler is a Managing Director of Thomas H. Lee Partners, L.P. Prior to joining Thomas H. Lee Partners, L.P., Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom Inc., with responsibility for managing all strategic, financial, business development and technology functions. Prior to that, Mr. Bressler served in various capacities with Time Warner Inc., including as Chairman and Chief Executive Officer of Time Warner Digital Media. He also served as Executive Vice President and Chief Financial Officer of Time Warner Inc. Before joining Time Inc., Mr. Bressler was a partner with the accounting firm of Ernst & Young. Mr. Bressler is currently a director of American Media, Inc., Gartner, Inc., The Nielsen Company and Warner Music Group.
     Charles A. Brizius is a Managing Director of Thomas H. Lee Partners, L.P. Prior to joining Thomas H. Lee Partners, L.P., Mr. Brizius worked in the Corporate Finance Department at Morgan Stanley & Co. Incorporated. Mr. Brizius has also worked as a securities analyst at The Capital Group Companies, Inc. and as an accounting intern at Coopers & Lybrand. Mr. Brizius is currently a director of Ariel Holdings Ltd. and Spectrum Brands, Inc. His prior directorships include Big V Supermarkets, Inc., Eye Care Centers of America, Inc., Front Line Management Companies, Inc., Houghton Mifflin Company, TransWestern Publishing, United Industries Corporation and Warner Music Group. Mr. Brizius holds a B.B.A., magna cum laude, in Finance and Accounting from Southern Methodist University and an M.B.A. from the Harvard Graduate

School of Business Administration. Mr. Brizius presently serves as President of the Board of Trustees of The Institute of Contemporary Art, Boston, Trustee of the Buckingham Browne & Nichols School and Board Member of The Steppingstone Foundation — a non-profit organization that develops programs which prepare urban schoolchildren for educational opportunities that lead to college.
     John Connaughton has been a Managing Director of Bain Capital Partners, LLC since 1997 and a member of the firm since 1989. He has played a leading role in transactions in the media, technology and medical industries. Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company, Inc., where he advised Fortune 500 companies. Mr. Connaughton currently serves as a director of Warner Music Group Corp., AMC Theatres, SunGard Data Systems, Hospital Corporation of America (HCA), Quintiles Transnational Corp., MC Communications (PriMed), Warner Chilcott, CRC Health Group and The Boston Celtics. He also volunteers for a variety of charitable organizations, serving as a member of The Berklee College of Music Board of Trustees and the UVa McIntire Foundation Board of Trustees. Mr. Connaughton received a B.S. in commerce from the University of Virginia and an M.B.A. from the Harvard Graduate School of Business Administration.
     Ed Han first joined Bain Capital Partners, LLC in 1998, and is currently a Principal of the firm. Prior to joining Bain Capital Partners, LLC, Mr. Han was a consultant at McKinsey & Company. Mr. Han received a B.A. from Harvard College and an M.B.A. from the Harvard Graduate School of Business Administration.
     Jonathon S. Jacobson founded Highfields Capital Management, a Boston-based investment firm that currently manages over $11 billion for endowments, foundations and high net worth individuals, in July 1998. Prior to founding Highfields, he was a senior equity portfolio manager at Harvard Management Company, Inc. for eight years. At HMC, Mr. Jacobson concurrently managed both a U.S. and an Emerging Markets equity fund. Prior to that, Mr. Jacobson spent three years in the Equity Arbitrage Group at Lehman Brothers and two years in investment banking at Merrill Lynch in New York. Mr. Jacobson received an M.B.A. from the Harvard Business School in 1987 and graduated magna cum laude with a B.S. in Economics from the Wharton School, University of Pennsylvania in 1983. In September 2007, he was named to the Asset Managers’ Committee of the President’s Working Group on Financial Markets, which was formed to foster a dialogue with the Federal Reserve Board and Department of the Treasury on issues of significance to the investment industry. He is Trustee of Brandeis University, where he is a member of both the Executive and Investment Committees, and Gilman School, where he also serves on the investment committee. He also serves on the boards of the Birthright Israel Foundation and Facing History and Ourselves and is a member of the Board of Dean’s Advisors at the Harvard Business School.
     Ian K. Loring is a Managing Director at Bain Capital Partners, LLC. Since joining the firm in 1996, Mr. Loring has played a leading role in prominent media, technology and telecommunications investments such as Warner Music Group, Pro Seiben Sat 1 Media AG, Advertising Directory Solutions, Cumulus Media Partners, Eschelon Telecom, NXP Technologies and Therma-Wave. Currently, Mr. Loring sits on the Board of Directors of Warner Music Group and NXP Technologies. He also volunteers for a variety of non-profit organizations. Prior to joining Bain Capital, Mr. Loring was a Vice President of Berkshire Partners, with experience in its specialty manufacturing, technology and retail industries. Previously, Mr. Loring worked in the Corporate Finance department at Drexel Burnham Lambert. He received an M.B.A. from Harvard Business School and a B.A. from Trinity College.
     Scott M. Sperling is Co-President of Thomas H. Lee Partners, L.P. Mr. Sperling’s current and prior directorships include Hawkeye Holdings, Thermo Fisher Corp., Warner Music Group,

Experian Information Solutions, Fisher Scientific, Front Line Management Companies, Inc., Houghton Mifflin Co., The Learning Company, LiveWire, LLC, PriCellular Corp., ProcureNet, ProSiebenSat.1, Tibbar, LLC, Wyndham Hotels and several other private companies. Prior to joining Thomas H. Lee Partners, L.P., Mr. Sperling was Managing Partner of The Aeneas Group, Inc., the private capital affiliate of Harvard Management Company, for more than ten years. Before that he was a senior consultant with the Boston Consulting Group. Mr. Sperling is also a director of several charitable organizations including the Brigham & Women’s / Faulkner Hospital Group, The Citi Center for Performing Arts and Wang Theater and Harvard Business School’s Rock Center for Entrepreneurship.
     Kent R. Weldon is a Managing Director of Thomas H. Lee Partners, L.P. Prior to joining Thomas H. Lee Partners, L.P., Mr. Weldon worked at Morgan Stanley & Co. Incorporated in the Financial Institutions Group. Mr. Weldon also worked at Wellington Management Company, an institutional money management firm. Mr. Weldon is currently a director of Michael Foods, Nortek Inc. and Progressive Moulded Products. His prior directorships include FairPoint Communications, Inc. and Fisher Scientific. Mr. Weldon holds a B.A., summa cum laude, in Economics and Arts and Letters Program for Administrators from the University of Notre Dame and an M.B.A. from the Harvard Graduate School of Business Administration.
     L. Lowry Mays is the founder of Clear Channel and was its Chairman and Chief Executive Officer from February 1997 to October 2004. Since that time, Mr. L. Lowry Mays has served as Clear Channel’s Chairman of the Board. He has been one of its directors since Clear Channel’s inception. Mr. L. Lowry Mays is the father of Mark P. Mays, currently Clear Channel’s Chief Executive Officer, and Randall T. Mays, currently Clear Channel’s President/Chief Financial Officer.
     Paul J. Meyer has served as the Global President/Chief Operating Officer for Clear Channel Outdoor Holdings, Inc. (formerly Eller Media) since April 2005. Prior thereto, he was the President/Chief Executive Officer for Clear Channel Outdoor Holdings, Inc.
     John E. Hogan was appointed Chief Executive Officer of Clear Channel Radio in August 2002. Prior thereto he was Chief Operating Officer of Clear Channel Radio.
Employment Agreements
     Each of the employment agreements discussed below provides for severance and change-in-control payments as more fully described under the heading “—Potential Post-Employment Payments” in this offering memorandum. The employment agreements also restrict the ability of L. Lowry Mays, Mark P. Mays and Randall T. Mays to engage in business activities that compete with the business of CCM Parent for a period of two years following certain terminations of their employment.
L. Lowry Mays
     Upon consummation of the Transactions, L. Lowry Mays is expected to be employed by CCM Parent as its Chairman Emeritus. Mr. L. Lowry Mays’ employment agreement provides for a term of five years and will be automatically extended for consecutive one-year periods unless terminated by either party. Mr. L. Lowry Mays will receive an annual salary of $250,000 and benefits and perquisites consistent with his existing arrangement with Clear Channel. Mr. L.

Lowry Mays also will be eligible to receive an annual bonus in an amount to be determined by the Board of Directors of CCM Parent, in its sole discretion, provided, however, that if in any year CCM Parent achieves at least 80% of the budgeted OIBDAN for the given year, Mr. L. Lowry Mays’ annual bonus for that year will be no less than $1,000,000. Mr. L. Lowry Mays also will be bound by customary covenants not to compete and not to solicit employees during the term of his agreement.
Mark P. Mays
     Upon consummation of the Transactions, Mark P. Mays is expected to be employed by CCM Parent as its Chief Executive Officer. Mr. Mark P. Mays’ employment agreement provides for a term of five years and will be automatically extended for consecutive one-year periods unless 12 months prior notice of non-renewal is provided by the terminating party. Mr. Mark P. Mays will receive an annual base salary of not less than $895,000 and benefits and perquisites consistent with his existing arrangement with Clear Channel (including “gross-up” payments for excise taxes that may be payable by Mr. Mark P. Mays). Mr. Mark P. Mays also will be eligible to receive an annual bonus in an amount to be determined by the Board of Directors of CCM Parent, in its sole discretion, provided, however, that if in any year CCM Parent achieves at least 80% of the budgeted OIBDAN for the given year, Mr. Mark P. Mays’ annual bonus for that year will be no less than $6,625,000. Mr. Mark P. Mays also will be bound by customary covenants not to compete and not to solicit employees during the term of his agreement and for two years following termination. Additionally, upon the consummation of the Transactions, Mr. Mark P. Mays will receive an equity incentive award pursuant to CCM Parent’s equity incentive plan of options to purchase shares of CCM Parent stock equal to 2.5% of the fully diluted equity of CCM Parent and will be issued restricted shares of CCM Parent Class A common stock with a value equal to $20 million.
Randall T. Mays
     Upon consummation of the Transactions, Randall T. Mays is expected to be employed by CCM Parent as its President. Mr. Randall T. Mays’ employment agreement provides for a term of five years and will be automatically extended for consecutive one-year periods unless 12 months prior notice of non-renewal is provided by the terminating party. Mr. Randall T. Mays will receive an annual base salary of not less than $868,333 and benefits and perquisites consistent with his existing arrangement with Clear Channel (including “gross-up” payments for excise taxes that may be payable by Mr. Randall T. Mays). Mr. Randall T. Mays also will be eligible to receive an annual bonus in an amount to be determined by the Board of Directors of CCM Parent, in its sole discretion, provided, however, that if in any year CCM Parent achieves at least 80% of the budgeted OIBDAN for the given year, Mr. Randall T. Mays’ annual bonus for that year will be no less than $6,625,000. Mr. Randall T. Mays also will be bound by customary covenants not to compete and not to solicit employees during the term of his agreement and for two years following termination. Additionally, upon the consummation of the Transactions, Mr. Randall T. Mays will receive an equity incentive award pursuant to CCM Parent’s equity incentive plan of options to purchase shares of CCM Parent stock equal to 2.5% of the fully diluted equity of CCM Parent and will be issued restricted shares of CCM Parent Class A common stock with a value equal to $20 million.
     We will indemnify each of L. Lowry Mays, Mark P. Mays and Randall T. Mays from any losses incurred by them because they were made a party to a proceeding as a result of their being an officer of CCM Parent. Furthermore, any expenses incurred by them in connection with any such action shall be paid by us in advance upon request that we pay such expenses, but only in the event that they shall have delivered in writing to us (i) an undertaking to reimburse us for such expenses with respect to which they are not entitled to indemnification, and (ii) an affirmation of their good faith belief that the standard of conduct necessary for indemnification by us has been met.
     We define OIBDAN to mean net income adjusted to exclude non-cash compensation expense and the following: results of discontinued operations; minority interest expense, net of tax; income tax benefit (expense); other income (expense) — net; merger expenses; equity in earnings of nonconsolidated affiliates; interest expense; gain on disposition of assets—net; and depreciation and amortization.
Paul J. Meyer
     Paul J. Meyer’s current employment agreement expires on August 5, 2008 and will automatically extend one day at a time thereafter, unless terminated by either party. The agreement provides for Mr. Meyer to be the President and Chief Operating Officer of CCOH for a base salary in the contract year beginning August 5, 2007, of $650,000, subject to additional annual raises thereafter in accordance with CCOH’s policies. Mr. Meyer’s current annual base salary is $675,000. Mr. Meyer is also eligible to receive a performance bonus as decided at the sole discretion of the Board of Directors and the compensation committee of CCOH.
     Mr. Meyer may terminate his employment at any time upon one year’s written notice. CCOH may terminate Mr. Meyer’s employment without “Cause” upon one year’s written notice. “Cause” is narrowly defined in the agreement. If Mr. Meyer is terminated without “Cause,” he is entitled to receive a lump sum payment of accrued and unpaid base salary and prorated bonus, if any, and any payments to which he may be entitled under any applicable employee benefit plan. Mr. Meyer is prohibited by his employment agreement from activities that compete with CCOH for one year after he leaves CCOH and he is prohibited from soliciting CCOH employees for employment for 12 months after termination regardless of the reason for termination of employment.
John E. Hogan
     Effective February 1, 2004, Clear Channel Broadcasting, Inc. (“CCB”), a subsidiary of Clear Channel, entered into an employment agreement with John E. Hogan as President and Chief Executive Officer, Clear Channel Radio. The initial term of the agreement ended on January 31, 2006; however, the agreement, by its terms, automatically extends one day at a time until terminated by either party.
     Mr. Hogan’s current annual base salary is $775,000 and he will be eligible for additional annual raises commensurate with company policy. No later than March 31 of each calendar year during the term, Mr. Hogan is eligible to receive a performance bonus. Mr. Hogan is also entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees may participate.
     Mr. Hogan is prohibited by the agreement from activities that compete with CCB or its affiliates for one year after he leaves CCB, and he is prohibited from soliciting CCB’s employees for employment for 12 months after termination regardless of the reason for termination of employment. However, after Mr. Hogan’s employment with CCB has terminated, upon receiving written permission from the Board of Directors of CCB, Mr. Hogan shall be permitted to engage in competing activities that would otherwise be prohibited by his employment agreement if such activities are determined in the sole discretion of the Board of Directors of CCB in good faith to be immaterial to the operations of CCB, or any subsidiary or affiliate thereof, in the location in question. Mr. Hogan is also prohibited from using CCB’s confidential information at any time following the termination of his employment in competing, directly or indirectly, with CCB.
     Mr. Hogan is entitled to reimbursement of reasonable attorney’s fees and expenses and full indemnification from any losses related to any proceeding to which he may be made a party by reason of his being or having been an officer of CCB or any of its subsidiaries (other than any dispute, claim, or controversy arising under or relating to his employment agreement).
Potential Post-Employment Payments
Mark P. Mays and Randall T. Mays
     The new employment agreements for each of Mark P. Mays and Randall T. Mays, which will be effective upon consummation of the Transactions, provide for the following severance and change-in-control payments in the event that we terminate their employment without “Cause” or if the executive terminates for “Good Reason.”
     Under each executive agreement, “Cause” is defined as the executive’s (i) willful and continued failure to perform his duties, following 10 days notice of the misconduct, (ii) willful misconduct that causes material and demonstrable injury, monetarily or otherwise, to CCM Parent, the Sponsors or any of their respective affiliates, (iii) conviction of, or plea of nolo contendere to, a felony or any misdemeanor involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to CCM Parent, the Sponsors or any of their respective affiliates, (iv) committing any act of fraud, embezzlement, or other act of dishonesty against CCM Parent or its affiliates, that causes material and demonstrable injury, monetarily or otherwise, to CCM Parent, the Sponsors or any of their respective affiliates, and (v) breach of any of the restrictive covenants in the agreement.
     The term “Good Reason” includes, subject to certain exceptions, (i) a reduction in the executive’s base pay or annual incentive compensation opportunity, (ii) substantial diminution of the executive’s title, duties and responsibilities, (iii) failure to provide the executive with the use of a company provided aircraft for personal travel, and (iv) transfer of the executive’s primary workplace outside the city limits of San Antonio, Texas. Neither an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by us within 10 days after receipt of notice thereof given by executive nor the consummation of the Transactions alone will constitute “Good Reason.”
     If the executive is terminated by us without Cause or the executive resigns for Good Reason, then the executive will receive (i) a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination, a prorated bonus (determined by reference to the executive’s bonus opportunity for the year in which the termination occurs) and accrued vacation pay through the date of termination, and (ii) a lump-sum cash payment equal to three times the sum of the executive’s base salary and bonus (using the bonus paid to executive for the year prior to the year in which termination occurs).

     In addition, in the event that the executive’s employment is terminated by us without Cause or by the executive for Good Reason, we shall maintain in full force and effect, for the continued benefit of the executive, his spouse and his dependents for a period of three years following the date of termination, the medical, hospitalization, dental, and life insurance programs in which the executive, his spouse and his dependents were participating immediately prior to the date of termination, at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by executive for such benefits) as existed immediately prior to the date of termination. However, if the executive, his spouse, or his dependents cannot continue to participate in our programs providing such benefits, we shall arrange to provide the executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs. The aggregate value of these continued benefits are capped at $50,000, even if the cap is reached prior to the end of the three-year period.
     If the executive’s employment is terminated by us for Cause or by the executive other than for Good Reason, (i) we will pay the executive his base salary, bonus and his accrued vacation pay through the date of termination, as soon as practicable following the date of termination, (ii) we will reimburse the executive for reasonable expenses incurred, but not paid prior to such termination of employment, and (iii) the executive shall be entitled to any other rights, compensation and/or benefits as may be due to the executive in accordance with the terms and provisions of any of our agreements, plans, or programs.
     During any period in which the executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the executive shall continue to receive his full base salary until his employment is terminated. If, as a result of the executive’s incapacity due to physical or mental illness, the executive shall have been substantially unable to perform his duties hereunder for an entire period of six consecutive months, and within 30 days after written notice of termination is given after such six-month period, the executive shall not have returned to the substantial performance of his duties on a full-time basis, CCM Parent will have the right to terminate his employment for disability. In the event the executive’s employment is terminated for disability, CCM Parent will pay to the executive his base salary, bonus and accrued vacation pay through the date of termination. If the executive’s employment is terminated by his death, CCM Parent will pay in a lump sum to the executive’s beneficiary, legal representatives, or estate, as the case may be, the executive’s base salary, bonus and accrued vacation pay through the date of his death.
L. Lowry Mays
     The new employment agreement for L. Lowry Mays, which will be effective upon consummation of the Transactions, provides for the following severance and change-in-control payments in the event that CCM Parent terminates his employment without “Extraordinary Cause” during the initial five-year term of the agreement.
     Under Mr. L. Lowry Mays’ agreement, “Extraordinary Cause” is defined as the executive’s (i) willful misconduct that causes material and demonstrable injury to CCM Parent, and (ii) conviction of a felony or other crime involving moral turpitude.
     If Mr. L. Lowry Mays is terminated by us without Extraordinary Cause then he will receive (i) a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination, a prorated bonus (determined by reference to the executive’s bonus opportunity for the year in which the termination occurs) and accrued vacation pay through the date of termination, and (ii) a lump-sum cash payment equal to the base salary and bonus to which the executive would otherwise have been entitled to had he remained employed for the remainder of the then current term.
Paul J. Meyer
     Either party may terminate Paul J. Meyer’s employment with CCOH for any reason upon one year’s prior written notice. If Mr. Meyer’s employment is terminated by CCOH for “Cause,” CCOH will, within 90 days, pay in a lump sum to Mr. Meyer his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). A termination for “Cause” must be for one or more of the following reasons: (i) conduct by Mr. Meyer constituting a material act of willful misconduct in connection with the performance of his duties, including violation of CCOH’s policy on sexual harassment, misappropriation of funds or property of CCOH, or other willful misconduct as determined in the sole discretion of CCOH, (ii) continued, willful and deliberate non-performance by Mr. Meyer of his duties under his employment agreement (other than by reason of Mr. Meyer’s physical or mental illness, incapacity, or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance, (iii) Mr. Meyer’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure, (iv) a criminal or civil conviction of Mr. Meyer, a plea of nolo contendere by Mr. Meyer, or other conduct by Mr. Meyer that, as determined in the sole discretion of the Board of Directors, has resulted in, or would result in if he were retained in his position with CCOH, material injury to the reputation of CCOH, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude, (v) a breach by Mr. Meyer of any of the provisions of his employment agreement, or (vi) a violation by Mr. Meyer of CCOH’s employment policies.
     If Mr. Meyer’s employment with CCOH is terminated by CCOH without Cause, CCOH will, within 90 days after the effective date of the termination, pay in a lump sum to Mr. Meyer (i) his accrued and unpaid base salary and pro rated bonus, if any, and (ii) any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). Additionally, Mr. Meyer will receive a total of $600,000, paid pro rata over a one-year period in accordance with CCOH’s standard payroll schedule and practices, as consideration for Mr. Meyer’s post-termination non-compete and non-solicitation obligations.
     If Mr. Meyer’s employment with CCOH terminates by reason of his death, CCOH will, within 90 days, pay in a lump sum to such person as Mr. Meyer shall designate in a notice filed with CCOH or, if no such person is designated, to Mr. Meyer’s estate, Mr. Meyer’s accrued and unpaid base salary and prorated bonus, if any, and any payments to which Mr. Meyer’s spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). If Mr. Meyer’s employment with CCOH terminates by reason of his disability (defined as Mr. Meyer’s incapacity due to physical or mental illness such that Mr. Meyer is unable to perform his duties under this Agreement on a full-time basis for more than 90 days in any 12-month period, as determined by CCOH), CCOH shall, within 90 days, pay in a lump sum to Mr. Meyer his accrued and unpaid base salary and prorated bonus, if any, and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
John E. Hogan
     Either party may terminate John E. Hogan’s employment with CCB for any reason upon one year’s prior written notice. If Mr. Hogan’s employment is terminated by CCB for “Cause,” CCB will, within 45 days, pay in a lump sum to Mr. Hogan his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). A termination for “Cause” must be for one or more of the following reasons: (i) conduct by Mr. Hogan constituting a material act of willful misconduct in connection with the performance of his duties, including violation of CCB’s policy on sexual harassment, misappropriation of funds or property of CCB, or other willful misconduct as determined in the sole reasonable discretion of CCB, (ii) continued, willful and deliberate non-performance by Mr. Hogan of his duties under his employment agreement (other than by reason of Mr. Hogan’s physical or mental illness, incapacity, or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance, (iii) Mr. Hogan’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure, (iv) a criminal or civil conviction of Mr. Hogan, a plea of nolo contendere by Mr. Hogan, or other conduct by Mr. Hogan that, as determined in the sole reasonable discretion of the Board of Directors, has resulted in, or would result in if he were retained in his position with CCB, material injury to the reputation of CCB, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude, (v) a material breach by Mr. Hogan of any of the provisions of his employment agreement, or (vi) a material violation by Mr. Hogan of CCB’s employment policies.
     If Mr. Hogan’s employment with CCB is terminated by CCB without Cause, CCB will pay Mr. Hogan his base salary and pro rated bonus, if any, for the remainder of the one-year notice period and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). In addition, CCB will pay Mr. Hogan $1,600,000 over three years commencing on the effective date of the termination and in accordance with CCB’s standard payroll practices as consideration for certain non-compete obligations. If Mr. Hogan’s employment with CCB is terminated by Mr. Hogan, CCB will (i) pay Mr. Hogan his base salary and pro rated bonus, if any, for the remainder of the one-year notice period and (ii) pay Mr. Hogan his then current base salary for a period of one year in consideration for certain non-compete obligations.
     If Mr. Hogan’s employment with CCB terminates by reason of his death, CCB will, within 45 days, pay in a lump sum to such person as Mr. Hogan shall designate in a notice filed with CCB or, if no such person is designated, to Mr. Hogan’s estate, Mr. Hogan’s accrued and unpaid base salary and prorated bonus, if any, and any payments to which Mr. Hogan’s spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). If Mr. Hogan’s employment with CCB terminates by reason of his disability (defined as Mr. Hogan’s incapacity due to physical or mental illness such that Mr. Hogan is unable to perform his duties under this Agreement on a full-time basis for more than 90 days in any 12-month period, as determined by CCB), CCB shall, within 45 days, pay in a lump sum to Mr. Hogan his accrued and unpaid base salary and prorated bonus, if any, and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
CCM Parent Equity Incentive Plan
     In connection with, and prior to, the consummation of the Transactions, CCM Parent will adopt a new equity incentive plan, under which participating employees will be eligible to receive options to acquire stock or other equity interests and/or restricted share interests in CCM Parent. This new equity incentive plan will permit the grant of options covering 10.7% of the fully diluted equity of CCM Parent immediately after consummation of the Transactions (with exercise prices set at fair market value for shares issuable upon exercise of such options, which for initial grants we contemplate would be tied to the price paid by the Sponsors for such securities). It is contemplated by the parties to the Letter Agreement that, at the closing of the Transactions, a significant majority of the options or other equity securities permitted to be issued under the new equity incentive plan will be granted. As part of this grant, Messrs. Mark P. Mays and Randall T. Mays will each receive grants of options equal to 2.5% of the fully diluted equity of CCM Parent and other officers and employees of Clear Channel will receive grants of options equal to 4.0% of the fully diluted equity of CCM Parent. It is anticipated that the option grants contemplated by the Letter Agreement and the shares that they cover would be subject to one or more stockholder agreements that Merger Sub expects to enter into with Mark P. Mays, Randall T. Mays, our other officers and employees who receive such grants and certain other parties, including L. Lowry Mays, CCM Parent, Clear Channel Capital IV, LLC (“CCC IV”) and Clear Channel Capital V,L.P. (“CCC V”). After this initial grant, the remaining 1.7% of the fully diluted equity subject to the new equity incentive plan will remain available for future grants to employees. Of the options or other equity securities to be granted to Messrs. Mark P. Mays and Randall T. Mays under the new equity incentive plan at the closing of the Transactions, 50% will vest solely based upon continued employment (with 25% vesting on the third anniversary of the grant date, 25% vesting on the fourth anniversary of the grant date and 50% vesting on the fifth anniversary of the grant date) and the remaining 50% will vest based both upon continued employment and upon the achievement of predetermined performance targets set by CCM Parent’s Board of Directors. Of the option grants to other employees of Clear Channel, including officers of Clear Channel, 33.34% will vest solely upon continued employment (with 20% vesting annually over five years) and the remaining 66.66% will vest both upon continued employment and the achievement of predetermined performance targets. All options granted at closing will have an exercise price equal to the fair market value at the date of grant, which we contemplate to be the same price per share paid by the Sponsors in connection with the Transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
After the Transactions, the outstanding capital stock of CCM Parent will be owned as follows:
•	up to 30% of CCM Parent’s outstanding capital stock and voting power (assuming that there is no issuance of additional equity consideration and excluding any shares of Class A common stock of CCM Parent held by our management as a result of certain rollover investments described below) will be held in the form of shares of Class A common stock issued to former Clear Channel shareholders who elect to receive shares of Class A common stock in connection with the merger; and

•	the remaining shares of outstanding capital stock of CCM Parent (approximately 70% assuming that there is no issuance of additional equity consideration and that our shareholders elect to receive the maximum permitted amount of stock consideration in the merger, subject to reduction on account of equity securities of CCM Parent held by our management described below) will be held in the form of Class B common stock and Class C common stock issued to affiliates of the Sponsors as part of the equity financing.
     In connection with the merger agreement, the Fincos and Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays entered into the Letter Agreement, pursuant to which Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays agreed to roll over unrestricted common stock, restricted equity securities and “in the money” stock options exercisable for common stock of Clear Channel, with an aggregate value of approximately $45 million, in exchange for equity securities of CCM Parent (based upon the per share price paid by the Sponsors for shares of CCM Parent in connection with the merger).
     In connection with the Transactions and pursuant to the Letter Agreement, Messrs. Mark P. Mays and Randall T. Mays committed to a rollover exchange pursuant to which they will surrender a portion of the equity securities of Clear Channel they own, with a value of $10 million ($20 million in the aggregate), in exchange for $10 million worth of the equity securities of CCM Parent ($20 million in the aggregate, based upon the per share price paid by the Sponsors for shares of CCM Parent in connection with the merger). In May 2007, Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays and certain members of our management received grants of restricted equity securities of Clear Channel. Each of Messrs. Mark P. Mays and Randall T. Mays’ May 2007 equity grants, individually valued at approximately $2.9 million, will be used to reduce their respective $10 million rollover commitments. The remainder of Messrs. Mark P. Mays and Randall T. Mays’ rollover commitments will be satisfied through the rollover of a combination of unrestricted common stock of Clear Channel and “in the money” stock options exercisable for common stock of Clear Channel in exchange for equity securities of CCM Parent.
     Furthermore, in connection with the Transactions and pursuant to the Letter Agreement, Mr. L. Lowry Mays committed to a rollover exchange pursuant to which he will surrender a portion of the equity securities of Clear Channel he owns, with an aggregate value of $25 million, in exchange for $25 million worth of the equity securities of CCM Parent (based upon the per share price paid by the Sponsors for shares of CCM Parent in connection with the merger). Mr. L. Lowry Mays’ May 2007 equity grant, valued at approximately $1.4 million, will be used to reduce his $25 million rollover commitment. The remainder of Mr. L. Lowry Mays’ rollover commitment will be satisfied through the rollover of a combination of unrestricted common stock of Clear Channel and “in the money” stock options exercisable for common stock of Clear Channel in exchange for equity securities of CCM Parent.

     Pursuant to the Letter Agreement and the escrow agreement, by May 28, 2008, each of Messrs. L. Lowry Mays, Mark P. Mays and Randall T. Mays deposited into escrow unrestricted shares of Clear Channel common stock and vested Clear Channel stock options that will be used to satisfy a portion of the foregoing equity commitments.
     In addition to the foregoing rollover arrangements, upon the consummation of the Transactions and pursuant to the Letter Agreement, Messrs. Mark P. Mays and Randall T. Mays will each receive a grant of approximately $20 million worth of shares of Class A common stock of CCM Parent, subject to certain vesting requirements, pursuant to their new employment arrangements with CCM Parent. Furthermore, each of Mr. Mark P. Mays and Mr. Randall T. Mays will receive grants of options equal to 2.5% of the fully diluted equity of CCM Parent upon the consummation of the Transactions.
     The merger agreement contemplates that the Fincos and CCM Parent may agree to permit certain members of our management to elect that some of their outstanding shares of our common stock, including shares issuable upon conversion of our outstanding options, and shares of our restricted stock be converted into shares or options to purchase shares of CCM Parent Class A common stock following the consummation of the merger. We contemplate that such conversions, if any, would be based on the fair market value on the date of conversion, which we contemplate to be the per share price paid by the Sponsors for shares of CCM Parent in connection with the merger, and would also, in the case of our stock options, preserve the aggregate spread value of the rolled options. As of the date of this offering memorandum, except for the Letter Agreement and with respect to shares of restricted stock discussed below, no member of our management nor any of our directors has entered into any agreement, arrangement, or understanding regarding any such arrangements. However, unvested options to acquire a maximum of 225,704 shares of Clear Channel common stock that are not “in the money” on the date of the merger may not, by their terms, be cancelled prior to their stated expiration date; the Fincos and Merger Sub have agreed to allow these stock options to be converted into stock options to acquire shares of CCM Parent Class A common stock.
     The Fincos and Merger Sub have informed us that they anticipate converting approximately 625,000 shares of Clear Channel restricted stock held by management and employees pursuant to the May 2007 equity grants into CCM Parent Class A common stock on a one-for-one basis. Such CCM Parent Class A common stock will continue to vest ratably on each of the next three anniversaries of the date of grant in accordance with their terms. The Fincos and Merger Sub have also informed us that they anticipate offering to certain members of our management and certain of our employees the opportunity to purchase up to an aggregate of $15 million of equity interests in CCM Parent (based upon the per share price paid by the Sponsors for shares of CCM Parent in connection with the merger).
Other than with respect to 580,361 shares of our common stock included within Mr. L. Lowry Mays’ rollover commitment described above, shares of CCM Parent Class A common stock issued pursuant to the foregoing arrangements will not reduce the shares of CCM Parent Class A common stock available for issuance as stock consideration.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Management Agreement
     In connection with the Transactions, we expect to become party to a management agreement with the Sponsors and CCM Parent, pursuant to which the Sponsors will provide management and financial advisory services. Pursuant to the management agreement, we will pay the Sponsors a transaction fee of up to $87.5 million at closing. Thereafter we may pay additional management fees to the Sponsors or their affiliates for such services, although no such management fee has been agreed upon to date, and any such additional fees will be subject to approval by independent directors as and to the extent required under arrangements to be entered into pursuant to the Voting Agreement with the Highfields Funds and Highfields Management, described below.
Stockholders Agreement
     Merger Sub expects, prior to the consummation of the Transactions, to enter into a stockholders agreement with CCM Parent, certain of our executive officers and directors who are expected to become stockholders of CCM Parent (including Mark P. Mays, Randall T. Mays and L. Lowry Mays), CCC IV and CCC V, a newly-formed limited partnership that is jointly controlled by affiliates of the Sponsors and is expected to hold all of the shares of CCM Parent’s Class C common stock that will be outstanding upon the consummation of the Transactions. It is anticipated that the stockholders agreement, among other things, (i) would specify how the parties would vote in elections to the Board of Directors of CCM Parent, (ii) restrict the transfer of shares subject to the agreement, (iii) include the ability of CCC IV to compel the parties to sell their shares in a change-of-control transaction or participate in a recapitalization of CCM Parent, (iv) give the parties the right to subscribe for their pro rata share of proposed future issuances of equity securities by CCM Parent or its subsidiaries to the Sponsors or their affiliates, (v) require the parties to agree to customary lock-up agreements in connection with underwritten public offerings and (vi) provide the parties with customary demand and “piggy-back” registration rights. CCM Parent, CCC IV and CCC V also expect to enter into a separate agreement with Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays that would set forth terms and conditions under which certain of their shares of CCM Parent common stock would be repurchased by CCM Parent following the termination of their employment (through the exercise of a “call option” by CCM Parent or a “put option” by Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays, as applicable). Any shares of CCM Parent common stock that Mark P. Mays, Randall T. Mays, L. Lowry Mays or their estate-planning entities should acquire pursuant to stock elections would not be subject to the stockholders agreement.
Voting Agreement
     As contemplated by the Voting Agreement entered into with the Highfields Funds and Highfields Management, the Sponsors, Merger Sub and CCM Parent will enter into an agreement under which CCM Parent will agree that neither it nor any of its subsidiaries will enter into or effect any affiliate transaction between CCM Parent or of one of its subsidiaries, on the one hand, and any Sponsor or any other private investment fund under common control with either Sponsor (collectively, the “principal investors”), on the other hand, without the prior approval of either a majority of the independent directors of CCM Parent or a majority of the then-outstanding shares of Class A common stock of CCM Parent (excluding for purposes of such calculation from both (i) the votes cast and (ii) the outstanding shares of Class A common stock, all shares held at that time by any principal investor, any affiliate of a principal investor, or members of management and directors of CCM Parent whose beneficial ownership information is required to be disclosed in filings with the SEC pursuant to Item 403 of

Regulation S-K (the “public shares”)). Such agreement will become effective as of the effective time of the merger and expire upon the earlier of (i) an underwritten public offering and sale of CCM Parent’s common stock which results in aggregate proceeds in excess of $250 million to CCM Parent and after which CCM Parent’s common stock is listed on NASDAQ’s National Market System or another national securities exchange (a “qualified public offering”) and (ii) the consummation of a certain transaction resulting in a change of control (as defined in the agreement and summarized below) of CCM Parent. The following are not deemed to be affiliate transactions for purposes of the agreement described in this paragraph: (i) any commercial transaction between CCM Parent or any of its subsidiaries, on the one hand, and any portfolio company in which any principal investor or any affiliate of a principal investor has a direct or indirect equity interest, on the other, so long as such transaction was entered into on an arms’-length basis; (ii) any purchase of bank debt or securities by a principal investor or an affiliate of a principal investor or any transaction between a principal investor or affiliate of a principal investor on the one hand, and CCM Parent or one of its subsidiaries, on the other hand, related to the ownership of bank debt or securities, provided such purchase or transaction is on terms (except with respect to relief from all or part of any underwriting or placement fee applicable thereto) comparable to those consummated within an offering made to unaffiliated third parties; (iii) the payment by CCM Parent or one of its subsidiaries of up to $87.5 million in transaction fees to the principal investors or their affiliates in connection with the transactions contemplated by the merger agreement; (iv) any payment of management, transaction, monitoring, or any other fees to the principal investors or their affiliates pursuant to an arrangement or structure whereby the holders of public shares of CCM Parent are made whole for the portion of such fees paid by CCM Parent that would otherwise be proportionate to their share holdings; and (v) any transaction to which a principal investor or an affiliate thereof is a party in its capacity as a stockholder of CCM Parent that is offered generally to other stockholders of CCM Parent (including the holders of shares of Class A common stock of CCM Parent) on comparable or more favorable terms.
     A change of control of CCM Parent will be deemed to have occurred upon the occurrence of any of the following: (i) any consolidation or merger of CCM Parent with or into any other corporation or other entity, or any other corporate reorganization or transaction (including the acquisition of stock of CCM Parent), in which the direct and indirect stockholders of CCM Parent immediately prior to such consolidation, merger, reorganization, or transaction, own stock either representing less than 50% of the economic interests in and less than 50% of the voting power of CCM Parent or other surviving entity immediately after such consolidation, merger, reorganization, or transaction or that does not have, through the ownership of voting securities, by agreement or otherwise, the power to elect a majority of the entire Board of Directors of CCM Parent or other surviving entity immediately after such consolidation, merger, reorganization, or transaction, excluding any bona fide primary or secondary public offering; (ii) any stock sale or other transaction or series of related transactions, after giving effect to which in excess of 50% of CCM Parent’s voting power is owned by any person or entity and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the SEC under the Exchange Act), other than the principal investors and their respective affiliates, excluding any bona fide primary or secondary public offering; or (iii) a sale, lease, or other disposition of all or substantially all of the assets of CCM Parent.
     The agreement described above terminates upon the earliest of the termination of the merger agreement, a qualified public offering and the consummation of a change of control (as defined therein). Other than as described in the prior sentence, such agreement may not be terminated, amended, supplemented, or otherwise modified without the prior written approval of either (i) a majority of the independent directors of CCM Parent elected by the holders of Class A common stock of CCM Parent, or (ii) a majority of the then-outstanding public shares.

Intercompany Notes
     On November 10, 2005, we entered into a cash management arrangement with CCOH whereby we provide day-to-day cash management services. As part of this arrangement, substantially all of the cash generated from CCOH’s domestic operations is transferred daily into Clear Channel accounts and, in return, we fund certain of CCOH’s operations. This arrangement is evidenced by tandem cash management notes issued by Clear Channel to CCOH and by CCOH to Clear Channel. Each of the cash management notes is a demand obligation; however, we are not under any contractual commitment to advance funds to CCOH beyond the amounts outstanding under the note. The consummation of the Transactions will not permit CCOH to terminate these arrangements and we may continue to use the cash flows of the domestic operations of CCOH for our own general corporate purposes pursuant to the terms of the existing cash management and intercompany arrangements between us and CCOH, which may include making payments on our indebtedness.
     On August 2, 2005, CCOH distributed a note in the original principal amount of $2.5 billion to us as a dividend. This note matures on August 2, 2010 and may be prepaid in whole or in part at any time. The note accrues interest at a variable per annum rate equal to our weighted average cost of debt, calculated on a monthly basis. This note is mandatorily payable upon a change of control of CCOH and, subject to certain exceptions, all proceeds from new debt issued or equity raised by CCOH must be used to prepay such note. At March 31, 2008, the interest rate on the $2.5 billion note was 5.8%.
     The $2.5 billion note requires CCOH to comply with various negative covenants, including restrictions on the following activities: incurring consolidated funded indebtedness (as defined in the note), excluding intercompany indebtedness, in a principal amount in excess of $400 million at any one time outstanding; creating liens; making investments; entering into sale and leaseback transactions (as defined in the note), which when aggregated with consolidated funded indebtedness secured by liens, will not exceed an amount equal to 10% of CCOH’s total consolidated stockholders’ equity (as defined in the note) as shown on its most recently reported annual audited consolidated financial statements; disposing of all or substantially all of its assets; entering into mergers and consolidations; declaring or making dividends or other distributions; repurchasing its equity; and entering into transactions with its affiliates.

DESCRIPTION OF OTHER INDEBTEDNESS
Senior Secured Credit Facilities
Overview
     On May 13, 2008, Merger Sub entered into senior secured credit facilities with a syndicate of institutional lenders and financial institutions. Following the consummation of the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity, the Company will succeed to and assume the obligations of Merger Sub under the senior secured credit facilities. The following is a summary of the terms of our senior secured credit facilities.
     Our senior secured credit facilities will consist of:
•	a $1,425 million term loan A facility, subject to adjustment as described below, with a maturity of six years;

•	a $10,700 million term loan B facility with a maturity of seven years and six months;

•	a $706 million term loan C—asset sale facility, subject to reduction as described below, with a maturity of seven years and six months;

•	$1,250 million delayed draw term loan facilities with maturities of seven years and six months, up to $750 million of which may be drawn on or after the closing date to purchase or repay our outstanding senior notes due 2010, and the remainder of which will be available after the closing date to purchase or repay our outstanding 4.25% senior notes due 2009; and

•	a $2,000 million revolving credit facility with a maturity of six years, including a letter of credit sub-facility and a swingline loan sub-facility.
     The aggregate amount of the term loan A facility will be the sum of $1,115 million plus the excess of $750 million over the borrowing base availability under our receivables based credit facility on the closing of the Transactions. The aggregate amount of our receivables based credit facility will correspondingly be reduced by the excess of $750 million over the borrowing base availability on the closing of the Transactions. Assuming that the borrowing base availability under the receivables based credit facility is $440 million, the term loan A facility would be $1,425 million and the aggregate receivables based credit facility (without regard to borrowing base limitations) would be $690 million. However, our actual borrowing base availability may be greater or less than this amount.
     To the extent specified assets are sold after March 27, 2008 and prior to the closing of the Transactions, actual borrowings under the term loan C—asset sale facility will be reduced by the net cash proceeds received therefrom. Proceeds from the sale of specified assets after the closing of the Transactions will be applied to prepay our term loan C—asset sale facility (and thereafter to prepay any remaining term loan facilities) without right of reinvestment under our senior secured credit facilities. In addition, if the net proceeds of any other asset sales are not reinvested, but instead applied to prepay the senior secured credit facilities, such proceeds would first be applied to our term loan C—asset sale facility and thereafter pro rata to the remaining term loan facilities.
     After the consummation of the Transactions, we may raise incremental term loans or incremental commitments under the revolving credit facility of up to (a) $1.5 billion, plus (b) the excess, if any, of (x) 0.65 times pro forma consolidated adjusted EBITDA (as calculated in the manner provided in the senior secured credit facilities documentation), over (y) $1.5 billion, plus

(c) the aggregate amount of principal payments made in respect of the term loans under the senior secured credit facilities (other than mandatory prepayments with net cash proceeds of certain asset sales). Availability of such incremental term loans or revolving credit commitments is subject, among other things, to the absence of any default, pro forma compliance with the financial covenant and the receipt of commitments by existing or additional financial institutions.
     All borrowings under our senior secured credit facilities following the closing of the Transactions are subject to the satisfaction of customary conditions, including the absence of any default and the accuracy of representations and warranties.
     Proceeds of our term loans and borrowings under our revolving credit facility on the closing date of the Transactions will, together with other sources of funds described under “Offering Memorandum Summary—Sources and Uses,” be used to finance the Transactions. Proceeds of the revolving credit facility, swingline loans and letters of credit will also be available following the closing of the Transactions to provide financing for working capital and general corporate purposes.
     After giving effect to the Transactions, we will be the primary borrower under the senior secured credit facilities, except that certain of our domestic restricted subsidiaries may be co-borrowers under a portion of the term loan facilities. We will also have the ability to designate one or more of our foreign restricted subsidiaries in certain jurisdictions as borrowers under the revolving credit facility, subject to certain conditions and sublimits. Consistent with our international cash management practices, at or promptly after the consummation of the Transactions, we expect one of our foreign subsidiaries to borrow $80 million under the revolving credit facility’s sublimit for foreign based subsidiary borrowings to refinance our existing foreign subsidiary intercompany borrowings.
Interest Rate and Fees
     Borrowings under our senior secured credit facilities will bear interest at a rate equal to an applicable margin plus, at our option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the federal funds effective rate from time to time plus 0.50%, or (ii) a Eurodollar rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.
     The applicable margin percentages applicable to our term loan facilities and the revolving credit facility will initially be the following percentages per annum:
•	with respect to loans under the term loan A facility and the revolving credit facility, (i) 2.40%, in the case of base rate loans and (ii) 3.40%, in the case of Eurodollar loans; and

•	with respect to loans under the term loan B facility, term loan C—asset sale facility and delayed draw term loan facilities, (i) 2.65%, in the case of base rate loans and (ii) 3.65%, in the case of Eurodollar loans.
Beginning with the date of delivery of financial statements for the first full fiscal quarter completed after the closing of the Transactions, the applicable margin percentages will be subject to adjustments based upon our leverage ratio.
     We are required to pay each revolving credit lender a commitment fee in respect of any unused commitments under the revolving credit facility, which initially will be 0.50% per annum until the date of delivery of financial statements for the first full fiscal quarter completed after the closing of the Transactions and thereafter subject to adjustment based on our leverage ratio. We are also required to pay each delayed draw term facility lender a commitment fee in respect of any undrawn commitments under the delayed draw term facilities, which initially will be 1.825% per annum until the delayed draw term facilities are fully drawn or commitments thereunder terminated.
Prepayments
     Our senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:
•	50% (which percentage will be reduced to 25% and to 0% based upon our leverage ratio) of our annual excess cash flow (as calculated in accordance with the senior secured credit facilities), less any voluntary prepayments of term loans and revolving credit loans (to the extent accompanied by a permanent reduction of the commitment) and subject to customary credits;

•	100% of the net cash proceeds of sales or other dispositions (including casualty and condemnation events) of specified assets being marketed for sale, subject to certain exceptions;

•	100% (which percentage will be reduced to 75% and 50% based upon our leverage ratio) of the net cash proceeds of sales or other dispositions by us or our wholly-owned restricted subsidiaries (including casualty and condemnation events) of assets other than specified assets being marketed for sale, subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds of any incurrence of certain debt, other than debt permitted under our senior secured credit facilities.
The foregoing prepayments with the net cash proceeds of certain incurrences of debt and annual excess cash flow will be applied (i) first to the term loans other than the term loan C—asset sale facility loans (on a pro rata basis) and (ii) second to the term loan C—asset sale facility loans, in each case to the remaining installments thereof in direct order of maturity. The foregoing prepayments with the net cash proceeds of the sale of assets (including casualty and condemnation events) will be applied (i) first to the term loan C—asset sale facility loans and (ii) second to the other term loans (on a pro rata basis), in each case to the remaining installments thereof in direct order of maturity.
     We may voluntarily repay outstanding loans under our senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurodollar loans.
Amortization of Term Loans
     We are required to repay the loans under our term loan facilities as follows:
•	the term loan A facility will amortize in quarterly installments commencing on the first interest payment date after the second anniversary of the closing date in annual amounts equal to 5% of the original funded principal amount of such facility in years three and four, 10% thereafter, with the balance being payable on the final maturity date of such term loans; and

•	the term loan B facility, term loan C—asset sale facility and delayed draw term loan facilities will amortize in quarterly installments on the first interest payment date after the third anniversary of the closing date, in annual amounts equal to 2.5% of the original funded principal amount of such facilities in years four and five and 1% thereafter, with the balance being payable on the final maturity date of such term loans.
Collateral and Guarantees
      Our senior secured credit facilities will be guaranteed by our immediate parent company and each of our existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.
     All obligations under our senior secured credit facilities, and the guarantees of those obligations, will be secured, subject to permitted liens and other exceptions, by:
•	a first-priority lien on the capital stock of the Company;

•	100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing our Existing Notes;

•	certain specified assets of the Company and the guarantors that do not constitute “principal property” (as defined in the indenture governing our Existing Notes), including certain specified assets being marketed for sale;

•	certain specified assets of the Company and the guarantors that constitute “principal property” (as defined in the indenture governing our Existing Notes) securing obligations under the senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing our Existing Notes; and

•	a second-priority lien on the accounts receivable and related assets securing our receivables based credit facility.
     The obligations of any foreign subsidiaries of the Company that are borrowers under the revolving credit facility will also be guaranteed by certain of their material wholly-owned restricted subsidiaries, and secured by substantially all assets of all such borrowers and guarantors, subject to permitted liens and other exceptions.
Conditions and Termination
     Availability under our senior secured credit facilities is subject to the following closing conditions:
•	the receipt of executed counterparts of the definitive credit agreement by Clear Channel Capital I, LLC, the Company and each subsidiary co-borrower;

•	the consummation of the merger in accordance with the merger agreement;

•	the absence of amendments or waivers to certain provisions of the merger agreement in a manner materially adverse to the lenders without their consent; and

•	the receipt of equity contributions (including the value of all equity of CCM Parent issued to our existing shareholders and management in connection with the Transactions) in an amount determined in accordance with the senior secured credit facilities, but in any event not less than $3 billion.
     The lenders may terminate their commitments under the senior secured credit facilities if the foregoing conditions are not satisfied by 11:59 p.m., New York City time, on the earliest of (i) the 20th business day following the receipt of the Requisite Shareholder Approval (as defined in the merger agreement), (ii) the 20th business day following the failure to obtain the Requisite Shareholder Approval at a duly held Shareholders’ Meeting (as defined in the merger agreement) after giving effect to all adjournments and postponements thereof, (iii) five business days following the termination of the merger agreement or (iv) December 31, 2008 (the “Termination Date”); provided, that if (A) the Requisite Shareholder Approval is obtained and (B) any regulatory approval required in connection with the consummation of the merger has not been obtained (or has lapsed and not been renewed) or any waiting period under applicable antitrust laws has not expired (or has restarted and such new period has not expired), then the Termination Date will automatically be extended until the 20th business day following receipt of all such approvals (or renewals), but in no event later than March 31, 2009. If as of the Termination Date there is a dispute among any of the parties to the escrow agreement, dated as of May 13, 2008 (the “escrow agreement”), with respect to the disposition of any escrow funds (as defined in the escrow agreement), Merger Sub may, by written notice to the administrative agent, extend the Termination Date until the fifth business day after the final resolution of such dispute by a court of competent jurisdiction or mutual resolution by the parties to such dispute; provided, that the Termination Date with respect to any lender will occur on the date such lender withdraws its portion of the escrow funds pursuant to the escrow agreement.
Certain Covenants and Events of Default
     Our senior secured credit facilities require us to comply on a quarterly basis with a maximum consolidated senior secured net debt to adjusted EBITDA (as calculated in accordance with the senior secured credit facilities) ratio. This financial covenant will become more restrictive over time. In addition, our senior secured credit facilities include negative covenants that, subject to significant exceptions, limit our ability and the ability of our restricted subsidiaries to, among other things:
•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change our lines of business.
     Our senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the senior secured credit facilities documentation, the failure of collateral under the security documents for our senior secured credit facilities, the failure of our senior secured credit facilities to be senior debt under the subordination provisions of certain of our subordinated debt and a change of control. If an event of default occurs, the lenders under our senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under our senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Receivables Based Credit Facility
Overview
     On May 13, 2008, Merger Sub entered into a receivables based credit facility with a syndicate of institutional lenders and financial institutions. Following the consummation of the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity, the Company will succeed to and assume the obligations of Merger Sub under the secured credit facilities. The following is a summary of terms of our receivables based credit facility.
     Our receivables based credit facility provides revolving credit commitments in an amount equal to the initial borrowing on the closing date plus $250 million, up to a maximum of $1,000 million, subject to a borrowing base. The borrowing base at any time will equal 85% of our and certain of our subsidiaries’ eligible accounts receivable. Our receivables based credit facility will include a letter of credit sub-facility and a swingline loan sub-facility. The maturity of our receivables based credit facility is six years. Assuming a borrowing base of $440 million at closing, total commitments under the receivables based credit facility will be $690 million. Actual borrowing base availability may be greater or less than $440 million.
     In addition, we may request increases to our receivables based credit facility in an aggregate amount not exceeding $750 million. Availability of such increases to our receivables based credit facility is subject to, among other things, the absence of any default and the receipt of commitments by existing or additional financial institutions.
     All borrowings under our receivables based credit facility following the closing of the Transactions are subject to the absence of any default, the accuracy of representations and warranties and compliance with the borrowing base. In addition, borrowings under our receivables based credit facility following the closing date will be subject to compliance with a minimum fixed charge coverage ratio of 1.0:1.0 if excess availability under the receivables based credit facility is less than $50 million, or if aggregate excess availability under the receivables based credit facility and revolving credit facility is less than 10% of the borrowing base.
     Proceeds of the borrowings under our receivables based credit facility on the closing date of the Transactions will, together with other sources of funds described under “Offering Memorandum Summary—Sources and Uses,” be used to finance the Transactions. Proceeds of our receivables based credit facility, swingline loans and letters of credit will also be available following the closing of the Transactions to provide financing for working capital and general corporate purposes.
     After giving effect to the Transactions, we and certain subsidiary borrowers will be the borrowers under the receivables based credit facility. We will have the ability to designate one or more of our restricted subsidiaries as borrowers under our receivables based credit facility. The receivables based credit facility loans and letters of credit will be available in United States dollars.

Interest Rate and Fees
     Borrowings under our receivables based credit facility will bear interest at a rate equal to an applicable margin plus, at our option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the federal funds effective rate from time to time plus 0.50%, or (ii) a Eurodollar rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.
     The applicable margin percentage applicable to our receivables based credit facility will initially be (i) 1.40%, in the case of base rate loans and (ii) 2.40%, in the case of Eurodollar loans. Beginning with the date of delivery of financial statements for the first full fiscal quarter completed after the closing of the Transactions, the applicable margin percentage will be subject to adjustments based upon our leverage ratio.
     We will be required to pay each lender a commitment fee in respect of any unused commitments under our receivables based credit facility, which initially will be 0.375% per annum until the date of delivery of financial statements for the first full fiscal quarter completed after the closing of the Transactions and thereafter subject to adjustment based on our leverage ratio.
Prepayments
     If at any time the sum of the outstanding amounts under our receivables based credit facility (including the letter of credit outstanding amounts and swingline loans thereunder) exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under our receivables based credit facility, we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess.
     We may voluntarily repay outstanding loans under our receivables based credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurodollar loans.
Collateral and Guarantees
     Our receivables based credit facility will be guaranteed by, subject to certain exceptions, the guarantors of our senior secured credit facilities. All obligations under our receivables based credit facility, and the guarantees of those obligations, will be secured by a perfected first-priority security interest in all of our and all of the guarantors’ accounts receivable and related assets and proceeds thereof, subject to permitted liens and certain exceptions.
     Our receivables based credit facility includes negative covenants, representations, warranties, events of default, conditions precedent and termination provisions substantially similar to those governing our senior secured credit facilities.
Existing Indebtedness
     We anticipate that $4,275 million aggregate principal amount of our existing senior notes will remain outstanding following the closing of the Transactions. The aggregate principal amount of our existing senior notes to remain outstanding assumes the repurchase of $750 million of our outstanding senior notes due 2010. Our existing senior notes bear interest at fixed rates ranging from 4.25% to 7.65%, have maturities through 2027 and contain provisions, including limitations on certain liens and sale and leaseback transactions, customary for investment grade debt securities. We also anticipate that $119 million aggregate principal amount of our subsidiary indebtedness will remain outstanding following the closing of the Transactions. The aggregate principal amount of subsidiary indebtedness to remain outstanding assumes the repurchase of $645 million aggregate principal amount of AMFM Operating Inc.’s outstanding 8.0% senior notes due 2008. Approximately $4 million principal amount of such subsidiary indebtedness is an obligation of the guarantors of our new senior secured credit facilities and receivables based credit facility. All financial and other covenants related to substantially all of such indebtedness are being eliminated in connection with the tender offer related to such indebtedness.

DESCRIPTION OF THE NOTES
General
     Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the term “Issuer” refers to BT Triple Crown Merger Co., Inc. (the “merger sub”) and, following the merger (the “merger”) of the merger sub with and into Clear Channel Communications, Inc. (“Clear Channel”), to only Clear Channel as the surviving corporation in the merger and not to any of its Subsidiaries, and (ii) the terms “we,” “our” and “us” each refer to the Issuer, its successors and their respective consolidated Subsidiaries, assuming completion of the merger.
     The Issuer will issue $2,310,000,000 of notes, consisting of $980,000,000 aggregate principal amount of 10.75% senior cash pay notes due 2016 (the “Senior Cash Pay Notes”) and $1,330,000,000 aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016 (together with any PIK Notes (as defined under “Principal, Maturity and Interest”) issued in respect thereof, the “Senior Toggle Notes” and, together with the Senior Cash Pay Notes, the “Notes”). The Issuer will issue the Notes under an indenture to be dated as of the Issue Date (the “Indenture”) among the Issuer, Law Debenture Trust Company of New York, as trustee (the “Trustee”), and Deutsche Bank Trust Company Americas, as paying agent (the “Paying Agent”), registrar and transfer agent. The Notes will be issued in private transactions that are not subject to the registration requirements of the Securities Act. The terms of the Indenture include those stated therein and will include those made part thereof by reference to the Trust Indenture Act. The Senior Cash Pay Notes and the Senior Toggle Notes will each be issued as a separate class, but, except as otherwise provided below, will be treated as a single class for all purposes of the Indenture.
     The following description is only a summary of the material provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the provisions of that agreement, including the definitions therein of certain terms used below. We urge you to read the Indenture because that agreement, not this description, defines your rights as Holders of the Notes.
Brief Description of Notes
The Notes:

•	will be unsecured senior obligations of the Issuer;

•	will be pari passu in right of payment with all existing and future unsubordinated Indebtedness (including the Senior Credit Facilities and the Existing Senior Notes);

•	will be effectively subordinated to all existing and future Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Indebtedness (including the Senior Credit Facilities);

•	will be senior in right of payment to all Subordinated Indebtedness of the Issuer;

•	will be initially guaranteed by Holdings and each of the Issuer’s Restricted Subsidiaries that guarantee the General Credit Facilities (i) on an unsecured senior subordinated basis with respect to such Guarantor’s guarantee under Designated Senior Indebtedness and (ii) on a senior unsecured basis with respect to all of the applicable Guarantor’s existing and future unsecured senior debt other than such Guarantor’s guarantee under Designated Senior Indebtedness; and

•	will be subject to registration with the SEC pursuant to the Registration Rights Agreement.
Guarantees
     The Guarantors, as primary obligors and not merely as sureties, will initially jointly and severally irrevocably and unconditionally guarantee, on an unsecured senior subordinated basis solely with respect to any Designated Senior Indebtedness, and on an unsecured senior basis in all other instances, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture or a supplemental indenture.
     Holdings and each Restricted Subsidiary that is a Domestic Subsidiary that guarantees the General Credit Facilities will initially guarantee the Notes, subject to release as provided below and in the ABL Facility. Each Guarantor’s Guarantees of the Notes will be a general unsecured obligation of such Guarantor, will be subordinated to such Guarantor’s guarantee under any Designated Senior Indebtedness, will be pari passu in right of payment with all other existing and future unsubordinated Indebtedness of such Guarantor, and will be effectively subordinated to all secured Indebtedness of each such entity to the extent of the value of the assets securing such Indebtedness and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. The Notes will be structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Issuer that do not guarantee the Notes.
     Not all of the Issuer’s Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute or contribute, as the case may be, any of their assets to a Guarantor. None of the Issuer’s Foreign Subsidiaries, non-Wholly-Owned Subsidiaries, special purpose Subsidiaries, Securitization Subsidiaries, any Receivables Subsidiary or any other Subsidiary that does not guarantee the General Credit Facilities will guarantee the Notes. On a pro forma basis after giving effect to the Transactions, the non-guarantor Subsidiaries would have accounted for approximately $3.4 billion, or 49%, of our total net revenue, approximately $1.1 billion, or 46%, of our EBITDA (as such term is described and used in “Offering Memorandum Summary”) and approximately $983 million, or 43%, of our Adjusted EBITDA (as such term is described and used in “Offering Memorandum Summary”), in each case, for the last twelve months ended March 31, 2008, and approximately $12.7 billion, or 44%, of our total assets as of March 31, 2008. On a historical basis without giving pro forma effect to the Transactions, the non-guarantor Subsidiaries accounted for approximately 38% of our total assets as of March 31, 2008. The difference between the historical percentage and the pro forma percentage of total assets principally relates to the creation of significant goodwill and intangibles in connection with the application of purchase accounting for the Transactions. On a pro forma basis after giving effect to the Transactions, as of March 31, 2008, the non-guarantor Subsidiaries would have had $5.3 billion of total balance sheet liabilities (including trade payables) to which the Notes would have been structurally subordinated.
     The obligations of each Restricted Guarantor under its Guarantee will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law.
     Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other

Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.
     If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero.
     Each Guarantee by a Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:
     (1)(a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor which sale, exchange or transfer is made in a manner in compliance with the applicable provisions of the Indenture;
     (b) the release or discharge of the guarantee by such Guarantor of the General Credit Facilities or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;
     (c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or
     (d) the Issuer exercising its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in a manner not in violation of the terms of the Indenture; and
     (2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.
Ranking
     The payment of the principal of, premium, if any, and interest on the Notes by the Issuer will rank pari passu in right of payment to all unsubordinated Indebtedness of the Issuer, including the obligations of the Issuer under the Senior Credit Facilities.
     The payment of any Guarantee of the Notes will be subordinated to obligations of such Guarantor under its Designated Senior Indebtedness and will rank pari passu in right of payment to all other unsubordinated indebtedness of the relevant Guarantor.
     Each Guarantor’s obligations under its Guarantees of the Notes are subordinated to the obligations of that Guarantor under its Designated Senior Indebtedness. As such, the rights of Holders to receive payment pursuant to such Guarantee will be subordinated in right of payment to the rights of the holders of such Guarantor’s Designated Senior Indebtedness.
     Although the Indenture will contain limitations on the amount of additional Indebtedness that the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Designated Senior Indebtedness. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”
     No Guarantor is permitted to make any payment or distribution of any kind or character with respect to its Obligations under its Guarantee of the Notes if either of the following occurs (a “Payment Default”):
     (1) any Obligation on any Designated Senior Indebtedness of such Guarantor is not paid in full in cash when due; or
     (2) any other default on Designated Senior Indebtedness of such Guarantor occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;
unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, each Guarantor is permitted to make a payment or distribution under its Guarantee of the Notes if the Issuer and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.
     During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, no Guarantor is permitted to make any payment or distribution of any kind or character with respect to its Obligations under its Guarantee of the Notes for a period (a “ Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuer) of written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:
     (1) by written notice to the Trustee, the relevant Guarantor and the Issuer from the Person or Persons who gave such Blockage Notice;
     (2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or
     (3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.
     Notwithstanding the provisions described above (but subject to the subordination provisions of the immediately succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representatives of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness or a Payment Default has occurred and is continuing, each Guarantor is permitted to make any payment or distribution of any kind or character with respect to its Obligations under its Guarantee of the Notes after the end of such Payment Blockage Period. The Guarantees shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of Non-Payment Defaults with respect to Designated Senior Indebtedness during such period.

However, in no event may the total number of days during which any Payment Blockage Period or Periods on the Guarantees are in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to any Designated Senior Indebtedness and that was the basis for the initiation of such Payment Blockage Period will be, or be made, the basis for a subsequent Payment Blockage Period unless such default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of such initial Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).
     In connection with the Guarantees, in the event of any payment or distribution of the assets of a Guarantor upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to such Guarantor or its property:
     (1) the holders of Designated Senior Indebtedness of such Guarantor will be entitled to receive payment in full in cash of such Designated Senior Indebtedness before the Holders of the Notes are entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or related to, such Guarantor’s Guarantee of the Notes; and
     (2) until the Designated Senior Indebtedness of such Guarantor is paid in full in cash, any payment or distribution to which Holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Designated Senior Indebtedness as their interests may appear.
     If a distribution is made to Holders of the Notes that, due to the subordination provisions, should not have been made to them, such Holders of the Notes are required to hold it in trust for the holders of Designated Senior Indebtedness of the applicable Guarantor and pay it over to them as their interests may appear.
     The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Issuer to pay cash interest or principal (including any accretion) with respect to the Notes when due by their terms. If payment of the Notes is accelerated because of an Event of Default and a demand for payment is made on any Guarantor pursuant to its Guarantee, the Guarantors must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration, provided that any failure to give such notice shall have no effect whatsoever on the subordination provisions described herein. So long as any Designated Senior Indebtedness under the Senior Credit Facilities remains outstanding and the relevant Guarantor is a guarantor thereof, a Blockage Notice may be given only by the respective Representatives thereunder unless otherwise agreed to in writing by the requisite lenders named therein. If any Designated Senior Indebtedness of a Guarantor is outstanding, such Guarantor may not make any payment or distribution under its Guarantee of the Notes until five Business Days after the Representatives of all the issuers of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may make any payment or distribution under its Guarantee of the Notes only if the Indenture otherwise permits payment at that time.
     A Holder by its acceptance of Notes agrees to be bound by the provisions described in this section and authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee its attorney-in-fact for such purpose.
     By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Guarantor who are holders of Designated Senior Indebtedness of such Guarantor may recover more, ratably, than the Holders of the Notes, and creditors who are not holders of Designated Senior Indebtedness may recover less, ratably, than holders of Designated Senior Indebtedness and may recover more, ratably, than the Holders of the Notes.
     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of government securities held in trust by the Trustee for the payment of principal (including any accretion) of and interest on the Notes pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge,” if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions and the respective deposit in the trust was otherwise made in accordance with such provisions.
     The Notes will be effectively subordinated to all of the existing and future Secured Indebtedness of the Issuer and each Guarantor to the extent of the value of the assets securing such Indebtedness.
     Although the Indenture will contain limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be unsubordinated Indebtedness. See “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”
Paying Agent and Registrar for the Notes
     The Issuer will maintain one or more Paying Agents for each series of Notes. The initial Paying Agent for each series of Notes will be Deutsche Bank Trust Company Americas.
     The Issuer will also maintain a registrar in respect of each series of Notes, initially Deutsche Bank Trust Company Americas. If the Issuer fails to appoint a registrar the Trustee will act as such. The registrar for each series of Notes will maintain a register reflecting ownership of that series of Notes outstanding from time to time and will make payments on and facilitate transfer of those Notes on behalf of the Issuer.
     The Issuer may change the Paying Agents or the registrars without prior notice to the Holders. The Issuer, any Restricted Subsidiary or any Subsidiaries of a Restricted Subsidiary may act as a Paying Agent or registrar.
Transfer and Exchange
     A Holder may transfer or exchange Notes in accordance with the Indenture. Any registrar or the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
Principal, Maturity and Interest
     The Issuer will issue $2,310,000,000 of Notes, consisting of $980,000,000 in aggregate principal amount of Senior Cash Pay Notes and $1,330,000,000 in aggregate principal amount of

Senior Toggle Notes. The Notes will mature on August 1, 2016. Subject to compliance with the covenant described below under the caption “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional Notes from time to time after this offering under the Indenture (“Additional Notes”). In addition, in connection with the payment of PIK Interest or Partial PIK Interest in respect of the Senior Toggle Notes, the Issuer is entitled to, without the consent of the Holders, increase the outstanding principal amount of the Senior Toggle Notes or issue additional Senior Toggle Notes (the “PIK Notes”) under the Indenture on the same terms and conditions as the Senior Toggle Notes offered hereby (in each case, a “PIK Payment”). The Notes offered by the Issuer and any Additional Notes and PIK Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes and any PIK Notes that are actually issued and references to “principal amount” of the Notes include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment.
     Interest will accrue on the Notes from the Issue Date, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually using a 360-day year comprised of twelve 30-day months to Holders of record at the close of business on the January 15 or July 15 immediately preceding the interest payment date, on February 1 and August 1 of each year, commencing February 1, 2009. If a payment date is not on a Business Day at the place of payment, payment may be made at the place on the next succeeding Business Day and no interest will accrue for the intervening period.
     Interest on the Senior Toggle Notes will be paid in cash on the first interest payment date. For any other interest payment period, the Issuer may, at its option, elect to pay interest on the Senior Toggle Notes:
•	entirely in cash (“Cash Interest”);

•	entirely by increasing the principal amount of the outstanding Senior Toggle Notes or by issuing PIK Notes (“PIK Interest”); or

•	on 50% of the outstanding principal amount of the Senior Toggle Notes in cash and on 50% of the principal amount by increasing the principal amount of the outstanding Senior Toggle Notes or by issuing PIK Notes (“Partial PIK Interest”).
     The Issuer must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee and the Paying Agent no later than 10 business days prior to the beginning of such interest period. The Trustee or the Paying Agent shall promptly deliver a corresponding notice to the Holders. In the absence of such an election for any interest period, interest on the Senior Toggle Notes shall be payable according to the election for the previous interest period. Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of Notes as described under “Optional Redemption” or “Repurchase at the Option of Holders” shall be made solely in cash.
     Cash Interest on the Senior Toggle Notes will accrue at a rate of 11.00% per annum and be payable in cash. PIK Interest on the Senior Toggle Notes will accrue at a rate of 11.75% per annum and be payable (x) with respect to Senior Toggle Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of any outstanding global Senior Toggle Notes by an amount equal to the amount of PIK Interest or Partial PIK

Interest, as applicable, for the applicable interest period (rounded up to the nearest whole dollar) (or, if necessary, pursuant to the requirements of the depositary or otherwise, to authenticate new global notes executed by the Issuer with such increased principal amounts) and (y) with respect to Senior Toggle Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest or Partial PIK Interest, as applicable, for the applicable period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Issuer, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the registrar of Holders. In the event that the Issuer elects to pay Partial PIK Interest for any interest period, each Holder will be entitled to receive Cash Interest in respect of 50% of the principal amount of the Senior Toggle Notes held by such Holder on the relevant record date and Partial PIK Interest in respect of 50% of the principal amount of the Senior Toggle Notes held by such Holder on the relevant record date. Following an increase in the principal amount of the outstanding global Senior Toggle Notes as a result of a PIK Payment or Partial PIK Payment, the global Senior Toggle Notes will bear interest on such increased principal amount from and after the date of such PIK Payment or Partial PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Senior Toggle Notes issued pursuant to a PIK Payment will mature on August 1, 2016 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Senior Toggle Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description PIK on the face of such PIK Note.
     Interest on the Senior Cash Pay Notes will accrue at a rate of 10.75% per annum and be payable in cash.
     Special Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement for the Notes. Any Special Interest on the Notes will be payable in the same form elected by the Issuer for payment of interest for the applicable interest payment period. All references to the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Special Interest pursuant to the Registration Rights Agreement for the Notes.
     Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of Cash Interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and Cash Interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Paying Agent maintained for such purpose.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
     On August 1, 2015 (the “Special Redemption Date”), the Issuer will be required to redeem for cash a portion (the “Special Redemption Amount”) of Senior Toggle Notes equal to the product of (x) $30.0 million and (y) the lesser of (i) one and (ii) a fraction the numerator of which is the aggregate principal amount outstanding on the Special Redemption Date of the Senior Toggle Notes for United States federal income tax purposes and the denominator of which is $1,330,000,000, as determined by the Issuer in good faith and rounded to the nearest $2,000 (such redemption, the “Special Redemption”). The redemption price for each portion of a

Senior Toggle Note so redeemed pursuant to the Special Redemption will equal 100% of the principal amount of such portion plus any accrued and unpaid interest thereon to the Special Redemption Date.
     On the first interest payment date following the fifth anniversary of the “issue date” as defined in Treasury Regulation Section 1.1273-2(a)(2) of each series of Notes (i.e., the Senior Cash Pay Notes and Senior Toggle Notes), and on each interest payment date thereafter, the Issuer shall redeem a portion of the principal amount of each then outstanding Note in such series in an amount equal to the AHYDO Catch-Up Payment for such interest payment date with respect to such Note. The “AHYDO Catch-Up Payment” for a particular interest payment date with respect to each Note in a series means the minimum principal prepayment sufficient to ensure that as of the close of such interest payment date, the aggregate amount which would be includible in gross income with respect to such Note before the close of such interest payment date (as described in Section 163(i)(2)(A) of the Code) does not exceed the sum (described in Section 163(i)(2)(B) of the Code) of (i) the aggregate amount of interest to be paid on such Note (including for this purpose any AHYDO Catch-Up Payments) before the close of such interest payment date plus (ii) the product of the issue price of such Note as defined in Section 1273(b) of the Code (i.e., the first price at which a substantial amount of the Notes in such series is sold, disregarding for this purpose sales to bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers) and its yield to maturity (within the meaning of Section 163(i)(2)(B) of the Code), with the result that such Note is not treated as having “significant original issue discount” within the meaning of Section 163(i)(1)(C) of the Code; provided, however, for avoidance of doubt, that if the yield to maturity of such Note is less than the amount described in Section 163(i)(1)(B) of the Code, the AHYDO Catch-Up Payment shall be zero for each interest payment date with respect to such Note. It is intended that no Senior Cash Pay Note and that no Senior Toggle Note will be an “applicable high yield discount obligation” (an “AHYDO”) within the meaning of Section 163(i)(1) of the Code, and this provision will be interpreted consistently with such intent. The computations and determinations required in connection with any AHYDO Catch-Up Payment will be made by the Issuer in its good faith reasonable discretion and will be binding upon the Holders absent manifest error.
     The Issuer is not required to make any sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.
Optional Redemption Senior
Cash Pay Notes
     At any time prior to August 1, 2012, the Senior Cash Pay Notes may be redeemed or purchased (by the Issuer or any other Person), in whole or in part, upon notice as described under “Selection and Notice,” at a redemption price equal to 100% of the principal amount of Senior Cash Pay Notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest to the Redemption Date, subject to the rights of Holders of Senior Cash Pay Notes on the relevant record date to receive interest due on the relevant interest payment date. The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person.

     On and after August 1, 2012, the Senior Cash Pay Notes may be redeemed or purchased (by the Issuer or any other Person), at the Issuer’s option, in whole or in part, upon notice as described under “Selection and Notice,” at any time and from time to time at the redemption prices set forth below. The Issuer may provide in such notice that the payment of the redemption price and the performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. The Senior Cash Pay Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the Senior Cash Pay Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record of Senior Cash Pay Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on August 1 of each of the years indicated below:

Year	Percentage
2012	105.375%
2013	102.688%
2014 and thereafter	100.000%
     In addition, until August 1, 2011, the Issuer may, at its option, on one or more occasions, redeem up to 40% of the then outstanding aggregate principal amount of Senior Cash Pay Notes at a redemption price equal to 110.750% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer; provided that at least 50% of the sum of the aggregate principal amount of Senior Cash Pay Notes originally issued under the Indenture and any Additional Notes that are Senior Cash Pay Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.
     The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect thereto may be performed by another Person. Notice of any redemption upon any Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.
     The Trustee or the Paying Agent shall select the Notes to be purchased in the manner described under “Selection and Notice.”
Senior Toggle Notes
     At any time prior to August 1, 2012, the Senior Toggle Notes may be redeemed or purchased (by the Issuer or any other Person), in whole or in part, upon notice as described under “Selection and Notice,” at a redemption price equal to 100% of the principal amount of Senior Toggle Notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest to the Redemption Date, subject to the rights of Holders of Senior Toggle Notes on the relevant record date to receive interest due on the relevant interest payment date. The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person.

     On and after August 1, 2012, the Senior Toggle Notes may be redeemed or purchased (by the Issuer or any other Person), at the Issuer’s option, in whole or in part, upon notice as described under “Selection and Notice,” at any time and from time to time at the redemption prices set forth below. The Issuer may provide in such notice that the payment of the redemption price and the performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. The Senior Toggle Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the Senior Toggle Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record of Senior Toggle Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on August 1 of each of the years indicated below:

Year	Percentage
2012	105.500%
2013	102.750%
2014 and thereafter	100.000%
     In addition, until August 1, 2011, the Issuer may, at its option, on one or more occasions, redeem up to 40% of the then outstanding aggregate principal amount of Senior Toggle Notes (and any PIK Notes issued in respect thereof) at a redemption price equal to 111.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer; provided that at least 50% of the sum of the aggregate principal amount of Senior Toggle Notes originally issued under the Indenture and any Additional Notes that are Senior Toggle Notes issued under the Indenture after the Issue Date (but excluding PIK Notes) remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.
     The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect thereto may be performed by another Person. Notice of any redemption upon any Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. The Trustee or the Paying Agent shall select the Notes to be purchased in the manner described under “Selection and Notice.”
Repurchase at the Option of Holders
Change of Control
     The Notes will provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee, or otherwise in accordance with the procedures of DTC, with the following information:
     (1) that a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders — Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;
     (2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “ Change of Control Payment Date”);
     (3) that any Note not properly tendered will remain outstanding and continue to accrue interest;
     (4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;
     (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
     (6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the Paying Agent receives, not later than the close of business on the fifth Business Day preceding the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;
     (7) that the Holders whose Notes are being repurchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to a minimum of $2,000 or an integral multiple of $1,000 in principal amount; provided, however, that if PIK Notes are issued or PIK Interest or Partial PIK Interest is paid, the principal amount of such unpurchased portion may equal a minimum of $1.00 or an integral multiple of $1.00;
     (8) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and
     (9) the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow.
     The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes by the Issuer pursuant to a Change of

Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.
     On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,
     (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,
     (2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and
     (3) deliver, or cause to be delivered, to the Trustee for cancellation (and delivery to the Paying Agent) the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.
     The Senior Credit Facilities will, and future credit agreements or other agreements to which the Issuer becomes a party may, provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable and cause a Receivables Facility to be wound down.
     Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.
     The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, dispositions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants — Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.
     We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such

Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
     The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.
     Except as described in clause (11) of the second paragraph under “Amendment, Supplement and Waiver,” the provisions in the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified at any time with the written consent of the Holders of a majority in principal amount of the then outstanding Notes under the Indenture.
Asset Sales
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:
     (1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and
     (2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:
     (a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or that are owed to the Issuer or a Restricted Subsidiary, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,
     (b) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and
     (c) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $300.0 million at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value shall be deemed to be cash for purposes of this provision and for no other purpose.
     Within 18 months after the receipt of any Net Proceeds of any Asset Sale by the Issuer or any Restricted Subsidiary, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,
     (1) to permanently reduce:
     (a) Obligations under the Senior Credit Facilities and to correspondingly reduce commitments with respect thereto;
     (b) Obligations under Pari Passu Indebtedness (as defined below) that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;
     (c) Obligations under (i) Notes (to the extent such purchases are at or above 100% of the principal amount thereof) or (ii) any other Pari Passu Indebtedness of the Issuer or a Restricted Guarantor (and to correspondingly reduce commitments with respect thereto); provided that the Issuer shall equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase a pro rata amount of Notes at 100% of the principal amount thereof, plus accrued but unpaid interest; or
     (d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary; or
     (2) to (a) make an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) acquire properties, (c) make capital expenditures or (d) acquire other assets that, in the case of each of clauses (a), (b), (c) and (d) are either (x) used or useful in a Similar Business or (y) replace the businesses, properties and/or assets that are the subject of such Asset Sale;
     provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within the later of 18 months after receipt of such Net Proceeds and 180 days following such commitment; provided that if such commitment is cancelled or terminated after the later of such 18 month or 180 day period for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.
     Any Net Proceeds from any Asset Sale described in the preceding paragraph that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds with respect to the Notes exceeds $100.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu in right of payment with such Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of such Notes and the maximum aggregate principal amount (or accreted value, if less) of such Pari Passu Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000 thereof, or if PIK Notes are issued or PIK Interest or Partial PIK Interest is paid, a minimum of $1.00 and an integral multiple of $1.00, (in each case in aggregate principal amount) that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value, if applicable) plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $100.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee or otherwise in accordance with the procedures of DTC. The Issuer, in its sole discretion, may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 18 month period (or such longer period provided above) or with respect to Excess Proceeds of $100.0 million or less.
     To the extent that the aggregate principal amount of Notes and the aggregate principal amount (or accreted value, if applicable) of such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds with respect to the Notes, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of Notes and the aggregate principal amount (or accreted value, if applicable) of the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds with respect to the Notes, the Trustee or the Paying Agent shall select the Notes and the Issuer or the agent for such Pari Passu Indebtedness will select such other Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of the Notes and the aggregate principal amount (or accreted value, if applicable) of such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
     Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility, including under any Senior Credit Facility, or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.
     The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.
     Except as described in clause (11) of the second paragraph under “Amendment, Supplement and Waiver,” the provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the then outstanding Notes.
Selection and Notice
     If the Issuer is redeeming less than all of a series of Notes at any time, the Trustee or the Paying Agent will select the Notes of such series to be redeemed (a) if such Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason by lot or by such other method as the Trustee or the Paying Agent shall deem appropriate.
     Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to (x) each Holder of Notes to be redeemed at such Holder’s registered address, (y) to the Trustee to forward to each Holder of Notes to be redeemed at such Holder’s registered address, or (z) otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.
     The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Certain Covenants
     Set forth below are summaries of certain covenants that will be contained in the Indenture.
Limitation on Restricted Payments
     The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:
     (1) declare or pay any dividend or make any distribution or any payment having the effect thereof on account of the Issuer’s or any Restricted Subsidiary’s Equity Interests (in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger or consolidation other than:
     (a) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or
     (b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary of the Issuer, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;
     (2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;
     (3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness other than:

     (a) Indebtedness permitted under clause (8) of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or
     (b) the purchase, repurchase or other acquisition of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or
     (4) make any Restricted Investment
     (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
     (1) no Default shall have occurred and be continuing or would occur as a consequence thereof;
     (2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and
     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (c) thereof only), (6)(c) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):
     (a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on the first day of the fiscal quarter commencing after the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus
     (b) 100% of the aggregate net proceeds (including cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property) received by the Issuer or a Restricted Subsidiary since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:
     (i)(A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received from the sale of:
     (x) Equity Interests to members of management, directors or consultants of the Issuer, its Restricted Subsidiaries and any direct or indirect parent company of the Issuer, after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and
     (y) Designated Preferred Stock; and
     (B) to the extent such proceeds or other property are actually contributed to the capital of the Issuer or any Restricted Subsidiary, Equity Interests of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or
     (ii) debt of the Issuer or any Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Issuer or a direct or indirect parent company of the Issuer;
provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities sold to the Issuer or a Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus
     (c) 100% of the aggregate amount of net proceeds (including cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property) contributed to the capital of the Issuer following the Issue Date (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, (ii) by a Restricted Subsidiary and (iii) from any Excluded Contributions); plus
     (d) 100% of the aggregate amount of proceeds (including cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property) received by the Issuer or a Restricted Subsidiary by means of:
     (i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case with respect to Restricted Investments made after the Issue Date; or
     (ii) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a dividend or distribution from an Unrestricted Subsidiary after the Issue Date; plus
     (e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Issuer in good faith or if such fair market value may exceed $100.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent such Investment constituted a Permitted Investment.

     The foregoing provisions will not prohibit:
     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;
     (2)(a) the redemption, repurchase, retirement or other acquisition of any (i) Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or any Restricted Subsidiary or (ii) Equity Interests of any direct or indirect parent company of the Issuer, in the case of each of clause (i) and (ii), in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to the Issuer or a Restricted Subsidiary) of, Equity Interests of the Issuer, or any direct or indirect parent company of the Issuer to the extent contributed to the capital of the Issuer or any Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Issuer or a Restricted Subsidiary) of the Refunding Capital Stock, and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6)(a) or (b) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;
     (3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Restricted Subsidiary, as the case may be, which is incurred in compliance with “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:
     (a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, exchanged, acquired or retired and any fees and expenses incurred in connection with such redemption, repurchase, exchange, acquisition or retirement and the issuance of such new Indebtedness;
     (b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, exchanged, acquired or retired for value;
     (c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, exchanged, acquired or retired; and
     (d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

     (4) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director, officer or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any direct or indirect parent company of the Issuer in connection with any such repurchase, retirement or acquisition), or any stock subscription or shareholder agreement, including any Equity Interest rolled over by management of the Issuer or any direct or indirect parent company of the Issuer in connection with the Transactions; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $50.0 million with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $75.0 million in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed:
     (a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the capital of the Issuer, Equity Interests of any of the direct or indirect parent companies of the Issuer, in each case to employees, directors, officers or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date (other than Equity Interests the proceeds of which are used to fund the Transactions), to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus
     (b) the cash proceeds of key man life insurance policies received by the Issuer (or by any direct or indirect parent company to the extent actually contributed in cash to the Issuer) or any of its Restricted Subsidiaries after the Issue Date; less
     (c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);
and provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from employees, directors, officers or consultants of the Issuer, any of its Subsidiaries or its direct or indirect parent companies in connection with a repurchase of Equity Interests of the Issuer or any of the Issuer’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;
     (5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in accordance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
     (6)(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date, provided that the amount of dividends paid pursuant to this clause (a) shall not exceed the aggregate amount of cash actually received by the Issuer or a Restricted Subsidiary from the issuance of such Designated Preferred Stock;
     (b) a Restricted Payment to a direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of Restricted Payments paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the capital of the Issuer from the sale of such Designated Preferred Stock; or
     (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;
provided, however, that, in the case of each of (a), (b) and (c) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
     (7) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
     (8) the declaration and payment of dividends on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public Equity Offering of such common stock after the Issue Date, of up to 6% per annum of the net cash proceeds received by (or, in the case of a Restricted Payment to a direct or indirect parent entity, contributed to the capital of) the Issuer in or from any such public Equity Offering;
     (9) Restricted Payments that are made with Excluded Contributions;
     (10) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed $400.0 million;
     (11) distributions or payments of Receivables Fees and Securitization Fees;
     (12) any Restricted Payment used to fund or effect the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”, and any payments to holders of Equity Interests of the Issuer (immediately prior to giving effect to the Transactions) in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto;
     (13) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders — Change of Control” and “Repurchase at the Option of Holders — Asset Sales”; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;
     (14) the declaration and payment of dividends or the payment of other distributions by the Issuer or a Restricted Subsidiary to, or the making of loans or advances to, any of the

Issuer’s direct or indirect parent companies in amounts required for any direct or indirect parent companies to pay, in each case without duplication,
     (a) franchise taxes and other fees, taxes and expenses required to maintain their legal existence;
     (b) federal, foreign, state and local income or franchise and similar taxes; provided that, in each fiscal year, the amount of such payments shall not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of federal, foreign, state and local income or franchise taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate for such fiscal year (and to the extent of any amounts actually received in cash from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries);
     (c) customary salary, bonus and other benefits payable to directors, officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;
     (d) general operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;
     (e) amounts payable to the Investors pursuant to the Sponsor Management Agreement;
     (f) fees and expenses other than to Affiliates of the Issuer related to (i) any equity or debt offering of such parent entity (whether or not successful) and (ii) any Investment otherwise permitted under this covenant (whether or not successful);
     (g) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any direct or indirect parent of the Issuer; and
     (h) to finance Investments otherwise permitted to be made pursuant to this covenant; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment; (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (2) the merger of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by the covenant “— Merger, Consolidation or Sale of All or Substantially All Assets” below) in order to consummate such Investment; (C) such direct or indirect parent company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with the Indenture; (D) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (3) of the preceding paragraph; and (E) such Investment shall be deemed to be made by the Issuer or a Restricted Subsidiary by another provision of this covenant (other than pursuant to clause (10) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof);

     (15) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries;
     (16) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “— Merger, Consolidation or Sale of All or Substantially All Assets”; provided that as a result of such consolidation, merger or transfer of assets, the Issuer shall make a Change of Control Offer and that all Notes tendered by Holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;
     (17) any Restricted Payments relating to a Securitization Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Qualified Securitization Financing; and
     (18) purchase Equity Interests of CCO not owned by the Issuer or its Restricted Subsidiaries (whether by tender offer, open market purchase, merger or otherwise);
     provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (10), (15) and (17), no Default shall have occurred and be continuing or would occur as a consequence thereof.
     As of the Issue Date, all of the Subsidiaries of the Issuer will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to this covenant or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.
     Notwithstanding the foregoing provisions of this covenant, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, pay any cash dividend or make any cash distribution on, or in respect of, the Issuer’s Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Issuer or any direct or indirect parent of the Issuer for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of any direct or indirect parent of the Issuer for cash from, the Investors, or guarantee any Indebtedness of any Affiliate of the Issuer for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Issuer, in each case by means of utilization of the cumulative Restricted Payment credit provided by the first paragraph of this covenant, or the exceptions provided by clauses (1) or (10) of the second paragraph of this covenant or clause (12) of the definition of “Permitted Investments,” unless the most recent interest payment made by the Issuer was a Cash Interest payment and the Issuer has not made a PIK Election with respect to the next interest payment due and, in each case, such payment is otherwise in compliance with this covenant.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock
     The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an "incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer and the Restricted Guarantors will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer and the Restricted Guarantors may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 7.5 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available; provided, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $750.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this paragraph at such time.
     The foregoing limitations will not apply to:
     (1) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $16,770,638,000 outstanding at any one time, less the aggregate amount of proceeds received from the sale of any Securitization Assets made since the Issue Date;
     (2) the incurrence by the Issuer and any Restricted Guarantor of Indebtedness represented by the Notes (including any PIK Notes and any Guarantee, but excluding any Additional Notes);
     (3) the incurrence by the Issuer and any Restricted Guarantor of Indebtedness represented by the Exchange Notes and related guarantees of the Exchange Notes to be issued in exchange for the Notes (including any PIK Notes but excluding any Additional Notes) and Guarantees pursuant to the Registration Rights Agreement;
     (4) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));
     (5) Indebtedness (including Capitalized Lease Obligations) incurred or Disqualified Stock and Preferred Stock issued by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness incurred and Disqualified Stock and/or Preferred Stock issued and outstanding under this clause (5), not to exceed $150.0 million at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;
     (6) Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;
     (7) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of FIN 45 or in respect of acquired contingencies and contingent consideration recorded under FAS 141(R)) of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (7));
     (8) Indebtedness of the Issuer to a Restricted Subsidiary or a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that any such Indebtedness (other than pursuant to the CCU Mirror Note) owing by the Issuer or a Guarantor to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes or the Guarantee of the Notes, as the case may be; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);
     (9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or a Restricted Subsidiary or pursuant to any pledge of such Preferred Stock constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);
     (10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this covenant, exchange rate risk or commodity pricing risk;
     (11) obligations in respect of self-insurance, customs, stay, performance, bid, appeal and surety bonds and completion guarantees and other obligations of a like nature provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

     (12) (a) Indebtedness or Disqualified Stock of the Issuer or any Restricted Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor in an aggregate principal amount or liquidation preference equal to 200.0% of the net cash proceeds received by the Issuer and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of the covenant described under “— Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of the covenant described under “— Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof); provided, however, that any amounts in excess of 100.0% shall be Subordinated Indebtedness of the Issuer or any Restricted Subsidiary that has a Stated Maturity that is no earlier than 90 days after the Stated Maturity of the Notes or Disqualified Stock or Preferred Stock of any Restricted Subsidiary that has a Stated Maturity that is no earlier than 90 days after the Stated Maturity of the Notes, and (b) Indebtedness or Disqualified Stock of the Issuer or a Restricted Guarantor not otherwise permitted hereunder, and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $1,000.0 million (it being understood that any Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));
     (13) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness or issuance by the Issuer or any Restricted Subsidiary of Disqualified Stock or Preferred Stock which serves to extend, replace, refund, refinance, renew or defease:
     (a) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (2), (3), (4), (5), (12)(a) and (14) below, or
     (b) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease the Indebtedness, Disqualified Stock or Preferred Stock described in clause (a) above, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
     (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to

Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (except by virtue of prepayment of such Indebtedness),
     (B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and
     (C) shall not include:
     (i) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;
     (ii) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Guarantor; or
     (iii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;
and provided further that subclauses (A) and (B) of this clause (13) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness under a Credit Facility;
     (14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, either:
     (i) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of this covenant, or
     (ii) the Consolidated Leverage Ratio is less than the Consolidated Leverage Ratio immediately prior to such acquisition or merger;
     (15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;
     (16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

     (17)(a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or
     (b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such Restricted Subsidiary shall comply with the covenant described below under “Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;
     (18) Indebtedness of Foreign Subsidiaries of the Issuer in an amount not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (18) $250.0 million (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (18));
     (19) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, current or former officers, directors, employees and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer, a Restricted Subsidiary or any of their respective direct or indirect parent companies to the extent described in clause (4) of the second paragraph of the covenant described under “— Limitation on Restricted Payments”;
     (20) cash management obligations and Indebtedness in respect of netting services, employee credit card programs and similar arrangements in connection with cash management and deposit accounts; and
     (21) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business.
     For purposes of determining compliance with this covenant:
     (1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (21) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph; and
     (2) at the time of incurrence or any reclassification thereafter, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.
     Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this covenant.

     For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not (i) exceed the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.
     The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP.
     The Issuer will not, and will not permit any Restricted Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Issuer or such Restricted Guarantor (other than Indebtedness constituting Designated Senior Indebtedness), as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Restricted Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Restricted Guarantor, as the case may be. The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) unsubordinated Indebtedness as subordinated or junior to any other unsubordinated Indebtedness merely because it has a junior priority with respect to the same collateral.
Limitation on Modification of Existing Senior Notes
     The Issuer will not, and will not permit any of its Restricted Subsidiaries to, amend any of the Existing Senior Notes or the Existing Senior Notes Indenture, or any supplemental indenture in respect thereof, to create, incur or assume any Lien that secures any of the Existing Senior Notes other than to the extent permitted by the Senior Credit Facilities as in effect on the Issue Date.
Limitation on Layering
     The Issuer will not permit any Restricted Guarantor to, directly or indirectly, incur any Indebtedness that is subordinate in right of payment to any Designated Senior Indebtedness of such Restricted Guarantor, as the case may be, unless such Indebtedness is either:
     (1) equal in right of payment with the such Restricted Guarantor’s Guarantee of the Notes; or
     (2) expressly subordinated in right of payment to such Restricted Guarantor’s Guarantee of the Notes.

     The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) unsubordinated Indebtedness as subordinated or junior to any other unsubordinated Indebtedness merely because it has a junior priority with respect to the same collateral.
Liens
     The Issuer will not, and will not permit any Restricted Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or any Restricted Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:
     (1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or
     (2) in all other cases, the Notes or the Guarantees are equally and ratably secured.
     The foregoing shall not apply to (a) Liens securing the Notes (including PIK Notes) and the related Guarantees or the Exchange Notes (including PIK Notes issued in respect thereof) and related guarantees, (b) Liens securing Obligations under any Indebtedness and related guarantees under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (c) Liens incurred to secure Obligations in respect of any other Indebtedness permitted to be incurred pursuant to the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing Obligations permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 6.75 to 1.0.
     Any Lien created for the benefit of the Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clauses (1) and (2) above.
Merger, Consolidation or Sale of All or Substantially All Assets
     The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), and may not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:
     (1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;

     (2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;
     (3) immediately after such transaction, no Default exists;
     (4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, (a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (b) the Consolidated Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or less than such Consolidated Leverage Ratio immediately prior to such transaction;
     (5) each Restricted Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and
     (6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.
     The Successor Company will succeed to, and be substituted for the Issuer under the Indenture and the Notes, as applicable. Notwithstanding the foregoing, clauses (2), (3), (4), (5) and (6) above shall not apply to the Transactions (including the merger). Notwithstanding the foregoing clauses (3) and (4),
     (1) the Issuer or any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer or a Restricted Guarantor; and
     (2) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reorganizing the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.
     Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a guarantor, no Restricted Guarantor will, and the Issuer will not permit any Restricted Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or such Restricted Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:
     (1)(a) such Restricted Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Restricted Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the jurisdiction of organization of such Restricted Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Restricted Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

     (b) the Successor Person, if other than such Restricted Guarantor, expressly assumes all the obligations of such Restricted Guarantor under the Indenture and such Restricted Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
     (c) immediately after such transaction, no Default exists; and
     (d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or
     (2) the transaction complies with clauses (1) and (2) of the first paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales.”
     In the case of clause (1) above, the Successor Person will succeed to, and be substituted for, such Restricted Guarantor under the Indenture and such Restricted Guarantor’s Guarantee. Notwithstanding the foregoing, any Restricted Guarantor may (1) merge or consolidate with or into or wind up into or transfer all or part of its properties and assets to another Restricted Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (3) convert into (which may be effected by merger with a Restricted Subsidiary that has substantially no assets and liabilities) a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Restricted Guarantor (which may be effected by merger so long as the survivor thereof is a Restricted Guarantor).
Transactions with Affiliates
     The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20.0 million, unless:
     (1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and
     (2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $40.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.
The foregoing provisions will not apply to the following:
     (1) transactions between or among the Issuer or any of its Restricted Subsidiaries;
     (2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Investments constituting Permitted Investments;

     (3) the payment of management, consulting, monitoring, transaction, advisory and termination fees and related expenses and indemnities, directly or indirectly, to the Investors, in each case pursuant to the Sponsor Management Agreement;
     (4) the payment of reasonable and customary fees and compensation consistent with past practice or industry practices paid to, and indemnities provided on behalf of, employees, officers, directors or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;
     (5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;
     (6) any agreement as in effect as of the Issue Date (other than the Sponsor Management Agreement), or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);
     (7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole;
     (8) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;
     (9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party;
     (10) the issuance of Equity Interests (other than Disqualified Stock) by the Issuer or a Restricted Subsidiary;
     (11) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Receivables Facility or any Qualified Securitization Financing;
     (12) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith or as otherwise permitted by the Indenture;
     (13) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, severance arrangements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of the Issuer in good faith; and
     (14) Investments by the Investors in debt securities of the Issuer or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities.
Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
     The Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:
     (1)(a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or
     (b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;
     (2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or
     (3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:
     (a) contractual encumbrances or restrictions in effect on the Issue Date, including without limitation, pursuant to the Existing Senior Notes;
     (b)(x) the Senior Credit Facilities and the related documentation, (y) the Indenture, the Notes and the Guarantees and (z) the Exchange Notes and the related indenture and guarantees;
     (c) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;
     (d) applicable law or any applicable rule, regulation or order;
     (e) any agreement or other instrument of a Person acquired by or merged, consolidated or amalgamated with or into the Issuer or any Restricted Subsidiary thereof in existence at the time of such acquisition, merger, consolidation or amalgamation (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so assumed;
     (f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of (i) the Issuer or (ii) a Restricted Subsidiary, pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;
     (g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;
     (h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
     (i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
     (j) customary provisions in any joint venture agreement or other similar agreement relating solely to such joint venture;
     (k) customary provisions contained in any lease, sublease, license, sublicense or similar agreement, including with respect to intellectual property, and other agreements, in each case, entered into in the ordinary course of business;
     (l) any encumbrances or restrictions created in connection with any Receivables Facility or Qualified Securitization Financing that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility or Qualified Securitization Financing; and
     (m) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (I) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Limitation on Guarantees of Indebtedness by Restricted Subsidiaries
     The Issuer will not permit any Restricted Subsidiary that is a Wholly-Owned Subsidiary of the Issuer (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor, a Foreign Subsidiary or a Securitization Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any Restricted Guarantor unless:
     (1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Restricted Guarantor, if

such Indebtedness is by its express terms subordinated in right of payment to the Notes or a related Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Restricted Guarantor’s related Guarantee; and
     (2) such Restricted Subsidiary shall within 30 days deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee;
provided, that this covenant shall not be applicable to (i) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (ii) guarantees of any Qualified Securitization Financing by any Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Restricted Guarantor to become a Restricted Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day periods described above.
Reports and Other Information
     Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require the Issuer to file with the SEC from and after the Issue Date no later than 15 days after the periods set forth below,
     (1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;
     (2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;
     (3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on
Form 8-K, or any successor or comparable form; and
     (4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;
in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case within 5 days after the time the Issuer would have been required to file such information with the SEC as required pursuant to the first sentence of this paragraph. To the extent any such information is not furnished within the time periods specified above and such information is subsequently furnished (including upon becoming publicly available, by filing such information with the SEC), the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided, that such cure shall not otherwise affect the rights of the Holders under “Events of Default and Remedies” if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
     In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Notes, the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.
     Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement in accordance with the terms of the Registration Rights Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.
Events of Default and Remedies
     The Indenture will provide that each of the following is an Event of Default:
     (1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;
     (2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;
     (3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the then outstanding Notes (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;
     (4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:
     (a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and
     (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $100.0 million or more at any one time outstanding;
     (5) failure by the Issuer or any Significant Party to pay final non-appealable judgments aggregating in excess of $100.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 90 days after such judgments become final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
     (6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Party;
     (7) failure of any Person required by the terms of the Indenture to be a Guarantor as of the Issue Date to execute a supplemental indenture to the Indenture within five (5) Business Days following the Issue Date; or
     (8) the Guarantee of any Significant Party shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Party, as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.
     If any Event of Default (other than of a type specified in clause (6) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.
     Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Issuer, all outstanding Notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.
     The Indenture will provide that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:
     (1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or
     (2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or
     (3) the default that is the basis for such Event of Default has been cured.
     Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:
     (1) such Holder has previously given the Trustee notice that an Event of Default is continuing;
     (2) Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;
     (3) Holders of the Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;
     (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and
     (5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
     Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the then total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.
     The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
     No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Legal Defeasance and Covenant Defeasance
     The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have each Guarantor’s obligations discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:
     (1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;
     (2) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
     (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and
     (4) the Legal Defeasance provisions of the Indenture.
     In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.
     In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:
     (1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal amount of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal amount, premium, if any, or interest on such Notes, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;
     (2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,
     (a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

     (b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to such other Indebtedness, and in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;
     (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any Senior Credit Facility or any other material agreement or instrument governing Indebtedness (other than the Indenture) to which, the Issuer or any Restricted Guarantor is a party or by which the Issuer or any Restricted Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);
     (6) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Restricted Guarantor or others; and
     (7) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.
Satisfaction and Discharge
     The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:
     (1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or
     (2)(a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption thereof, as the case may be;
     (b) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and in each case, the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under any Senior Credit Facility or any other material agreement or instrument governing Indebtedness (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);
     (c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and
     (d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
     In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Amendment, Supplement and Waiver
     Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, other than Notes beneficially owned by the Issuer or any of its Affiliates, including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or any of its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes); provided that if any amendment, waiver or other modification would only affect the Senior Cash Pay Notes or the Senior Toggle Notes, only the consent of the holders of at least a majority in principal amount of the then outstanding Senior Cash Pay Notes or Senior Toggle Notes (and not the consent of at least a majority in principal amount of all of the then outstanding Notes), as the case may be, shall be required.

     The Indenture will provide that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:
     (1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;
     (2) reduce the principal amount of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under “Repurchase at the Option of Holders”);
     (3) reduce the rate of or change the time for payment of interest on any Note;
     (4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration) or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;
     (5) make any Note payable in money other than that stated therein;
     (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;
     (7) make any change in these amendment and waiver provisions;
     (8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;
     (9) make any change to the ranking of the Notes that would adversely affect the Holders; or
     (10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Party in any manner adverse to the Holders of the Notes; or
     (11) after the Issuer’s obligation to purchase Notes arises thereunder, amend, change or modify in any respect materially adverse to the Holders of the Notes the obligations of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated or, after such Change or Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto in a manner that is materially adverse to the Holders of the Notes.
     Notwithstanding the foregoing, the Issuer and the Trustee may amend or supplement the Indenture and the Notes and the Issuer, the Trustee and the Guarantors may amend or supplement any Guarantee issued under the Indenture, in each case, without the consent of any Holder;
     (1) to cure any ambiguity, omission, mistake, defect or inconsistency;
     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

     (3) to comply with the covenant relating to mergers, consolidations and sales of assets;
     (4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;
     (5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;
     (6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;
     (7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
     (8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;
     (9) to add a Guarantor under the Indenture;
     (10) to conform the text of the Indenture or the Guarantees or the Notes issued thereunder to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes;
     (11) to provide for the issuance of Exchange Notes or private exchange notes, which are identical to Exchange Notes except that they are not freely transferable; or
     (12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.
     However, no amendment to, or waiver of, the subordination provisions of the Indenture with respect to the Guarantees (or the component definitions used therein), if adverse to the interests of the holders of the Designated Senior Indebtedness of the Guarantors, may be made without the consent of the holders of a majority of such Designated Senior Indebtedness (or their Representative). In addition, no amendment or supplement to the Indenture or the Notes that modifies or waives the specific rights or obligations of the Paying Agent, registrar or transfer agent may be made without the consent of such agent (it being understood that the Trustee’s execution of any such amendment or supplement will constitute such consent if the Trustee is then also acting as such agent).
     The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
Notices
     Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.
Concerning the Trustee
     The Indenture will contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
     The Indenture will provide that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Governing Law
     The Indenture, the Notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.
Certain Definitions
     Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.
     “ABL Facility” means the asset-based revolving Credit Facility provided under the Credit Agreement to be entered into as of the Issue Date by and among the Issuer, the co-borrowers party thereto, the guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as Administrative Agent, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any one or more notes, indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount that may be borrowed thereunder or alters the maturity of the loans thereunder or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or other agent, lender or group of lenders or investors.
     “Acquired Indebtedness” means, with respect to any specified Person,
     (1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
     “Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:
     (a) 1.0% of the principal amount of such Note on such Redemption Date; and
     (b) the excess, if any, of (i) the present value at such Redemption Date of (A) the redemption price of such Note at August 1, 2012 (such redemption price being set forth in the table appearing above under “Optional Redemption”), plus (B) all required remaining interest payments (calculated based on the cash interest rate) due on such Note through August 1, 2012 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (ii) the principal amount of such Note on such Redemption Date.
     “Asset Sale” means:
     (1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or
     (2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions;
     in each case, other than:
     (a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or assets in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;
     (b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;
     (c) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments” or the making of any Permitted Investment;

     (d) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $50.0 million;
     (e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;
     (f) to the extent allowable under Section 1031 of the Code, any exchange of like property or assets (excluding any boot thereon) for use in a Similar Business;
     (g) the sale, lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;
     (h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
     (i) foreclosures, condemnation, expropriation or any similar action with respect to assets or the granting of Liens not prohibited by the Indenture;
     (j) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Receivables Facility or any Qualified Securitization Financing;
     (k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;
     (l) sales of accounts receivable in connection with the collection or compromise thereof;
     (m) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;
     (n) voluntary terminations of Hedging Obligations;
     (o) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;
     (p) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;
     (q) the unwinding of any Hedging Obligations; or
     (r) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law.
     “Business Day” means each day which is not a Legal Holiday.
     “Capital Stock” means:

     (1) in the case of a corporation, corporate stock or shares in the capital of such corporation;
     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;
     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
     “Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.
     “Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its Restricted Subsidiaries.
     “Cash Equivalents” means:
     (1) United States dollars;
     (2)(a) Canadian dollars, pounds sterling, euro, or any national currency of any participating member state of the EMU; or
     (b) in the case of the Issuer or a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
     (3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;
     (4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;
     (5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

     (6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;
     (7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;
     (8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;
     (9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;
     (10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and
     (11) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (10) above.
     Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
     “Cash Interest” has the meaning set forth under “Principal, Maturity and Interest.”
     “CCO” means Clear Channel Outdoor Holdings, Inc., a Delaware corporation.
     “CCU Mirror Note” means the Revolving Promissory Note dated as of November 10, 2005 between the Issuer, as maker, and CCO, as payee.
     “Change of Control” means the occurrence of any of the following after the Issue Date (and excluding, for the avoidance of doubt, the Transactions):
     (1) the sale, lease or transfer, in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or
     (2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Holder) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of

“beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.
     “Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
     “Consolidated Indebtedness” means, as of any date of determination, the sum, without duplication, of (1) the total amount of Indebtedness of the Issuer and its Restricted Subsidiaries set forth on the Issuer’s consolidated balance sheet (excluding any letters of credit except to the extent of unreimbursed amounts drawn thereunder), plus (2) the greater of the aggregate liquidation value and maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Issuer and the Restricted Guarantors and all Preferred Stock of its Restricted Subsidiaries that are not Guarantors, in each case, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
     (1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting, as the case may be, in connection with the Transactions or any acquisition, (u) penalties and interest relating to taxes, (v) any Special Interest, any “special interest” with respect to other securities and any liquidated damages for failure to timely comply with registration rights obligations, (w) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility or Qualified Securitization Financing and (z) any accretion of accrued interest on discounted liabilities); plus
     (2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less
     (3) interest income of such Person and its Restricted Subsidiaries for such period.

     For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
     “Consolidated Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the Issuer and its Restricted Subsidiaries on such date, to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.
     In the event that the Issuer or any Restricted Subsidiary (i) incurs, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Ratio Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.
     For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (other than the Specified Assets (as defined in the Senior Credit Facilities as in effect on the Issue Date)) (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Ratio Calculation Date, and other operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Ratio Calculation Date shall be calculated on a pro forma basis as set forth below assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation (other than the Specified Assets (as defined in the Senior Credit Facilities as in effect on the Issue Date)) or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto in the manner set forth below for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.
     For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, amalgamation, merger or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized); provided, that actions to realize such cost savings and operating expense reductions are taken within 12 months after the date of such Investment, acquisition, amalgamation, merger or consolidation.
     For the purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.
     “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,
     (1) any net after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses related thereto) or expenses and Transaction Expenses incurred within 180 days of the Issue Date shall be excluded,
     (2) the cumulative effect of a change in accounting principles during such period shall be excluded,
     (3) any net after-tax effect of income (loss) from disposed or discontinued operations (other than the Specified Assets (as defined in the Senior Credit Facilities as in effect on the Issue Date) to the extent included in discontinued operations prior to consummation of the disposition thereof) and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,
     (4) any net after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,
     (5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Subsidiary thereof that is the Issuer or a Restricted Subsidiary in respect of such period,
     (6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

     (7) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,
     (8) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;
     (9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;
     (10) any non-cash compensation charge or expense, including any such charge or expense arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of the Issuer or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;
     (11) accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded; and
     (12) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence with a deduction for any amount so added back to the extent not so reimbursed within 365 days, expenses with respect to liability or casualty events or business interruption shall be excluded.
Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.
     “Consolidated Secured Debt Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the Issuer and its Restricted Subsidiaries on such date that is secured by Liens to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

     In the event that the Issuer or any Restricted Subsidiary (i) incurs, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Secured Debt Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Secured Debt Ratio is made (the “Consolidated Secured Debt Ratio Calculation Date”), then the Consolidated Secured Debt Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.
     For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (other than the Specified Assets (as defined in the Senior Credit Facilities as in effect on the Issue Date)) (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Secured Debt Ratio Calculation Date, and other operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Secured Debt Ratio Calculation Date shall be calculated on a pro forma basis as set forth below assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation (other than the Specified Assets (as defined in the Senior Credit Facilities as in effect on the Issue Date)) or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Secured Debt Ratio shall be calculated giving pro forma effect thereto in the manner set forth below for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.
     For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, amalgamation, merger or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized); provided, that actions to realize such cost savings and operating expense reductions are taken within 12 months after the date of such Investment, acquisition, amalgamation, merger or consolidation.
     “Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
     (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

     (2) to advance or supply funds
     (a) for the purchase or payment of any such primary obligation, or
     (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or
     (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
     “Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any notes, indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.
     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
     “Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.
     “Designated Preferred Stock” means Preferred Stock of the Issuer, a Restricted Subsidiary or any direct or indirect parent corporation of the Issuer (in each case other than Disqualified Stock) that is issued for cash (other than to the Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Certain Covenants—Limitation on Restricted Payments” covenant.
     “Designated Senior Indebtedness” means:
     (1) all Indebtedness of any Guarantor under its guarantee of (i) the Senior Credit Facilities permitted to be incurred pursuant to clause (1) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” plus (ii) the amount of Indebtedness permitted to be incurred pursuant to clause (12)(b) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” plus (iii) the amount of additional Indebtedness permitted to be incurred by such Guarantor under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” that is also permitted to be and is secured by a Lien pursuant to (A) the Consolidated Secured Debt Ratio test set forth in clause (c) of the second paragraph under “Certain Covenants—Liens” or (B) clause (20) of the definition of Permitted Liens (in each case plus interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;
     (2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); and
     (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2); provided, however, that Designated Senior Indebtedness shall not include:
     (a) any obligation of such Person to the Issuer or any of its Subsidiaries;
     (b) any liability for federal, state, local or other taxes owed or owing by such Person;
     (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business; provided that obligations incurred pursuant to the Credit Facilities shall not be excluded pursuant to this clause (c);
     (d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or
     (e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.
     “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations; provided further that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Immediate Family Members), of the Issuer, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the

Issuer or a Restricted Subsidiary has an Investment, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement or any distributor equity plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries.
     “Domestic Subsidiary” means any Subsidiary of the Issuer that is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.
     “EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period
     (1) increased (without duplication) by:
     (a) provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise and similar taxes, foreign withholding taxes and foreign unreimbursed value added taxes of such Person and such Subsidiaries paid or accrued during such period, including penalties and interest related to such taxes or arising from any tax examinations, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; provided that the aggregate amount of unreimbursed value added taxes to be added back for any four consecutive quarter period shall not exceed $2.0 million; plus
     (b) Fixed Charges of such Person and such Subsidiaries for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) fees payable in respect of letters of credit and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus
     (c) Consolidated Depreciation and Amortization Expense of such Person and such Subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus
     (d) any fees, expenses or charges related to any Equity Offering, Investment, acquisition, Asset Sale, disposition, recapitalization, the incurrence, repayment or refinancing of Indebtedness permitted to be incurred by the Indenture (including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with FAS 141(R) and gains or losses associated with FIN 45)), or the offering, amendment or modification of any debt instrument, including (i) the offering, any amendment or other modification of the Notes, Exchange Notes or the Senior Credit Facilities and any amendment or modification of the Existing Senior Notes and (ii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus
     (e)(x) Transaction Expenses to the extent deducted (and not added back) in computing Consolidated Net Income, (y) the amount of any severance, relocation costs,

curtailments or modifications to pension and post-retirement employee benefit plans and (z) any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions after the Issue Date, costs related to the closure and/or consolidation of facilities, retention charges, systems establishment costs, conversion costs and excess pension charges and consulting fees incurred in connection with any of the foregoing; provided, that the aggregate amount added back pursuant to subclause (z) of this clause (e) shall not exceed 10% of the LTM Cost Base in any four consecutive four quarter period; plus
     (f) any other non-cash charges, including any (i) write-offs or write-downs, (ii) equity-based awards compensation expense, (iii) losses on sales, disposals or abandonment of, or any impairment charges or asset write-off related to, intangible assets, long-lived assets and investments in debt and equity securities, (iv) all losses from investments recorded using the equity method and (v) other non-cash charges, non-cash expenses or non-cash losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus
     (g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus
     (h) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in computing Consolidated Net Income; plus
     (i) the amount of cost savings projected by the Issuer in good faith to be realized as a result of specified actions taken during such period or expected to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that (A) such amounts are reasonably identifiable and factually supportable, (B) such actions are taken, committed to be taken or expected to be taken within 18 months after the Issue Date, (C) no cost savings shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges that are otherwise added back in computing EBITDA with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $100,000,000 for any period consisting of four consecutive quarters; plus
     (j) to the extent no Default or Event of Default has occurred and is continuing, the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid or accrued in such period to the Investors to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates” deducted (and not added back) in computing Consolidated Net Income; plus
     (k) any costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Restricted Guarantor or net cash proceeds of an issuance of Equity Interest of the Issuer or a Restricted Guarantor (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”;
     (2) decreased by (without duplication) (a) any non-cash gains increasing Consolidated Net Income of such Person and such Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (b) the minority interest income consisting of subsidiary losses attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary to the extent such minority interest income is included in Consolidated Net Income; and
     (3) increased or decreased by (without duplication):
     (a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable, and
     (b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).
     “EMU” means economic and monetary union as contemplated in the Treaty on European Union.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
     “Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or of a direct or indirect parent of the Issuer (excluding Disqualified Stock), other than:
     (1) public offerings with respect to any such Person’s common stock registered on Form S-8;
     (2) issuances to the Issuer or any Subsidiary of the Issuer; and
     (3) any such public or private sale that constitutes an Excluded Contribution.
     “euro” means the single currency of participating member states of the EMU.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Exchange Notes” means new notes of the Issuer issued in exchange for the Notes pursuant to, or as contemplated by, the Registration Rights Agreement.
     “Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by or contributed to the Issuer from,

     (1) contributions to its common equity capital, and
     (2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,
in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clauses (3)(b) and 3(c) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”
     “Existing Senior Notes” means the Issuer’s 4.625% Senior Notes Due 2008, 6.625% Senior Notes Due 2008, 4.25% Senior Notes Due 2009, 4.5% Senior Notes Due 2010, 6.25% Senior Notes Due 2011, 4.4% Senior Notes Due 2011, 5.0% Senior Notes Due 2012, 5.75% Senior Notes Due 2013, 5.5% Senior Notes Due 2014, 4.9% Senior Notes Due 2015, 5.5% Senior Notes Due 2016, 6.875% Senior Debentures Due 2018 and 7.25% Debentures Due 2027.
     “Existing Senior Notes Indenture” means the Senior Indenture dated as of October 1, 1997 between the Issuer and The Bank of New York, as trustee, as the same may have been amended or supplemented as of the Issue Date.
     “Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:
     (1) Consolidated Interest Expense of such Person and Restricted Subsidiaries for such period; plus
     (2) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Preferred Stock of the Issuer or a Restricted Subsidiary during such period; plus
     (3) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Issuer or a Restricted Subsidiary during such period.
     “Foreign Subsidiary” means any Subsidiary that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, and any Restricted Subsidiary of such Foreign Subsidiary.
     “GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.
     “General Credit Facilities” means the term and revolving credit facilities under the Credit Agreement to be entered into as of the Issue Date by and among the Issuer, the subsidiary guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as Administrative Agent, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any one or more notes, indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount that may be borrowed thereunder or alters the maturity of the loans thereunder or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or other agent, lender or group of lenders or investors.
     “Government Securities” means securities that are:
     (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or
     (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
     “guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
     “Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture and the Notes.
     “Guaranteed Leverage Ratio” means, as of the date of determination, the ratio of (a) Designated Senior Indebtedness of the Guarantors, to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.
     In the event that any Guarantor (i) incurs, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Guaranteed Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Guaranteed Leverage Ratio is made (the “Guaranteed Leverage Ratio Calculation Date”), then the Guaranteed Leverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.
     For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (other than the Specified Assets (as defined in the Senior Credit Facilities as in effect on the Issue Date)) (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Guaranteed Leverage Ratio Calculation Date, and other operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Guaranteed Leverage Ratio Calculation Date shall be calculated on a pro forma basis as set forth below assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation (other than the Specified Assets (as defined in the Senior Credit Facilities as in effect on the Issue Date)) or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Guaranteed Leverage Ratio shall be calculated giving pro forma effect thereto in the manner set forth below for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.
     For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, amalgamation, merger or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized); provided, that actions to realize such cost savings and operating expense reductions are taken within 12 months after the date of such Investment, acquisition, amalgamation, merger or consolidation.
     “Guarantor” means, each Person that Guarantees the Notes in accordance with the terms of the Indenture.
     “Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.
     “Holder” means the Person in whose name a Note is registered on the registrar’s books.
      “Holdings” means Clear Channel Capital I, LLC.
     “Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

     “Indebtedness” means, with respect to any Person, without duplication:
     (1) any indebtedness (including principal and premium) of such Person, whether or not contingent:
     (a) in respect of borrowed money;
     (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);
     (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) liabilities accrued in the ordinary course of business and (iii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or
     (d) representing any Hedging Obligations;
if and to the extent that any of the foregoing Indebtedness (other than letters of credit (other than commercial letters of credit) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
     (2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and
     (3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;
provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business and (b) obligations under or in respect of Receivables Facilities or any Qualified Securitization Financing.
     “Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.
     “Initial Purchasers” means Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Greenwich Capital Markets, Inc. and Wachovia Capital Markets, LLC.
     “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

     “Investment Grade Securities” means:
     (1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);
     (2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and the Subsidiaries of the Issuer;
     (3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and
     (4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.
     “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and commission, travel and similar advances to directors, officers, employees and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:
     (1) “Investments” shall include the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:
     (a) the Issuer’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less
     (b) the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and
     (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.
     “Investors” means Thomas H. Lee Partners L.P. and Bain Capital LLC, each of their respective Affiliates and any investment funds advised or managed by any of the foregoing, but not including, however, any portfolio companies of any of the foregoing.
     “Issue Date” means the date that the Transactions are consummated.

     “Issuer” has the meaning set forth in the first paragraph under “General.”
     “Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.
     “Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.
     “LTM Cost Base” means, for any consecutive four quarter period, the sum of (a) direct operating expenses, (b) selling, general and administrative expenses and (c) corporate expenses, in each case excluding depreciation and amortization, of the Issuer and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
     “Net Income” means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries that are Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
     “Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on unsubordinated Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and in the case of any Asset Sale by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, a portion of the aggregate cash proceeds equal to the portion of the outstanding Equity Interests of such non-Wholly-Owned Subsidiary owned by Persons other than the Issuer and any other Restricted Subsidiary (to the extent such proceeds are committed to be distributed to such Persons).
     “Obligations” means any principal (including any accretion), interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
     “Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.
     “Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.
     “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.
     “Partial PIK Interest” has the meaning set forth under “Principal, Maturity and Interest.”
     “Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person.
     “Permitted Holder” means any of the Investors and members of management of the Issuer (or its direct parent or CC Media Holdings, Inc.) who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that (x) in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies and (y) for purposes of this definition, the amount of Equity Interests held by members of management who qualify as “Permitted Holders” shall never exceed the amount of Equity Interests held by such members of management on the Issue Date. Any person or group whose acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the covenant described under “Repurchase at the Option of Holders—Change of Control” (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the covenant described under “Repurchase at the Option of Holders—Change of Control”) will thereafter, together with its Affiliates, constitute an additional Permitted Holder.
     “Permitted Investments” means:
     (1) any Investment in the Issuer or any of its Restricted Subsidiaries;
     (2) any Investment in cash and Cash Equivalents or Investment Grade Securities;
     (3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

     (a) such Person becomes a Restricted Subsidiary; or
     (b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;
     (4) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the first paragraph “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;
     (5) any Investment existing on the Issue Date or made pursuant to a binding commitment in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (y) as otherwise permitted under the Indenture;
     (6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:
     (a) in exchange for any other Investment, accounts receivable or notes receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment, accounts receivable or notes receivable; or
     (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
     (7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
     (8) any Investment the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described under “Certain Covenants—Limitation on Restricted Payments”;
     (9) Indebtedness (including any guarantee thereof) permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
     (10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

     (11) any Investment consisting of a purchase or other acquisition of inventory, supplies, material or equipment;
     (12) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of $600.0 million and 2.00% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
     (13) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Receivables Facility;
     (14) advances to, or guarantees of Indebtedness of, employees, directors, officers and consultants not in excess of $20.0 million outstanding at any one time, in the aggregate;
     (15) loans and advances to officers, directors and employees consistent with industry practice or past practice, as well as for moving expenses and other similar expenses incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof;
     (16) Investments in the ordinary course of business consisting of endorsements for collection or deposit;
     (17) Investments by the Issuer or any of its Restricted Subsidiaries in any other Person pursuant to a “local marketing agreement” or similar arrangement relating to a station owned or licensed by such Person;
     (18) any performance guarantee and Contingent Obligations in the ordinary course of business and the creation of liens on the assets of the Issuer or any Restricted Subsidiary in compliance with the covenant described under “Certain Covenants — Liens”;
     (19) any purchase or repurchase of the Notes; and
     (20) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (20) that are at that time outstanding, not to exceed $200.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).
“Permitted Liens” means, with respect to any Person:
     (1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax and other social security laws or similar legislation (including in respect of deductibles, self insured retention amounts and premiums and adjustments thereto) or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

     (2) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
     (3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently pursued, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property that the Issuer or any Subsidiary thereof has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;
     (4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;
     (5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;
     (6) Liens securing obligations under Indebtedness permitted to be incurred pursuant to clause (5), (12)(b) or (18) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that Liens securing obligations under Indebtedness permitted to be incurred pursuant to clause (18) extend only to the assets or Equity Interests of Foreign Subsidiaries;
     (7) Liens existing on the Issue Date;
     (8) Liens existing on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries;
     (9) Liens existing on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of an amalgamation, merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided further that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

     (10) Liens securing obligations under Indebtedness or other obligations of the Issuer or a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
     (11) Liens securing Hedging Obligations permitted to be incurred under the Indenture;
     (12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
     (13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;
     (14) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;
     (15) Liens in favor of the Issuer or any Guarantor;
     (16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;
     (17) Liens on (x) accounts receivable and related assets incurred in connection with a Receivables Facility, and (y) any Securitization Assets and related assets incurred in connection with a Qualified Securitization Financing;
     (18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), and (9); provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the obligations under Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;
     (19) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;
     (20) other Liens securing Indebtedness or other obligations which do not exceed $50.0 million in the aggregate at any one time outstanding
     (21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

     (22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
     (23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
     (24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under the Indenture; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
     (25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
     (26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;
     (27) Liens securing the Existing Senior Notes to the extent permitted by the Senior Credit Facilities as in effect on the Issue Date;
     (28) Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender under any Senior Credit Facility or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;
     (29) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any Restricted Subsidiary thereof or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;
     (30) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;
     (31) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted; and
     (32) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business.
     For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on and the costs in respect of such Indebtedness.

     “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
     “Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
     “Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuer in good faith.
     “Qualified Securitization Financing” means any transaction or series of transactions that may be entered into by Holdings, the Issuer or any of its Restricted Subsidiaries pursuant to which such Person may sell, convey or otherwise transfer to (A) one or more Securitization Subsidiaries or (B) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of CCO or any of its Subsidiaries (other than any assets that have been transferred or contributed to CCO or its Subsidiaries by the Issuer or any other Restricted Subsidiary of the Issuer) that are customarily granted in connection with asset securitization transactions similar to the Qualified Securitization Financing entered into of a Securitization Subsidiary that meets the following conditions: (a) the board of directors of the Issuer shall have determined in good faith that such Qualified Securitization Financing (including the terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Securitization Subsidiary, (b) all sales, transfers and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value, (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms (as determined in good faith by the Issuer), (d) after giving pro forma effect to such Qualified Securitization Financing, (x) the Consolidated Leverage Ratio of the Issuer would be (A) less than 8.0 to 1.0 and (B) lower than the Consolidated Leverage Ratio of the Issuer immediately prior to giving pro forma effect to such Qualified Securitization Financing and (y) the Guaranteed Leverage Ratio of the Issuer would be (A) less than 6.5 to 1.0 and (B) lower than the Guaranteed Leverage Ratio of the Issuer immediately prior to giving pro forma effect to such Qualified Securitization Financing, (e) the proceeds from such sale will be used by the Issuer to permanently reduce Obligations under the Senior Credit Facilities and to correspondingly reduce commitments with respect thereto and (f) the Trustee shall have received an Officer’s Certificate of the Issuer certifying that all of the requirements of clauses (a) through (e) have been satisfied.
     “Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.
     “Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells their accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

     “Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.
     “Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.
     “Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes, dated the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers and any similar registration rights agreements with respect to any Additional Notes.
     “Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
     “Representative” means any trustee, agent or representative (if any) for an issue of Designated Senior Indebtedness of a Guarantor.
     “Restricted Guarantor” means a Guarantor that is a Restricted Subsidiary.
     “Restricted Investment’ means an Investment other than a Permitted Investment.
     “Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”
     “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
     “Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Securitization Assets” means any properties, assets and revenue streams associated with the Americas Outdoor Advertising segment of the Issuer and its Subsidiaries, and any other assets related thereto, subject to a Qualified Securitization Financing and the proceeds thereof.
     “Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Financing.

     “Securitization Subsidiary” means a Restricted Subsidiary or direct Wholly-Owned Subsidiary of Holdings (other than the Issuer) to which the Issuer or any of its Restricted Subsidiaries sells, conveys or otherwise transfers Securitization Assets and related assets that engages in no activities other than in connection with the ownership and financing of Securitization Assets, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Issuer or such other Person as provided below as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Issuer or any other Subsidiary of Holdings, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Issuer or any other Subsidiary of the Issuer, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Issuer or any other Subsidiary of the Issuer, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings, the Issuer or any other Subsidiary of the Issuer, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to Holdings, the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer and (c) to which none of Holdings, the Issuer or any other Subsidiary of the Issuer, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
     “Senior Credit Facilities” means (i) any ABL Facility and (ii) the General Credit Facilities.
     “Significant Party” means any Guarantor or Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.
     “Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.
     “Special Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.
     “Sponsor Management Agreement” means the management agreement between certain management companies associated with the Investors and the Issuer and/or any direct or indirect parent company, in substantially the form delivered to the Initial Purchasers prior to the Issue Date and as amended, supplemented, amended and restated, replaced or otherwise modified from time to time; provided, however, that the terms of any such amendment, supplement, amendment and restatement or replacement agreement are not, taken as a whole, less favorable to the holders of the Notes in any material respect than the original agreement in effect on the Issue Date.
     “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Holdings (or any direct or indirect parent company of Holdings) or any of its Subsidiaries that the Issuer has determined in good faith to be customary in a securitization financing.

     “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Subordinated Indebtedness” means:
     (1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes; and
     (2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.
     “Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
     “Total Assets” means total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Issuer and its Restricted Subsidiaries as may be expressly stated.
     “Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any of its Subsidiaries in connection with the Transactions.
     “Transactions” means the “Transactions” as defined in the Senior Credit Facilities as in effect on the Issue Date.
     “Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to August 1, 2012; provided, however, that if the period from the Redemption Date to August 1, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
     “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).
     “Unrestricted Subsidiary” means:
     (1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and
     (2) any Subsidiary of an Unrestricted Subsidiary.

     The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Restricted Subsidiary of the Issuer (other than solely any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that
     (1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;
     (2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and
     (3) each of:
     (a) the Subsidiary to be so designated; and
     (b) its Subsidiaries
     has not at the time of designation, and does not thereafter, incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.
     The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:
     (1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or
     (2) the Consolidated Leverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or less than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation.
     Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.
     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:
     (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

     (2) the sum of all such payments.
     “Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

EXCHANGE OFFER; REGISTRATION RIGHTS
     We, the guarantors and the initial purchasers have agreed to use commercially reasonable efforts to enter into a registration rights agreement (the “registration rights agreement”) within five business days following the original issue date of the notes (“issue date”) pursuant to which we and the guarantors agree that we will use our commercially reasonable efforts to, at our expense, for the benefit of the holders of the notes (the “holders”), (i) file a registration statement on an appropriate registration form (the “exchange offer registration statement”) with respect to a registered offer to exchange the notes for exchange notes of the Company, guaranteed on a senior basis by the guarantors (except that the guarantees of the exchange notes shall be subordinated to the guarantees of the obligations under our senior secured credit facilities and our receivables based credit facility), which exchange notes will have terms substantially identical in all material respects to the notes (except that the exchange notes will not contain terms with respect to transfer restrictions) and which will evidence the same continuing indebtedness and (ii) cause the exchange offer registration statement to be declared effective under the Securities Act and consummate the exchange offer within 300 calendar days of the original issue date of the notes. Upon the exchange offer registration statement being declared effective, we will offer the exchange notes (and the related guarantees) in exchange for surrender of the notes. We will keep the exchange offer open for at least 20 business days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders of the notes. For each of the notes surrendered to us pursuant to the exchange offer, the holder who surrendered such note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue (i) from the later of (A) the last interest payment date on which interest was paid on the note surrendered in exchange therefor, or (B) if the note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date, or (ii) if no interest has been paid on such note, from the issue date.
     Under existing interpretations of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes and the related guarantees would generally be freely transferable by holders thereof (other than our affiliates) after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of notes, as set forth below); provided, however, that each holder that wishes to exchange its notes for exchange notes will be required to make certain representations, including representations that (i) any exchange notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes, (iii) it is not an “affiliate” (as defined in Rule 405 promulgated under the Securities Act) of ours or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable, (iv) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes, (v) if such holder is a broker-dealer (a “participating broker-dealer”) that will receive exchange notes for its own account in exchange for notes that were acquired as a result of market making or other trading activities, that it will deliver a prospectus in connection with any resale of such exchange notes and (vi) it is not acting on behalf of any person who could not truthfully make the foregoing representations. Any purchaser of notes who is an “affiliate” of us or any guarantor and any purchaser of notes who intends to participate in the exchange offer for the purpose of distributing the exchange notes (i) will not be able to rely on the interpretation of the staff of the SEC, (ii) will not be able to tender its notes in the exchange offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of exchange notes, any broker-dealer, which we refer to as a participating broker-dealer, that acquired the notes for its own account as a result of market making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from this offering) with the prospectus contained in the exchange offer registration statement. We will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes. A participating broker-dealer or any other person that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement.
     If (i) because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect an exchange offer, (ii) the exchange offer is not consummated within 300 calendar days of the issue date, (iii) in certain circumstances, certain holders of unregistered exchange notes so request, or (iv) in the case of any holder that participates in the exchange offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours or within the meaning of the Securities Act), then in each case, we will (A) promptly deliver to the holders and the Trustee written notice thereof and (B) at our sole expense, (1) as promptly as practicable, file a shelf registration statement covering resales of the notes (the “shelf registration statement”) and (2) use our commercially reasonable efforts to keep effective the shelf registration statement until the earlier of one year after the issue date or such time as all of the applicable notes covered by the shelf registration statement have either been sold in the manner set forth and as contemplated in the shelf registration statement or become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions. We will, in the event that a shelf registration statement is filed, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations). In addition, each holder will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement to have their notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages described in the following paragraph.
     If (i) we have not exchanged exchange notes for all notes validly tendered in accordance with the terms of the exchange offer on or prior to the 300th calendar day after the original issue date of the notes nor had a shelf registration statement declared effective on or prior to such date, (ii) we are required to file a shelf registration statement and such shelf registration statement is not declared effective on or prior to the 300th calendar day after the date such filing was required, or (iii) if applicable, a shelf registration statement covering resales of the notes has been declared effective and such shelf registration statement ceases to be effective at any time prior to the first anniversary of the issue date (other than after such time as all notes have been disposed of thereunder and subject to any exceptions in the registration rights agreement) (we refer to each of (i), (ii) and (iii) as registration defaults), then additional interest (the “additional interest”) shall accrue on the principal amount of the applicable notes at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such registration default continues, provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum) commencing on (A) the 301st calendar day after the original issue date of the notes, in the case of (i) above, (B) the 301st calendar day after such shelf registration statement filing was required, in the case of (ii) above, or (C) the day such shelf registration statement ceases to be effective, in the case of (iii) above; provided, however, that upon the exchange of exchange notes for all notes tendered (in the case of clause (i) above), upon effectiveness of the shelf registration statement in the case of clause (i) or (ii) above, or upon the effectiveness of a shelf registration statement that had ceased to remain effective (in the case of clause (iii) above), additional interest on such notes as a result of such clause, as the case may be, shall cease to accrue.
     Any amounts of additional interest due pursuant to clause (i), (ii), or (iii) above will be payable in the same manner and on the same original interest payment dates as the notes.
     This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the complete provisions of the registration rights agreement, a copy of which we will make available to holders of notes upon request.

NOTICE TO INVESTORS
     Because the following restrictions will apply unless we complete the exchange offer for the notes or otherwise cause registration statements with respect to the resale of the notes to be declared effective under the Securities Act, purchasers are advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the notes. See “Description of the Notes.”
     None of the notes has been registered under the Securities Act and they may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the notes are being offered and sold only (A) to “qualified institutional buyers” (as defined in Rule 144A promulgated under the Securities Act (“Rule 144A”)) (“QIBs”) in compliance with Rule 144A and (B) outside the United States to persons other than U.S. persons (“non-U.S. purchasers”, which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for non-U.S. beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act (“Regulation S”). As used herein, the terms “United States” and “U.S. person” have the meanings given to them in Regulation S.
Each purchaser of notes will be deemed to have represented and agreed as follows:
     1. It is purchasing the notes for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is either (A) a QIB, and is aware that the sale to it is being made in reliance on Rule 144A or (B) a non-U.S. purchaser that is outside the United States (or a non-U.S. purchaser that is a dealer or other fiduciary as referred to above).
     2. It acknowledges that the notes have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except as set forth below.
     3. It shall not resell or otherwise transfer any of such notes within one year after the original issuance of the notes except (A) to us or any of our subsidiaries, (B) inside the United States to a QIB in a transaction complying with Rule 144A, (C) inside the United States to institutional “accredited investors” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) (an “accredited investor”), that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the notes (the form of which letter can be obtained from such Trustee), (D) outside the United States in compliance with Rule 904 under the Securities Act, (E) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), (F) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if we so request), or (G) pursuant to an effective registration statement under the Securities Act.
     4. It agrees that it will give to each person to whom it transfers the notes notice of any restrictions on transfer of such notes.
     5. It acknowledges that prior to any proposed transfer of notes in certificated form or of beneficial interests in a note in global form (a “global note”) (in each case other than pursuant to an effective registration statement) the holder of notes or the holder of beneficial interests in a global note, as the case may be, may be required to provide certifications and other documentation relating to the manner of such transfer and submit such certifications and other documentation as provided in the indenture.
     6. It understands that all of the notes will bear a legend substantially to the following effect unless otherwise agreed by us and the holder thereof;
     THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (C) IT IS AN ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3), OR (7) UNDER THE SECURITIES ACT (AN “ACCREDITED INVESTOR”)), (2) AGREES THAT IT WILL NOT WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS SECURITY), (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, IF THE PROPOSED TRANSFEREE IS AN ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

     7. It shall not sell or otherwise transfer such notes to, and each purchaser represents and covenants that it is not (directly or indirectly) acquiring the notes for or on behalf of, and will not (directly or indirectly) transfer the notes to, any pension or welfare plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974 (“ERISA”)), except that such a purchase for or on behalf of a pension or welfare plan shall be permitted:
     I. to the extent such purchase is made by or on behalf of a bank collective investment fund maintained by the purchaser in which, at any time while the notes are held by the purchaser, no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total assets in such collective investment fund and the conditions of Section III of Prohibited Transaction Class Exemption 91-38 issued by the Department of Labor are satisfied;
     II. to the extent such purchase is made by or on behalf of an insurance company pooled separate account maintained by the purchaser in which, at any time while the notes are held by the purchaser, no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total of all assets in such pooled separate account and the conditions of Section III of Prohibited Transaction Class Exemption 90-1 issued by the Department of Labor are satisfied;
     III. to the extent such purchase is made by or on behalf of an insurance company general account maintained by the purchaser in which, at any time while the notes are held by the purchaser, the conditions of Prohibited Transaction Class Exemption 95-60 issued by the Department of Labor are satisfied;
     IV. to the extent such purchase is made on behalf of a plan by (i) an investment adviser registered under the Investment Advisers Act of 1940 that had as of the last day of its most recent fiscal year total assets under its management and control in excess of $85,000,000 and stockholders’ or partners’ equity in excess of $1,000,000, as shown in its most recent balance sheet prepared in accordance with GAAP, (ii) a bank as defined in Section 202(a)(2) of the Investment Advisers Act of 1940 with equity capital in excess of $1,000,000 as of the last day of its most recent fiscal year, (iii) an insurance company which is qualified under the laws of more than one state to manage, acquire or dispose of any assets of a plan, which insurance company has, as of the last day of its most recent fiscal year, net worth in excess of $1,000,000 and which is subject to supervision and examination by a state authority having supervision over insurance companies, or (iv) a savings and loan association, the accounts of which are insured by the Federal Deposit Insurance Corporation, that has made application for and been granted trust powers to manage, acquire or dispose of assets of a plan by a State or Federal authority having supervision over savings and loan associations, which savings and loan association has, as of the last day of its most recent fiscal year, equity capital or net worth in excess of $1,000,000 and, in any case, such investment adviser, bank, insurance company or savings and loan is otherwise a qualified professional asset manager, as such term is used in Prohibited Transaction Exception 84-14 issued by the Department of Labor, and the assets of such plan when combined with the assets of other plans established or maintained by the same employer (or affiliate thereof) or employee organization and managed by such investment adviser, bank, insurance company or savings and loan do not represent more than 20% of the total client assets managed by such investment adviser, bank, insurance company or savings and loan and the conditions of Section I of such exemption are otherwise satisfied;

     V. to the extent such plan is a governmental plan (as defined in Section 3 of ERISA) which is not subject to the provisions of Title I of ERISA or Section 4975 of the Code or any similar law; or
     VI. to the extent the purchase is made by or on behalf of an investment fund managed by an “in-house asset manager” (the “INHAM”) (as defined in Part IV of Prohibited Transaction Class Exemption 96-23 issued by the Department of Labor), plans maintained by affiliates of the INHAM and/or the INHAM have aggregate assets in excess of $250 million, and the conditions of Part I of Prohibited Transaction Class Exemption 96-23 are otherwise satisfied.
     8. It acknowledges that the Trustee will not be required to accept for registration of transfer any notes acquired by it, except upon presentation of evidence satisfactory to us and the Trustee that the restrictions set forth herein have been complied with.
     9. It acknowledges that we, the initial purchasers and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that if any of the acknowledgments, representations or agreements deemed to have been made by its purchase of the notes are no longer accurate, it shall promptly notify us and the initial purchasers. If it is acquiring the notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgments, representations and agreements on behalf of each account.

BOOK-ENTRY; DELIVERY AND FORM
     The certificates representing the notes will be issued in fully registered form without interest coupons.
     Notes sold in reliance on Rule 144A will initially be represented by permanent global notes in fully registered form without interest coupons (each a “Restricted Global Note”) and will be deposited with the Trustee as a custodian for The Depository Trust Company (“DTC”) and registered in the name of a nominee of such depositary.
     Notes sold in offshore transactions in reliance on Regulation S under the Securities Act will initially be represented by temporary global notes in fully registered form without interest coupons (each a “Temporary Regulation S Global Note”) and will be deposited with the Trustee as custodian for DTC, as depositary, and registered in the name of a nominee of such depositary. Each Temporary Regulation S Global Note will be exchangeable for a single permanent global note after the expiration of the “distribution compliance period” (as defined in Regulation S) and the certification required by Regulation S. Prior to such time, a beneficial interest in the Temporary Regulation S Global Note may be transferred to a person who takes delivery in the form of an interest in the Restricted Global Note only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made to a person whom the transferor reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A. Beneficial interests in a Restricted Global Note may be transferred to a person who takes delivery in the form of an interest in a Regulation S Global Note whether before, on, or after such time, only upon receipt by the Trustee of a written certification to the effect that such transfer is being made in accordance with Regulation S.
     Any beneficial interest in a Regulation S Global Note or a Restricted Global Note that is transferred to a person who takes delivery in the form of an interest in a Restricted Global Note or a Regulation S Global Note, respectively, will, upon transfer, cease to be an interest in the type of global note previously held and become an interest in the other type of global note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other type of global note for as long as it remains such an interest.
     The global notes (and any notes issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein and in the indenture and will bear the legend regarding such restrictions set forth under the heading “Notice to Investors” herein. Subject to such restrictions, QIBs or non-U.S. purchasers may elect to take physical delivery of their certificates (each a “certificated security”) instead of holding their interests through the global notes (and which are then ineligible to trade through DTC) (collectively referred to herein as the “non-global purchasers”). Upon the transfer to a QIB of any certificated security initially issued to a non-global purchaser, such certificated security will, unless the transferee requests otherwise or the global notes have previously been exchanged in whole for certificated securities, be exchanged for an interest in the global notes. For a description of the restrictions on transfer of certificated securities and any interest in the global notes, see “Notice to Investors.”
The Global Notes
     We expect that pursuant to procedures established by DTC (i) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below)) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.
     So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.
     Payments of the principal of, premium (if any) and interest (including additional interest) on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee, or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interest.
     We expect that DTC or its nominee, upon receipt of any payment of principal of, premium (if any) and interest (including additional interest) on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
     Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a global note in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.
     DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated securities, which it will distribute to its participants and which will be legended as set forth under the heading “Notice to Investors.”
     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).
     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, its participants, or indirect participants of their respective obligations under the rules and procedures governing their operations.
Certificated Securities
     Certificated securities shall be issued in exchange for beneficial interests in the global notes (i) after the occurrence and during the continuation of a default, or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes or has ceased to be a clearing agency registered under the Exchange Act, and in either case, a successor depositary is not appointed by us within 120 days.

PRIVATE PLACEMENT
     Subject to the terms and conditions set forth in the purchase agreement, Merger Sub has agreed to sell to the initial purchasers, and the initial purchasers have agreed, severally, to purchase from Merger Sub, all of the notes. The notes will be sold by the initial purchasers from time to time in negotiated transactions or otherwise at varying pricings to be determined at the time of sale.
     The initial purchasers have agreed to resell the notes (a) to QIBs in reliance on Rule 144A and (b) outside the United States in compliance with Regulation S under the Securities Act. See “Notice to Investors.”
     The purchase agreement provides that, upon the consummation of the merger, we and the guarantors will indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that the initial purchasers may be required to make in respect thereof.
     In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each initial purchaser has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:
•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
     Each initial purchaser has represented and agreed that:
•	it has only communicated or caused to be communicated, and will only communicate or cause to be communicated, an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from, or otherwise involving the United Kingdom.
     Prior to the offering, there has been no active market for the notes. The notes are expected to be eligible for trading in The PORTALSM Market. The initial purchasers have advised us that they presently intend to make a market in the notes as permitted by applicable laws and regulations. The initial purchasers are not obligated, however, to make a market in the notes and any such market making may be discontinued at any time at the sole discretion of the initial purchasers. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes.
     In connection with the offering, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the notes. Specifically, the initial purchasers may bid for and purchase notes in the open market to stabilize the price of the notes. The initial purchasers may also overallot the offering, creating a syndicate short position, and may bid for and purchase notes in the open market to cover the syndicate short position. In addition, the initial purchasers may bid for and purchase notes in market making transactions and impose penalty bids. These activities may stabilize or maintain the respective market price of the notes above market levels that may otherwise prevail. The initial purchasers are not required to engage in these activities, and may end these activities at any time.
     Certain of the initial purchasers or their respective affiliates from time to time have provided in the past, currently provide and may provide in the future investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business. Currently, certain affiliates of the initial purchasers are dealer managers to our and AMFM Operating Inc.’s tender offers and are counterparties with respect to certain derivative arrangements. Affiliates of the initial purchasers will provide paying agent and registrar services and are agents and/or lenders under our senior secured credit facilities and our receivables based credit facility.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
     To ensure compliance with requirements imposed by the Internal Revenue Service, you are hereby notified that any discussion of tax matters set forth in this preliminary offering memorandum supplement was written in connection with the promotion or marketing of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by any prospective investor, for the purpose of avoiding tax-related penalties under federal, state, or local tax law. Each prospective investor should seek advice based on its particular circumstances from an independent tax advisor.
     The following is a summary of certain United States federal income tax consequences relevant to the purchase, ownership and disposition of notes as of the date hereof. Except where noted, this summary deals only with notes that are held as capital assets within the meaning of Section 1221 of the Code and does not address the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:
•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion, or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a pass-through entity or a person who is an investor in a pass-through entity that holds the notes;

•	a former United States citizen or long-term resident subject to taxation as an expatriate under Section 877 of the Code; or

•	a United States Holder (as defined below) whose “functional currency” is not the United States dollar.
     The discussion below does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any state, local, or foreign income or other tax laws. The discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions in effect as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. We have not sought and will not seek any rulings from the IRS with respect to the matters discussed herein. There can be no assurances that the IRS would not take a different position concerning the tax consequences of the purchase, ownership, or disposition (including an exchange) of the notes or that any such position would not be sustained.
     Under the terms of the notes, we may be obligated to pay holders amounts in excess of stated interest and principal on the notes upon a change of control or upon a registration default. The obligation to make such payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under applicable Treasury regulations, the possibility of such excess amounts being paid will not cause the notes to be treated as contingent payment debt instruments if there is only a remote chance that these contingencies will occur or if such contingencies are considered to be “incidental.” Although the matter is not free from doubt, we intend to take the position that these contingencies are remote and/or incidental and, therefore, should not cause the notes to be treated as contingent payment debt instruments. Our determination that these contingencies are remote and/or incidental will be binding on a holder unless you explicitly disclose your contrary position to the IRS in the manner required by applicable United States Treasury regulations. Our determination, however, is not binding on the IRS, and should the IRS successfully challenge this determination, you would be required to accrue interest income on the notes at a rate higher than the stated interest rate on the notes and other tax consequences of ownership and disposition of the notes could be materially and adversely different from those described herein. In the event a contingency occurs, it could affect the amount, character and timing of the income recognized by you. If we pay additional interest on the notes pursuant to the registration rights provisions or a premium pursuant to the change of control provisions, you will be required to recognize such amounts as income. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.
     If a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes) holds notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding notes, you should consult your tax advisors.
     PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.
United States Holders
     The following is a summary of certain United States federal tax consequences that will apply to you if you are a United States Holder of notes.
     As used in this section, “United States Holder” means a beneficial owner of a note that is for United States federal income tax purposes:
•	an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
Senior Cash Pay Notes
     Original Issue Discount. A senior cash pay note is issued with OID in an amount equal to any excess of its “stated redemption price at maturity” (the sum of all payments to be made on the senior cash pay note other than “qualified stated interest”) over its “issue price.” If that excess is less than 1/4 of 1% of the senior cash pay note’s “stated redemption price at maturity” multiplied by the number of complete years from its issue date to its maturity, the senior cash pay note is treated under a de minimis rule as having zero OID. You generally must include OID in gross income in advance of the receipt of cash attributable to that income.
     Because all of the stated interest on a senior cash pay note is “qualified stated interest,” the “stated redemption price at maturity” of a senior cash pay note is its stated principal amount, and any OID on a senior cash pay note is solely attributable to any excess of its stated principal amount over its “issue price.” The “issue price” of each senior cash pay note is the first price at which a substantial amount of the senior cash pay notes in the issue that included such senior cash pay note was sold (other than to an underwriter, placement agent, or wholesaler). We will not be able to determine the issue price and the amount of any OID on any senior cash pay notes until after the acquisition of the Company.
     If you are an initial purchaser of a senior cash pay note, the amount of OID that you are required to include in income generally will equal the sum of the “daily portions” of OID with respect to the senior cash pay note for each day during the taxable year or portion of the taxable year in which you held such senior cash pay note. The daily portion is determined by allocating to each day in an “accrual period” the pro rata portion of the OID allocable to that accrual period. The “accrual period” for the senior cash pay note may be of any length and may vary in length over the term of the senior cash pay note, provided that each accrual period is not longer than one year and that each scheduled payment of interest or principal occurs on the first or final day of an accrual period.
     The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the product of the senior cash pay note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) reduced by any qualified stated interest allocable to such accrual period. OID allocable to a final accrual period is the excess of the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period reduced any qualified stated interest allocable to such final accrual period. The yield to maturity of a senior cash pay note is the discount rate that causes the present value of all payments on the senior cash pay note as of its original issue date to equal the issue price of such senior cash pay note.

     The “adjusted issue price” of a senior cash pay note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any cash payments made on such senior cash pay note on or before the first day of the accrual period that were not qualified stated interest. We are required to provide information returns stating the amount of OID accrued on senior cash pay notes held of record by persons other than corporations and other holders exempt from information reporting.
     The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, you should consult your own tax advisors regarding their application.
     Market Discount. If a United States Holder purchases a senior cash pay note at a cost that is less than its adjusted issue price, the amount of such difference is treated as a “market discount” for federal income tax purposes, unless such difference is less than a specified de minimis amount.
     Under the market discount rules of the Code, a United States Holder is required to treat any payments of principal on a senior cash pay note, and any gain on the sale, exchange, retirement or other taxable disposition of a senior cash pay note, as ordinary income to the extent of the accrued market discount that has not previously been included in income. In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, make an election to determine the amount of accrued market discount on an constant yield basis.
     A United States Holder that purchases a senior cash pay note with market discount may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the senior cash pay note. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the United States Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS.
     Acquisition Premium. If a United States Holder purchases a senior cash pay note at an “acquisition premium,” the amount of the OID that the United States Holder includes in gross income in each taxable period is reduced by an allocable portion of the acquisition premium. A senior cash pay note will be purchased at an acquisition premium if its adjusted tax basis, immediately after its purchase is (i) less than or equal to the stated principal amount of the senior cash pay note and (ii) greater than the senior cash pay note’s adjusted issue price.
Sale or Other Taxable Disposition of the Senior Cash Pay Notes
     Upon the sale, exchange (other than for exchange notes pursuant to the exchange offer or in a tax-free transaction), redemption, retirement, or other taxable disposition of each of your senior cash pay notes, you will recognize gain or loss equal to the difference between the amount received by you (other than amounts representing accrued and unpaid stated interest, if any) and your adjusted tax basis in the senior cash pay note. Your tax basis will, in general, be your cost for the senior cash pay note, increased by OID previously included in income (as adjusted by any acquisition premium) and the amount of market discount, if any, previously included in income in respect of the senior cash pay note and reduced by any cash payments (other than stated interest) on the senior cash pay note. Subject to the market discount rules discussed above, such gain or loss generally will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The tax treatment of the receipt of any make-whole premium upon certain optional redemptions of the senior cash pay notes is unclear and United States Holders are urged to consult their tax advisors regarding the tax treatment of any such payment.
     Any AHYDO Catch-Up Payments that you receive in redemption of a portion of the principal amount of a senior cash pay note will be treated in their entirety as tax-free payments of a portion of the then-accrued OID on such senior cash pay note.
Senior Toggle Notes
     Treatment of PIK Senior Toggle Notes. Because we have the option to pay PIK Interest on the senior toggle notes in lieu of paying cash interest in any interest payment period after the initial interest payment, and because the senior toggle notes may be issued at a discount to their stated principal amount, we will treat the senior toggle notes as issued with OID, as described below. The issuance of PIK notes generally is not treated as a payment of interest. Instead, the senior toggle notes and any PIK senior toggle notes issued in respect of PIK Interest thereon are treated as a single debt instrument under the OID rules.
     Original Issue Discount. A senior toggle note is issued with OID in an amount equal to the excess of its “stated redemption price at maturity” (the sum of all payments to be made on the senior toggle note other than “qualified stated interest”) over its “issue price.” You generally must include OID in gross income in advance of the receipt of cash attributable to that income. The “issue price” of each senior toggle note is the first price at which a substantial amount of the senior toggle notes in the issue that included such senior toggle note was sold (other than to an underwriter, placement agent, or wholesaler). The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Because we have the option in any interest payment period after the initial interest payment period to make interest payments in PIK Interest instead of paying cash, none of the stated interest payments on the senior toggle notes is qualified stated interest.
     If you are an initial purchaser of a senior toggle note, the amount of OID that you are required to include in income generally will equal the sum of the “daily portions” of OID with respect to the senior toggle note for each day during the taxable year or portion of the taxable year in which you held such senior toggle note. The daily portion is determined by allocating to each day in an “accrual period” the pro rata portion of the OID allocable to that accrual period. The “accrual period” for the senior toggle note may be of any length and may vary in length over the term of the senior toggle note, provided that each accrual period is not longer than one year and that each scheduled payment of interest or principal occurs on the first or final day of an accrual period.
     The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the product of the senior toggle note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The yield to maturity of a senior toggle note is the discount rate that causes the present value of all payments on the senior toggle note as of its original issue date to equal the issue price of such senior toggle note. For purposes of determining the yield to maturity, we will be assumed to pay interest in cash unless the exercise of our option to pay PIK Interest would decrease the yield on the senior toggle notes. If the senior toggle notes are issued at a significant enough discount to their stated principal amount, the yield will decrease if we exercise our option to pay PIK Interest, and we will calculate the yield to maturity of the senior toggle notes on the assumption that we will exercise such option. We will not be able to determine the issue price, yield to maturity or amount of OID with respect to the senior toggle notes until after the acquisition of the Company.
     The “adjusted issue price” of a senior toggle note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any cash payments made on such senior toggle note on or before the first day of the accrual period. We are required to provide information returns stating the amount of OID accrued on senior toggle notes held of record by persons other than corporations and other holders exempt from information reporting.
     If we are assumed to pay interest in cash on the senior toggle notes and do in fact pay such cash interest, you will not be required to adjust your OID inclusions. Each payment made in cash under a senior toggle note will be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal. You generally will not be required to include separately in income cash payments received on the senior toggle notes to the extent such payments constitute payments of previously accrued OID or payments of principal.
     If we are assumed to pay cash interest on the senior toggle notes and, for an interest payment period, we exercise our option to pay interest in the form of PIK Interest, your OID calculation for future periods will be adjusted by treating the senior toggle note as if it had been retired and then reissued for an amount equal to its adjusted issue price on the date preceding the last date of such interest payment period, and re-calculating the yield to maturity of the reissued note by treating the amount of such PIK Interest (and of any prior PIK Interest) as a payment that will be made on the maturity date on such senior toggle note.
     If we are assumed to pay PIK Interest on the senior toggle notes and do in fact pay such PIK Interest, you will not be required to adjust your OID inclusions. If we are assumed to pay PIK Interest and, for an interest payment period, we pay cash interest, such cash payment would be treated as a prepayment of OID.
     The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, you should consult your own tax advisors regarding their application.
     Market Discount. If a United States Holder purchases a senior toggle note at a cost that is less than its adjusted issue price, the amount of such difference is treated as a “market discount” for federal income tax purposes, unless such difference is less than a specified de minimis amount.
     Under the market discount rules of the Code, a United States Holder is required to treat any payments of principal on a senior toggle note, and any gain on the sale, exchange, retirement or other taxable disposition of a senior toggle note, as ordinary income to the extent of the accrued market discount that has not previously been included in income. In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, make an election to determine the amount of accrued market discount on an constant yield basis.
     A United States Holder that purchases a senior toggle note with market discount may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the senior toggle note. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the United States Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS.
     Acquisition Premium. If a United States Holder purchases a senior toggle note at an “acquisition premium,” the amount of the OID that the United States Holder includes in gross income in each taxable period is reduced by an allocable portion of the acquisition premium. A senior toggle note will be purchased at an acquisition premium if its adjusted tax basis, immediately after its purchase is (i) less than or equal to the sum of all amounts payable on the senior toggle note after the purchase date (including stated interest) and (ii) greater than the senior cash pay note’s adjusted issue price.
Sale or Other Taxable Disposition of the Senior Toggle Notes
     Upon the sale, exchange (other than for exchange notes pursuant to the exchange offer or in a tax-free transaction), redemption, retirement, or other taxable disposition of each of your senior toggle notes:
•	You generally will recognize gain or loss equal to the difference between the sum of the cash and the fair market value of any property you receive in exchange and your adjusted tax basis in the senior toggle note (or the PIK senior toggle note).

•	In general, your adjusted tax basis in a senior toggle note is your cost of the senior toggle note, increased by OID previously included in income (as adjusted by any acquisition premium) and the amount of market discount, if any, previously included in income in respect of the senior toggle note and decreased by any cash payments previously received by such holder on the senior toggle note.

•	Subject to the market discount rules discussed above, your gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if at the time of the disposition you have held the senior toggle note for more than one year. Otherwise, your gain or loss generally will be a short-term gain or loss. For some non-corporate taxpayers (including individuals) long-term capital gains are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
     Although not free from doubt, your adjusted tax basis in the senior toggle note should be allocated between the original senior toggle note and any PIK senior toggle notes received in respect of PIK Interest thereon in proportion to their relative principal amounts. Your holding period in any PIK senior toggle note received in respect of PIK Interest would likely be identical to your holding period for the original senior toggle note with respect to which the PIK senior toggle note was received.
     Any AHYDO Catch-Up Payments that you receive in redemption of a portion of the principal amount of a senior toggle note and payments you receive upon a Special Redemption of a portion of a senior toggle note will be treated in their entirety as tax-free payments of a portion of the then-accrued OID on such senior toggle note.
Exchange Offer
     The exchange of notes for identical debt securities registered under the Securities Act will not constitute a taxable exchange. As a result, (1) you should not recognize a taxable gain or loss as a result of exchanging your notes, (2) the holding period of the notes received should include the holding period of the notes exchanged therefor and (3) the adjusted tax basis of the notes received should be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.
Non-United States Holders
     The following is a summary of certain United States federal tax consequences that will apply to you if you are a “Non-United States Holder” of notes. As used in this section, “Non-United States Holder” means a beneficial owner of a note, other than a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes), who is not a United States Holder (as defined under “— United States Holders” above).
     Special rules may apply to you if you are subject to special treatment under the Code, including, but not limited to if you are a “controlled foreign corporation” or a “passive foreign investment company.” If you are such a Non-United States Holder, you should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.
United States Federal Withholding Tax
     United States federal withholding tax will not apply to any payment of interest (including OID) on the notes under the “portfolio interest” rule, provided that:
•	interest (including OID) paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation for United States federal income tax purposes that is related to us (actually or constructively) through stock ownership;

•	you are not a bank receiving interest (including OID) on a note on an extension of credit made pursuant to a loan arrangement entered into in the ordinary course of your trade or business; and

•	either (1) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person (within the meaning of the Code), or (2) you hold your notes through certain financial intermediaries and you or the financial intermediaries satisfy the certification requirements of applicable United States Treasury regulations. Special rules apply to Non-United States Holders that are pass-through entities rather than corporations or individuals.
     If you do not satisfy the requirements of the “portfolio interest” exception described above, payments of interest (including OID) to you will be subject to a 30% United States federal withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty, or (2) IRS Form W-8ECI (or other applicable form) stating that interest (including OID) paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “United States Federal Income Tax”). United States federal withholding tax generally will not apply to any payment of principal.

     You should consult your taxation advisor regarding the certification requirements for Non-United States Holders.
United States Trade or Business
     If you are engaged in a trade or business in the United States and your investment in the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment maintained by you), you will be subject to United States federal income tax on interest (including OID) on a net income basis at regular graduated rates (although you will be exempt from United States federal withholding tax on interest (including OID), provided the certification requirements on IRS Form W-8ECI (or a successor form) as discussed above in “— United States Federal Withholding Tax” are satisfied) in the same manner as if you were a United States person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate under an applicable income tax treaty) of such interest (including OID), subject to adjustments.
Sale or Other Taxable Disposition of the Notes
     Subject to the discussion below concerning backup withholding, any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:
•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment) in which case you will be subject to United States federal income tax as described in the preceding paragraph; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of such disposition, and certain other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain generally will be subject to a flat 30% United States federal income tax).
     The exchange of notes for exchange notes pursuant to the exchange offer will not constitute a taxable exchange.
United States Federal Estate Tax
     A note held or beneficially owned by an individual who, for United States federal estate tax purposes, is not a citizen or resident of the United States at the time of death will not be includable in the individual’s gross estate for United States federal estate tax purposes, provided that (1) such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the consolidated voting power of all classes of our stock entitled to vote and (2) at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, under the terms of an applicable estate tax treaty, the United States federal estate tax may not apply with respect to a note.
Information Reporting and Backup Withholding
United States Holders
     A United States Holder may be subject to a backup withholding tax upon the receipt of interest (including OID) and principal payments on the notes offered hereby or upon the receipt of proceeds upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:
•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest (including OID) or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.
     United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax.
Non-United States Holders
     Information reporting also will generally apply to payments of interest (including OID) made to you and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest (including OID) payments and any withholding may be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or agreement.
     In general, backup withholding will not apply to interest (including OID) payments to you provided that we do not have actual knowledge or reason to know that you are a United States person (within the meaning of the Code) and we have received the required certification that you are a Non—United States Holder described above in the fifth bullet point under “—Non-United States Holders—United States Federal Withholding Tax.”
     Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our notes (including a redemption or retirement) within the United States or conducted through a broker or other United States financial intermediaries, unless you certify under penalties of perjury that you are a Non-United States Holder (and the payor does not have actual knowledge or reason to know that you are a United States person (within the meaning of the Code)) or you otherwise establish an exemption. Information reporting (but generally not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States.
     We suggest that you consult your tax advisors concerning the application of information reporting and backup withholding rules.

CERTAIN CONSIDERATIONS FOR PLAN INVESTORS
     The following is a summary of certain considerations associated with the purchase of the notes (and exchange notes) by employee benefit plans within the meaning of Title I of ERISA, including (i) private United States-based retirement and welfare plans, (ii) plans described in Section 4975 of the Code, including an individual retirement arrangement under Section 408 of the Code, (iii) plans (such as a governmental, church, or non-United States plan) not subject to Title I of ERISA but subject to provisions under applicable federal, state, local, non-United States, or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”), and (iv) any entity of which the underlying assets are considered to include “plan assets” of such plans, accounts and arrangements under United States Department of Labor regulations or Section 3(42) of ERISA, as enacted by Section 611 (f) of the Pension Protection Act of 2006 (each, a “Plan Investor”). This summary considers certain issues raised by ERISA and the Code as they apply to those Plan Investors subject to those statutes and does not purport to be complete, and no assurance can be given that future legislation, court decisions, administrative regulations, rulings, or administrative pronouncements will not significantly modify the provisions summarized herein. Any such changes may be retroactive and may thereby apply to transactions entered into prior to the date of enactment or release. Note in particular the representation to be made by Plan Investors as described below in connection with the purchase of the notes.
General Fiduciary Matters
     ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan Investor subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
     In considering an investment in the notes (and exchange notes) with assets of an ERISA Plan, a fiduciary should consider, among other matters:
•	whether the acquisition and holding of the notes (and exchange notes) is in accordance with the documents and instruments governing such ERISA Plan; and

•	whether the acquisition and holding of the notes (and exchange notes) is solely in the interest of ERISA Plan participants and beneficiaries and otherwise consistent with the fiduciary’s responsibilities and in compliance with the applicable requirements of ERISA or the Code, including, in particular, any diversification, prudence and liquidity requirements.
     Any insurance company proposing to invest assets of its general account in the notes (and exchange notes) should consider the extent that such investment would be subject to the requirements of ERISA in light of the United States Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.
     Under United States Department of Labor regulation Section 2510.3-101 (the “Plan Asset Regulation”), guidance is provided as to when assets of an underlying investment will be deemed to be assets of an investing Plan Investor. Additional rules have recently been enacted under Section 611 (f) of the Pension Protection Act of 2006, which was signed into law on August 17, 2006. In general (subject to certain exceptions), where a Plan Investor holds an “equity interest” in an entity, the assets of the entity are deemed to be plan assets of the Plan Investor. “Equity interest” is defined as “any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features.” While no assurances can be given, it is intended that the notes (and exchange notes) should not be treated as an “equity interest” for purposes of the Plan Asset Regulations.
Prohibited Transaction Issues
     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions, “prohibited transactions,” involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code, including an obligation to correct the transaction.
     The acquisition and/or holding of the notes and exchange notes by an ERISA Plan with respect to which we (the obligor with respect to the notes and exchange notes) or the initial purchasers or their affiliates may be a party in interest or a disqualified person, may give rise to a prohibited transaction. Consequently, before investing in the notes (and exchange notes), any person who is acquiring such securities for, or on behalf of, an ERISA Plan should determine that either a statutory or an administrative exemption from the prohibited transaction rules is applicable to such investment in the notes (and exchange notes), or that such acquisition and holding of such securities will not result in a non-exempt prohibited transaction.
     The statutory or administrative exemptions from the prohibited transaction rules under ERISA and the Code which may be available to an ERISA Plan investing in the notes and exchange notes include, without limitation, the following:
•	Prohibited Transaction Class Exemption (“PTCE”) 90-1, regarding investments by insurance company pooled separate accounts;

•	PTCE 91-38, regarding investments by bank collective investment funds;

•	PTCE 84-14, regarding transactions effected by qualified professional asset managers;

•	PTCE 96-23, regarding transactions effected by in-house asset managers; and

•	PTCE 95-60, regarding investments by insurance company general accounts.
     Governmental plans, non-United States plans and certain church plans, while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Laws which may affect their investment in the notes (and exchange notes). Any fiduciary of such a governmental, non-United States, or church plan considering an investment in the notes (and exchange notes) should consult with its counsel before purchasing notes and exchange notes to consider the applicable fiduciary standards and to determine the need for, and the availability, if necessary, of any exemptive relief under such Similar Laws.

     Because of the foregoing, the notes and exchange notes should not be purchased or held by any person investing plan assets of any Plan Investor unless such purchase, holding and, if applicable, conversion will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation under any applicable Similar Laws.
Representation
     Accordingly, each purchaser and subsequent transferee of the notes (and exchange notes) will represent and warrant that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes (or the exchange notes) constitutes assets of any Plan Investor or (ii) the purchase and holding of the notes (and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.
     The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes (and holding the notes or exchange notes) on behalf of, or with the assets of, any Plan Investor, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

LEGAL MATTERS
     The validity of the notes will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. The validity of the notes will be passed upon for the initial purchasers by Cahill Gordon & Reindel llp, New York, New York.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The consolidated balance sheets of Clear Channel Communications, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007, included in this offering memorandum, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report appearing herein.
AVAILABLE INFORMATION
     Immediately following the offering, we will not be subject to periodic reporting and other informational requirements of the Exchange Act. Under the terms of the indenture governing the notes, we will agree that for so long as any of the notes remain outstanding, we will furnish to the trustee and the holders of the notes the information specified therein. In addition, for so long as any of the notes remain outstanding, we will agree to make available to the holders of the notes and to securities analysts and prospective investors that certify that they are qualified institutional buyers, upon their request the information required to be delivered by Rule 144A(d)(4) under the Securities Act.
     Following the offering, we intend to use commercially reasonable efforts to offer the holders of the notes offered hereby the right to exchange such notes for exchange notes with terms substantially identical in all material respects to the notes offered hereby, except that the exchange notes will not contain terms with respect to transfer restrictions. See “Exchange Offer; Registration Rights.”

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of Clear Channel Communications, Inc.
     We have audited the accompanying consolidated balance sheets of Clear Channel Communications, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also include the financial statement schedule listed in the index as Item 15(a)2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel Communications, Inc. and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
     As discussed in Note K to the consolidated financial statements, in 2007 the Company changed its method of accounting for income taxes.
     As discussed in Note A to the consolidated financial statements, in 2006 the Company changed its method of accounting for stock-based compensation.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 14, 2008, except for internal control over financial reporting related to Notes B, Q and R of the 2007 consolidated financial statements as to which the date is May 22, 2008, expressed an unqualified opinion thereon.
/s/ ERNST & YOUNG LLP
San Antonio, Texas
February 14, 2008,
except for Notes B, Q and R, as to which the date is
May 22, 2008

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
	(In thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$145,148	$116,000
Accounts receivable, net of allowance of $59,169 in 2007 and $56,068 in 2006	1,693,218	1,619,858
Prepaid expenses	116,902	122,000
Other current assets	243,248	244,103
Income taxes receivable	—	7,392
Current assets from discontinued operations	96,067	96,377

Total Current Assets	2,294,583	2,205,730

PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	840,832	789,639
Structures	3,901,941	3,601,653
Towers, transmitters and studio equipment	600,315	626,682
Furniture and other equipment	527,714	530,560
Construction in progress	119,260	90,767

	5,990,062	5,639,301
Less accumulated depreciation	2,939,698	2,631,973

	3,050,364	3,007,328
Property, plant and equipment from discontinued operations, net	164,724	228,882

INTANGIBLE ASSETS
Definite-lived intangibles, net	485,870	522,493
Indefinite-lived intangibles—licenses	4,201,617	4,211,685
Indefinite-lived intangibles—permits	251,988	260,950
Goodwill	7,210,116	7,234,235

Intangible assets from discontinued operations, net	219,722	376,964

OTHER ASSETS
Notes receivable	12,388	6,318
Investments in, and advances to, nonconsolidated affiliates	346,387	311,258
Other assets	303,791	249,524
Other investments	237,598	244,980
Other assets from discontinued operations	26,380	26,108

Total Assets	$18,805,528	$18,886,455

See Notes to Consolidated Financial Statements

LIABILITIES AND SHAREHOLDERS’ EQUITY

	December 31,	December 31,
	2007	2006
	(In thousands, except share data)
CURRENT LIABILITIES
Accounts payable	$165,533	$151,577
Accrued expenses	912,665	884,479
Accrued interest	98,601	112,049
Accrued income taxes	79,973	—
Current portion of long-term debt	1,360,199	336,375
Deferred income	158,893	134,287
Current liabilities from discontinued operations	37,413	45,079

Total Current Liabilities	2,813,277	1,663,846

Long-term debt	5,214,988	7,326,700
Other long-term obligations	127,384	68,509
Deferred income taxes	793,850	729,804
Other long-term liabilities	567,848	673,954
Long-term liabilities from discontinued operations	54,330	31,910

Minority interest	436,360	349,391
Commitments and contingent liabilities (Note 1)

SHAREHOLDERS’ EQUITY
Preferred Stock—Class A, par value $1.00 per share, authorized 2,000,000 shares, no shares issued and outstanding	—	—
Preferred Stock—Class B, par value $1.00 per share, authorized 8,000,000 shares, no shares issued and outstanding	—	—
Common Stock, par value $.10 per share, authorized 1,500,000,000 shares, issued 498,075,417 and 493,982,851 shares in 2007 and 2006, respectively	49,808	49,399
Additional paid-in capital	26,858,079	26,745,687
Retained deficit	(18,489,143)	(19,054,365)
Accumulated other comprehensive income	383,698	304,975
Cost of shares (157,744 in 2007 and 114,449 in 2006) held in treasury	(4,951)	(3,355)

Total Shareholders’ Equity	8,797,491	8,042,341

Total Liabilities and Shareholders’ Equity	$18,805,528	$18,886,455

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share data)
Revenue	$6,921,202	$6,567,790	$6,126,553

Operating expenses:
Direct operating expenses (includes share-based payments of $16,975, $16,142 and $212 in 2007, 2006 and 2005, respectively and excludes depreciation and amortization)	2,733,004	2,532,444	2,351,614
Selling, general and administrative expenses (includes share-based payments of $14,884, $16,762 and $0 in 2007, 2006 and 2005, respectively and excludes depreciation and amortization)	1,761,939	1,708,957	1,651,195
Depreciation and amortization	566,627	600,294	593,477
Corporate expenses (includes share-based payments of $12,192, $9,126 and $5,869 in 2007, 2006 and 2005, respectively and excludes depreciation and amortization)	181,504	196,319	167,088
Merger expenses	6,762	7,633	—
Gain on disposition of assets—net	14,113	71,571	49,656

Operating income	1,685,479	1,593,714	1,412,835
Interest expense	451,870	484,063	443,442
Gain (loss) on marketable securities	6,742	2,306	(702)
Equity in earnings of nonconsolidated affiliates	35,176	37,845	38,338
Other income (expense)—net	5,326	(8,593)	11,016

Income before income taxes, minority interest and discontinued operations	1,280,853	1,141,209	1,018,045

Income tax expense:
Current	252,910	278,663	33,765
Deferred	188,238	191,780	369,282

Income tax expense	441,148	470,443	403,047
Minority interest expense, net of tax	47,031	31,927	17,847

Income before discontinued operations	792,674	638,839	597,151
Income from discontinued operations, net	145,833	52,678	338,511

Net income	$938,507	$691,517	$935,662

Other comprehensive income, net of tax:
Foreign currency translation adjustments	88,823	92,810	28,643
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss) on marketable securities	(8,412)	(60,516)	(48,492)
Unrealized holding gain (loss) on cash flow derivatives	(1,688)	76,132	56,634

Comprehensive income	$1,017,230	$799,943	$972,447

Net income per common share:
Income before discontinued operations—Basic	$1.60	$1.27	$1.09
Discontinued operations—Basic	.30	.11	.62

Net income—Basic	$1.90	$1.38	$1.71

Weighted average common shares—basic	494,347	500,786	545,848
Income before discontinued operations—Diluted	$1.60	$1.27	$1.09
Discontinued operations—Diluted	.29	.11	.62

Net income —Diluted	$1.89	$1.38	$1.71

Weighted average common shares—diluted	495,784	501,639	547,151
Dividends declared per share	$.75	$.75	$.69
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

					Accumulated
	Common				Other
	Shares	Common	Additional	Retained	Comprehensive		Treasury
	Issued	Stock	Paid-in Capital	(Deficit)	Income (Loss)	Other	Stock	Total
		(In thousands, except share data)
Balances at December 31, 2004	567,572,736	$56,757	$29,183,595	$(19,933,777)	$194,590	$(213)	$(12,874)	$9,488,078
Net income				935,662				935,662
Dividends declared				(373,296)				(373,296)
Spin-off of Live Nation			(687,206)		(29,447)			(716,653)
Gain on sale of subsidiary common stock			479,699					479,699
Purchase of common shares							(1,070,204)	(1,070,204)
Treasury shares retired and cancelled	(32,800,471)	(3,280)	(1,067,175)				1,070,455	—
Exercise of stock options and other	3,515,498	352	31,012				8,558	39,922
Amortization and adjustment of deferred compensation			5,800			213	456	6,469
Currency translation adjustment					28,643			28,643
Unrealized gains (losses) on cash flow derivatives					56,634			56,634
Unrealized gains (losses) on investments					(48,492)			(48,492)

Balances at December 31, 2005	538,287,763	53,829	27,945,725	(19,371,411)	201,928	—	(3,609)	8,826,462
Net income				691,517				691,517
Dividends declared				(374,471)				(374,471)
Subsidiary common stock issued for a business acquisition			67,873					67,873
Purchase of common shares							(1,371,462)	(1,371,462)
Treasury shares retired and cancelled	(46,729,900)	(4,673)	(1,367,032)				1,371,705	—
Exercise of stock options and other	2,424,988	243	60,139				11	60,393
Amortization and adjustment of deferred compensation			38,982					38,982
Currency translation adjustment					87,431			87,431
Unrealized gains (losses) on cash flow derivatives					76,132			76,132
Unrealized gains (losses) on investments					(60,516)			(60,516)

Balances at December 31, 2006	493,982,851	49,399	26,745,687	(19,054,365)	304,975	—	(3,355)	8,042,341
Cumulative effect of FIN 48 adoption				(152)				(152)
Net income				938,507				938,507
Dividends declared				(373,133)				(373,133)
Exercise of stock options and other	4,092,566	409	74,827				(1,596)	73,640
Amortization and adjustment of deferred compensation			37,565					37,565
Currency translation adjustment					88,823			88,823
Unrealized gains (losses) on cash flow derivatives					(1,688)			(1,688)
Unrealized gains (losses) on investments					(8,412)			(8,412)

Balances at December 31, 2007	498,075,417	$49,808	$26,858,079	$(18,489,143)	$383,698	$—	$(4,951)	$8,797,491

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005
	(In thousands)
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income	$938,507	$691,517	$935,662
Less: Income from discontinued operations, net	145,833	52,678	338,511

Net income from continuing operations	792,674	638,839	597,151

Reconciling Items:
Depreciation	461,598	449,624	439,645
Amortization of intangibles	105,029	150,670	153,832
Deferred taxes	188,238	191,780	369,282
Provision for doubtful accounts	38,615	34,627	34,260
Amortization of deferred financing charges, bond premiums and accretion of note discounts, net	7,739	3,462	2,042
Share-based compensation	44,051	42,030	6,081
(Gain) loss on sale of operating and fixed assets	(14,113)	(71,571)	(49,656)
(Gain) loss on forward exchange contract	3,953	18,161	18,194
(Gain) loss on trading securities	(10,696)	(20,467)	(17,492)
Equity in earnings of nonconsolidated affiliates	(35,176)	(37,845)	(38,338)
Minority interest, net of tax	47,031	31,927	17,847
Increase (decrease) other, net	(91)	9,027	(14,530)

Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in accounts receivable	(111,152)	(190,191)	(22,179)
Decrease (increase) in prepaid expenses	5,098	(23,797)	15,013
Decrease (increase) in other current assets	694	(2,238)	42,131
Increase (decrease) in accounts payable, accrued expenses and other liabilities	27,027	86,887	(42,334)
Federal income tax refund	—	390,438	—
Increase (decrease) in accrued interest	(13,429)	14,567	3,411
Increase (decrease) in deferred income	26,013	6,486	(18,518)
Increase (decrease) in accrued income taxes	13,325	25,641	(191,962)

Net cash provided by operating activities	1,576,428	1,748,057	1,303,880
See Notes to Consolidated Financial Statements

	Year Ended December 31,
	2007	2006	2005
	(In thousands)
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Decrease (increase) in notes receivable, net	(6,069)	1,163	755
Decrease (increase) in investments in, and advances to nonconsolidated affiliates—net	20,868	20,445	15,343
Cross currency settlement of interest	(1,214)	1,607	734
Purchase of other investments	(726)	(520)	(900)
Proceeds from sale of other investments	2,409	—	370
Purchases of property, plant and equipment	(363,309)	(336,739)	(302,655)
Proceeds from disposal of assets	26,177	99,682	102,001
Acquisition of operating assets	(122,110)	(341,206)	(150,819)
Decrease (increase) in other—net	(38,703)	(51,443)	(14,625)

Net cash used in investing activities	(482,677)	(607,011)	(349,796)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Draws on credit facilities	886,910	3,383,667	1,934,000
Payments on credit facilities	(1,705,014)	(2,700,004)	(1,986,045)
Proceeds from long-term debt	22,483	783,997	—
Payments on long-term debt	(343,041)	(866,352)	(236,703)
Payment to terminate forward exchange contract	—	(83,132)	—
Proceeds from exercise of stock options, stock purchase plan and common stock warrants	80,017	57,452	40,239
Dividends paid	(372,369)	(382,776)	(343,321)
Proceeds from initial public offering	—	—	600,642
Payments for purchase of common shares	—	(1,371,462)	(1,070,204)

Net cash used in financing activities	(1,431,014)	(1,178,610)	(1,061,392)

CASH FLOWS PROVIDED BY (USED IN) DISCONTINUED OPERATIONS:
Net cash provided by operating activities	33,832	99,265	115,267
Net cash provided by (used in) investing activities	332,579	(30,038)	(198,149)
Net cash provided by financing activities	—	—	240,000

Net cash provided by discontinued operations	366,411	69,227	157,118
Net increase in cash and cash equivalents	29,148	31,663	49,810
Cash and cash equivalents at beginning of year	116,000	84,337	34,527

Cash and cash equivalents at end of year	$145,148	$116,000	$84,337

SUPPLEMENTAL DISCLOSURE:
Cash paid during the year for:
Interest	$462,181	$461,398	$430,382
Income taxes	299,415	—	193,723
See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
     Clear Channel Communications, Inc., (the “Company”) incorporated in Texas in 1974, is a diversified media company with three principal business segments: radio broadcasting, Americas outdoor advertising and international outdoor advertising. The Company’s radio broadcasting segment owns, programs and sells airtime generating revenue from the sale of national and local advertising. The Company’s Americas and international outdoor advertising segments own or operate advertising display faces domestically and internationally.
Merger
     The Company’s shareholders approved the adoption of the Merger Agreement, as amended, with a group led by Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC on September 25, 2007. The transaction remains subject to customary closing conditions.
     Under the terms of the Merger Agreement, as amended, the Company’s shareholders will receive $39.20 in cash for each share they own plus additional per share consideration, if any, as the closing of the merger will occur after December 31, 2007. For a description of the computation of any additional per share consideration and the circumstances under which it is payable, please refer to the joint proxy statement/prospectus dated August 21, 2007, filed with the Securities & Exchange Commission (the “Proxy Statement”). As an alternative to receiving the $39.20 per share cash consideration, the Company’s unaffiliated shareholders were offered the opportunity on a purely voluntary basis to exchange some or all of their shares of Clear Channel common stock on a one-for-one basis for shares of Class A common stock in CC Media Holdings, Inc., the new corporation formed by the private equity group to acquire the Company (subject to aggregate and individual caps), plus the additional per share consideration, if any.
     Holders of shares of the Company’s common stock (including shares issuable upon conversion of outstanding options) in excess of the aggregate cap provided in the Merger Agreement, as amended, elected to receive the stock consideration. As a result, unaffiliated shareholders of the Company will own an aggregate of 30.6 million shares of CC Media Holdings Inc. Class A common stock upon consummation of the merger.
Principles of Consolidation
     The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts have been eliminated in consolidation. Investments in nonconsolidated affiliates are accounted for using the equity method of accounting.
Cash and Cash Equivalents
     Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Allowance for Doubtful Accounts
     The Company evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.
Land Leases and Other Structure Licenses
     Most of the Company’s outdoor advertising structures are located on leased land. Americas outdoor land rents are typically paid in advance for periods ranging from one to twelve months. International outdoor land rents are paid both in advance and in arrears, for periods ranging from one to twelve months. Most international street furniture display faces are operated through contracts with the municipalities for up to 20 years. The street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.
Purchase Accounting
     The Company accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. In addition, reserves have been established on the Company’s balance sheet related to acquired liabilities and qualifying restructuring costs and contingencies based on assumptions made at the time of acquisition. The Company evaluates these reserves on a regular basis to determine the adequacies of the amounts. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accrues these payments under the guidance in Emerging Issues Task Force issue 95-8: Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, after the contingencies have been resolved.
Property, Plant and Equipment
     Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:
Buildings and improvements—10 to 39 years
Structures—5 to 40 years

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Towers, transmitters and studio equipment—7 to 20 years
Furniture and other equipment—3 to 20 years
Leasehold improvements—shorter of economic life or lease term assuming renewal periods, if appropriate
     For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.
     The Company tests for possible impairment of property, plant, and equipment whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflects the risk inherent in future cash flows.
Intangible Assets
     The Company classifies intangible assets as definite-lived, indefinite-lived or goodwill. Definite-lived intangibles include primarily transit and street furniture contracts, talent, and representation contracts, all of which are amortized over the respective lives of the agreements, typically four to fifteen years, or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. These assets are stated at cost. Indefinite-lived intangibles include broadcast FCC licenses and billboard permits. The excess cost over fair value of net assets acquired is classified as goodwill. The indefinite-lived intangibles and goodwill are not subject to amortization, but are tested for impairment at least annually.
     The Company tests for possible impairment of definite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.
     The Company performs its annual impairment test for its FCC licenses and permits using a direct valuation technique as prescribed by the Emerging Issues Task Force (“EITF”) Topic D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill (“D-108”). Certain assumptions are used under the Company’s direct valuation technique, including market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up cost and losses incurred during the build-up period, the risk adjusted

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
discount rate and terminal values. The Company utilizes Mesirow Financial Consulting LLC, a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its FCC licenses and permits. Impairment charges are recorded in amortization expense in the statement of operations.
     At least annually, the Company performs its impairment test for each reporting unit’s goodwill using a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. The Company identified its reporting units under the guidance in Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement 142”) and EITF D-101, Clarification of Reporting Unit Guidance in Paragraph 30 of FASB Statement No. 142. The Company’s reporting units for radio broadcasting and Americas outdoor advertising are the reportable segments. The Company determined that each country in its International outdoor segment constitutes a reporting unit and therefore tests goodwill for impairment at the country level. Certain assumptions are used in determining the fair value, including assumptions about future cash flows, discount rates, and terminal values. If the fair value of the Company’s reporting unit is less than the carrying value of the reporting unit, the Company reduces the carrying amount of goodwill. Impairment charges are recorded in amortization expense on the statement of operations.
Other Investments
     Other investments are composed primarily of equity securities. These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical value when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported as a separate component of shareholders’ equity. The net unrealized gains or losses on the trading securities are reported in the statement of operations. In addition, the Company holds investments that do not have quoted market prices. The Company periodically reviews the value of available-for-sale, trading and non-marketable securities and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities.
Nonconsolidated Affiliates
     In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary.
Financial Instruments
     Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities, and short-term borrowings approximated their fair values at December 31, 2007 and 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Income Taxes
     The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or all of the asset will not be realized. As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations. It is not practical to determine the amount of federal income taxes, if any, that might become due in the event that the earnings were distributed.
Revenue Recognition
     Radio broadcasting revenue is recognized as advertisements or programs are broadcast and is generally billed monthly. Outdoor advertising contracts typically cover periods of up to three years and are generally billed monthly. Revenue for outdoor advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s broadcasting and outdoor operations. Payments received in advance of being earned are recorded as deferred income.
     Barter transactions represent the exchange of airtime or display space for merchandise or services. These transactions are generally recorded at the fair market value of the airtime or display space or the fair value of the merchandise or services received. Revenue is recognized on barter and trade transactions when the advertisements are broadcasted or displayed. Expenses are recorded ratably over a period that estimates when the merchandise or service received is utilized or the event occurs. Barter and trade revenues from continuing operations for the years ended December 31, 2007, 2006 and 2005, were approximately $70.7 million, $77.8 million and $75.1 million, respectively, and are included in total revenue. Barter and trade expenses from continuing operations for the years ended December 31, 2007, 2006 and 2005, were approximately $70.4 million, $75.6 million and $70.6 million, respectively, and are included in selling, general and administrative expenses.
Share-Based Payments
     Prior to January 1, 2006, the Company accounted for share-based payments under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related Interpretations, as permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (“Statement 123”). Under that method, when options were granted with a strike price equal to or greater than market price on date of issuance, there was no impact on earnings either on the date of grant or thereafter, absent certain modifications to the options. The Company adopted Financial Accounting Standard No. 123 (R), Share-Based Payment (“Statement 123(R)”), on January 1, 2006 using the modified-prospective-transition method. Under the fair value recognition provisions of this statement, stock based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
the vesting period. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, the Company’s results of operations could be materially impacted.
Derivative Instruments and Hedging Activities
     Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, (“Statement 133”), requires the Company to recognize all of its derivative instruments as either assets or liabilities in the consolidated balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. For derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. The Company formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If a derivative ceases to be a highly effective hedge, the Company discontinues hedge accounting. The Company accounts for its derivative instruments that are not designated as hedges at fair value, with changes in fair value recorded in earnings. The Company does not enter into derivative instruments for speculation or trading purposes.
Foreign Currency
     Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees, other than those of operations in highly inflationary countries, are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive income”. Foreign currency transaction gains and losses, as well as gains and losses from translation of financial statements of subsidiaries and investees in highly inflationary countries, are included in operations.
Advertising Expense
     The Company records advertising expense as it is incurred. Advertising expenses from continuing operations of $138.5 million, $130.4 million and $155.2 million were recorded during the years ended December 31, 2007, 2006 and 2005, respectively as a component of selling, general and administrative expenses.
Use of Estimates
     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.
Certain Reclassifications
     The Company has reclassified certain selling, general and administrative expenses to direct operating expenses in 2006 and 2005 to conform to current year presentation. The historical financial statements and footnote disclosures have been revised to exclude amounts related to the Company’s television business, certain radio stations and Live Nation as discussed below.
New Accounting Pronouncements
     In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements (“Statement 157”). Statement 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements for fair value measurements. Statement 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. Statement 157 does not expand the use of fair value in any new circumstances. Companies will need to apply the recognition and disclosure provisions of Statement 157 for financial assets and financial liabilities and for nonfinancial assets and nonfinancial liabilities that are remeasured at least annually effective January 1, 2008. The effective date in Statement 157 is delayed for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Excluded from the scope of Statement 157 are certain leasing transactions accounted for under FASB Statement No. 13, Accounting for Leases. The exclusion does not apply to fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of Statement 157. The Company is currently evaluating the impact of adopting FAS 157 on our financial position or results of operations.
     Statement of Financial Accounting Standards No. 141(R), Business Combinations (“Statement 141 (R)”), was issued in December 2007. Statement 141 (R) requires that upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. Additionally, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. Statement 141 (R) also modifies the recognition for preacquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. Statement 141(R) amends Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. Statement 141 (R) is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. The Company expects to adopt Statement 141 (R) on January 1, 2009. Statement 141R’s impact on accounting for business combinations is dependent upon acquisitions at that time.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (“Statement 159”), was issued in February 2007. Statement 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Statement 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Statement 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. Statement 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in Statements No. 157, Fair Value Measurements, and No. 107, Disclosures about Fair Value of Financial Instruments. Statement 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company will adopt Statement 159 on January 1, 2008 and does not anticipate adoption to materially impact our financial position or results of operations.
     Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“Statement 160”), was issued in December 2007. Statement 160 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under Statement 160 noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. Statement 160 is effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. Statement 160 is required to be adopted prospectively, except for reclassify noncontrolling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. The Company expects to adopt Statement 160 on January 1, 2009 and is currently assessing the potential impact that the adoption could have on its financial statements.
NOTE B—DISCONTINUED OPERATIONS
Sale of non-core radio stations
     On November 16, 2006, the Company announced plans to sell 448 non-core radio stations. The merger is not contingent on the sales of these stations, and the sales of these stations are not contingent on the closing of the Company’s merger discussed above. During the first quarter of 2008, the Company revised its plans to sell 173 of these stations because it determined that market conditions were not advantageous to complete the sales. The Company intends to hold and operate these stations. Of these, 145 were previously classified as discontinued operations. At March 31, 2008, these 145 non-core stations no longer meet the requirements of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets (“Statement 144”) for classification as discontinued operations. Therefore, the assets, results of operations and cash flows from these

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
145 stations were reclassified to continuing operations in the Company’s consolidated financial statements.
     The Company has 20 non-core radio stations that are no longer under a definitive asset purchase agreement as of March 31, 2008. The definitive asset purchase agreement was terminated in the fourth quarter of 2007. However the Company continues to actively market these radio stations and they continue to meet the criteria in Statement 144 for classification as discontinued operations. Therefore, the assets, results of operations and cash flows from these stations remain classified as discontinued operations in the Company’s consolidated financial statements as of and for the periods ended December 31, 2007.
     The following table presents the activity related to the Company’s planned divestitures of 448 non-core radio stations:

Total radio stations announced as being marketed for sale on November 16, 2006	448
Total radio stations no longer being marketed for sale	(173)

Adjusted number of radio stations being marketed for sale (“Non-core” radio stations)	275
Non-core radio stations sold through March 31, 2008	(223)

Remaining non-core radio stations at March 31, 2008 classified as discontinued operations	52
Non-core radio stations under definitive asset purchase agreements at March 31, 2008	(32)

Non-core radio stations being marketed for sale	20

Sale of other radio stations
     In addition to its non-core stations, the Company sold 5 stations in the fourth quarter of 2006 and had definitive asset purchase agreements for 8 stations at March 31, 2008.
Sale of the Television Business
     On April 20, 2007, the Company entered into a definitive agreement with an affiliate (“buyer”) of Providence Equity Partners Inc. (“Providence”) to sell its television business. Subsequently, a representative of Providence informed the Company that the buyer is considering its options under the definitive agreement, including not closing the acquisition on the terms and conditions in the definitive agreement. The definitive agreement is in full force and effect, has not been terminated and contains customary closing conditions. There have been no allegations that we have breached any of the terms or conditions of the definitive agreement or that there is a failure of a condition to closing the acquisition. On November 29, 2007, the FCC issued its initial consent order approving the assignment of our television station licenses to the buyer.
     The Company determined that each of these radio station markets and its television business represent disposal groups. Consistent with the provisions of Statement 144, the Company classified these assets that are subject to transfer under the definitive asset purchase agreements as discontinued operations at December 31, 2007 and 2006. Accordingly, depreciation and amortization associated with these assets was discontinued. Additionally, the Company determined that these assets comprise operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. As of March 31, 2008, the Company determined that the estimated fair value less costs to sell attributable to these assets was in excess of the carrying value of their related net assets held for sale.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Summarized operating results for the years ended December 31, 2007, 2006 and 2005 from these businesses are as follows:

	Year Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue	$442,263	$531,621	$483,865
Income before income taxes	$209,882	$84,969	$61,282
     Included in income from discontinued operations, net are income tax expenses of $64.0 million, $32.3 million and $23.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. Also included in income from discontinued operations for the years ended December 31, 2007 and 2006 are gains on the sale of certain radio stations of $144.6 million and $0.3 million, respectively.
     The following table summarizes the carrying amount at December 31, 2007 and 2006 of the major classes of assets and liabilities of the Company’s businesses classified as discontinued operations:

	December 31,
	2007	2006
	(In thousands)
Assets
Accounts receivable, net	$76,426	$75,490
Other current assets	19,641	20,887

Total current assets	$96,067	$96,377

Land, buildings and improvements	$73,138	$116,631
Transmitter and studio equipment	207,230	259,435
Other property, plant and equipment	22,781	30,437
Less accumulated depreciation	138,425	177,621

Property, plant and equipment, net	$164,724	$228,882

Definite-lived intangibles, net	$283	$323
Licenses	107,910	119,977
Goodwill	111,529	256,664

Total intangible assets	$219,722	$376,964

Film rights	$18,042	$20,442
Other long-term assets	8,338	5,666

Total non-current assets	$26,380	$26,108

Liabilities
Accounts payable and accrued expenses	$10,565	$13,911
Film liability	18,027	21,765
Other current liabilities	8,821	9,403

Total current liabilities	$37,413	$45,079

Film liability	$19,902	$22,158
Other long-term liabilities	34,428	9,752

Total long-term liabilities	$54,330	$31,910

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Spin-off of Live Nation
     On December 2, 2005, the Company’s Board of Directors approved the spin-off of Live Nation, made up of the Company’s former live entertainment segment and sports representation business. The Company’s consolidated statements of operations have been restated to reflect Live Nation’s results of operations in discontinued operations for the year ended December 31, 2005. The following table displays financial information for Live Nation’s discontinued operations for the year ended December 31, 2005:

2005(1)
(In thousands)
Revenue (including sales to other Company segments of $0.7 million)	$2,858,481
Income before income taxes	$(16,215)

(1)	Includes the results of operations for Live Nation through December 21, 2005.
     Included in income from discontinued operations, net is an income tax benefit of $316.7 million for the year ended December 31, 2005.
Transactions with Live Nation
     The Company sells advertising and other services to Live Nation. For the years ended December 31, 2007 and 2006 the Company recorded $6.1 million and $4.3 million, respectively, of revenue for these advertisements. It is the Company’s opinion that these transactions were recorded at fair value.
NOTE C—INTANGIBLE ASSETS AND GOODWILL
Definite-lived Intangibles
     The Company has definite-lived intangible assets which consist primarily of transit and street furniture contracts and other contractual rights in the outdoor segments, talent and program right contracts in the radio segment, and in the Company’s other segment, representation contracts for non-affiliated radio and television stations. Definite-lived intangible assets are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at December 31, 2007 and 2006:

	2007		2006
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
	(In thousands)
Transit, street furniture, and other outdoor contractual rights	$867,283	$613,897	$821,364	$530,063
Talent contracts	—	—	125,270	115,537
Representation contracts	400,316	212,403	349,493	175,658
Other	84,004	39,433	121,180	73,556

Total	$1,351,603	$865,733	$1,417,307	$894,814

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Total amortization expense from continuing operations related to definite-lived intangible assets for the years ended December 31, 2007, 2006 and 2005 was $105.0 million, $150.7 million and $153.8 million, respectively. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets that exist at December 31, 2007:

(In thousands)
2008	$87,668
2009	80,722
2010	62,740
2011	50,237
2012	42,067
     As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, amortization expense may vary.
Indefinite-lived Intangibles
     The Company’s indefinite-lived intangible assets consist of FCC broadcast licenses and billboard permits. FCC broadcast licenses are granted to both radio and television stations for up to eight years under the Telecommunications Act of 1996. The Act requires the FCC to renew a broadcast license if: it finds that the station has served the public interest, convenience and necessity; there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee; and there have been no other serious violations which taken together constitute a pattern of abuse. The licenses may be renewed indefinitely at little or no cost. The Company does not believe that the technology of wireless broadcasting will be replaced in the foreseeable future. The Company’s billboard permits are issued in perpetuity by state and local governments and are transferable or renewable at little or no cost. Permits typically include the location which allows the Company the right to operate an advertising structure. The Company’s permits are located on either owned or leased land. In cases where the Company’s permits are located on leased land, the leases are typically from 10 to 20 years and renew indefinitely, with rental payments generally escalating at an inflation based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use.
     The Company does not amortize its FCC broadcast licenses or billboard permits. The Company tests these indefinite-lived intangible assets for impairment at least annually using a direct method. This direct method assumes that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.
     Under the direct method, the Company aggregates its indefinite-lived intangible assets at the market level for purposes of impairment testing as prescribed by EITF 02-07, Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets. The Company’s key assumptions using the direct method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average station within a market.
Goodwill
     The Company tests goodwill for impairment using a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The Company’s reporting units for radio broadcasting and Americas outdoor advertising are the reportable segments. The Company determined that each country in its International outdoor segment constitutes a reporting unit and therefore tests goodwill for impairment at the country level. The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments for the years ended December 31, 2006 and 2007:

		Americas	International
	Radio	Outdoor	Outdoor	Other	Total
	(In thousands)
Balance as of December 31, 2005	$6,110,684	$405,964	$343,611	—	$6,860,259
Acquisitions	42,761	249,527	42,222	—	334,510
Dispositions	(10,532)	(1,913)	—	—	(12,445)
Foreign currency	—	14,085	40,109	—	54,194
Adjustments	(2,300)	323	(312)	6	(2,283)

Balance as of December 31, 2006	6,140,613	667,986	425,630	6	7,234,235
Acquisitions	5,608	20,361	13,733	1,994	41,696
Dispositions	(3,974)	—	—	—	(3,974)
Foreign currency	—	78	35,430	—	35,508
Adjustments	(96,720)	(89)	(540)	—	(97,349)

Balance as of December 31, 2007	$6,045,527	$688,336	$474,253	$2,000	$7,210,116

     Included in the Americas’ acquisitions amount above in 2006 is $148.6 million related to the acquisition of Interspace, all of which is expected to be deductible for tax purposes.
     In 2007, the Company recorded a $97.4 million adjustment to its balance of goodwill related to tax positions established as part of various radio station acquisitions for which the IRS audit periods have now closed.
NOTE D—BUSINESS ACQUISITIONS
2007 Acquisitions
     The Company acquired domestic outdoor display faces and additional equity interests in international outdoor companies for $69.1 million in cash during 2007. The Company’s national representation business acquired representation contracts for $53.0 million in cash during 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
2006 Acquisitions
     The Company acquired radio stations for $16.4 million and a music scheduling company for $44.3 million in cash plus $10.0 million of deferred purchase consideration during 2006. The Company also acquired Interspace Airport Advertising, Americas and international outdoor display faces and additional equity interests in international outdoor companies for $242.4 million in cash. The Company exchanged assets in one of its Americas outdoor markets for assets located in a different market and recognized a gain of $13.2 million in “Gain on disposition of assets—net”. In addition, the Company’s national representation firm acquired representation contracts for $38.1 million in cash.
2005 Acquisitions
     During 2005 the Company acquired radio stations for $3.6 million in cash. The Company also acquired Americas outdoor display faces for $113.2 million in cash. The Company’s international outdoor segment acquired display faces for $17.1 million and increased its investment to a controlling majority interest in Clear Media Limited for $8.9 million. Clear Media is a Chinese outdoor advertising company and as a result of consolidating its operations during the third quarter of 2005, the acquisition resulted in an increase in the Company’s cash of $39.7 million. Also, the Company’s national representation business acquired new contracts for a total of $47.7 million.
Acquisition Summary
     The following is a summary of the assets and liabilities acquired and the consideration given for all acquisitions made during 2007 and 2006:

	2007	2006
	(In thousands)
Property, plant and equipment	$28,002	$49,641
Accounts receivable	—	18,636
Definite lived intangibles	55,017	177,554
Indefinite-lived intangible assets	15,023	32,862
Goodwill	41,696	253,411
Other assets	3,453	6,006

	143,191	538,110
Other liabilities	(13,081)	(64,303)
Minority interests	—	(15,293)
Deferred tax	—	(21,361)
Subsidiary common stock issued, net of minority interests	—	(67,873)

	(13,081)	(168,830)

Less: fair value of net assets exchanged in swap	(8,000)	(28,074)

Cash paid for acquisitions	$122,110	$341,206

     The Company has entered into certain agreements relating to acquisitions that provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company. The Company will continue to accrue additional

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets were met, would not significantly impact the Company’s financial position or results of operations.
NOTE E—INVESTMENTS
     The Company’s most significant investments in nonconsolidated affiliates are listed below:
Australian Radio Network
     The Company owns a fifty-percent (50%) interest in Australian Radio Network (“ARN”), an Australian company that owns and operates radio stations in Australia and New Zealand.
Grupo ACIR Comunicaciones
     The Company owns a forty-percent (40%) interest in Grupo ACIR Comunicaciones (“ACIR”), a Mexican radio broadcasting company. ACIR owns and operates radio stations throughout Mexico.
Summarized Financial Information
     The following table summarizes the Company’s investments in these nonconsolidated affiliates:

			All
(In thousands)	ARN	ACIR	Others	Total
At December 31, 2006	$145,646	$68,260	$97,352	$311,258
Acquisition (disposition) of investments, net	—	—	(46)	(46)
Other, net	(22,259)	—	2,861	(19,398)
Equity in net earnings (loss)	25,832	4,942	4,402	35,176
Foreign currency transaction adjustment	(2,082)	—	—	(2,082)
Foreign currency translation adjustment	18,337	(297)	3,439	21,479

At December 31, 2007	$165,474	$72,905	$108,008	$346,387

     The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Investments in, and advances to, nonconsolidated affiliates.” The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings of nonconsolidated affiliates”. Accumulated undistributed earnings included in retained deficit for these investments were $133.6 million, $112.8 million and $90.1 million for December 31, 2007, 2006 and 2005, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Other Investments
     Other investments of $237.6 million and $245.0 million at December 31, 2007 and 2006, respectively, include marketable equity securities and other investments classified as follows:

	Fair	Unrealized
Investments	Value	Gains	(Losses)	Net	Cost
	(In thousands)
2007
Available-for sale	$140,731	$104,996	$—	$104,996	$35,735
Trading	85,649	78,391	—	78,391	7,258
Other cost investments	11,218	—	—	—	11,218

Total	$237,598	$183,387	$—	$183,387	$54,211

2006
Available-for sale	$154,297	$118,563	$—	$118,563	$35,734
Trading	74,953	67,695	—	67,695	7,258
Other cost investments	15,730	—	—	—	15,730

Total	$244,980	$186,258	$—	$186,258	$58,722

     A certain amount of the Company’s trading securities secure its obligations under forward exchange contracts discussed in Note H.
     The accumulated net unrealized gain on available-for-sale securities, net of tax, of $69.4 million and $79.5 million were recorded in shareholders’ equity in “Accumulated other comprehensive income” at December 31, 2007 and 2006, respectively. The net unrealized gain (loss) on trading securities of $10.7 million and $20.5 million for the years ended December 31, 2007 and 2006, respectively, is recorded on the statement of operations in “Gain (loss) on marketable securities”. Other cost investments include various investments in companies for which there is no readily determinable market value.
NOTE F—ASSET RETIREMENT OBLIGATION
     The Company’s asset retirement obligation is reported in “Other long-term liabilities” and relates to its obligation to dismantle and remove outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease. The liability is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     The following table presents the activity related to the Company’s asset retirement obligation:

	2007	2006
	(In thousands)
Balance at January 1	$59,280	$49,807
Adjustment due to change in estimate of related costs	8,958	7,581
Accretion of liability	4,236	3,539
Liabilities settled	(1,977)	(1,647)

Balance at December 31	$70,497	$59,280

NOTE G—LONG-TERM DEBT
     Long-term debt at December 31, 2007 and 2006 consisted of the following:

	December 31,
	2007	2006
	(In thousands)
Bank credit facilities	$174,619	$966,488
Senior Notes:
6.25% Senior Notes Due 2011	750,000	750,000
3.125% Senior Notes Due 2007	—	250,000
4.625% Senior Notes Due 2008	500,000	500,000
6.625% Senior Notes Due 2008	125,000	125,000
4.25% Senior Notes Due 2009	500,000	500,000
7.65% Senior Notes Due 2010	750,000	750,000
4.5% Senior Notes Due 2010	250,000	250,000
4.4% Senior Notes Due 2011	250,000	250,000
5.0% Senior Notes Due 2012	300,000	300,000
5.75% Senior Notes Due 2013	500,000	500,000
5.5% Senior Notes Due 2014	750,000	750,000
4.9% Senior Notes Due 2015	250,000	250,000
5.5% Senior Notes Due 2016	250,000	250,000
6.875% Senior Debentures Due 2018	175,000	175,000
7.25% Senior Debentures Due 2027	300,000	300,000
Subsidiary level notes	644,860	671,305
Other long-term debt	106,119	164,939
Purchase accounting adjustment and original issue (discount) premium	(11,849)	(9,823)
Fair value adjustments related to interest rate swaps	11,438	(29,834)

	6,575,187	7,663,075
Less: current portion	1,360,199	336,375

Total long-term debt	$5,214,988	$7,326,700

Bank Credit Facility
     The Company has a five-year, multi-currency revolving credit facility in the amount of $1.75 billion. The interest rate is based upon a prime, LIBOR, or Federal Funds rate selected at the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Company’s discretion, plus a margin. The multi-currency revolving credit facility can be used for general working capital purposes including commercial paper support as well as to fund capital expenditures, share repurchases, acquisitions and the refinancing of public debt securities.
     At December 31, 2007, the outstanding balance on the $1.75 billion credit facility was $174.6 million and, taking into account letters of credit of $82.8 million, $1.5 billion was available for future borrowings, with the entire balance to be repaid on July 12, 2009. At December 31, 2007, interest rates on this bank credit facility varied from 5.0% to 5.4%.
Senior Notes
     On February 1, 2007, the Company redeemed its 3.125% Senior Notes at their maturity for $250.0 million plus accrued interest with proceeds from its bank credit facility.
     On December 17, 2007, the Company announced that it commenced a cash tender offer and consent solicitation for its outstanding $750.0 million principal amount of the 7.65% Senior Notes due 2010 on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 17, 2007. As of February 13, 2008, the Company had received tenders and consents representing 98% of its outstanding 7.65% Senior Notes due 2010. The tender offer is conditioned upon the consummation of the Merger. The completion of the Merger and the related debt financings are not subject to, or conditioned upon, the completion of the tender offer.
     All fees and initial offering discounts are being amortized as interest expense over the life of the respective notes. The aggregate principal amount and market value of the senior notes was approximately $5.7 billion and $5.0 billion, respectively, at December 31, 2007. The aggregate principal and market value of the senior notes was approximately $5.9 billion and $5.5 billion, respectively, at December 31, 2006.
     Interest Rate Swaps: The Company entered into interest rate swap agreements on the 3.125% senior notes due 2007, the 4.25% senior notes due 2009, the 4.4% senior notes due 2011 and the 5.0% senior notes due 2012 whereby the Company pays interest at a floating rate and receives the fixed rate coupon. The fair value of the Company’s swaps was an asset of $11.4 million and a liability of $29.8 million at December 31, 2007 and 2006, respectively.
Subsidiary Level Notes
     AMFM Operating Inc. (“AMFM”), a wholly-owned subsidiary of the Company, has outstanding long-term bonds, of which are all 8% senior notes due 2008. On November 13, 2007 AMFM redeemed $26.4 million of its 8% senior notes pursuant to a Net Proceeds Offer (as defined in the indenture governing the notes). Following the redemption, $644.9 million principal amount remained outstanding. The senior notes include a purchase accounting premium of $3.2 million and $7.1 million at December 31, 2007 and 2006, respectively. The fair value of the senior notes was $661.0 million and $701.0 million at December 31, 2007 and 2006, respectively.
     On December 17, 2007, AMFM commenced a cash tender offer and consent solicitation for the outstanding $644.9 million principal amount of the 8% Senior Notes due 2008 on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
December 17, 2007. As of February 13, 2008, AMFM had received tenders and consents representing 87% of its outstanding 8% Senior Notes due 2008. The tender offer is conditioned upon the consummation of the Merger. The completion of the Merger and the related debt financings are not subject to, or conditioned upon, the completion of the tender offer.
Other Borrowings
     Other debt includes various borrowings and capital leases utilized for general operating purposes. Included in the $106.1 million balance at December 31, 2007, is $87.2 million that matures in less than one year.
Debt Covenants
     The significant covenants on the Company’s $1.75 billion five-year, multi-currency revolving credit facility relate to leverage and interest coverage contained and defined in the credit agreement. The leverage ratio covenant requires the Company to maintain a ratio of consolidated funded indebtedness to operating cash flow (as defined by the credit agreement) of less than 5.25x. The interest coverage covenant requires the Company to maintain a minimum ratio of operating cash flow (as defined by the credit agreement) to interest expense of 2.50x. In the event that the Company does not meet these covenants, it is considered to be in default on the credit facility at which time the credit facility may become immediately due. At December 31, 2007, the Company’s leverage and interest coverage ratios were 3.0x and 5.1x, respectively. This credit facility contains a cross default provision that would be triggered if we were to default on any other indebtedness greater than $200.0 million.
     The Company’s other indebtedness does not contain provisions that would make it a default if the Company were to default on our credit facility.
     The fees the Company pays on its $1.75 billion, five-year multi-currency revolving credit facility depend on the highest of its long-term debt ratings, unless there is a split rating of more than one level in which case the fees depend on the long-term debt rating that is one level lower than the highest rating. Based on the Company’s current ratings level of B-/Baa3, its fees on borrowings are a 52.5 basis point spread to LIBOR and are 22.5 basis points on the total $1.75 billion facility. In the event the Company’s ratings improve, the fee on borrowings and facility fee decline gradually to 20.0 basis points and 9.0 basis points, respectively, at ratings of A/A3 or better. In the event that the Company’s ratings decline, the fee on borrowings and facility fee increase gradually to 120.0 basis points and 30.0 basis points, respectively, at ratings of BB/Ba2 or lower.
     The Company believes there are no other agreements that contain provisions that trigger an event of default upon a change in long-term debt ratings that would have a material impact to its financial statements.
     Additionally, the Company’s 8% senior notes due 2008, which were originally issued by AMFM Operating Inc., a wholly-owned subsidiary of the Company, contain certain restrictive covenants that limit the ability of AMFM Operating Inc. to incur additional indebtedness, enter into certain transactions with affiliates, pay dividends, consolidate, or effect certain asset sales.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
At December 31, 2007, the Company was in compliance with all debt covenants.
Future maturities of long-term debt at December 31, 2007 are as follows:

(In thousands)
2008 (1)	$1,357,047
2009	686,514
2010 (2)	1,000,077
2011	1,002,250
2012	300,000
Thereafter	2,229,710

Total (3)	$6,575,598

(1)	The balance includes the $644.9 million principal amount of the 8% Senior Notes due 2008 which the Company received tenders and consents discussed above.

(2)	The balance includes the $750.0 million principal amount of the 7.65% Senior Notes due 2010 which the Company received tenders and consents discussed above.

(3)	The total excludes the $3.2 million in unamortized fair value purchase accounting adjustment premiums related to the merger with AMFM, the $11.4 million related to fair value adjustments for interest rate swap agreements and the $15.0 million related to original issue discounts.
NOTE H—FINANCIAL INSTRUMENTS
     The Company has entered into financial instruments, such as interest rate swaps, secured forward exchange contracts and foreign currency rate management agreements, with various financial institutions. The Company continually monitors its positions with, and credit quality of, the financial institutions which are counterparties to its financial instruments. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company considers this risk to be low.
Interest Rate Swaps
     The Company has $1.1 billion of interest rate swaps at December 31, 2007 that are designated as fair value hedges of the underlying fixed-rate debt obligations. The terms of the underlying debt and the interest rate swap agreements coincide; therefore the hedge qualifies for the short-cut method defined in Statement 133. Accordingly, no net gains or losses were recorded on the statement of operations related to the Company’s underlying debt and interest rate swap agreements. On December 31, 2007, the fair value of the interest rate swap agreements was recorded on the balance sheet as “Other long-term assets” with the offset recorded in “Long-term debt” of approximately $11.4 million. On December 31, 2006, the fair value of the interest rate swap agreements was recorded on the balance sheet as “Other long-term liabilities” with the offset recorded in “Long-term debt” of approximately $29.8 million. Accordingly, an adjustment was made to the swaps and carrying value of the underlying debt on December 31, 2007 and 2006 to reflect the change in fair value.
Secured Forward Exchange Contracts
     In 2001, Clear Channel Investments, Inc., a wholly owned subsidiary of the Company, entered into two ten-year secured forward exchange contracts that monetized 2.9 million shares of its investment in American Tower Corporation (“AMT”). The AMT contracts had a value of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
$17.0 million and $10.3 million recorded in “Other long term liabilities” at December 31, 2007 and December 31, 2006, respectively. These contracts are not designated as a hedge of the Company’s cash flow exposure of the forecasted sale of the AMT shares. During the years ended December 31, 2007, 2006 and 2005, the Company recognized losses of $6.7 million, $22.0 million and $18.2 million, respectively, in “Gain (loss) on marketable securities” related to the change in the fair value of these contracts. To offset the change in the fair value of these contracts, the Company has recorded AMT shares as trading securities. During the years ended December 31, 2007, 2006 and 2005, the Company recognized income of $10.7 million, $20.5 million and $17.5 million, respectively, in “Gain (loss) on marketable securities” related to the change in the fair value of the shares.
Foreign Currency Rate Management
     As a result of the Company’s foreign operations, the Company is exposed to foreign currency exchange risks related to its investment in net assets in foreign countries. To manage this risk, the Company holds two United States dollar—Euro cross currency swaps with an aggregate Euro notional amount of €706.0 million and a corresponding aggregate U.S. dollar notional amount of $877.7 million. These cross currency swaps had a value of $127.4 million and $68.5 million at December 31, 2007 and 2006, respectively, which was recorded in “Other long-term obligations”.
     The cross currency swaps require the Company to make fixed cash payments on the Euro notional amount while it receives fixed cash payments on the equivalent U.S. dollar notional amount, all on a semiannual basis. The Company has designated the cross currency swaps as a hedge of its net investment in Euro denominated assets. The Company selected the forward method under the guidance of the Derivatives Implementation Group Statement 133 Implementation Issue H8, Foreign Currency Hedges: Measuring the Amount of Ineffectiveness in a Net Investment Hedge. The forward method requires all changes in the fair value of the cross currency swaps and the semiannual cash payments to be reported as a cumulative translation adjustment in other comprehensive income (loss) in the same manner as the underlying hedged net assets. As of December 31, 2007, a $73.5 million loss, net of tax, was recorded as a cumulative translation adjustment to “Other comprehensive income (loss)” related to the cross currency swaps.
NOTE I—COMMITMENTS AND CONTINGENCIES
     The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in EITF 01-8, Determining Whether an Arrangement Contains a Lease (“EITF 01-8”), Financial Accounting Standards No. 13, Accounting for Leases, Financial Accounting Standards No. 29, Determining Contingent Rentals an amendment of FASB Statement No. 13 (“Statement 29”) and FASB Technical Bulletin 85-3, Accounting for Operating Leases with Scheduled Rent Increases (“FTB 85-3”).
     The Company considers its non-cancelable contracts that enable it to display advertising on buses, taxis, trains, bus shelters, etc. to be leases in accordance with the guidance in EITF 01-8. These contracts may contain minimum annual franchise payments which generally escalate each year. The Company accounts for these minimum franchise payments on a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
straight-line basis in accordance with FTB 85-3. If the rental increases are not scheduled in the lease, for example an increase based on the CPI, those rents are considered contingent rentals and are recorded as expense when accruable. Other contracts may contain a variable rent component based on revenue. The Company accounts for these variable components as contingent rentals under Statement 29, and records these payments as expense when accruable.
     The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in FTB 85-3. The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed. Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.
     The Company leases office space, certain broadcasting facilities, equipment and the majority of the land occupied by its outdoor advertising structures under long-term operating leases. The Company accounts for these leases in accordance with the policies described above.
     The Company’s contracts with municipal bodies or private companies relating to street furniture, billboard, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract. The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract. Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.
     Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures. Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.
     As of December 31, 2007, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

	Non-Cancelable	Non-Cancelable	Capital
	Operating Leases	Contracts	Expenditures
	(In thousands)
2008	$372,474	$776,203	$106,187
2009	333,870	632,680	33,171
2010	298,193	449,232	12,759
2011	252,083	399,317	5,483
2012	220,678	255,976	1,741
Thereafter	1,234,261	756,159	232

Total	$2,711,559	$3,269,567	$159,573

     Rent expense charged to continuing operations for 2007, 2006 and 2005 was $1.2 billion, $1.1 billion and $1.0 billion, respectively.
     The Company is currently involved in certain legal proceedings and, as required, has accrued its estimate of the probable costs for the resolution of these claims. These estimates

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.
     In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by federal and state laws mandating compensation for such loss and constitutional restraints.
     Certain acquisition agreements include deferred consideration payments based on performance requirements by the seller typically involving the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays. At December 31, 2007, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $35.0 million. As the contingencies have not been met or resolved as of December 31, 2007, these amounts are not recorded. If future payments are made, amounts will be recorded as additional purchase price.
     The Company has various investments in nonconsolidated affiliates subject to agreements that contain provisions that may result in future additional investments to be made by the Company. The put values are contingent upon the financial performance of the investee and are typically based on the investee meeting certain EBITDA targets, as defined in the agreement. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact the financial position or results of operations of the Company.
NOTE J—GUARANTEES
     Within the Company’s $1.75 billion credit facility, there exists a $150.0 million sub-limit available to certain of the Company’s international subsidiaries. This $150.0 million sub-limit allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provides funds to the Company’s international operations for certain working capital needs. Subsidiary borrowings under this sub-limit are guaranteed by the Company. At December 31, 2007, this portion of the $1.75 billion credit facility’s outstanding balance was $80.0 million, which is recorded in “Long-term debt” on the Company’s financial statements.
     Within the Company’s bank credit facility agreement is a provision that requires the Company to reimburse lenders for any increased costs that they may incur in an event of a change in law, rule or regulation resulting in their reduced returns from any change in capital requirements. In addition to not being able to estimate the potential amount of any future payment under this provision, the Company is not able to predict if such event will ever occur.
     The Company currently has guarantees that provide protection to its international subsidiary’s banking institutions related to overdraft lines up to approximately $40.2 million. As of December 31, 2007, no amounts were outstanding under these agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     As of December 31, 2007, the Company has outstanding commercial standby letters of credit and surety bonds of $90.0 million and $52.6 million, respectively. These letters of credit and surety bonds relate to various operational matters including insurance, bid, and performance bonds as well as other items. These letters of credit reduce the borrowing availability on the Company’s bank credit facilities, and are included in the Company’s calculation of its leverage ratio covenant under the bank credit facilities. The surety bonds are not considered as borrowings under the Company’s bank credit facilities.
NOTE K—INCOME TAXES
     Significant components of the provision for income tax expense (benefit) are as follows:

	2007	2006	2005
	(In thousands)
Current—federal	$187,700	$211,444	$(20,614)
Current—foreign	43,776	40,454	56,879
Current—state	21,434	26,765	(2,500)

Total current	252,910	278,663	33,765
Deferred—federal	175,524	185,053	385,471
Deferred—foreign	(1,400)	(9,134)	(35,040)
Deferred—state	14,114	15,861	18,851

Total deferred	188,238	191,780	369,282

Income tax expense	$441,148	$470,443	$403,047

     Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2007 and 2006 are as follows:

	2007	2006
	(In thousands)
Deferred tax liabilities:
Intangibles and fixed assets	$921,497	$753,178
Unrealized gain in marketable securities	20,715	38,485
Foreign	7,799	4,677
Equity in earnings	44,579	26,277
Investments	17,585	13,396
Deferred Income	4,940	4,129
Other	11,814	11,460

Total deferred tax liabilities	1,028,929	851,602

Deferred tax assets:
Accrued expenses	91,080	19,908
Long-term debt	56,026	35,081
Net operating loss/Capital loss carryforwards	521,187	558,371
Bad debt reserves	14,051	14,447
Other	90,511	66,635

Total gross deferred tax assets	772,855	694,442
Valuation allowance	516,922	553,398

Total deferred tax assets	255,933	141,044

Net deferred tax liabilities	$772,996	$710,558

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Included in the Company’s net deferred tax liabilities are $20.9 million and $19.3 million of current net deferred tax assets for 2007 and 2006, respectively. The Company presents these assets in “Other current assets” on its consolidated balance sheets. The remaining $793.9 million and $729.8 million of net deferred tax liabilities for 2007 and 2006, respectively, are presented in “Deferred tax liabilities” on the consolidated balance sheets.
     At December 31, 2007, net deferred tax liabilities include a deferred tax asset of $35.7 million relating to stock-based compensation expense under Statement 123(R). Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date. The provisions of Statement 123(R), however, do not allow a valuation allowance to be recorded unless the company’s future taxable income is expected to be insufficient to recover the asset. Accordingly, there can be no assurance that the stock price of the Company’s common stock will rise to levels sufficient to realize the entire tax benefit currently reflected in its balance sheet. See Note L for additional discussion of Statement 123(R).
     The deferred tax liability related to intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired FCC licenses and tax deductible goodwill created from the Company’s various stock acquisitions. In accordance with Statement 142, the Company no longer amortizes FCC licenses and permits. Thus, a deferred tax benefit for the difference between book and tax amortization for the Company’s FCC licenses, permits and tax-deductible goodwill is no longer recognized, as these assets are no longer amortized for book purposes. As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its FCC licenses, permits and tax deductible goodwill or sells its FCC licenses or permits. As the Company continues to amortize its tax basis in its FCC licenses, permits and tax deductible goodwill, the deferred tax liability will increase over time.
     During 2005, the Company recognized a capital loss of approximately $2.4 billion as a result of the spin-off of Live Nation. Of the $2.4 billion capital loss, approximately $734.5 million was used to offset capital gains recognized in 2002, 2003 and 2004 and the Company received the related $257.0 million tax refund on October 12, 2006. As of December 31, 2007, the remaining capital loss carryforward is approximately $1.4 billion and it can be used to offset future capital gains for the next three years. The Company has recorded an after tax valuation allowance of $516.9 million related to the capital loss carryforward due to the uncertainty of the ability to utilize the carryforward prior to its expiration. If the Company is able to utilize the capital loss carryforward in future years, the valuation allowance will be released and be recorded as a current tax benefit in the year the losses are utilized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense (benefit) is:

	2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent
	(In thousands)
Income tax expense (benefit) at statutory rates	$448,298	35%	$399,423	35%	$356,316	35%
State income taxes, net of federal tax benefit	35,548	3%	42,626	4%	16,351	2%
Foreign taxes	(8,857)	(1%)	6,391	1%	6,624	1%
Nondeductible items	6,228	0%	2,607	0%	2,337	0%
Changes in valuation allowance and other estimates	(34,005)	(3%)	16,482	1%	19,673	2%
Other, net	(6,064)	(0%)	2,914	0%	1,746	0%

	$441,148	34%	$470,443	41%	$403,047	40%

     During 2007, the Company utilized approximately $2.2 million of net operating loss carryforwards, the majority of which were generated by certain acquired companies prior to their acquisition by the Company. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense for the year ended December 31, 2007. The Company’s effective income tax rate for 2007 was 34.4% as compared to 41.2% for 2006. For 2007, the effective tax rate was primarily affected by the recording of current tax benefits of approximately $45.7 million related to the settlement of several tax positions with the Internal Revenue Service (“IRS”) for the 1999 through 2004 tax years and deferred tax benefits of approximately $14.6 million related to the release of valuation allowances for the use of certain capital loss carryforwards. These tax benefits were partially offset by additional current tax expense being recorded in 2007 due to an increase in Income before income taxes of $139.6 million.
     During 2006, the Company utilized approximately $70.3 million of net operating loss carryforwards, the majority of which were generated during 2005. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense for the year ended December 31, 2006. In addition, current tax expense was reduced by approximately $22.1 million related to the disposition of certain operating assets and the filing of an amended tax return during 2006. As discussed above, the Company recorded a capital loss on the spin-off of Live Nation. During 2006 the amount of capital loss carryforward and the related valuation allowance was adjusted to the final amount reported on our 2005 filed tax return.
     During 2005, current tax expense was reduced by approximately $204.7 million from foreign exchange losses as a result of the Company’s restructuring its international businesses consistent with its strategic realignment, a foreign exchange loss for tax purposes on the redemption of the Company’s Euro denominated bonds and tax deductions taken on an amended tax return filing for a previous year. These losses resulted in a net operating loss of $65.5 million for 2005. The Company’s deferred tax expense increased as a result of these items. As stated above, the Company recognized a capital loss of approximately $2.4 billion during 2005. Approximately $925.5 million of the capital loss was utilized in 2005 and carried back to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
earlier years and no amount was utilized in 2006. The anticipated utilization of the capital loss resulted in a $314.1 million current tax benefit that was recorded as a component of discontinued operations in 2005.
     The remaining federal net operating loss carryforwards of $9.5 million expires in various amounts from 2008 to 2020.
     The Company adopted Financial Accounting Standard Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements. FIN 48 prescribes a recognition threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken within an income tax return. The adoption of FIN 48 resulted in a decrease of $0.2 million to the January 1, 2007 balance of “Retained deficit”, an increase of $101.7 million in “Other long term-liabilities” for unrecognized tax benefits and a decrease of $123.0 million in “Deferred income taxes”. The total amount of unrecognized tax benefits at January 1, 2007 was $416.1 million, inclusive of $89.6 million for interest. Of this total, $218.4 million represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods.
     The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense. The total amount of interest accrued at December 31, 2007 was $43.0 million. The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2007 was $237.1 million and is recorded in “Other long-term liabilities” on the Company’s consolidated balance sheets. Of this total, $232.8 million represents the amount of unrecognized tax benefits and accrued interest and penalties that, if recognized, would favorably affect the effective income tax rate in future periods.

		Accrued	Gross
	Unrecognized	Interest and	Unrecognized
	Tax Benefits	Penalties	Tax Benefits
	(In thousands)
Balance at January 1, 2007	$326,478	$89,692	$416,170
Increases due to tax positions taken during 2007	18,873	—	18,873
Increase due to tax positions taken in previous years	45,404	25,761	71,165
Decreases due to settlements with taxing authorities	(196,236)	(72,274)	(268,510)
Decreases due to lapse of statute of limitations	(459)	(154)	(613)

Balance at December 31, 2007	$194,060	$43,025	$237,085

     The Company and its subsidiaries file income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. As stated above, the Company settled several federal tax positions for the 1999 through 2004 tax years with the IRS during the year ended December 31, 2007. As a result of this settlement and other state and foreign settlements, the Company reduced its balance of unrecognized tax benefits and associated accrued interest and penalties by $268.5 million. Of this amount, $52.4 million was recorded as a decrease to current tax expense, $97.4 million as a decrease to goodwill attributable to prior acquisitions, and $118.7 million as adjustments to current and deferred tax payables and other balance sheet accounts. The IRS is currently auditing the Company’s 2005 and 2006 tax years. Substantially all

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
material state, local, and foreign income tax matters have been concluded for years through 1999. The Company does not expect to resolve any material federal tax positions within the next twelve months.
NOTE L—SHAREHOLDERS’ EQUITY
Dividends
     The Company’s Board of Directors declared quarterly cash dividends as follows.

	Amount
	per
	Common			Total
Declaration Date	Share	Record Date	Payment Date	Payment
	(In millions, except per share data)
2007:
February 21, 2007	0.1875	March 31, 2007	April 15, 2007	$93.0
April 19, 2007	0.1875	June 30, 2007	July 15, 2007	93.4
July 27, 2007	0.1875	September 30, 2007	October 15, 2007	93.4
December 3, 2007	0.1875	December 31, 2007	January 15, 2008	93.4

2006:
February 14, 2006	0.1875	March 31, 2006	April 15, 2006	$95.5
April 26, 2006	0.1875	June 30, 2006	July 15, 2006	94.0
July 25, 2006	0.1875	September 30, 2006	October 15, 2006	92.4
October 25, 2006	0.1875	December 31, 2006	January 15, 2007	92.6
Share-Based Payments
     The Company has granted options to purchase its common stock to employees and directors of the Company and its affiliates under various stock option plans typically at no less than the fair value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. These options vest over a period of up to five years. All option plans contain anti-dilutive provisions that permit an adjustment of the number of shares of the Company’s common stock represented by each option for any change in capitalization.
     The Company adopted the fair value recognition provisions of Statement 123(R) on January 1, 2006, using the modified-prospective-transition method. The fair value of the options is estimated using a Black-Scholes option-pricing model and amortized straight-line to expense over the vesting period. Prior to January 1, 2006, the Company accounted for its share-based payments under the recognition and measurement provisions of APB 25 and related Interpretations, as permitted by Statement 123. Under that method, when options are granted with a strike price equal to or greater than the market price on the date of issuance, there is no impact on earnings either on the date of grant or thereafter, absent certain modifications to the options. The amounts recorded as share-based payments prior to adopting Statement 123(R) primarily related to the expense associated with restricted stock awards. Under the modified-prospective-transition method, compensation cost recognized beginning in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). As permitted under the modified-prospective-transition method, results for prior periods have not been restated.
     As a result of adopting Statement 123(R) on January 1, 2006, the Company’s income before income taxes, minority interest and discontinued operations for the year ended December 31, 2006 was $27.3 million lower and net income for the year ended December 31, 2006 was $17.5 million lower than if it had continued to account for share-based compensation under APB 25. Basic and diluted earnings per share for the year ended December 31, 2006 were $.04 and $.03 lower, respectively, than if the Company had continued to account for share-based compensation under APB 25.
     Prior to the adoption of Statement 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. Statement 123(R) requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The excess tax benefit that is required to be classified as a financing cash inflow after adoption of Statement 123(R) is not material.
     The following table illustrates the effect on net income and earnings per share for the year ended December 31, 2005 as if the Company had applied the fair value recognition provisions of Statement 123(R)to options granted under the Company’s stock option plans in all periods presented. For purposes of this pro forma disclosure, the value of the options, excluding restricted stock awards, is estimated using a Black-Scholes option-pricing model and amortized to expense over the options’ vesting periods.

2005
(In thousands,
except per
share data)
Income before discontinued operations:
Reported	$597,151
Add: Share-based payments included in reported net income, net of related tax effects	6,081
Deduct: Total share-based payments determined under fair value based method for all awards, net of related tax effects	(30,426)

Pro Forma	$572,806

Income from discontinued operations, net of tax:
Reported	$338,511
Add: Share-based payments included in reported net income, net of related tax effects	1,313
Deduct: Total share-based payments determined under fair value based method for all awards, net of related tax effects	4,067

Pro Forma	$343,891

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2005
(In thousands,
except per
share data)
Income before discontinued operations per common share:
Basic:
Reported	$1.09

Pro Forma	$1.05

Diluted:
Reported	$1.09

Pro Forma	$1.05

Discontinued operations, net per common share:
Basic:
Reported	$.62

Pro Forma	$.63

Diluted:

Reported	$.62

Pro Forma	$.63

     The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities from traded options on the Company’s stock, historical volatility on the Company’s stock, and other factors. The expected life of options granted represents the period of time that options granted are expected to be outstanding. The Company uses historical data to estimate option exercises and employee terminations within the valuation model. Prior to the adoption of Statement 123(R), the Company recognized forfeitures as they occurred in its Statement 123 pro forma disclosures. Beginning January 1, 2006, the Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of the Company’s options on the date of grant during the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Expected volatility	25%	25%	25%
Expected life in years	5.5 - 7	5 - 7.5	5 - 7.5
Risk-free interest rate	4.74% - 4.81%	4.61% - 5.10%	3.76% - 4.44%
Dividend yield	1.97%	2.32% - 2.65%	1.46% - 2.36%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     The following table presents a summary of the Company’s stock options outstanding at and stock option activity during the year ended December 31, 2007 (“Price” reflects the weighted average exercise price per share):

			Weighted Average	Aggregate
			Remaining	Intrinsic
	Options	Price	Contractual Term	Value
	(In thousands, except per share data)
Outstanding, January 1, 2007	36,175	$42.18
Granted (a)	5	38.11
Exercised (b)	(3,021)	23.10
Forfeited	(422)	32.05
Expired	(2,094)	51.67

Outstanding, December 31, 2007	30,643	43.56	2.43 years	$20,879

Exercisable	23,826	46.79	1.63 years	4,089
Expect to Vest	6,817	32.26	5.2 years	16,790

(a)	The weighted average grant date fair value of options granted during the years ended December 31, 2007, 2006 and 2005 was $10.60, $7.21 and $8.01, respectively.

(b)	Cash received from option exercises for the year ended December 31, 2007 was $69.8 million, and the Company received an income tax benefit of $6.5 million relating to the options exercised during the year ended December 31, 2007. The total intrinsic value of options exercised during the years ended December 31, 2007, 2006 and 2005 was $41.2 million, $22.2 million and $10.8 million, respectively.
     A summary of the Company’s unvested options at and changes during the year ended December 31, 2007, is presented below:

		Weighted
		Average
		Grant
		Date
	Options	Fair Value
	(In thousands,
	except per share data)
Unvested, January 1, 2007	7,789	$10.77
Granted	5	10.60
Vested (a)	(556)	14.23
Forfeited	(421)	10.63

Unvested, December 31, 2007	6,817	10.80

(a)	The total fair value of shares vested during the year ended December 31, 2007 and 2006 was $7.9 million and $95.3 million, respectively.
Restricted Stock Awards
     The Company has granted restricted stock awards to employees and directors of the Company and its affiliates. These common shares hold a legend which restricts their transferability for a term of up to five years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company prior to the lapse of the restriction. The restricted stock awards were granted out of the Company’s stock option plans. Recipients of the restricted stock awards are entitled to all cash dividends as of the date the award was granted.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     The following table presents a summary of the Company’s restricted stock outstanding at and restricted stock activity during the year ended December 31, 2007 (“Price” reflects the weighted average share price at the date of grant):

	Awards	Price
	(In thousands,
	except per share data)
Outstanding, January 1, 2007	2,282	$32.64
Granted	1,161	38.07
Vested (restriction lapsed)	(53)	34.63
Forfeited	(89)	32.47

Outstanding, December 31, 2007	3,301	34.52

Subsidiary Share-Based Awards
     The Company’s subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCO”), grants options to purchase shares of its Class A common stock to its employees and directors and its affiliates under its incentive stock plan typically at no less than the fair market value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with CCO or one of its affiliates. These options vest over a period of up to five years. The incentive stock plan contains anti-dilutive provisions that permit an adjustment of the number of shares of CCO’s common stock represented by each option for any change in capitalization.
     Prior to CCO’s IPO, CCO did not have any compensation plans under which it granted stock awards to employees. However, the Company had granted certain of CCO’s officers and other key employees stock options to purchase shares of the Company’s common stock. All outstanding options to purchase shares of the Company’s common stock held by CCO employees were converted using an intrinsic value method into options to purchase shares of CCO Class A common stock concurrent with the closing of CCO’s IPO.
     The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities from traded options on CCO’s stock, historical volatility on CCO’s stock, and other factors. The expected life of options granted represents the period of time that options granted are expected to be outstanding. CCO uses historical data to estimate option exercises and employee terminations within the valuation model. Prior to the adoption of Statement 123(R), the Company recognized forfeitures as they occurred in its Statement 123 pro forma disclosures. Beginning January 1, 2006, the Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of CCO’s options on the date of grant during the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Expected volatility	27%	27%	25% - 27%
Expected life in years	5.0 - 7.0	5.0 - 7.5	1.3 - 7.5
Risk-free interest rate	4.76% - 4.89%	4.58% - 5.08%	4.42% - 4.58%
Dividend yield	0%	0%	0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     The following table presents a summary of CCO’s stock options outstanding at and stock option activity during the year ended December 31, 2007 (“Price” reflects the weighted average exercise price per share):

			Weighted
			Average
			Remaining	Aggregate
			Contractual	Intrinsic
	Options	Price	Term	Value
	(In thousands, except per share data)
Outstanding, January 1, 2007	7,707	$23.41
Granted (a)	978	29.02
Exercised (b)	(454)	23.85
Forfeited	(71)	19.83
Expired	(624)	36.25

Outstanding, December 31, 2007	7,536	23.08	4.2 years	$40,259

Exercisable	2,915	26.82	1.6 years	$6,900
Expect to vest	4,622	20.73	5.9 years	$33,359

(a)	The weighted average grant date fair value of options granted during the years ended December 31, 2007, 2006 and 2005 was $11.05, $6.76 and $6.51, respectively.

(b)	Cash received from option exercises for the year ended December 31, 2007 was $10.8 million. The total intrinsic value of options exercised during the years ended December 31, 2007 and 2006 was $2.0 million and $0.3 million, respectively.
     A summary of CCO’s unvested options at and changes during the year ended December 31, 2007, is presented below:

		Weighted
		Average
		Grant
		Date
	Options	Fair Value
	(In thousands,
	except per share data)
Unvested, January 1, 2007	4,151	$5.78
Granted	978	11.05
Vested (a)	(436)	4.55
Forfeited	(71)	5.91

Unvested, December 31, 2007	4,622	7.01

(a)	The total fair value of shares vested during the year ended December 31, 2007 and 2006 was $2.0 million and $1.6 million, respectively.
     CCO also grants restricted stock awards to employees and directors of CCO and its affiliates. These common shares hold a legend which restricts their transferability for a term of up to five years and are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with CCO prior to the lapse of the restriction. The restricted stock awards were granted out of the CCO’s stock option plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     The following table presents a summary of CCO’s restricted stock outstanding at and restricted stock activity during the year ended December 31, 2007 (“Price” reflects the weighted average share price at the date of grant):

	Awards	Price
	(In thousands,
	except per share data)
Outstanding, January 1, 2007	217	$18.84
Granted	293	29.02
Vested (restriction lapsed)	(10)	18.37
Forfeited	(9)	20.48

Outstanding, December 31, 2007	491	24.57

Unrecognized share-based compensation cost
     As of December 31, 2007, there was $89.8 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements. The cost is expected to be recognized over a weighted average period of approximately three years.
Share Repurchase Programs
     The Company’s Board of Directors approved six separate share repurchase programs during 2004, 2005 and 2006 for an aggregate $5.3 billion. The Company had repurchased an aggregate 130.9 million shares for $4.3 billion, including commission and fees, under all six share repurchase programs as of December 31, 2006, with $1.0 billion remaining available. No shares were repurchased during the year ended December 31, 2007. The final $1.0 billion share repurchase program expired on September 6, 2007.
Shares Held in Treasury
     Included in the 157,744 and 114,449 shares held in treasury are 42,677 and 14,449 shares that the Company holds in Rabbi Trusts at December 31, 2007 and 2006, respectively, relating to the Company’s non-qualified deferred compensation plan. No shares were retired from the Company’s shares held in treasury account during the year ended December 31, 2007 and 46.7 million shares were retired from the Company’s shares held in treasury account during the year ended December 31, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Reconciliation of Earnings per Share

	2007	2006	2005
	(In thousands,
	except per share data)
NUMERATOR:
Income before discontinued operations	$792,674	$638,839	$597,151
Income from discontinued operations, net	145,833	52,678	338,511

Net income	938,507	691,517	935,662
Effect of dilutive securities:
None	—	—	—

Numerator for net income per common share—diluted	$938,507	$691,517	$935,662

DENOMINATOR:
Weighted average common shares	494,347	500,786	545,848
Effect of dilutive securities:
Stock options and common stock warrants (a)	1,437	853	1,303

Denominator for net income per common share—diluted	495,784	501,639	547,151

Net income per common share:
Income before discontinued operations—Basic	$1.60	$1.27	$1.09
Discontinued operations—Basic	.30	.11	.62

Net income—Basic	$1.90	$1.38	$1.71

Income before discontinued operations—Diluted	$1.60	$1.27	$1.09
Discontinued operations —Diluted	.29	.11	.62

Net income—Diluted	$1.89	$1.38	$1.71

(a)	22.2 million, 24.2 million and 27.0 million stock options were outstanding at December 31, 2007, 2006 and 2005, respectively, that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive as the respective options’ strike price was greater than the current market price of the shares.
NOTE M—EMPLOYEE STOCK AND SAVINGS PLANS
     The Company has various 401 (k) savings and other plans for the purpose of providing retirement benefits for substantially all employees. Both the employees and the Company make contributions to the plan. The Company matches a portion of an employee’s contribution. Company matched contributions vest to the employees based upon their years of service to the Company. Contributions from continuing operations to these plans of $39.1 million, $36.2 million and $35.3 million were charged to expense for 2007, 2006 and 2005, respectively.
     The Company has a non-qualified employee stock purchase plan for all eligible employees. Under the plan, shares of the Company’s common stock may be purchased at 95% of the market value on the day of purchase. The Company changed its discount from market value offered to participants under the plan from 15% to 5% in July 2005. Employees may purchase shares having a value not exceeding 10% of their annual gross compensation or $25,000, whichever is lower. During 2006 and 2005, employees purchased 144,444 and 222,789 shares at weighted average share prices of $28.56 and $28.79, respectively. Effective January 1, 2007 the Company no longer accepts contributions to this plan as a condition of its Merger Agreement.
     The Company offers a non-qualified deferred compensation plan for highly compensated executives allowing deferrals up to 50% of their annual salary and up to 80% of their bonus before taxes. The Company does not match any deferral amounts and retains ownership of all assets until distributed. Participants in the plan have the opportunity to choose from different

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
investment options. In accordance with the provisions of EITF No. 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested, the assets and liabilities of the non-qualified deferred compensation plan are presented in “Other assets” and “Other long-term liabilities” in the accompanying consolidated balance sheets, respectively. The asset under the deferred compensation plan at December 31, 2007 and 2006 was approximately $39.5 million and $32.0 million, respectively. The liability under the deferred compensation plan at December 31, 2007 and 2006 was approximately $40.9 million and $32.5 million, respectively.
NOTE N—OTHER INFORMATION

	For the year ended
	December 31,
	2007	2006	2005
	(In thousands)
The following details the components of “Other income (expense)—net”:
Foreign exchange gain (loss)	$6,743	$(8,130)	$7,550
Other	(1,417)	(463)	3,466

Total other income (expense)—net	$5,326	$(8,593)	$11,016

The following details the income tax expense (benefit) on items of other comprehensive income (loss):
Foreign currency translation adjustments	$(16,233)	$(22,012)	$187,216
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss)	$(5,155)	$(37,091)	$(29,721)
Unrealized gain (loss) on cash flow derivatives	$(1,035)	$46,662	$34,711

	As of December 31,
	2007	2006
	(In thousands)
The following details the components of “Other current assets”:
Inventory	$27,900	$23,062
Deferred tax asset	20,854	19,246
Deposits	27,696	37,234
Other prepayments	90,631	85,180
Other	76,167	79,381

Total other current assets	$243,248	$244,103

	As of December 31,
	2007	2006
	(In thousands)
The following details the components of “Accumulated other comprehensive income (loss)”:
Cumulative currency translation adjustment	$314,282	$225,459
Cumulative unrealized gain on investments	67,693	76,105
Cumulative unrealized gain on cash flow derivatives	1,723	3,411

Total accumulated other comprehensive income (loss)	$383,698	$304,975

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
NOTE O—SEGMENT DATA
     The Company’s reportable operating segments are radio broadcasting, Americas outdoor advertising and international outdoor advertising. Revenue and expenses earned and charged between segments are recorded at fair value and eliminated in consolidation. The radio broadcasting segment also operates various radio networks. The Americas outdoor advertising segment consists of our operations primarily in the United States, Canada and Latin America, with approximately 93% of its 2007 revenue in this segment derived from the United States. The international outdoor segment includes operations in Europe, Asia, Africa and Australia. The Americas and international display inventory consists primarily of billboards, street furniture displays and transit displays. The other category includes our television business and our media representation firm, as well as other general support services and initiatives which are ancillary to our other businesses. Share-based payments are recorded by each segment in direct operating and selling, general and administrative expenses.

					Corporate,
					merger
					and gain
					on
		Americas	International		disposition
	Radio	Outdoor	Outdoor		of
	Broadcasting	Advertising	Advertising	Other	assets – net	Eliminations	Consolidated
	(In thousands)
2007
Revenue	$3,558,534	$1,485,058	$1,796,778	$207,704	$—	$(126,872)	$6,921,202
Direct operating expenses	982,966	590,563	1,144,282	78,513	—	(63,320)	2,733,004
Selling, general and administrative expenses	1,190,083	226,448	311,546	97,414	—	(63,552)	1,761,939
Depreciation and amortization	107,466	189,853	209,630	43,436	16,242	—	566,627
Corporate expenses	—	—	—	—	181,504	—	181,504
Merger expenses	—	—	—	—	6,762	—	6,762
Gain on disposition of assets-net	—	—	—	—	14,113	—	14,113

Operating income (loss)	$1,278,019	$478,194	$131,320	$(11,659)	$(190,395)	$—	$1,685,479

Intersegment revenues	$44,666	$13,733	$—	$68,473	$—	$—	$126,872
Identifiable assets	$11,732,311	$2,878,753	$2,606,130	$736,037	$345,404	$—	$18,298,635
Capital expenditures	$78,523	$142,826	$132,864	$2,418	$6,678	$—	$363,309
Share-based payments	$22,226	$7,932	$1,701	$—	$12,192	$—	$44,051

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

					Corporate,
					merger
					and gain
					on
		Americas	International		disposition
	Radio	Outdoor	Outdoor		of
	Broadcasting	Advertising	Advertising	Other	assets - net	Eliminations	Consolidated
	(In thousands)
2006
Revenue	$3,567,413	$1,341,356	$1,556,365	$223,929	$—	$(121,273)	$6,567,790
Direct operating expenses	994,686	534,365	980,477	82,372	—	(59,456)	2,532,444
Selling, general and administrative expenses	1,185,770	207,326	279,668	98,010	—	(61,817)	1,708,957
Depreciation and amortization	125,631	178,970	228,760	47,772	19,161	—	600,294
Corporate expenses	—	—	—	—	196,319	—	196,319
Merger expenses	—	—	—	—	7,633	—	7,633
Gain on disposition of assets-net	—	—	—	—	71,571	—	71,571

Operating income (loss)	$1,261,326	$420,695	$67,460	$(4,225)	$(151,542)	$—	$1,593,714

Intersegment revenues	$40,119	$10,536	$—	$70,618	$—	$—	$121,273
Identifiable assets	$11,873,784	$2,820,737	$2,401,924	$701,239	$360,440	$—	$18,158,124
Capital expenditures	$93,264	$90,495	$143,387	$2,603	$6,990	$—	$336,739
Share-based payments	$25,237	$4,699	$1,312	$1,656	$9,126	$—	$42,030

2005
Revenue	$3,380,774	$1,216,382	$1,449,696	$193,466	$—	$(113,765)	$6,126,553
Direct operating expenses	924,635	489,826	915,086	81,313	—	(59,246)	2,351,614
Selling, general and administrative expenses	1,140,694	186,749	291,594	86,677	—	(54,519)	1,651,195
Depreciation and amortization	128,443	180,559	220,080	45,537	18,858	—	593,477
Corporate expenses	—	—	—	—	167,088	—	167,088
Gain on disposition of assets-net	—	—	—	—	49,656	—	49,656

Operating income (loss)	$1,187,002	$359,248	$22,936	$(20,061)	$(136,290)	$—	$1,412,835

Intersegment revenues	$36,656	$8,181	$—	$68,928	$—	$—	$113,765
Identifiable assets	$11,766,099	$2,531,426	$2,125,470	$792,381	$770,169	$—	$17,985,545
Capital expenditures	$82,899	$73,084	$135,072	$2,655	$8,945	$—	$302,655
Share-based payments	$212	$—	$—	$—	$5,869	$—	$6,081
     Revenue of $1.9 billion, $1.7 billion and $1.5 billion and identifiable assets of $2.9 billion, $2.7 billion and $2.2 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2007, 2006 and 2005, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
NOTE P—QUARTERLY RESULTS OF OPERATIONS (Unaudited)

	March 31,		June 30,		September 30,		December 31,
	2007	2006	2007	2006	2007	2006	2007	2006
	(In thousands, except per share data)
Revenue	$1,505,077	$1,388,875	$1,802,192	$1,714,402	$1,751,165	$1,665,380	$1,862,768	$1,799,133
Operating expenses:
Direct operating expenses	627,879	582,313	676,255	622,543	689,681	642,893	739,189	684,695
Selling, general and administrative expenses	416,319	404,614	447,190	442,594	431,366	416,863	467,064	444,886
Depreciation and amortization	139,685	142,450	141,309	149,509	139,650	148,533	145,983	159,802
Corporate expenses	48,150	40,507	43,044	48,239	47,040	48,486	43,270	59,087
Merger expenses	1,686	—	2,684	—	2,002	—	390	7,633
Gain (loss) on disposition of assets—net	6,947	48,418	3,996	813	678	9,012	2,492	13,328

Operating income	278,305	267,409	495,706	452,330	442,104	417,617	469,364	456,358
Interest expense	118,077	114,376	116,422	123,298	113,026	128,276	104,345	118,113
Gain (loss) on marketable securities	395	(2,324)	(410)	(1,000)	676	5,396	6,081	234
Equity in earnings of nonconsolidated affiliates	5,264	6,909	11,435	9,715	7,133	8,681	11,344	12,540
Other income (expense) — net	(12)	(648)	340	(4,609)	(1,403)	(601)	6,401	(2,735)

Income before income taxes, minority interest and discontinued operations	165,875	156,970	390,649	333,138	335,484	302,817	388,845	348,284
Income tax expense	70,466	64,531	159,786	137,332	70,125	124,706	140,771	143,874
Minority interest income (expense)—net	(276)	779	(14,970)	(13,736)	(11,961)	(3,674)	(19,824)	(15,296)

Income before discontinued operations	95,133	93,218	215,893	182,070	253,398	174,437	228,250	189,114
Discontinued operations	7,089	3,596	20,097	15,418	26,338	11,434	92,309	22,230

Net income	$102,222	$96,814	$235,990	$197,488	$279,736	$185,871	$320,559	$211,344

Net income per common share:
Basic:
Income before discontinued operations	$.19	$.18	$.44	$.36	$.51	$.36	$.46	$.38
Discontinued operations	.02	.01	.04	.03	.06	.02	.19	.05

Net income	$.21	$.19	$.48	$.39	$.57	$.38	$.65	$.43

Diluted:
Income before discontinued operations	$.19	$.18	$.44	$.36	$.51	$.36	$.46	$.38
Discontinued operations	.02	.01	.04	.03	.05	.02	.19	.05

Net income	$.21	$.19	$.48	$.39	$.56	$.38	$.65	$.43

Dividends declared per share	$.1875	$.1875	$.1875	$.1875	$.1875	$.1875	$.1875	$.1875
Stock price:
High	$37.55	$32.84	$38.58	$31.54	$38.24	$31.64	$38.02	$35.88
Low	34.45	27.82	34.90	27.34	33.51	27.17	32.02	28.83
     The Company’s Common Stock is traded on the New York Stock Exchange under the symbol CCU.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
NOTE Q—SUBSEQUENT EVENTS
     On January 15, 2008, the Company redeemed its 4.625% Senior Notes at their maturity for $500.0 million plus accrued interest with proceeds from its bank credit facility.
     On January 17, 2008, the Company entered into an agreement to sell its 50% interest in Clear Channel Independent, a South African outdoor advertising company, for approximately $127.0 million based on the closing price of the acquirer’s shares on the date of announcement. As of December 31, 2007, $54.2 million is recorded in “Investments in and advances to, nonconsolidated affiliates” on the Company’s consolidated balance sheet related to this investment. The closing of the transaction is subject to regulatory approval and other customary closing conditions.
     Through May 7, 2008, the Company executed definitive asset purchase agreements for the sale of 17 radio stations in addition to the radio stations under definitive asset purchase agreements at March 31, 2008. The closing of these sales is subject to antitrust clearances, FCC approval and other customary closing conditions.
NOTE R—OTHER EVENTS
     The Company is revising its historical financial statements in connection with its application of Statement 144. During the first quarter of 2008, the Company revised its plans to sell 173 of its stations. Of these, 145 were previously classified as discontinued operations. These 145 non-core stations no longer met the requirements of Statement 144 for classification as discontinued operations. Therefore, the assets, results of operations and cash flows were reclassified to continuing operations in the quarterly report filed for the quarter ended March 31, 2008 (including the comparable period of the prior year). However, the rules and regulations of the Securities and Exchange Commission (the “SEC”) applicable to the Company required that it reclassify the reported assets, liabilities, revenues, expenses and cash flows from these properties to be consistent with the reporting in its quarterly report for the quarter ended March 31, 2008 for each of the three years presented in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, if those financial statements are incorporated by reference in a registration statement to be filed with the SEC under the Securities Act of 1933, as amended, even though those financial statements relate to a period prior to the transactions giving rise to the reclassification.
     The reclassification to continuing operations had no effect on the Company’s reported net income available to common shareholders as reported in prior SEC filings. Instead, the reclassification presented the revenue and expenses relating to the 145 stations along with the Company’s other results of operations, rather than presenting the revenues and expenses as a single line item titled discontinued operations. In addition to financial statements themselves, certain disclosures contained in Notes A, B, C, I, K, L, O, P and Q relating to the revisions made in connection with application of Statement 144 have been modified to reflect the effects of these reclassifications.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS
(In thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
CURRENT ASSETS
Cash and cash equivalents	$602,112	$145,148
Accounts receivable, net of allowance of $62,791 in 2008 and $59,169 in 2007	1,681,514	1,693,218
Prepaid expenses	125,387	116,902
Other current assets	270,306	243,248
Current assets from discontinued operations	—	96,067

Total Current Assets	2,679,319	2,294,583
PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	851,555	840,832
Structures	3,947,728	3,901,941
Towers, transmitters and studio equipment	586,804	600,315
Furniture and other equipment	526,518	527,714
Construction in progress	128,128	119,260

	6,040,733	5,990,062
Less accumulated depreciation	2,965,992	2,939,698

	3,074,741	3,050,364
Property, plant and equipment from discontinued operations, net	15,487	164,724
INTANGIBLE ASSETS
Definite-lived intangibles, net	489,542	485,870
Indefinite-lived intangibles — licenses	4,213,262	4,201,617
Indefinite-lived intangibles — permits	252,576	251,988
Goodwill	7,268,059	7,210,116
Intangible assets from discontinued operations, net	31,889	219,722
OTHER ASSETS
Notes receivable	11,630	12,388
Investments in, and advances to, nonconsolidated affiliates	296,481	346,387
Other assets	361,281	303,791
Other investments	351,216	237,598
Other assets from discontinued operations	7,728	26,380

Total Assets	$19,053,211	$18,805,528

See Notes to Consolidated Financial Statements

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND SHAREHOLDERS’ EQUITY
(In thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
CURRENT LIABILITIES
Accounts payable	$129,458	$165,533
Accrued expenses	832,155	912,665
Accrued interest	75,979	98,601
Accrued income taxes	148,833	79,973
Current portion of long-term debt	869,631	1,360,199
Deferred income	242,861	158,893
Current liabilities from discontinued operations	—	37,413

Total Current Liabilities	2,298,917	2,813,277
Long-term debt	5,072,000	5,214,988
Other long-term obligations	167,775	127,384
Deferred income taxes	830,937	793,850
Other long-term liabilities	560,945	567,848
Long-term liabilities from discontinued operations	—	54,330
Minority interest	460,728	436,360
Commitments and contingent liabilities (Note 5)
SHAREHOLDERS’ EQUITY
Common Stock	49,817	49,808
Additional paid-in capital	26,871,648	26,858,079
Retained deficit	(17,689,490)	(18,489,143)
Accumulated other comprehensive income	436,544	383,698
Cost of shares held in treasury	(6,610)	(4,951)

Total Shareholders’ Equity	9,661,909	8,797,491

Total Liabilities and Shareholders’ Equity	$19,053,211	$18,805,528

See Notes to Consolidated Financial Statements

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007
Revenue	$1,564,207	$1,505,077
Operating expenses:
Direct operating expenses (includes share based payments of $3,604 and $3,000 in 2008 and 2007, respectively, and excludes depreciation and amortization)	705,947	627,879
Selling, general and administrative expenses (includes share based payments of $3,135 and $2,831 in 2008 and 2007, respectively, and excludes depreciation and amortization)	426,381	416,319
Depreciation and amortization	152,278	139,685
Corporate expenses (includes share based payments of $2,851 and $2,414 in 2008 and 2007, respectively, and excludes depreciation and amortization)	46,303	48,150
Merger expenses	389	1,686
Gain on disposition of assets — net	2,097	6,947

Operating income	235,006	278,305
Interest expense	100,003	118,077
Gain on marketable securities	6,526	395
Equity in earnings of nonconsolidated affiliates	83,045	5,264
Other income (expense) — net	11,787	(12)

Income before income taxes, minority interest and discontinued operations	236,361	165,875
Income tax benefit (expense):
Current	(23,833)	(32,359)
Deferred	(42,748)	(38,107)

Income tax benefit (expense)	(66,581)	(70,466)
Minority interest expense, net of tax	8,389	276

Income before discontinued operations	161,391	95,133
Income from discontinued operations, net	638,262	7,089

Net income	$799,653	$102,222

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	57,967	8,751
Unrealized holding gain (loss) on marketable securities	(5,121)	(6,959)

Comprehensive income	$852,499	$104,014

Net income per common share:
Income before discontinued operations — Basic	$.33	$.19
Discontinued operations — Basic	1.29	.02

Net income — Basic	$1.62	$.21

Weighted average common shares — Basic	494,749	493,843
Income before discontinued operations — Diluted	$.32	$.19
Discontinued operations — Diluted	1.29	.02

Net income — Diluted	$1.61	$.21

Weighted average common shares — Diluted	496,388	494,868
Dividends declared per share	$—	$.1875
See Notes to Consolidated Financial Statements

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands)

	Three Months Ended
	March 31,
	2008	2007
Cash flows from operating activities:
Net income	$799,653	$102,222
(Income) loss from discontinued operations, net	(638,262)	(7,089)

	161,391	95,133
Reconciling items:
Depreciation and amortization	152,278	139,685
Deferred taxes	42,748	38,107
(Gain) loss on disposal of assets	(2,097)	(6,947)
(Gain) loss forward exchange contract	(13,342)	2,962
(Gain) loss on trading securities	6,816	(3,358)
Provision for doubtful accounts	10,332	9,049
Share-based compensation	9,590	8,245
Equity in earnings of nonconsolidated affiliates	(83,046)	(5,264)
Other reconciling items— net	11,724	1,047
Changes in operating assets and liabilities:
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	71,378	42,804

Net cash provided by operating activities	367,772	321,463
Cash flows from investing activities:
Decrease (increase) in notes receivable— net	(735)	42
Decrease (increase) in investments in and advances to nonconsolidated affiliates— net	18,376	5,911
Sales (purchases) of investments	487	(393)
Purchases of property, plant and equipment	(93,693)	(64,986)
Proceeds from disposal of assets	11,345	13,078
Acquisition of operating assets, net of cash acquired	(83,897)	(12,189)
Decrease (increase) in other— net	(6,140)	(12,484)

Net cash used in investing activities	(154,257)	(71,021)
Cash flows from financing activities:
Draws on credit facilities	700,089	252,881
Payments on credit facilities	(862,850)	(239,582)
Payments on long-term debt	(503,017)	(260,416)
Proceeds from exercise of stock options, stock purchase plan, common stock warrants and other	5,953	56,555
Payments for purchase of common shares	(1,257)	—
Dividends paid	(93,367)	(92,603)

Net cash used in financing activities	(754,449)	(283,165)
Cash flows from discontinued operations:
Net cash (used in) provided by operating activities	(88,121)	16,685
Net cash provided by investing activities	1,086,019	9,228
Net cash provided by (used in) financing activities	—	—

Net cash provided by discontinued operations	997,898	25,913
Net (decrease) increase in cash and cash equivalents	456,964	(6,810)
Cash and cash equivalents at beginning of period	145,148	116,000

Cash and cash equivalents at end of period	$602,112	$109,190

See Notes to Consolidated Financial Statements

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Note 1: BASIS OF PRESENTATION AND NEW ACCOUNTING STANDARDS
Preparation of Interim Financial Statements
     The consolidated financial statements were prepared by Clear Channel Communications, Inc. (the “Company”) pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and, in the opinion of management, include all adjustments (consisting of normal recurring accruals and adjustments necessary for adoption of new accounting standards) necessary to present fairly the results of the interim periods shown. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted pursuant to such SEC rules and regulations. Management believes that the disclosures made are adequate to make the information presented not misleading. Due to seasonality and other factors, the results for the interim periods are not necessarily indicative of results for the full year. The financial statements contained herein should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s 2007 Annual Report on Form 10-K.
     The consolidated financial statements include the accounts of the Company and its subsidiaries. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of the company are accounted for under the equity method. All significant intercompany transactions are eliminated in the consolidation process.
Merger Update
     The Company’s shareholders approved the adoption of the Merger Agreement, as amended, with a group led by Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC (the “Sponsors”) on September 25, 2007. The Company anticipated the merger would close by the end of the first quarter of 2008. However, on March 26, 2008, the Company, joined by CC Media Holdings, Inc., a unit of the Sponsors, sued the banks who had committed to financing the debt connected to the merger for tortious interference. A trial date is set for June 2, 2008. The Company is unable to estimate a closing date at this time and is not certain that a closing will occur.
Certain Reclassifications
     The historical financial statements and footnote disclosures have been revised to exclude amounts related to the Company’s television business and certain radio stations as discussed below.
Discontinued Operations and Assets Held for Sale
Sale of non-core radio stations
     On November 16, 2006, the Company announced plans to sell 448 non-core radio stations. The merger is not contingent on the sales of these stations, and the sales of these stations are not contingent on the closing of the Company’s merger discussed above. During the first quarter of 2008, the Company revised its plans to sell 173 of these stations because it

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)
determined that market conditions were not advantageous to complete the sales. The Company intends to hold and operate these stations. Of these, 145 were classified as discontinued operations at December 31, 2007. At March 31, 2008, these 145 non-core stations no longer meet the requirements of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets (“Statement 144”) for classification as discontinued operations. Therefore, the assets, results of operations and cash flows from these 145 stations were reclassified to continuing operations in the Company’s consolidated financial statements as of and for the period ended March 31, 2008, for the period ended March 31, 2007 and as of December 31, 2007. As a result of the reclassification, the Company recorded a $6.6 million charge to depreciation and amortization expense for depreciation and amortization that would have been recognized had the 145 stations been continuously classified as continuing operations.
     The Company has 20 non-core radio stations that are no longer under a definitive asset purchase agreement as of March 31, 2008. However, the Company continues to actively market these radio stations and they continue to meet the criteria in Statement 144 for classification as discontinued operations. Therefore, the assets, results of operations and cash flows from these stations remain classified as discontinued operations in the Company’s consolidated financial statements as of and for the period ended March 31, 2008, for the period ended March 31, 2007 and as of December 31, 2007.
     The following table presents the activity related to the Company’s planned divestitures of radio stations:

Total radio stations announced as being marketed for sale on November 16, 2006	448
Total radio stations no longer being marketed for sale	(173)

Adjusted number of radio stations being marketed for sale (“Non-core” radio stations)	275
Non-core radio stations sold through March 31, 2008	(223)

Remaining non-core radio stations at March 31, 2008 classified as discontinued operations	52
Non-core radio stations under definitive asset purchase agreements	(32)

Non-core radio stations being marketed for sale	20

Sale of other radio stations
     In addition to its non-core stations, the Company had definitive asset purchase agreements for 8 stations at March 31, 2008.
     The Company determined that each of the radio station markets represents disposal groups. Consistent with the provisions of Statement 144, the Company classified these assets that are subject to transfer under the definitive asset purchase agreements as discontinued operations as of and for the period ended March 31, 2008, for the period ended March 31, 2007 and as of December 31, 2007. Accordingly, depreciation and amortization associated with these assets was discontinued. Additionally, the Company determined that these assets comprise operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. As of March 31, 2008, the Company determined that the estimated fair value less costs to sell attributable to these assets was in excess of the carrying value of their related net assets held for sale.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)
Sale of the television business
     On March 14, 2008, the Company announced it had completed the sale of its television business to Newport Television, LLC for $1.0 billion, adjusted for certain items including proration of expenses and adjustments for working capital. As a result, the Company recorded a gain of $666.7 million as a component of “Income from discontinued operations, net” in its consolidated statement of operations during the quarter ended March 31, 2008. Additionally, net income and cash flows from the television business were classified as discontinued operations in the consolidated statements of operations and the consolidated statements of cash flows, respectively, in 2008 through the date of sale and the first quarter of 2007. The net assets related to the television business were classified as discontinued operations as of December 31, 2007.
Summarized Financial Information of Discontinued Operations
     Summarized operating results of discontinued operations for the three months ended March 31, 2008 and 2007 are as follows:

	Three Months
	2008	2007
	(In thousands)
Revenue	$69,883	$117,005
Income before income taxes	$695,364	$9,365
     Included in income from discontinued operations, net are income tax expenses of $57.1 million and $2.3 million for the three months ended March 31, 2008 and 2007, respectively. Also included in income from discontinued operations for the three months ended March 31, 2008 is a gain of $688.2 million related to the sale of the Company’s television business and certain radio stations. The Company estimates utilization of approximately $577.3 million of capital loss carryforwards to offset a portion of the taxes associated with these gains. As of March 31, 2008, the Company had approximately $809.2 million in capital loss carryforwards remaining.
     Included in income from discontinued operations for the three months ended March 31, 2007 is a gain of $2.8 million related to the sale of certain radio stations.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)
     The following table summarizes the carrying amount at March 31, 2008 and December 31, 2007 of the major classes of assets and liabilities of the Company’s businesses classified as discontinued operations:

	March 31,	December 31,
	2008	2007
	(In thousands)
Assets
Accounts receivable, net	$—	$76,426
Other current assets	—	19,641

Total current assets	$—	$96,067

Land, buildings and improvements	$9,393	$73,138
Transmitter and studio equipment	16,133	207,230
Other property, plant and equipment	2,725	22,781
Less accumulated depreciation	12,764	138,425

Property, plant and equipment, net	$15,487	$164,724

Definite-lived intangibles, net	$—	$283
Licenses	3,976	107,910
Goodwill	27,913	111,529

Total intangible assets	$31,889	$219,722

Film rights	$—	$18,042
Other long-term assets	7,728	8,338

Total other assets	$7,728	$26,380

Liabilities
Accounts payable and accrued expenses	$—	$10,565
Film liability	—	18,027
Other current liabilities	—	8,821

Total current liabilities	$—	$37,413

Film liability	$—	$19,902
Other long-term liabilities	—	34,428

Total long-term liabilities	$—	$54,330

Recent Accounting Pronouncements
     On March 19, 2008, the Financial Accounting Standards Board issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities (“Statement 161”). Statement 161 requires additional disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items effect an entity’s financial position, results of operations and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company will adopt the disclosure requirements beginning January 1, 2009.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)
New Accounting Standards
     The Company adopted Financial Accounting Standards Board Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“Statement 159”), which permits entities to measure many financial instruments and certain other items at fair value at specified election dates that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected should be reported in earnings at each subsequent reporting date. The provisions of Statement 159 were effective as of January 1, 2008. The Company did not elect the fair value option under this standard upon adoption.
     The Company adopted Financial Accounting Standards Board Statement No. 157, Fair Value Measurements (“Statement 157”) on January 1, 2008 and began to apply its recognition and disclosure provisions to its financial assets and financial liabilities that are remeasured at fair value at least annually. Statement 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
     The Company holds marketable equity securities classified in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (“Statement 115”). These equity securities are measured at fair value on each reporting date using quoted prices in active markets. Due to the fact that the inputs used to measure the equity securities at fair value are observable, the Company has categorized the securities as Level 1.
     The Company is a party to two U.S. dollar—Euro cross currency swap contracts as discussed in Note 3. The Company is also a party to $1.1 billion of interest rate swap contracts that are designated as fair value hedges of the underlying fixed-rate debt obligations. The fair values of the cross-currency swap contracts and interest rate swap contracts are determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. Due to the fact that the inputs are either directly or indirectly observable, the Company has classified these contracts as Level 2.
     The Company holds options under two secured forward exchange contracts as discussed in Note 3. The fair value of these contracts is determined using option pricing models that include both observable and unobservable inputs (principally volatility). As a result of the impact that volatility has on the calculation of fair value, the Company has classified these contracts as Level 3.

     CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)
     The Company’s assets and liabilities measured at fair value on a recurring basis subject to the disclosure requirements of Statement 157 at March 31, 2008 were as follows:

	Quoted Prices in
	Active markets for	Significant Other	Significant
	Identical Assets	Observable Inputs	Unobservable
	(Level 1)	(Level 2)	Inputs (Level 3)
		(In thousands)
Asset / (Liability)
Trading securities	$78,833	$—	$—
Available-for-sale securities	261,018	—	—
Derivatives	—	(127,402)	(3,636)

Total	$339, 851	$(127,402)	$(3,636)

     For assets and liabilities measured at fair value on a recurring basis using Level 3 inputs, Statement 157 requires a reconciliation of the beginning and ending balances as follows:

2008
(In thousands)
Beginning balance at January 1	$(16,978)
Unrealized gain included in “Gain on marketable securities”	13,342

Ending balance at March 31	$(3,636)

Note 2: INTANGIBLE ASSETS AND GOODWILL
Definite-lived Intangibles
     The Company has definite-lived intangible assets which consist primarily of transit and street furniture contracts and other contractual rights in its Americas and International outdoor segments, talent and program right contracts in its radio segment, and contracts for non-affiliated radio and television stations in the Company’s media representation operations. Definite-lived intangible assets are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows.
     The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at March 31, 2008 and December 31, 2007:

	March 31, 2008		December 31, 2007
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
	(In thousands)
Transit, street furniture, and other outdoor contractual rights	$918,456	$654,343	$867,283	$613,897
Representation contracts	403,982	222,255	400,316	212,403
Other	83,922	40,220	84,004	39,433

Total	$1,406,360	$916,818	$1,351,603	$865,733

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)
     Total amortization expense from continuing operations related to definite-lived intangible assets for the three months ended March 31, 2008 and for the year ended December 31, 2007 was $24.0 million and $105.0 million, respectively. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2009	$85,385
2010	68,020
2011	52,707
2012	43,071
2013	38,261
     As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, amortization expense may vary.
Indefinite-lived Intangibles
     The Company’s indefinite-lived intangible assets consist of Federal Communications Commission (“FCC”) broadcast licenses and billboard permits. FCC broadcast licenses are granted to both radio and television stations for up to eight years under the Telecommunications Act of 1996. The Act requires the FCC to renew a broadcast license if: it finds that the station has served the public interest, convenience and necessity; there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee; and there have been no other serious violations which taken together constitute a pattern of abuse. The licenses may be renewed indefinitely at little or no cost. The Company does not believe that the technology of wireless broadcasting will be replaced in the foreseeable future. The Company’s billboard permits are issued in perpetuity by state and local governments and are transferable or renewable at little or no cost. Permits typically include the location which allows the Company the right to operate an advertising structure. The Company’s permits are located on either owned or leased land. In cases where the Company’s permits are located on leased land, the leases are typically from 10 to 20 years and renew indefinitely, with rental payments generally escalating at an inflation based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use.
     The Company does not amortize its FCC broadcast licenses or billboard permits. The Company tests these indefinite-lived intangible assets for impairment at least annually using a direct method. This direct method assumes that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.
     Under the direct method, the Company aggregates its indefinite-lived intangible assets at the market level for purposes of impairment testing. The Company’s key assumptions using the direct method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)
Goodwill
The Company tests goodwill for impairment using a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The Company’s reporting units for radio broadcasting and Americas outdoor advertising are the reportable segments. The Company determined that each country in its International outdoor segment constitutes a reporting unit. The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments for the three month period ended March 31, 2008:

		Americas	International
	Radio	Outdoor	Outdoor	Other	Total
	(In thousands)
Balance as of December 31, 2007	$6,045,527	$688,336	$474,253	$2,000	$7,210,116
Acquisitions	—	25	18,465	—	18,490
Dispositions	—	—	—	—	—
Foreign currency	—	(276)	39,902	—	39,626
Adjustments	(173)	—	—	—	(173)

Balance as of March 31, 2008	$6,045,354	$688,085	$532,620	$2,000	$7,268,059

Note 3: DERIVATIVE INSTRUMENTS
     The Company holds options under two secured forward exchange contracts that limit its exposure to and benefit from price fluctuations in American Tower Corporation (“AMT”) over the terms of the contracts (the “AMT contracts”). These options are not designated as hedges of the underlying shares of AMT. The AMT contracts had a value of $3.6 million and $17.0 million recorded in “Other long-term liabilities” at March 31, 2008 and December 31, 2007, respectively. For the three months ended March 31, 2008 and for the year ended December 31, 2007, the Company recognized a gain of $13.3 million and a loss of $6.7 million, respectively, in “Gain on marketable securities” related to the change in fair value of the options. To offset the change in the fair value of these contracts, the Company has recorded AMT shares as trading securities. During the three months ended March 31, 2008 and for the year ended December 31, 2007, the Company recognized a loss of $6.8 million and a gain of $10.7 million, respectively, in “Gain on marketable securities” related to the change in the fair value of the shares.
     The Company is exposed to foreign currency exchange risks related to its investment in net assets in foreign countries. To manage this risk, the Company entered into two U.S. dollar — Euro cross currency swaps with an aggregate Euro notional amount of €706.0 million and a corresponding aggregate U.S. dollar notional amount of $877.7 million. These cross currency swaps had a value of $167.8 million at March 31, 2008 and $127.4 million at December 31, 2007, which was recorded in “Other long-term obligations”. These cross currency swaps require the Company to make fixed cash payments on the Euro notional amount while it receives fixed cash payments on the equivalent U.S. dollar notional amount, all on a semiannual basis. The Company has designated these cross currency swaps as a hedge of its net investment in Euro denominated assets. The Company selected the forward method under the guidance of the Derivatives Implementation Group Statement 133 Implementation Issue H8, Foreign Currency

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)
Hedges: Measuring the Amount of Ineffectiveness in a Net Investment Hedge. The forward method requires all changes in the fair value of the cross currency swaps and the semiannual cash payments to be reported as a cumulative translation adjustment in other comprehensive income in the same manner as the underlying hedged net assets. As of March 31, 2008, a $104.6 million loss, net of tax, was recorded as a cumulative translation adjustment to accumulated other comprehensive income related to the cross currency swap.
Note 4: OTHER DEVELOPMENTS
Acquisitions
     The Company acquired two FCC licenses in its radio segment for $11.6 million in cash during 2008. The Company acquired outdoor display faces and additional equity interests in international outdoor companies for $68.6 million in cash during 2008. The Company’s national representation business acquired representation contracts for $3.7 million in cash during 2008.
     During 2008, the Company exchanged assets in one of its Americas markets for assets located in a different market and recognized a gain of $2.6 million in “Gain on disposition of assets—net.”
Disposition of Assets
     The Company received proceeds of $76.0 million related to the sale of radio stations recorded as investing cash flows from discontinued operations and recorded a gain of $21.5 million as a component of “income from discontinued operations, net” during the three months ended March 31, 2008. The Company received proceeds of $1.0 billion related to the sale of its television business recorded as investing cash flows from discontinued operations and recorded a gain of $666.7 million as a component of “income from discontinued operations, net” during the three months ended March 31, 2008.
     In addition, the Company sold its 50% interest in Clear Channel Independent, a South African outdoor advertising company, and recognized a gain of $75.6 million in “Equity in earnings of nonconsolidated affiliates” based on the fair value of the equity securities received. The Company classified these equity securities as available-for-sale on its consolidated balance sheet in accordance with Statement 115. The sale of Clear Channel Independent was structured as a tax free disposition thereby resulting in no current tax expense recognized on the sale. As a result, the Company’s effective tax rate for the first quarter of 2008 was 28.2%.
Debt Maturities
     On January 15, 2008, the Company redeemed its 4.625% Senior Notes at their maturity for $500.0 million plus accrued interest with proceeds from its bank credit facility.
Legal Proceedings
     Plaintiff Grantley Patent Holdings, Ltd. (“Grantley”) sued Clear Channel Communications, Inc. and nine Clear Channel subsidiaries for patent infringement in the United States District Court for the Eastern District of Texas in November 2006. The four patents at issue claim methods and systems for electronically combining a traffic and billing system and a software yield management system to create an inventory management system for the broadcast media

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)
industry. Clear Channel contends that the patents are invalid and alternatively, that Clear Channel’s systems do not infringe the patents. The case was tried before a jury beginning April 14, 2008. On April 22, the jury found that the patents at issue were valid and that Clear Channel infringed the patents and awarded damages to Grantley in the amount of $66.0 million. A final judgment has not yet been entered. Clear Channel plans to vigorously contest the judgment through post-trial motions, including a motion for judgment as a matter of law on the issue of non-infringement, willful infringement, invalidity and damages, or in the alternative, a motion for new trial. If we are not successful at the trial court level, we plan to appeal to the U.S. Court of Appeals for the Federal Circuit on these same issues. For these reasons, we have accrued an amount less than the jury award. Ultimate resolution of the case could result in material additional expense.
     The Company is currently involved in certain legal proceedings and, as required, has accrued its estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in management’s assumptions or the effectiveness of its strategies related to these proceedings.
Note 5: COMMITMENTS AND CONTINGENCIES
     Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact the financial position or results of operations of the Company.
     As discussed in Note 4, there are various lawsuits and claims pending against the Company. Based on current assumptions, the Company has accrued its estimate of the probable costs for the resolution of these claims. Future results of operations could be materially affected by changes in these assumptions.
Note 6: GUARANTEES
     Within the Company’s $1.75 billion credit facility, there exists a $150.0 million sub-limit available to certain of the Company’s international subsidiaries. This $150.0 million sub-limit allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provide funds to the Company’s international operations for certain working capital needs. Subsidiary borrowings under this sub-limit are guaranteed by the Company. At March 31, 2008, there was no outstanding balance on this portion of the $1.75 billion credit facility.
     Within the Company’s bank credit facility agreement is a provision that requires the Company to reimburse lenders for any increased costs that they may incur in an event of a change in law, rule or regulation resulting in their reduced returns from any change in capital requirements. In addition to not being able to estimate the potential amount of any future payment under this provision, the Company is not able to predict if such event will ever occur.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)
     The Company guarantees $40.2 million of credit lines provided to certain of its international subsidiaries by a major international bank. Most of these credit lines relate to intraday overdraft facilities covering participants in the Company’s European cash management pool. As of March 31, 2008, no amounts were outstanding under these agreements.
     As of March 31, 2008, the Company has outstanding commercial standby letters of credit and surety bonds of $89.8 million and $51.2 million, respectively. These letters of credit and surety bonds relate to various operational matters including insurance, bid, and performance bonds as well as other items. Letters of credit issued under the Company’s $1.75 billion credit facility reduce the borrowing availability on the credit facility, and are included in the Company’s calculation of its leverage ratio covenant under the bank credit facilities. The surety bonds are not considered as borrowings under the Company’s bank credit facilities.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)
Note 8: SEGMENT DATA
     The Company has three reportable segments, which it believes best reflects how the Company is currently managed — radio broadcasting, Americas outdoor advertising and International outdoor advertising. The Americas outdoor advertising segment consists primarily of operations in the United States, Canada and Latin America, and the International outdoor segment includes operations primarily in Europe, Asia and Australia. The category “other” includes media representation and other general support services and initiatives. Revenue and expenses earned and charged between segments are recorded at fair value and eliminated in consolidation.

					Corporate,
					Merger and
		Americas	International		Gain on
	Radio	Outdoor	Outdoor		disposition of
	Broadcasting	Advertising	Advertising	Other	assets – net	Eliminations	Consolidated
	(In thousands)
Three Months Ended March 31, 2008
Revenue	$769,611	$333,362	$442,217	$44,453	$—	$(25,436)	$1,564,207
Direct operating expenses	231,496	156,245	314,589	17,324	—	(13,707)	705,947
Selling, general and administrative expenses	269,282	58,375	86,235	24,218	—	(11,729)	426,381
Depreciation and amortization	31,487	50,099	54,991	11,555	4,146	—	152,278
Corporate expenses	—	—	—	—	46,303	—	46,303
Merger expenses	—	—	—	—	389	—	389
Gain on disposition of assets— net	—	—	—	—	2,097	—	2,097

Operating income (loss)	$237,346	$68,643	$(13,598)	$(8,644)	$(48,741)	$—	$235,006

Intersegment revenues	$10,964	$1,677	$—	$12,795	$—	$—	$25,436
Identifiable assets	$11,641,673	$2,904,243	$2,877,597	$721,556	$853,038	$—	$18,998,107
Capital expenditures	$18,420	$30,050	$43,251	$905	$1,067	$—	$93,693
Share-based payments	$4,809	$1,538	$392	$—	$2,851	$—	$9,590

Three Months Ended March 31, 2007
Revenue	$799,201	$317,023	$373,833	$45,674	$—	$(30,654)	$1,505,077
Direct operating expenses	234,518	134,914	259,291	17,705	—	(18,549)	627,879
Selling, general and administrative expenses	276,693	54,243	73,290	24,198	—	(12,105)	416,319
Depreciation and amortization	29,901	46,561	49,109	9,966	4,148	—	139,685
Corporate expenses	—	—	—	—	48,150	—	48,150
Merger expenses	—	—	—	—	1,686	—	1,686
Gain on disposition of assets— net	—	—	—	—	6,947	—	6,947

Operating income (loss)	$258,089	$81,305	$(7,857)	$(6,195)	$(47,037)	$—	$278,305

Intersegment revenues	$15,282	$1,883	$—	$13,489	$—	$—	$30,654
Identifiable assets	$11,828,170	$2,764,927	$2,391,523	$654,587	$332,578	$—	$17,971,785
Capital expenditures	$14,677	$22,582	$24,671	$1,589	$1,467	$—	$64,986
Share-based payments	$4,464	$1,126	$241	$—	$2,414	$—	$8,245
     Revenue of $476.6 million and $398.5 million derived from foreign operations are included in the data above for the three months ended March 31, 2008 and 2007, respectively. Identifiable assets of $3.1 billion and $2.7 billion derived from foreign operations are included in the data above at March 31, 2008 and 2007, respectively.

CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)
Note 9: SUBSEQUENT EVENTS
     Through May 7, 2008, the Company executed definitive asset purchase agreements for the sale of 17 radio stations in addition to the radio stations under definitive asset purchase agreements at March 31, 2008. The closing of these sales is subject to antitrust clearances, FCC approval and other customary closing conditions.

[THIS PAGE INTENTIONALLY LEFT BLANK]

     We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this offering memorandum. You must not rely on unauthorized information or representations.
     This offering memorandum does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.
     The information in this offering memorandum is current only as of the date on its cover, and may change after that date. For any time after the cover date of this offering memorandum, we do not represent that our affairs are the same as described or that the information in this offering memorandum is correct—nor do we imply those things by delivering this offering memorandum or selling securities to you.

OFFERING MEMORANDUM

ClearChannel
BT Triple Crown Merger Co., Inc.
to be merged with and into
Clear Channel Communications, Inc.
$980,000,000 10.75%
Senior Cash Pay Notes due 2016
$1,330,000,000 11.00%/11.75%
Senior Toggle Notes due 2016
Deutsche Bank Securities
Morgan Stanley
Citi
Credit Suisse
RBS Greenwich Capital
Wachovia Securities
          , 2008

ANNEX A
Form of Joinder Agreement
          WHEREAS, BT Triple Crown Merger Co., Inc., a Delaware corporation (“Merger Sub”), and the Initial Purchasers named therein (the “Initial Purchasers”) heretofore executed and delivered a Purchase Agreement, dated May 13, 2008 (the “Purchase Agreement”), providing for the issuance and sale of the Securities (as defined therein); and
          NOW, THEREFORE, each of the undersigned hereby agrees for the benefit of the Initial Purchasers, as follows:
          Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
          1. Joinder. Each of the undersigned hereby acknowledges that it has received and reviewed a copy of the Purchase Agreement and all other documents it deems fit in order to enter into this Joinder Agreement (this “Joinder Agreement”), and acknowledges and agrees to (i) join and become a party to the Purchase Agreement as indicated by its signature below; (ii) be bound by all covenants, agreements, representations, warranties and acknowledgments attributable to each of the undersigned in the Purchase Agreement as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties requested of each of the undersigned pursuant to the Purchase Agreement.
          2. Representations and Warranties and Agreements. Each of the undersigned hereby represents and warrants to and agrees with the Initial Purchasers that it has all the requisite company power and authority to execute, deliver and perform its obligations under this Joinder Agreement, that this Joinder Agreement has been duly authorized, executed and delivered and that the consummation of the transaction contemplated hereby has been duly and validly authorized, except, in each case, to the extent that the failure to do so would not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or results of operations of the undersigned and its subsidiaries taken as a whole and after giving effect to the Transactions.
          3. Counterparts. This Joinder Agreement may be signed in one or more counterparts (which may be delivered in original form or facsimile or “pdf” file thereof), each of which shall constitute an original when so executed and all of which together shall constitute one and the same agreement.
          4. Amendments. No amendment or waiver of any provision of this Joinder Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties thereto.
          5. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

          6. APPLICABLE LAW. THE VALIDITY AND INTERPRETATION OF THIS JOINDER AGREEMENT AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN.

          IN WITNESS WHEREOF, the undersigned has executed this agreement this [       ] day of [       ], 2008.

[PARTY]
By:
Name:
Title:

Acknowledged by:

DEUTSCHE BANK SECURITIES INC.

By:
Name:
Title:

By:

Name:
Title:

MORGAN STANLEY SENIOR FUNDING INC.

By:

Name:
Title:

By:

Name:
Title:

CITIGROUP GLOBAL MARKETS INC.

By:

Name:
Title:

CREDIT SUISSE SECURITIES (USA) LLC

By:

Name:
Title:

GREENWICH CAPITAL MARKETS, INC.

By:

Name:
Title:

WACHOVIA CAPITAL MARKETS, LLC

By:
Name:
Title: